The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration Statement Nos. 333-165052 and
333-165052-01 through 333-165052-88

SUBJECT TO COMPLETION, DATED APRIL 26, 2010
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 26, 2010)

$250,000,000
Patriot Coal Corporation
     % Senior Notes due 2018

The notes will bear interest at the rate of     % per year. Interest on the notes will accrue from and be payable semi-annually in arrears on           and           of each year, beginning on          , 2010. The notes will mature on          , 2018. We may redeem some or all of the notes at any time prior to          , 2014 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest and a “make-whole” premium, as described under the caption “Description of Notes — Optional Redemption.” We may redeem some or all of the notes at any time on or after          , 2014 at the prices and as described under the caption “Description of Notes — Optional Redemption.” If a change of control (as defined herein) occurs, each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest. In addition, prior to          , 2013, we may redeem up to 35% of the notes from the proceeds of certain equity offerings.

The notes will be fully and unconditionally guaranteed by each of our current and future domestic subsidiaries that is a guarantor under our revolving credit facility. See “Description of Notes — Note Guarantees.” The notes and guarantees will be our and the guarantors’ unsecured senior obligations and will rank equally with our and the guarantors’ other unsecured senior indebtedness from time to time outstanding. We do not intend to apply for listing of the notes on any national securities exchange. Currently, there is no public market for the notes.

The closing of this offering is conditioned upon an amendment and restatement to our revolving credit facility. See “Description of Material Indebtedness — Revolving Credit Facility.”

Investing in the notes involves risks.  See “Risk Factors” beginning on page S-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total

Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to Patriot Coal (before expenses)		%	$

Interest on the notes will accrue from          , 2010 to the date of delivery.

The underwriters expect to deliver the notes through the book-entry delivery system of The Depository Trust Company and its participants, to the purchasers on or about          , 2010.

Joint Book-Running Managers

Citi	BofA Merrill Lynch	Barclays Capital

Co-Managers

Natixis Bleichroeder LLC	Fifth Third Securities, Inc.	SOCIETE GENERALE	Santander	PNC Capital Markets LLC

          , 2010

Prospectus Supplement

We are responsible for the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. We have not, and the underwriters have not, authorized anyone to provide you with any other information and we take no responsibility for other information others may give you. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in either of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference — the statement in the document having the later date modifies or supersedes the earlier statement.

You should read both this prospectus supplement and the accompanying prospectus together with the additional information described in this prospectus supplement under “Incorporation By Reference; Where You Can Find More Information.”

As used in this prospectus supplement, the terms “we,” “us,” “our,” “Patriot,” and the “Company” refer to Patriot Coal Corporation and its subsidiaries on a consolidated basis, unless the context indicates another meaning.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our business, including, among other things:

•	price volatility and demand, particularly in higher margin products;

•	geologic, equipment and operational risks associated with mining;

•	changes in general economic conditions, including coal, power and steel market conditions;

•	availability and costs of competing energy resources;

•	regulatory and court decisions including, but not limited to, those impacting permits issued pursuant to the Clean Water Act;

•	environmental laws and regulations and changes in the interpretation or enforcement thereof, including those affecting our operations and those affecting our customers’ coal usage;

•	developments in greenhouse gas emission regulation and treatment, including any development of commercially successful carbon capture and storage techniques or market-based mechanisms, such as a cap-and-trade system, for regulating greenhouse gas emissions;

•	coal mining laws and regulations;

•	labor availability and relations;

•	the outcome of pending or future litigation;

•	changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations;

•	changes to contribution requirements to multi-employer retiree healthcare and pension plans;

•	reductions of purchases or deferral of shipments by major customers;

•	availability and costs of credit, surety bonds and letters of credit;

•	customer performance and credit risks;

S-ii

•	inflationary trends, including those impacting materials used in our business;

•	worldwide economic and political conditions;

•	downturns in consumer and company spending;

•	supplier and contract miner performance, and the availability and cost of key equipment and commodities;

•	availability and costs of transportation;

•	difficulty in implementing our business strategy;

•	our ability to replace proven and probable coal reserves;

•	the outcome of commercial negotiations involving sales contracts or other transactions;

•	our ability to respond to changing customer preferences;

•	our dependence on Peabody Energy Corporation (“Peabody”) for a significant portion of our revenues;

•	failure to comply with debt covenants;

•	the effects of mergers, acquisitions and divestitures, including our ability to successfully integrate mergers and acquisitions;

•	weather patterns affecting energy demand;

•	competition in our industry;

•	interest rate fluctuation;

•	wars and acts of terrorism or sabotage;

•	impact of pandemic illness;

•	our ability to close the amendment and restatement to our revolving credit facility; and

•	other factors, including those discussed under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in “Legal Proceedings”, set forth in Part I, Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2009 and in Part II, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, both incorporated by reference herein.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the documents incorporated by reference. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in, contemplated or implied by our forward-looking statements. We do not undertake any obligation (and expressly disclaim any such obligation) to update or revise the forward-looking statements, except as required by federal securities laws.

S-iii

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement and the accompanying prospectus:

(a) Current Reports on Form 8-K filed on January 5, 2010, January 6, 2010, January 7, 2010, February 23, 2010 (two 8-Ks), March 3, 2010, March 4, 2010 (with respect to Item 1.01 only), March 8, 2010 (two 8-Ks), March 9, 2010, March 16, 2010 and April 26, 2010 (two 8-Ks);

(b) Annual Report on Form 10-K for the year ended December 31, 2009;

(c) Definitive Proxy Statement on Schedule 14A filed on April 1, 2010; and

(d) Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

You may also request copies of our filings and the proposed form of the indenture as described above in “Description of Notes,” free of charge, by telephone at (314) 275-3680 or by mail at: Patriot Coal Corporation, 12312 Olive Boulevard, St. Louis, Missouri 63141, attention: Investor Relations.

We are responsible for the information provided in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein. We have not, and the underwriters have not, authorized anyone to provide you with any other information and we take no responsibility for other information others may give you. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference herein and therein is accurate as of any date other than the date on the front of the applicable document.

S-iv

SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, in their entirety.

Our Company

We are a leading producer of thermal coal in the eastern United States, with operations and coal reserves in Appalachia and the Illinois Basin, our operating segments. We are also a leading U.S. producer of metallurgical quality coal. Our principal business is the mining, preparation and sale of thermal coal, also known as steam coal, for sale primarily to electric utilities and metallurgical coal, for sale to steel mills and independent coke producers. Our operations consist of fourteen mining complexes, which include company-operated mines, contractor-operated mines and coal preparation facilities. The Appalachia and Illinois Basin segments consist of our operations in West Virginia and Kentucky, respectively. We control approximately 1.8 billion tons of proven and probable coal reserves. Our proven and probable coal reserves include metallurgical coal and medium and high Btu thermal coal, with low, medium and high sulfur content.

We ship coal to electric utilities, industrial users, steel mills and independent coke producers. In the first three months of 2010, we sold 7.6 million tons of coal, of which 78% was sold to domestic electric utilities and industrial customers and 22% was sold to domestic and global steel and coke producers. In 2009, we sold 32.8 million tons of coal, of which 83% was sold to domestic electric utilities and industrial customers and 17% was sold to domestic and global steel and coke producers. Coal is shipped via various company-owned and third-party loading facilities, multiple rail and river transportation routes and ocean-going vessels.

We typically sell coal to utility and steel-making customers under contracts with terms of one year or more. We currently have 32 million tons and 17 million tons of our 2010 and 2011 coal sales, respectively, committed and sold at fixed or escalating prices.

For the three months ended March 31, 2010, our revenues were $467.3 million and our Adjusted EBITDA was $45.2 million. For the year ended December 31, 2009, our revenues were $2,045.3 million and our Adjusted EBITDA was $110.7 million. For the twelve months ended March 31, 2010, our revenues were $1,983.6 million and our Adjusted EBITDA was $134.1 million. Please see “— Summary Historical Consolidated Financial and Operating Data” for a reconciliation of Adjusted EBITDA to net income.

Effective October 31, 2007, Patriot was spun off from Peabody. The spin-off was accomplished through a dividend of all outstanding shares of Patriot, resulting in Patriot becoming a separate, public company traded on the New York Stock Exchange (symbol PCX).

On July 23, 2008, Patriot completed the acquisition of Magnum Coal Company (“Magnum”). Magnum was one of the largest coal producers in Appalachia, operating eight mining complexes with production from surface and underground mines and controlling more than 600 million tons of proven and probable coal reserves. Magnum’s results are included as of the date of the acquisition.

Our Competitive Strengths

We believe the following competitive strengths position us for continued operating success and profitability:

•	We have a large and attractively located base of proven and probable coal reserves. We control approximately 1.8 billion tons of proven and probable coal reserves, making us one of the largest reserve holders in Appalachia and a major reserve holder in the Illinois Basin, based on publicly available information. Our proven and probable coal reserves are located within a 500 mile radius to the majority of U.S. electricity generating plants and steel producers. We believe our location and scale position us as an attractive supplier to existing and new coal-fueled power plants.

•	We are a leading United States producer of metallurgical coal. For the year ended December 31, 2009 and for the three months ended March 31, 2010, we sold 5.4 million tons and 1.6 million tons of metallurgical coal, or 17% and 22% of our total coal sales volume, respectively, to steel mills and independent coke producers. We are pursuing opportunities to further increase our sales of metallurgical coal, including the development of new metallurgical mines and additional sales of metallurgical coal from our Panther complex. In recent years, metallurgical coal has commanded a premium price to thermal coal. This premium is principally due to (i) metallurgical coal’s value as a raw material in the steelmaking process and (ii) the limited availability of coal reserves and production with the specifications needed to produce steelmaking coke.

•	We are a leading eastern United States coal producer, benefitting from our diverse mining operations. We are a leading producer in the eastern United States, based on publicly available information, and produce coal from mining operations in each of the major eastern United States coal basins: Central Appalachia, Northern Appalachia and the Illinois Basin, which accounted for 65%, 12% and 23% of our production in 2009, respectively, and 66%, 9% and 25% of our production in the three months ended March 31, 2010, respectively. We operate 30 mines, including contractor operations, within our 14 active mining complexes, of which no single mine accounted for more than 12% of our production in 2009. In addition, our mining methods are diverse with surface production, underground continuous miner production and underground longwall production methods accounting for 30%, 54% and 16% of our coal production in 2009, respectively, and 28%, 57% and 15% of our production in the three months ended March 31, 2010, respectively.

•	We believe our diversified product line and sourcing capabilities make us an attractive supplier to our customers. We produce medium and high-Btu coal, with low, medium and high sulfur content, from our operations in Appalachia and the Illinois Basin. We believe this product diversification positions us as an attractive supplier to utility customers with installed sulfur dioxide emissions control devices (scrubbers), as well as utilities that will continue to use lower sulfur coal as part of their means to meet emission standards. We utilize our large scale preparation plants to blend coal produced at our mines, as well as coal produced at contractor-operated mines and coal purchased from third parties. We also produce several different qualities of metallurgical coal, including high volatile A and high volatile B coals. We have the ability to ship coal to our customers by rail, barge or truck as they require and have the ability to ship our coal to international customers, who accounted for 65% of our metallurgical coal volume in 2009. Through our diverse sourcing alternatives, blending capabilities and transportation options, we are able to offer multiple delivered cost alternatives to our customers.

•	We have a well-trained, experienced and dedicated work force. We employ well-trained, experienced miners whose tenure averages 14 years with our company. Approximately 52% of our employees as of March 31, 2010 at company operations were members of the United Mine Workers of America (UMWA), most of whom are employed under a five-year labor contract that became effective January 1, 2007. As a critical component to recruit and retain a talented workforce, we operate a dedicated training center to educate new employees and our existing workforce in safety, current mining techniques, equipment operation and maintenance. We operate both union and non-union mines and we have a track record of good cooperation with our employees.

•	Our management team has a proven track record of success. Our management team has a proven track record of increasing productivity, developing and maintaining strong customer relationships, operating safe and profitable mining operations, making strategic acquisitions and effectively positioning us for future growth and cash flow generation. The six members of our executive management team have a combined 140 years of experience in the mining industry.

Our Strategy

Our principal objective is to enhance the value of our company. Our four core strategies are to:

Maintain and enhance operational performance.  We intend to maintain and enhance our operational performance through a continued emphasis on safety, productivity, cost management and environmental stewardship.

•	Safety. Safety is our highest operational priority and the cornerstone of our relationship with all of our employees. Our average incidence rate has improved more than 40% in the last five years, and we intend to continue employing best practices in emergency preparedness, communications, training, and behavior to drive world-class safety performance. We have received over 30 awards for safety since 2000, six of them related to 2009. Our focus on safety has resulted in 2009 being the safest year on record for our operations.

•	Productivity and cost management. We intend to build on our strong and focused underground and surface engineering capabilities to optimize planning and capital deployment, proactively driving sustainable cost control and continuous improvements in all aspects of the production process. We plan to meet production and cost targets by utilizing a combination of our experienced, productive workforce, process improvement initiatives and state-of-the-art equipment. We also will seek to enhance productivity and lower costs by working closely with suppliers and equipment manufacturers to develop new technologies to extract and process coal.

•	Environmental stewardship. We will continue to be good stewards of the land on which we operate. We believe our operations and their surrounding communities will benefit from our responsible, effective environmental practices. We intend to build on our track record of success that has resulted in over 15 awards for reclamation excellence and outstanding stewardship received since 2003.

Maintain and improve profitability and cash flow.  We intend to operate our business to maximize profitability, maintain stable and growing cash flow and improve our liquidity and credit profile.

•	Profitability. We intend to grow our production and sales of metallurgical coal, which in recent years has commanded a premium price to thermal coal. In addition, we plan to continue to balance production with market demand, and maintain flexibility to idle operations or restart operations depending on market conditions to ensure profitability of those mines.

•	Stable and growing cash flow. We intend to layer in sales contracts for our coal to improve the stability and predictability of our cash flow. We currently have 32 million tons, 17 million tons and 7 million tons of our 2010, 2011 and 2012 coal sales, respectively, committed and sold at fixed or escalating prices. We intend to leverage our uncommitted coal sales, particularly for metallurgical coal, to take advantage of increasing prices for our products and to enter into higher priced thermal contracts to replace certain legacy lower priced thermal contracts as those contracts roll off by the end of 2012.

•	Liquidity and credit profile. We intend to maintain and improve our liquidity position to ensure adequate availability of funds to operate our business and protect against unforeseen operational or regulatory impacts on our business. We intend to improve our credit ratios through continued growth in profitability and in cash flow of our operations.

Maximize customer satisfaction.  We seek to maximize customer satisfaction by taking advantage of our diverse production and sourcing capabilities.

•	Sourcing flexibility. We intend to utilize our production capabilities and efficient preparation facilities to process a diverse range of thermal and metallurgical coal products to satisfy our customers’ needs. Our multiple coal qualities, blending capabilities and transportation alternatives enhance our ability to reliably deliver product on time, within specifications and at competitive delivered costs.

•	Coal brokerage. As another means to meet certain customer requirements, we intend to use our sales contract portfolio, market presence, coal handling facilities and transportation flexibility to continue to expand purchase and resale of third-party coal.

Pursue value-enhancing growth opportunities.  We intend to pursue growth opportunities through organic growth, as well as through an opportunistic acquisition strategy.

•	Organic growth. We will evaluate opportunities to exploit previously untapped reserves through increased production from our large and diverse base of proven and probable coal reserves in Appalachia and the Illinois Basin. We will target metallurgical coal opportunities in close proximity to our existing preparation facilities where we believe we can generate appropriate profitability and return on capital investment.

•	Acquisitions, reserve transactions and joint ventures. We intend to pursue value-enhancing acquisition, reserve transaction and joint venture opportunities. Coal production in the United States is highly fragmented. Our proven and probable coal reserves and operations are contiguous or in close proximity to numerous small- and medium-sized operators, potentially creating acquisition and joint venture opportunities for us.

Market Outlook

Market indicators are showing signs of increased strength in the metallurgical coal markets, while the thermal coal markets continue to struggle. Metallurgical coal markets are becoming more robust as 2010 progresses against the backdrop of growing global economies. A shortage of metallurgical coal, particularly in the Pacific Rim, is prompting steel manufacturers to turn to the U.S. coal producers to satisfy their coal requirements.

Thermal coal markets remain challenged. Utility thermal coal inventory levels remain higher than their 5-year averages, and natural gas pricing continues to create competition for coal. We anticipate as the economy continues to recover, the demand for electricity will rise. As thermal coal demand returns, supply constraints may keep Central Appalachia thermal coal production at reduced levels.

One potential cause of constrained supply may be the difficulty in obtaining mining permits. The U.S. Environmental Protection Agency recently issued comprehensive guidance relating to the issuance of surface mining permits, including new water conductivity standards to be used in the review of applications for future permits. This new guidance, along with the new conductivity standards, may make future permits more difficult to secure.

Recent developments related to underground mining are expected to result in greater regulatory oversight, and may result in more stringent regulations and perhaps additional legislation. These developments add further uncertainty and may cause additional supply constraints, particularly in Central Appalachia. As the economy continues to recover, demand for power should rise. Increased demand, coupled with supply constraints, could result in Central Appalachia coming into balance as early as late 2010.

Potential legislation, regulation, treaties and accords at the local, state, federal and international level, and changes in the interpretation or enforcement of existing laws and regulations, have created uncertainty and could have a significant impact on demand for coal and our future operational and financial results. For example, the increased scrutiny of surface mining discussed above could make it difficult to receive permits or could otherwise cause production delays in the future, and the imminent regulation of carbon dioxide and other greenhouse gas emissions could have an adverse effect on the financial condition of our customers and significantly impact the demand for coal. See “Risk Factors” in the accompanying prospectus for expanded discussion of these factors.

Actual events and results may vary significantly from those included in or contemplated or implied by the forward-looking statements under Outlook. The guidance provided under the caption Outlook should be read in conjunction with the sections entitled “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors.”

Revolving Credit Facility Amendment and Restatement

This offering and the amendment and restatement to our revolving credit facility are conditioned upon the closing of each other. The amendment and restatement to our revolving credit facility is also conditioned upon other customary closing conditions, including satisfaction of lender due diligence and no material adverse change of us and our subsidiaries. Upon the closing of this offering, our revolving credit facility will be amended and restated to, among other things, extend the maturity date and adjust borrowing capacity under our revolving credit facility. See “Description of Material Indebtedness — Revolving Credit Facility.”

Our Corporate Information

Our principal executive offices are located at 12312 Olive Boulevard, Suite 400, St. Louis, Missouri, 63141 and our telephone number is (314) 275-3600. We maintain a website at www.patriotcoal.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of Notes.”

Issuer	Patriot Coal Corporation.

Securities Offered	$250,000,000 aggregate principal amount of % Senior Notes due 2018.

Maturity Date	, 2018.

Interest	The notes will bear interest at a rate of % per annum, payable semi-annually in arrears on and , beginning , 2010.

Guarantees	The notes will be jointly and severally guaranteed, on a senior unsecured basis, by all of our existing and future subsidiaries that are guarantors under our revolving credit facility. See “Description of Notes — Note Guarantees.”

Optional Redemption	At any time prior to , 2014, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest and a “make-whole” premium.

At any time on or after , 2014, we may redeem some or all of the notes at the redemption prices set forth under “Description of Notes — Optional Redemption.”

In addition, we may on one or more occasions redeem up to 35% of the aggregate principal amount of the notes prior to , 2013 at a redemption price equal to % of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of certain equity offerings.

Change of Control Offer	Upon the occurrence of certain change of control events, we may be required to offer to purchase each holder’s notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest. For more details, see “Description of Notes — Repurchase of Notes upon a Change of Control.”

Certain Covenants	The indenture governing the notes will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness and issue preferred equity;

• pay dividends or distributions;

• repurchase equity or repay subordinated indebtedness;

• make investments or certain other restricted payments;

• create liens;

• sell assets;

• enter into agreements that restrict dividends, distributions or other payments from restricted subsidiaries;

• enter into transactions with affiliates; and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our restricted subsidiaries on a combined basis.

These covenants are subject to a number of important qualifications and exceptions and certain of these covenants will be inapplicable at any time that the notes have an investment grade rating. See “Description of Notes — Certain Covenants” and “Description of Notes— Suspension of Covenants.”

Ranking	The notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will:

• rank equally in right of payment to our and the guarantors’ respective existing and future senior debt;

• rank senior in right of payment to all of our and the guarantors’ respective existing and future subordinated debt;

• be effectively subordinated to our and the guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt; and

• be structurally subordinated to all of the existing and future debt or other liabilities of any of our subsidiaries that do not guarantee the notes.

After giving effect to the offering of the notes, at March 31, 2010 we and the guarantors would have had approximately $455.6 million of indebtedness outstanding on a pro forma basis.

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $233.1 million, after deducting the underwriting discounts, estimated offering expenses payable by us and expenses related to the revolving credit facility amendment and restatement. We intend to use the net proceeds from this offering for general corporate purposes, which could include capital expenditures for development of additional metallurgical coal production capacity, working capital, acquisitions, refinancing of other debt or other capital transactions.

Risk Factors	You should carefully consider all information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. In particular, you should evaluate the specific risks described in the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus, for a discussion of risks relating to an investment in the notes. Please read these sections carefully before you decide whether to invest in the notes.

Summary Historical Consolidated Financial and Operating Data

The following table presents selected financial and other data about us for the most recent three fiscal years, the three month periods ended March 31, 2010 and 2009 and the twelve months ended March 31, 2010. The historical financial and other data have been prepared on a consolidated basis derived from Patriot’s consolidated financial statements using the historical results of operations and bases of the assets and liabilities of Patriot’s businesses. The historical consolidated balance sheet data set forth below reflect the assets and liabilities that existed as of the dates presented.

Effective October 31, 2007, Patriot was spun off from Peabody. For periods prior to the spin-off, the historical consolidated statements of operations data set forth below do not reflect changes that occurred in the operations and funding of our company as a result of our spin-off from Peabody and give effect to allocations of expenses from Peabody in 2007.

On July 23, 2008, Patriot completed the acquisition of Magnum and their results are included from that date forward.

The selected consolidated financial data should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and the accompanying notes thereto of us and our consolidated subsidiaries included elsewhere in this prospectus supplement. The consolidated results of operations and cash flow data for each of the three years in the period ended December 31, 2009 and the consolidated balance sheet data as of December 31, 2009, 2008 and 2007 are derived from our audited consolidated financial statements and should be read in conjunction with those consolidated financial statements and the accompanying notes. The results of operations and cash flow data relating to the three month periods ended March 31, 2010 and 2009 and the consolidated balance sheet data as of March 31, 2010 and 2009 have been derived from our unaudited condensed consolidated financial statements and related notes. In management’s opinion, these unaudited condensed consolidated financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial data for the periods presented.

The financial information presented below may not reflect what our results of operations, cash flows and financial position would have been had we operated as a separate, stand-alone entity for the year ended December 31, 2007 or what our results of operations, financial position and cash flows will be in the future. In addition, “Risk Factors” includes a discussion of risk factors that could impact our future results of operations.

The results of operations and cash flow data for the twelve months ended March 31, 2010, was derived from the financial statements for the twelve months ended December 31, 2009 and the three months ended March 31, 2010 and 2009 as listed above.

The As Adjusted financial data give effect to this offering and the concurrent amendment and restatement to our revolving credit facility.

We have supplemented our consolidated financial statements by presenting condensed consolidating financial information for: (a) Patriot Coal Corporation on a stand-alone basis, (b) the guarantor subsidiaries on a combined basis and (c) a non-guarantor entity, Patriot Coal Receivables (SPV) Ltd., on a stand-alone basis. See Note 18 to our unaudited consolidated financial statements for the three months ended March 31, 2010 included herein and Note 29 to our audited consolidated financial statements for the year ended December 31, 2009.

	Year Ended			Three Months		Twelve Months Ended
	December 31,			Ended March 31,		March 31,
	2007	2008	2009	2009	2010	2010
				(unaudited)	(unaudited)	(unaudited)
		(In thousands)

Results of Operations Data:
Revenues:
Sales	$1,069,316	$1,630,873	$1,995,667	$522,838	$464,208	$1,937,037
Other revenues	4,046	23,749	49,616	6,098	3,049	46,567

Total revenues	1,073,362	1,654,622	2,045,283	528,936	467,257	1,983,604
Costs and expenses:
Operating costs and expenses	1,109,315	1,607,746	1,893,419	494,977	433,491	1,831,933
Depreciation, depletion and amortization	85,640	125,356	205,339	54,979	49,612	199,972
Reclamation and remediation obligation expense	20,144	19,260	35,116	6,451	10,846	39,511
Sales contract accretion	—	(279,402)	(298,572)	(77,807)	(25,308)	(246,073)
Restructuring and impairment charge	—	—	20,157	—	—	20,157
Selling and administrative expenses	45,137	38,607	48,732	12,886	12,774	48,620
Other operating (income) expense:
Net gain on disposal or exchange of assets(1)	(81,458)	(7,004)	(7,215)	(30)	(23,796)	(30,981)
Loss (income) from equity affiliates	(63)	915	(398)	231	(448)	(1,077)

Operating profit (loss)	(105,353)	149,144	148,705	37,249	10,086	121,542
Interest expense	8,337	23,648	38,108	8,593	9,032	38,547
Interest income	(11,543)	(17,232)	(16,646)	(3,487)	(3,442)	(16,601)

Income (loss) before income taxes	(102,147)	142,728	127,243	32,143	4,496	99,596
Income tax provision	—	—	—	—	235	235

Net income (loss)	(102,147)	142,728	127,243	32,143	4,261	99,361
Net income attributable to noncontrolling interest	4,721	—	—	—	—	—

Net income (loss) attributable to Patriot	(106,868)	142,728	127,243	32,143	4,261	99,361
Effect of noncontrolling interest purchase arrangement	(15,667)	—	—	—	—	—

Net income (loss) attributable to common stockholders	$(122,535)	$142,728	$127,243	$32,143	$4,261	$99,361

Balance Sheet Data (at period end):
Total assets	$1,199,837	$3,622,320	$3,618,163	$3,643,965	$3,615,223	$3,615,223
Total liabilities	1,117,521	2,782,139	2,682,669	2,764,284	2,671,459	2,671,459
Total long-term debt, less current maturities	11,438	176,123	197,951	175,901	198,415	198,415
Total stockholders’ equity	82,316	840,181	935,494	879,681	943,764	943,764

	Year Ended			Three Months		Twelve Months Ended
	December 31,			Ended March 31,		March 31,
	2007	2008	2009	2009	2010	2010
				(unaudited)	(unaudited)	(unaudited)
		(In thousands)

Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(79,699)	$63,426	$39,611	$(19,196)	$32,110	$90,917
Investing activities	54,721	(138,665)	(77,593)	(18,119)	(30,407)	(89,881)
Financing activities	30,563	72,128	62,208	40,643	(2,312)	19,253
Additions to property, plant, equipment and mine development	55,594	121,388	78,263	19,042	35,130	94,351
Acquisitions, net	47,733	9,566	—	—	—	—
Other Financial Data:
Adjusted EBITDA(2) (unaudited)	431	44,238	110,745	21,872	45,236	134,109
Past mining obligation payments(3) (unaudited)	144,811	101,746	129,060	30,810	33,724	131,974
Operating Data:
Tons sold:
Appalachia	14,432	20,654	25,850	6,639	5,849	25,060
Illinois Basin	7,711	7,866	6,986	1,819	1,746	6,913

Total Tons Sold	22,143	28,520	32,836	8,458	7,595	31,973

Average sales price per ton sold:
Appalachia	$56.62	$65.23	$66.79	$68.30	$66.74	$66.38
Illinois Basin	32.71	36.06	38.52	38.14	42.28	39.57
As Adjusted Financial Data:(4)
Total debt (at period end)			$455,993			$455,571
Net debt (at period end)(5)			195,795			195,982
Pro forma interest expense			62,876			63,315
Ratio of Total debt to Adjusted EBITDA			4.1x			3.4x
Ratio of Net debt to Adjusted EBITDA			1.8x			1.5x
Ratio of Adjusted EBITDA to Pro forma interest expense			1.8x			2.1x

(1)	Net gain on disposal or exchange of assets included gains of $78.5 million from the sales of coal reserves and surface land in 2007.

(2)	Adjusted EBITDA is defined as net income (loss) before deducting net interest income and expense; income taxes; reclamation and remediation obligation expense; depreciation, depletion and amortization; restructuring and impairment charge; and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing prior to July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts. Adjusted EBITDA is used by management to measure operating performance, and management also believes it is a useful indicator of our ability to meet debt service and capital expenditure requirements. We believe that in our industry such information is a relevant measurement of a company’s operating financial performance. The term Adjusted EBITDA does not purport to be an alternative to operating income, net income or cash flows from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. Because Adjusted EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

(3)	Past mining obligation payments represents cash payments relating to our postretirement benefit plans, work-related injuries and illnesses obligations and multi-employer retiree healthcare and pension plans.

(4)	As Adjusted financial data includes pro forma adjustments to reflect the 2018 Senior Notes offered hereby and the amendment and restatement to our revolving credit facility. Our revolving credit facility will be amended and restated concurrently with the closing of this offering to, among other things, extend the maturity date and adjust borrowing capacity under the facility. See “Description of Material Indebtedness — Revolving Credit Facility.” Pro forma interest expense includes assumed interest on the 2018 Senior Notes and amortization of deferred financing costs related to the 2018 Senior Notes and the revolving credit facility amendment and restatement.

(5)	Net debt is defined as total short and long-term debt less cash and cash equivalents and is regarded as a useful measure of our outstanding debt obligations. Our use of the term “net debt” shall not be understood to mean that we will use any cash on hand to repay debt. Net debt is not a recognized term under U.S. generally accepted accounting principles.

Adjusted EBITDA is calculated as follows (unaudited):

						Twelve Months Ended
	Year Ended December 31,			Three Months Ended March 31,		March 31,
	2007	2008	2009	2009	2010	2010
			(In thousands)

Net income (loss)	$(102,147)	$142,728	$127,243	$32,143	$4,261	$99,361
Depreciation, depletion and amortization	85,640	125,356	205,339	54,979	49,612	199,972
Sales contract accretion, net(a)	—	(249,522)	(298,572)	(76,807)	(25,308)	(247,073)
Reclamation and remediation obligation expense	20,144	19,260	35,116	6,451	10,846	39,511
Restructuring and impairment	—	—	20,157	—	—	20,157
Interest expense	8,337	23,648	38,108	8,593	9,032	38,547
Interest income	(11,543)	(17,232)	(16,646)	(3,487)	(3,442)	(16,601)
Income tax provision	—	—	—	—	235	235

Adjusted EBITDA	$431	$44,238	$110,745	$21,872	$45,236	$134,109

(a)	Net sales contract accretion resulted from the below market coal sales and purchase contracts acquired in the Magnum acquisition that were recorded at fair value in purchase accounting. The net liability generated from applying fair value to these contracts is being accreted over the life of the contracts as the coal is shipped.

RISK FACTORS

An investment in the notes involves risks. We urge you to consider carefully the risks described below and in “Risk Factors” on page 6 of the accompanying prospectus. These risks could materially affect our business, results of operation or financial condition and affect the value of the notes. In such case, you may lose all or part of your original investment. The risks described below, in the “Risk Factors” section of the accompanying prospectus or elsewhere in this document or the documents incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operation or financial condition.

Risks Related to the Notes and This Offering

Our existing indebtedness could restrict our business activities and could have an adverse effect on our business, financial condition and results of operations.

After giving effect to this offering and the application of the proceeds therefrom, we will have approximately $455.6 million of total long-term debt (which does not include approximately $248.7 million of asset retirement obligations, $207.1 million of workers’ compensation obligations, $1.2 billion of accrued postretirement benefit costs and $292.6 million of other noncurrent liabilities). Our inability to generate sufficient cash flow to satisfy our existing debt obligations, to refinance our existing debt obligations or to access capital and financial markets on commercially reasonable terms could have an adverse effect on our business, financial condition and results of operations and could:

•	make it more difficult for us to satisfy our obligations under our indebtedness, including the notes offered hereby;

•	limit our ability to borrow money to fund growth, such as mergers and acquisitions or other business opportunities, working capital, capital expenditures, debt service or other business requirements;

•	require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures and other business requirements;

•	cause us to need to sell assets and properties at an inopportune time;

•	limit our ability to compete with companies that are not as leveraged and that may be better positioned to withstand economic downturns;

•	limit our ability to acquire new coal reserves or plant and equipment needed to conduct operations;

•	limit our flexibility in planning for, or reacting to, and increase our vulnerability to, changes in our business, the industry in which we operate and general economic and market conditions; and

•	subject us to financial and other restrictive covenants, the failure of which to satisfy could result in a default under our indebtedness.

We are also subject to financial maintenance covenants in our revolving credit facility, including maximum leverage and minimum interest coverage covenants, and agreements governing future indebtedness may contain additional, more onerous covenants. As a cyclical business, it may be difficult for us to comply with these covenants. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities.

We may be able to incur substantially more debt. This could exacerbate the risks described above.

We and our subsidiaries may be able to incur substantially more debt in the future. Although the indenture governing the notes and our revolving credit facility contain restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. The more leveraged we become, the more we and our subsidiaries, and in turn our noteholders, become exposed to the risks described above under “— Our existing indebtedness could restrict our business activities and could have an adverse effect on our business, financial condition and results of operations.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay principal and interest on the notes and to satisfy our other debt obligations will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, competitive, legislative, regulatory and other factors, many of which are beyond our control, and our ability to access the capital and financial markets on commercially reasonable terms. In addition to payments on outstanding debt, we have other demands on our cash resources, including our cash costs of coal production, capital expenditures, interests costs and costs related to past mining obligations as well as acquisitions. We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to access the capital and financial markets, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes. See “Cautionary Note Regarding Forward-Looking Statements.”

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend upon the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including the revolving credit facility and the indenture governing the notes, may restrict us from adopting some of these alternatives. Without such resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to make required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all of the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets. In addition, a default under the agreements governing our indebtedness, including the indenture governing the notes, the indenture governing our outstanding convertible notes or our revolving credit facility, could result in a default and potential acceleration of our repayment obligations under the cross default provisions in those agreements. If an acceleration or cross default were to occur, we would be significantly less likely to be able to pay our debts or borrow sufficient funds to refinance them and the limitations imposed by these and any other future financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain such other financing. Even if new financing were available, it may not be on terms acceptable to us. As a result, we could be forced to take actions that we otherwise would not take, or not take actions that we otherwise might take, in order to comply with the covenants in the applicable agreements.

If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our revolving credit facility or other financing agreements to avoid being in default. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all. If this occurs, we would be in default under our revolving credit facility or other financing agreements and the lenders could exercise their rights as described above. See “Description of Material Indebtedness — Revolving Credit Facility.”

The notes and the guarantees will not be secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.

The notes and guarantees thereof will be senior unsecured obligations ranking effectively junior in right of payment to existing and future secured debt of us and our subsidiary guarantors to the extent of the collateral securing such debt. We are able to incur $522.5 million of indebtedness under our revolving credit facility. As of March 31, 2010, the balance of the outstanding letters of credit issued against the revolving credit facility totaled $359.5 million, leaving availability under the revolving credit facility of $163.0 million. The revolving credit facility will be effectively senior to the notes and the guarantees to the extent of the value of the assets securing our obligations under the revolving credit facility. Additionally, as of December 31, 2009, Arch Coal, Inc. (Arch) held surety bonds of $93.3 million related to properties acquired by Patriot in the Magnum acquisition, of which $91.7 million related to reclamation. As a result of the acquisition, we are required to post letters of credit in Arch’s favor in phases, measured on six-month intervals, ending February 2011 for the amount of our accrued reclamation liabilities related to those certain properties. As of December 31, 2009, our accrued reclamation liabilities related to those certain properties were approximately $33.1 million, for which we currently have approximately $16.5 million of letters of credit posted in Arch’s favor.

The indenture governing the notes will permit the incurrence of additional debt, some of which may be secured debt. See “Description of Notes.” In the event that we or a guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose debt is secured by assets of us or the applicable guarantor will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt before any payment may be made with respect to the notes or the affected guarantees. As a result, there may be insufficient assets to pay amounts due on the notes and holders of the notes may receive less, ratably, than holders of secured indebtedness.

Federal and state fraudulent transfer laws permit a court, under certain circumstances, to void the guarantees, and, if that occurs, you may not receive any payments on the guarantees.

The issuance of the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by the guarantors or on behalf of the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, under such laws a guarantee will generally be a fraudulent conveyance if (i) consideration was paid with the intent of hindering, delaying or defrauding creditors or (ii) any of our subsidiary guarantors received less than reasonably equivalent value or fair consideration in return for issuing such guarantee, and, in the case of (ii) only, one of the following is also true:

•	such subsidiary guarantor was insolvent or rendered insolvent by reason of issuing the guarantee;

•	payment of the consideration left such subsidiary guarantor with an unreasonably small amount of capital to carry on its business; or

•	such subsidiary guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the issuance of a guarantee was a fraudulent conveyance, the court could void the payment obligations under such guarantee or further subordinate such guarantee to presently existing and future indebtedness of such subsidiary guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes with respect to such guarantee. Further, the voidance of a guarantee could result in an event of default with respect to our other debt and that of our subsidiary guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time, or regardless of the standard used, that the issuance of the guarantees would not be subordinated to any subsidiary guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable subsidiary guarantor’s other debt or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under each indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

The guarantors could be released from their guarantees of the notes.

Pursuant to the terms of the indenture governing the notes, each of our current and future subsidiaries that is a guarantor under our revolving credit facility will guarantee the notes. The guarantee of a guarantor will terminate upon (a) a sale or other disposition of capital stock (including by way of consolidation or merger) of such guarantor following which it is no longer a direct or indirect subsidiary of us or the sale or disposition of all or substantially all the assets of the guarantor (other than to us or a restricted subsidiary), (b) the designation by us of such guarantor as an unrestricted subsidiary, (c) if the guarantee was required pursuant to the terms of the indenture, the cessation of the circumstances requiring the guarantee, (d) defeasance or discharge of the notes, or (e) the release, other than discharge through payment by the guarantor, of all other guarantees by such guarantor of debt of the company or any other restricted subsidiary. See “Description of Notes — Note Guarantees.”

In these circumstances, including if a guarantor is no longer a guarantor of obligations under the revolving credit facility or any other successor credit facilities that may be then outstanding, the guarantee of the notes by such guarantor will be released automatically without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

The terms of the revolving credit facility, the indenture governing the notes and the agreements governing our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The revolving credit facility, the indenture governing the notes and the agreements governing our other indebtedness contain, and any future indebtedness of ours may contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, which restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates;

•	sell or dispose of our assets or enter into merger or consolidation transactions;

•	make investments, including acquisitions;

•	enter into lines of businesses which are not reasonably related to those businesses in which we are engaged;

•	enter into contracts containing restrictions on granting liens or making distributions, loans or transferring assets to us or any guarantor; or

•	repay indebtedness (including the notes) prior to stated maturities.

In addition, the revolving credit facility requires us to comply with certain affirmative financial covenants. As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. A failure to comply with these covenants could result in an event of default under our existing credit agreement or the agreements governing our other indebtedness, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under the revolving credit facility or the agreements governing our other indebtedness, including our outstanding convertible notes, the lenders thereunder:

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements, including the indenture governing the notes, any of which could result in an event of default under the notes.

If the indebtedness under the revolving credit facility or our other indebtedness, including the notes offered hereby or our outstanding convertible notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full.

We may not be able to repurchase the notes upon a change of control.

Upon a change of control as defined in the indenture governing the notes, we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, unless we have previously given notice of our intention to exercise our right to redeem the notes. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or, if then permitted under the indenture governing the notes, to redeem the notes. We also may be contractually restricted pursuant to the terms governing our existing indebtedness from purchasing all or some of the notes tendered upon a change of control. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indenture.

The occurrence of a change of control would also constitute an event of default under the revolving credit facility and may constitute an event of default under the terms of the agreements governing our other indebtedness. See “Description of Notes — Repurchase of Notes upon a Change of Control.” In the event of such default, the holders of such indebtedness could elect to declare all of the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, or the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets.

If the notes are rated investment grade by both Moody’s and S&P in the future, certain covenants contained in the indenture will no longer be applicable to the notes, and the holders of the notes will lose the protection of these covenants.

The indenture contains certain covenants that will no longer be applicable to the notes during any future period in which the notes are rated investment grade by both Moody’s and S&P (or a nationally recognized statistical rating agency substituted for either Moody’s or S&P), provided that at such time no default has occurred and is continuing. See “Description of Notes — Suspension of Covenants.” These covenants restrict, among other things, our ability to pay dividends, incur additional debt and enter into certain types of transactions. Because we would not be subject to these restrictions during the time that the notes are rated investment grade by both Moody’s and S&P, we would be able to make dividends and distributions, incur substantial additional debt and enter into certain types of transactions during such period.

There can be no assurances that an active trading market will develop for the notes, which could make it more difficult for holders of the notes to sell their notes and/or result in a lower price at which holders would be able to sell their notes.

There is currently no established trading market for the notes, and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which such holders would be able to sell their notes. If such a market were to exist, the notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and our business performance. We do not intend to apply for the listing of the notes on any securities exchange in the United States or elsewhere.

Even if a trading market for either series of notes does develop, you may not be able to sell your notes at a particular time, if at all, or you may not be able to obtain the price you desire for your notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on many factors, including prevailing interest rates, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the notes, the price of any other securities we issue, our performance, prospects, operating results and financial condition, as well as of other companies in our industry.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of securities that are similar to the notes. Therefore, even if a trading market for the notes develops, it may be subject to disruptions and price volatility.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $233.1 million, after deducting the underwriting discounts, estimated offering expenses payable by us and expenses related to the revolving credit facility amendment and restatement. We intend to use the net proceeds from this offering for general corporate purposes, which could include capital expenditures for development of additional metallurgical coal production capacity, working capital, acquisitions, refinancing of other debt or other capital transactions.

CAPITALIZATION

The following table sets forth Patriot’s cash and cash equivalents and consolidated capitalization as of March 31, 2010 on (i) an actual basis and (ii) as adjusted to give effect to this offering and the amendment and restatement of our revolving credit facility.

You should read this table along with Patriot’s consolidated financial statements, the related notes and other financial information included elsewhere in this prospectus supplement.

	As of March 31, 2010
	Actual	As adjusted
	(Dollars in thousands, unaudited)

Cash and cash equivalents	$26,489	$259,589

Revolving credit facility(1)(2)	$—	$—
Accounts receivable securitization facility(3)	—	—
3.25% Convertible Senior Notes due 2013(4)	169,573	169,573
% Senior Notes offered hereby	—	250,000
Other long-term debt (including a current portion of $7,156)	35,998	35,998

Total debt	205,571	455,571

Stockholders’ equity:
Common stock	909	909
Additional paid-in-capital	952,690	952,690
Retained earnings	240,869	240,869
Accumulated other comprehensive loss	(250,704)	(250,704)

Total stockholders’ equity	$943,764	$943,764

Total capitalization	$1,149,335	$1,399,335

(1)	Our current $522.5 million revolving credit facility will be amended and restated concurrently with the closing of this offering to, among other things, extend the maturity date and adjust borrowing capacity under the facility. See “Description of Material Indebtedness — Revolving Credit Facility.”

(2)	As of March 31, 2010, the balance of outstanding letters of credit issued against the revolving credit facility totaled $359.5 million.

(3)	In April 2010, the borrowing capacity on our accounts receivable securitization facility was expanded by $50 million, bringing our total capacity to $125 million. As of March 31, 2010, there were no outstanding letters of credit issued or direct borrowings under the accounts receivable securitization facility. The scheduled termination date of our accounts receivable securitization program is March 2, 2013 unless extended.

(4)	The face value of the 3.25% Convertible Senior Notes due 2013 is $200 million. The balance as of March 31, 2010 reflects the fair value excluding the conversion feature at inception. The difference between the fair value and face value is being amortized over the contractual life of the notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2010

Overview

We are a leading producer of thermal coal in the eastern United States (U.S.), with operations and coal reserves in Appalachia and the Illinois Basin, our operating segments. We are also a leading U.S. producer of metallurgical quality coal. Our principal business is the mining, preparation and sale of thermal coal, also known as steam coal, for sale primarily to electric utilities and metallurgical coal, for sale to steel mills and independent coke producers.

Our operations consist of fourteen mining complexes, which include company-operated mines, contractor-operated mines and coal preparation facilities. The Appalachia and Illinois Basin segments consist of our operations in West Virginia and Kentucky, respectively. We control approximately 1.8 billion tons of proven and probable coal reserves. Our proven and probable coal reserves include metallurgical coal and medium and high Btu thermal coal, with low, medium and high sulfur content.

We ship coal to electric utilities, industrial users, steel mills and independent coke producers. In the first three months of 2010, we sold 7.6 million tons of coal, of which 78% was sold to domestic electric utilities and industrial customers and 22% was sold to domestic and global steel and coke producers. In 2009, we sold 32.8 million tons of coal, of which 83% was sold to domestic electric utilities and industrial customers and 17% was sold to domestic and global steel and coke producers. Coal is shipped via various company-owned and third-party loading facilities, multiple rail and river transportation routes and ocean-going vessels.

Our mining operations and coal reserves are as follows:

•	Appalachia. In southern West Virginia, we have ten mining complexes located in Boone, Clay, Lincoln, Logan and Kanawha counties, and in northern West Virginia, we have one complex located in Monongalia County. In Appalachia, we sold 5.9 million and 25.8 million tons of coal in the three months ended March 31, 2010 and the year ended December 31, 2009, respectively. As of December 31, 2009, we controlled 1.2 billion tons of proven and probable coal reserves in Appalachia, of which 488 million tons were assigned to current operations.

•	Illinois Basin. In the Illinois Basin, we have three complexes located in Union and Henderson counties in western Kentucky. In the Illinois Basin, we sold 1.7 million and 7.0 million tons of coal in the three months ended March 31, 2010 and the year ended December 31, 2009, respectively. As of December 31, 2009, we controlled 646 million tons of proven and probable coal reserves in the Illinois Basin, of which 126 million tons were assigned to current operations.

Results of Operations

Adjusted EBITDA

The discussion of our results of operations below includes references to and analysis of our Appalachia and Illinois Basin Segments’ Adjusted EBITDA results. Adjusted EBITDA is defined as net income (loss) before deducting interest income and expense; income taxes; reclamation and remediation obligation expense; depreciation, depletion and amortization; and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts. Adjusted EBITDA is used by management primarily as a measure of our segments’ operating performance. We believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because Adjusted EBITDA and Segment Adjusted EBITDA are not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. Segment Adjusted EBITDA is calculated the same as Adjusted EBITDA but also excludes selling, general and administrative expenses, past mining obligation expense and gain on disposal or exchange of assets and is reconciled to its most comparable measure below under Net

Income. Adjusted EBITDA is reconciled to its most comparable measure under generally accepted accounting principles in Note 12 to our unaudited condensed consolidated financial statements.

Three Months Ended March 31, 2010 Compared to March 31, 2009

Summary

Our Segment Adjusted EBITDA for the three months ended March 31, 2010 increased compared to the prior year primarily due to cost savings resulting from the suspension of certain higher cost mining operations in 2009. In 2009, we implemented a strategic response to the then weakened coal markets. As a result, we suspended certain mining operations, which in certain circumstances remained suspended through the first quarter of 2010.

Our Federal mine temporarily suspended active mining operations for a portion of February and March 2010, upon discovering potentially adverse atmospheric conditions in an abandoned area of the mine. As announced on March 8, 2010, we have resumed operations.

Segment Results of Operations

	Three Months Ended March 31,		Increase (Decrease)
	2010	2009	Tons/$	%
	(Dollars and tons in thousands, except per ton amounts)

Tons Sold
Appalachia Mining Operations	5,849	6,639	(790)	(11.9)%
Illinois Basin Mining Operations	1,746	1,819	(73)	(4.0)%

Total Tons Sold	7,595	8,458	(863)	(10.2)%

Average sales price per ton sold
Appalachia Mining Operations	$66.74	$68.30	$(1.56)	(2.3)%
Illinois Basin Mining Operations	42.28	38.14	4.14	10.9%
Revenue
Appalachia Mining Operations	$390,380	$453,456	$(63,076)	(13.9)%
Illinois Basin Mining Operations	73,828	69,382	4,446	6.4%
Appalachia Other	3,049	6,098	(3,049)	(50.0)%

Total Revenues	$467,257	$528,936	$(61,679)	(11.7)%

Segment Operating Costs and Expenses(1)
Appalachia Mining Operations and Other	$322,566	$390,067	$(67,501)	(17.3)%
Illinois Basin Mining Operations	67,011	66,341	670	1.0%

Total Segment Operating Costs and Expenses	$389,577	$456,408	$(66,831)	(14.6)%

Segment Adjusted EBITDA
Appalachia Mining Operations and Other	$70,863	$69,487	$1,376	2.0%
Illinois Basin Mining Operations	6,817	3,041	3,776	124.2%

Total Segment Adjusted EBITDA	$77,680	$72,528	$5,152	7.1%

(1)	Segment Operating Costs and Expenses represent consolidated operating costs and expenses of $433.0 million and $495.2 million less past mining operations of $43.4 million and $37.8 million for the three months ended March 31, 2010 and 2009, respectively, as described below, and less back-to-back contract accretion of $1.0 million for the three months ended March 31, 2009.

Tons Sold and Revenues

Revenues in the Appalachia segment were lower in the three months ended March 31, 2010 compared to the prior year primarily related to the 2009 suspension of various mines, including the Samples mine, as well as other production cuts, driven by lower demand for thermal and high-quality metallurgical coal. Additionally, we experienced lower average sales prices in the first quarter of 2010 from metallurgical coal contracts priced in a less favorable pricing environment. These decreases were partially offset by higher revenue in the first quarter of 2010 from crossover metallurgical coal, which was previously sold as thermal coal, primarily from our Panther mining complex.

Sales volumes in the Appalachia segment decreased in the three months ended March 31, 2010 compared to the same period in 2009 primarily due to the suspension of certain mines driven by lower demand in 2009. This decrease was partially offset by improved production volumes at our Panther complex due to improvements from equipment installed during the third quarter of 2009 and the implementation of a revised mine plan.

Revenues in the Illinois Basin segment were higher for the three months ended March 31, 2010 compared to the prior year primarily due to higher average sales prices. Sales volumes were comparable in the three months ended March 31, 2010 compared to the prior year.

Appalachia Other revenue was lower for the three months ended March 31, 2010 compared to the prior year, in part due to cash settlements received in 2009 for reduced shipments as a result of renegotiated customer agreements.

Segment Operating Costs and Expenses

Segment operating costs and expenses for Appalachia decreased in the three months ended March 31, 2010 as compared to the prior year primarily due to decreased contract mining costs ($19.5 million) and labor costs ($18.4 million) related to the closing or idling of certain contractor-operated and company-operated mines in the second half of 2009. In addition, there were decreases in maintenance and repairs ($8.8 million) and fuel and explosives costs ($4.5 million) as compared to the prior year due to reducing production to more closely align with the demand for coal. Purchased coal expense ($8.7 million) also decreased in the first three months of 2010 as compared to the prior year as a result of more favorable pricing.

Segment operating costs and expenses for the Illinois Basin increased in the three months ended March 31, 2010 as compared to the prior year due to increased contract service costs for additional repairs and maintenance.

Segment Adjusted EBITDA

Segment Adjusted EBITDA for Appalachia was slightly higher in the three months ended March 31, 2010 as compared to 2009, mainly reflecting the suspension or reduced production of certain mining operations, in particular some of our higher cost operations, in response to the economic recession experienced throughout much of 2009.

Segment Adjusted EBITDA for the Illinois Basin increased in the three months ended March 31, 2010 from the prior year primarily due to higher average sales prices.

Net Income

	Three Months Ended March 31,		Favorable (Unfavorable)
	2010	2009	$	%
		(Dollars in thousands)

Segment Adjusted EBITDA	$77,680	$72,528	$5,152	7.1%
Corporate and Other:
Past mining obligation expense	(43,466)	(37,800)	(5,666)	(15.0)%
Net gain on disposal or exchange of assets	23,796	30	23,766	N/A
Selling and administrative expenses	(12,774)	(12,886)	112	0.9%

Total Corporate and Other	(32,444)	(50,656)	18,212	36.0%
Depreciation, depletion and amortization	(49,612)	(54,979)	5,367	9.8%
Reclamation and remediation obligation expense	(10,846)	(6,451)	(4,395)	(68.1)%
Sales contract accretion, net	25,308	76,807	(51,499)	(67.0)%
Interest expense	(9,032)	(8,593)	(439)	(5.1)%
Interest income	3,442	3,487	(45)	(1.3)%

Income before income taxes	4,496	32,143	(27,647)	(86.0)%
Income tax provision	(235)	—	(235)	N/A

Net income	$4,261	$32,143	$(27,882)	(86.7)%

Past mining obligations were higher in the three months ended March 31, 2010 than the corresponding period in the prior year primarily due to a lower discount rate and other unfavorable assumption changes utilized in our actuarially-based estimate for retiree healthcare and workers’ compensation obligations.

Net gain on disposal or exchange of assets increased for the three months ended March 31, 2010 as compared to the corresponding period in the prior year due to a gain recorded on an exchange transaction in which we received rights to approximately 13 million tons of coal reserves contiguous to our Highland mining complex in the Illinois Basin. We recognized a gain of $24 million on this transaction.

Depreciation, depletion and amortization decreased in the three months ended March 31, 2010 compared to the prior year primarily due to lower volumes associated with certain mines being closed or suspended in the second half of 2009.

Reclamation and remediation obligation expense increased in the three months ended March 31, 2010 primarily due to remediation expense related to the liabilities assumed in the July 2008 Magnum acquisition, which was first recorded in June 2009 upon finalization of purchase accounting.

Net sales contract accretion decreased in the three months ended March 31, 2010 primarily due to several contracts assumed in the Magnum acquisition that expired in the second half of 2009.

Interest expense increased in the three months ended March 31, 2010 primarily due to the Blue Creek preparation plant capital lease that began in May 2009.

For the three months ended March 31, 2010, we recorded an income tax provision of $0.2 million related to certain state taxes. No federal income tax provision was recorded due to our anticipated tax net operating loss for the year ended December 31, 2010, and the full valuation allowance recorded against deferred tax assets. No income tax provision was recorded for the three months ended March 31, 2009 due to our anticipated tax net operating loss for the year ending December 31, 2009 and the full valuation allowance recorded against deferred tax assets. The primary difference between book and taxable income for 2010 and 2009 is the treatment of the net sales contract accretion on the below market purchase and sales contracts acquired with Magnum, with such amounts being included in the computation of book income but excluded from the computation of taxable income.

Outlook

Market

Market indicators are showing signs of increased strength in the metallurgical coal markets, while the thermal coal markets continue to struggle. Metallurgical coal markets are becoming more robust as 2010 progresses against the backdrop of growing global economies. A shortage of metallurgical coal, particularly in the Pacific Rim, is prompting steel manufacturers to turn to the U.S. coal producers to satisfy their coal requirements.

Thermal coal markets remain challenged. Utility thermal coal inventory levels remain higher than their 5-year averages, and natural gas pricing continues to create competition for coal. We anticipate as the economy continues to recover, the demand for electricity will rise. As thermal coal demand returns, supply constraints may keep Central Appalachia thermal coal production at reduced levels.

One potential cause of constrained supply may be the difficulty in obtaining mining permits. The U.S. Environmental Protection Agency recently issued comprehensive guidance relating to the issuance of surface mining permits, including new water conductivity standards to be used in the review of applications for future permits. This new guidance, along with the new conductivity standards, may make future permits more difficult to secure.

Recent developments related to underground mining are expected to result in greater regulatory oversight, and may result in more stringent regulations and perhaps additional legislation. These developments add further uncertainty and may cause additional supply constraints, particularly in Central Appalachia. As the economy continues to recover, demand for power should rise. Increased demand, coupled with supply constraints, could result in Central Appalachia coming into balance as early as late 2010.

Patriot Operations

As discussed more fully under “Risk Factors” in this prospectus supplement, our results of operations in the near-term could be negatively impacted by price volatility and demand; unforeseen adverse geologic conditions or equipment problems at mining locations; changes in general economic conditions; availability and costs of competing energy resources; the passage of new or expanded regulations that could limit our ability to mine, increase our mining costs, or limit our customers’ ability to utilize coal as fuel for electricity generation; existing or new environmental and coal mining laws and regulations and developments in the interpretation or enforcement thereof; labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations and contribution requirements to multi-employer retiree healthcare and pension plans; reductions of purchases or deferral of deliveries by major customers; the availability and costs of credit, surety bonds and letters of credit; customer performance and credit risks; supplier and contract miner performance and the unavailability of transportation for coal shipments.

On a long-term basis, our results of operations could also be impacted by our ability to secure or acquire high-quality coal reserves; our ability to attract and retain skilled employees and contract miners; our ability to find replacement buyers for coal under contracts with comparable terms to existing contracts; and fluctuating prices of key supplies, mining equipment and commodities. Additionally, our cost to provide healthcare to eligible active employees and certain retirees could increase due to recent legislation.

Potential legislation, regulation, treaties and accords at the local, state, federal and international level, and changes in the interpretation or enforcement of existing laws and regulations, have created uncertainty and could have a significant impact on demand for coal and our future operational and financial results. For example, increased scrutiny of surface mining could make it difficult to receive permits or could otherwise cause production delays in the future. The lack of proven technology to meet selenium discharge standards creates uncertainty as to the future costs of water treatment to comply with mining permits. The imminent regulation of carbon dioxide and other greenhouse gas emissions could have an adverse effect on the financial condition of our customers and significantly impact the demand for coal. See “Risk Factors” for expanded discussion of these factors.

If upward pressure on costs exceeds our ability to realize sales increases, or if we experience unanticipated operating or transportation difficulties, our operating margins would be negatively impacted. Management has continued to focus on controlling costs, optimizing performance and responding quickly to market changes. We are seeing positive results from our ongoing emphasis on cash and cost control, as well as rationalization of higher-cost production.

We have the ability to adjust our future production levels as demand increases. We are currently finalizing plans to open the Black Oak metallurgical mine this fall. We have also advanced plans for additional metallurgical coal production, which will be processed through our existing infrastructure at our Rocklick, Kanawha Eagle and Logan County mining complexes.

In 2010, we anticipate annual sales volumes in the range of 33.0 to 35.0 million tons, including approximately 7.5 million tons of metallurgical coal. This anticipated sales volume incorporates the impact of extended mid-year moves to relocate both the Federal and the Panther longwalls to new areas within each mine.

Actual events and results may vary significantly from those included in, contemplated or implied by the forward-looking statements under Outlook. The guidance provided under the caption Outlook should be read in conjunction with the sections entitled “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors”.

Liquidity and Capital Resources

Our primary sources of cash include sales of our coal production to customers, sales of non-core assets and financing transactions. Our primary uses of cash include our cash costs of coal production, capital expenditures, interest costs and costs related to past mining obligations. Our ability to service our debt (interest and principal) and acquire new productive assets or businesses is dependent upon our ability to continue to generate cash from the primary sources noted above in excess of the primary uses. We expect to fund all of our capital expenditure requirements with cash generated from operations or borrowed funds as necessary.

Net cash provided by operating activities was $32.1 million for the three months ended March 31, 2010, compared to net cash used in operating activities of $19.2 million in the same period of 2009. The increase in cash provided by operating activities primarily related to changes in working capital of $43.6 million, primarily due to increased collections on accounts receivable.

Net cash used in investing activities was $30.4 million for the three months ended March 31, 2010, compared to $18.1 million in the same period of 2009. The increase in cash used reflected an increase in capital expenditures of $16.1 million, additional advance mining royalties of $2.1 million and a decrease in cash proceeds from the disposal or exchange of assets of $3.6 million. These increases in cash used in investing activities were partially offset by additional proceeds from notes receivable of $9.5 million.

Net cash used by financing activities was $2.3 million for the three months ended March 31, 2010, compared to net cash provided by financing activities of $40.6 million in the same period of 2009. The decrease in cash provided was primarily due to no short-term borrowings at March 31, 2010.

Receivables Securitization

In March 2010, we entered into a $125 million accounts receivable securitization program, which provides for the issuance of letters of credit and direct borrowings. Trade accounts receivable are sold, on a revolving basis, to a bankruptcy-remote entity (facilitating entity), which then sells an undivided interest in all of the trade receivables to the creditors as collateral for any borrowings. As of the inception of the program and at March 31, 2010, we had commitments for up to $75 million of borrowing capacity. The availability under the program fluctuates with the balance of our trade accounts receivables. In April 2010, the borrowing capacity under the program was expanded by $50 million, bringing our total borrowing capacity to $125 million.

Based on our continuing involvement with the trade accounts receivable balances, including continued risk of loss, the facilitating entity is consolidated into our financial statements. The facilitating entity was established solely to perform its obligations under this program and holds a note receivable from the creditors and a note payable to our subsidiaries for the outstanding trade accounts receivable balance at any given point in time, which is eliminated in consolidation. The outstanding trade accounts receivable balance was $120.7 million as of March 31, 2010. Any direct borrowings will be recorded as secured borrowings. As of March 31, 2010, there were no letters of credit or direct borrowings under this program.

Credit Facility

On October 31, 2007, we entered into a $500 million, four-year revolving credit facility, which includes a $50 million swingline sub-facility and a letter of credit sub-facility. In July 2009, we increased our revolving credit facility by $22.5 million, bringing the total credit facility to $522.5 million. This facility is available for working capital requirements, capital expenditures and other corporate purposes. As of March 31, 2010, the balance of outstanding letters of credit issued against the credit facility totaled $359.5 million. There were no outstanding short-term borrowings on this facility as of March 31, 2010. Availability under the credit facility as of March 31, 2010 was $163.0 million. At March 31, 2010, we were in compliance with the covenants of our amended credit facility.

Private Convertible Notes Issuance

On May 28, 2008, Patriot completed a private offering of $200 million in aggregate principal amount of 3.25% Convertible Senior Notes due 2013. We utilized an interest rate of 8.85% to reflect the nonconvertible market rate of our offering upon issuance, which resulted in a $44.7 million discount to the convertible note balance and an increase to “Additional paid-in capital” to reflect the value of the conversion feature. The nonconvertible market interest rate was based on an analysis of similar securities trading in the market at the pricing date of the issuance, taking into account company specific data such as credit spreads and implied volatility. In addition, we allocated the financing costs related to the issuance of the convertible instruments between the debt and equity components. We are amortizing the debt discount over the contractual life of the convertible notes, resulting in additional interest expense above the contractual coupon amount.

At March 31, 2010, the debt discount was $30.4 million, resulting in a long-term convertible note balance of $169.6 million. At December 31, 2009, the debt discount was $32.5 million, resulting in a long-term convertible note balance of $167.5 million. For the three months ended March 31, 2010, interest expense for the convertible notes was $3.7 million, which included debt discount amortization of $2.1 million. For the three months ended March 31, 2009, interest expense for the convertible notes was $3.5 million, which included debt discount amortization of $1.9 million.

Newly Adopted Accounting Pronouncements

Transfers of Financial Assets

In June 2009, the Financial Accounting Standards Board (FASB) issued authoritative guidance regarding the accounting for transfers of financial assets, which requires enhanced disclosures about the continuing risk exposure to a transferor resulting from its continuing involvement with transferred financial assets. This guidance is effective for fiscal years beginning after November 15, 2009. See the description of our asset securitization program in “— Liquidity and Capital Resources” above.

Consolidation

In June 2009, the FASB issued authoritative guidance, which requires a company to perform a qualitative analysis to determine whether it has a controlling financial interest in a variable interest entity, including an assessment of the company’s power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. This guidance is effective for fiscal years beginning after November 15, 2009. Upon adoption, we performed a qualitative assessment of our existing interests in joint ventures and determined that the joint ventures were not variable interest entities.

Fair Value Disclosures

In January 2010, the FASB issued authoritative guidance which requires additional disclosures and clarifies certain existing disclosure requirements regarding fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009. We adopted this guidance effective January 1, 2010. However, none of the specific additional disclosures were applicable at this time. See Note 7 to our unaudited consolidated financial statements for the three months ended March 31, 2010 included herein for our fair value measurement disclosures.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2009

The following description is taken directly from “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2009 (the “10-K”) and has not been updated for subsequent events. The 10-K is incorporated by reference into this document, and we urge you to read the documents incorporated by reference in their entirety, including our Quarterly Report on Form 10-Q for the three months ended March 31, 2010 (the “First Quarter 10-Q”), because these documents contain important information and disclosures about Patriot. This discussion should be read in conjunction with the audited financial statements of Patriot (all references to Notes in this section refer to Notes to the financial statements for the year ended December 31, 2009) included herein.

Overview

We are a leading producer of thermal coal in the eastern United States, with operations and coal reserves in Appalachia and the Illinois Basin, our operating segments. We are also a leading U.S. producer of metallurgical quality coal. Our principal business is the mining, preparation and sale of thermal coal, for sale primarily to electric utilities, as well as the mining of metallurgical coal, for sale to steel mills and independent coke producers. Our operations consist of fourteen current mining complexes, which include company-operated mines, contractor-operated mines and coal preparation facilities. The Appalachia and Illinois Basin segments consist of our operations in West Virginia and Kentucky, respectively.

We ship coal to electric utilities, industrial users, steel mills and independent coke producers. In 2009, we sold 32.8 million tons of coal, of which 83% was sold to domestic electric utilities and 17% was sold to domestic and global steel producers. In 2008, we sold 28.5 million tons of coal, of which 79% was sold to domestic electric utilities and 21% was sold to domestic and global steel producers. Coal is shipped via various company-owned and third-party loading facilities, multiple rail and river transportation routes and ocean-going vessels.

We typically sell coal to utility and steel-making customers under contracts with terms of one year or more. Approximately 83% and 78% of our sales were under such contracts during 2009 and 2008, respectively.

Effective October 31, 2007, Patriot was spun off from Peabody Energy Corporation (Peabody). The spin-off was accomplished through a dividend of all outstanding shares of Patriot, resulting in Patriot becoming a separate, public company traded on the New York Stock Exchange (symbol PCX).

On July 23, 2008, Patriot completed the acquisition of Magnum Coal Company (Magnum). Magnum was one of the largest coal producers in Appalachia, operating eight mining complexes with production from surface and underground mines and controlling more than 600 million tons of proven and probable coal reserves. Magnum’s results are included as of the date of the acquisition.

Results of Operations

Segment Adjusted EBITDA

The discussion of our results of operations below includes references to and analysis of our Appalachia and Illinois Basin Segments’ Adjusted EBITDA results. Adjusted EBITDA is defined as net income (loss) before deducting net interest income and expense; income taxes; reclamation and remediation obligation expense; depreciation, depletion and amortization; restructuring and impairment charge; and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts. Segment Adjusted EBITDA is used by management primarily as a measure of our segments’ operating performance. Because Segment Adjusted EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is reconciled to its most comparable measure under generally accepted accounting principles in Item 6. Selected Consolidated Financial Data. Segment Adjusted EBITDA is calculated the same as Adjusted EBITDA but also excludes selling, general and administrative expenses, past mining obligation expense and gain on disposal or exchange of assets and is reconciled to its most comparable measure below, under Net Income.

Geologic Conditions

Our results of operations are impacted by geologic conditions as they relate to coal mining. These conditions refer to the physical nature of the coal seam and surrounding strata and its effect on the mining process. Geologic conditions that can have an adverse effect on underground mining include thinning coal seam thickness, rock partings within a coal seam, weak roof or floor rock, sandstone channel intrusions, groundwater and increased stresses within the surrounding rock mass due to over mining, under mining and overburden changes. The term “adverse geologic conditions” is used in general to refer to these and similar situations where the geologic setting can negatively affect the normal mining process. Adverse geologic conditions would be markedly different from those that would be considered typical geologic conditions for a given mine. Since approximately 70% of our 2009 production was sourced from underground operations, geologic conditions can be a major factor in our results of operations.

Year ended December 31, 2009 compared to year ended December 31, 2008

Summary

Revenues were $2,045.3 million, an increase of $390.7 million, and Segment Adjusted EBITDA was $302.9 million, an increase of $116.8 million, for the year ended December 31, 2009. The increase in revenue and Segment Adjusted EBITDA resulted from the addition of Magnum, the successful implementation of our Management Action Plan and improved performance at our longwall mines.

Beginning in the third quarter of 2008, the global recession resulted in decreased worldwide demand for steel and electricity, leading to weakened coal markets. Early in 2009, we implemented a Management Action Plan as a strategic response to the weakened coal markets. The Management Action Plan included output and cost reductions, workforce and capital redeployment and sales contract renegotiations. As a result of this plan, during 2009 we suspended certain company-operated and contract mines, including suspension of operations at our Samples surface mine, deferred production start up at one newly-developed mining complex and cancelled certain operating shifts at various other mining complexes. Additionally, we restructured certain below-market legacy coal supply agreements.

Our 2009 results reflect the inclusion of a full year of the Magnum operations, which were acquired on July 23, 2008. The increased revenue from the acquired Magnum operations was partially offset by lower customer demand throughout the year and increased customer deferrals during 2009.

Both our Federal and Panther longwalls encountered some adverse geologic conditions in 2009, but significantly less than the difficulties encountered in 2008. The improved production in 2009 reflects the benefits of mine plan adjustments made in late 2008 to minimize the impact of difficult geology. In the third quarter of 2009, significant upgrades were made to certain components of the Panther longwall mining equipment. Both of the longwalls were performing well by the end of 2009. In the fourth quarter of 2009, Federal had its best production quarter in 2009 and Panther had its best quarter since the Magnum acquisition.

Segment Results of Operations

	Year Ended December 31,		Increase (Decrease)
	2009	2008	Tons/$	%
	(Dollars and tons in thousands, except per ton amounts)

Tons Sold
Appalachia	25,850	20,654	5,196	25.2%
Illinois Basin	6,986	7,866	(880)	(11.2)%

Total Tons Sold	32,836	28,520	4,316	15.1%

Average sales price per ton sold
Appalachia	$66.79	$65.23	$1.56	2.4%
Illinois Basin	38.52	36.06	2.46	6.8%
Revenue
Appalachia Mining Operations	$1,726,588	$1,347,230	$379,358	28.2%
Illinois Basin Mining Operations	269,079	283,643	(14,564)	(5.1)%
Appalachia Other	49,616	23,749	25,867	108.9%

Total Revenues	$2,045,283	$1,654,622	$390,661	23.6%

Segment Operating Costs and Expenses(1)
Appalachia Mining Operations and Other	$1,481,831	$1,197,985	$283,846	23.7%
Illinois Basin Mining Operations	260,529	270,488	(9,959)	(3.7)%

Total Segment Operating Costs and Expenses	$1,742,360	$1,468,473	$273,887	18.7%

Segment Adjusted EBIDA
Appalachia Mining Operations and Other	$294,373	$172,994	$121,379	70.2%
Illinois Basin Mining Operations	8,550	13,155	(4,605)	(35.0)%

Total Segment Adjusted EBITDA	$302,923	$186,149	$116,774	62.7%

(1)	Segment Operating Costs and Expenses represent consolidated operating costs and expenses of $1,893.0 million and $1,608.7 million less past mining obligation expense of $150.7 million and $110.3 million for the years ended December 31, 2009 and 2008, respectively, as described below, and less back-to-back contract accretion of $29.9 million for the year ended December 31, 2008.

Tons Sold and Revenues

The increase in Appalachia revenue for the year ended December 31, 2009 compared to the prior year primarily related to the $318.8 million net increase in revenues from the acquired Magnum operations, due to an additional seven months of activity during 2009, as well as higher sales prices at certain complexes. These increases were partially offset by lower customer demand and increased customer deferrals.

Sales volumes in the Appalachia segment increased in 2009, primarily from the incremental 5.9 million tons sold from the acquired Magnum operations, partially offset by the overall decline in customer demand for both metallurgical and thermal coal including lower sales due to customer shipment deferrals and settlements. The overall decline in customer demand led to the suspension of certain operations and decreased operating shifts at other operations.

Illinois Basin revenue decreased slightly in 2009 compared to the prior year primarily due to lower sales volume caused by lower customer demand, unfavorable weather conditions early in the year and increased downtime due to regulatory inspections. Lower sales volumes were partially offset by higher average sales prices.

Appalachia Other Revenue was higher in 2009 primarily due to cash settlements received for reduced shipments as a result of renegotiated customer agreements. In addition to royalty income, Appalachia Other Revenue in 2008 included a structured settlement on a property transaction, a settlement for past due coal royalties which had previously been fully reserved due to the uncertainty of collection, and gains on the sale of purchased coal in the first quarter.

Segment Operating Costs and Expenses

Segment operating costs and expenses represent consolidated operating costs and expenses less past mining obligations.

Segment operating costs and expenses for Appalachia increased in 2009 as compared to the prior year primarily due to the incremental $278.9 million of costs for the full year of the acquired Magnum operations. Excluding the impact of Magnum, operating costs were higher due to increased purchased coal ($12.8 million) and increased materials and supplies costs primarily related to equipment rebuilds at various locations ($8.7 million). We purchased coal to cover certain sales commitments at some of our suspended operations. The increased costs were partially offset by decreased labor costs primarily due to reduced shifts and mine suspensions as a result of lower customer demand ($10.6 million) and lower royalties resulting from decreased production at certain mines ($7.1 million).

Operating costs and expenses for Illinois Basin decreased in 2009 as compared to the prior year primarily due to decreased costs for purchased coal ($9.6 million) and lower diesel fuel and explosives costs ($6.5 million). In 2008, higher priced spot sale opportunities were available which resulted in more purchased coal to fulfill sales commitments. The decreased costs were partially offset by higher repair and maintenance and outside services costs primarily due to major non-recurring repairs including equipment rebuilds, belting and component upgrades ($7.8 million).

Segment Adjusted EBITDA

Segment Adjusted EBITDA for Appalachia increased in 2009 from the prior year primarily due to the contribution from the additional volume associated with the acquired Magnum operations. Additionally, during 2009, we received cash settlements for reduced shipments. These cash settlements approximated the financial impact associated with cancelled customer commitments.

Segment Adjusted EBITDA for the Illinois Basin decreased in 2009 primarily due to lower production volumes attributable to lower customer demand and severe winter storms. This decrease also reflected higher repair and maintenance and outside services costs that were primarily due to major non-recurring repairs including equipment rebuilds, belting and component upgrades. These decreases were partially offset by higher average sales prices and lower diesel fuel and explosives costs.

Net Income

	Year Ended December 31,		Increase (Decrease) to Income
	2009	2008	$	%
	(Dollars in thousands)

Segment Adjusted EBITDA	$302,923	$186,149	$116,774	62.7%
Corporate and Other:
Past mining obligation expense	(150,661)	(110,308)	(40,353)	(36.6)%
Net gain on disposal or exchange of assets	7,215	7,004	211	3.0%
Selling and administrative expenses	(48,732)	(38,607)	(10,125)	(26.2)%

Total Corporate and Other	(192,178)	(141,911)	(50,267)	(35.4)%
Depreciation, depletion and amortization	(205,339)	(125,356)	(79,983)	(63.8)%
Reclamation and remediation obligation expense	(35,116)	(19,260)	(15,856)	(82.3)%
Sales contract accretion, net	298,572	249,522	49,050	19.7%
Restructuring and impairment charge	(20,157)	—	(20,157)	N/A
Interest expense	(38,108)	(23,648)	(14,460)	(61.1)%
Interest income	16,646	17,232	(586)	(3.4)%

Net income	$127,243	$142,728	$(15,485)	(10.8)%

Past Mining Obligation Expense

Past mining obligation expenses were higher in 2009 than the prior year primarily due to a full year of retiree healthcare obligation expenses ($24.4 million) and multi-employer retiree healthcare and pension costs ($5.8 million) from the acquired Magnum operations in 2009 versus only five months in 2008; costs related to suspended mines ($9.9 million), primarily Samples; and higher subsidence expense. These increases were partially offset by lower spending at our closed locations ($2.6 million).

Selling and Administrative Expenses

Selling and administrative expenses for the year ended December 31, 2009 increased compared to the prior year primarily due to increased headcount and expenses due to the addition and integration of Magnum operations, which were acquired July 23, 2008.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization for 2009 increased compared to the prior year primarily due to the full year impact from the addition of the Magnum assets.

Reclamation and Remediation Obligation Expense

Reclamation and remediation obligation expense increased in 2009 as compared to the prior year primarily due to the full year impact from the acquisition of Magnum.

Sales Contract Accretion

Sales contract accretion resulted from the below market coal sale and purchase contracts acquired in the Magnum acquisition and recorded at fair value in purchase accounting. The net liability generated from applying fair value to these contracts is being accreted over the life of the contracts as the coal is shipped.

Restructuring and Impairment Charge

The restructuring and impairment charge in 2009 related to certain infrastructure and thermal coal reserves near our Rocklick complex that were deemed uneconomical to mine, as well as a restructuring charge related to the discontinued use of a beltline into the Rocklick preparation plant during the fourth quarter.

Interest Expense

Interest expense increased for 2009 compared to the prior year primarily due to interest and debt discount expense related to our convertible notes that were issued in May 2008 and higher letter of credit fees related to the Magnum acquisition. This increase was partially offset by the commitment fee expensed due to the termination of a bridge loan facility related to our assumption of Magnum’s debt during the second quarter of 2008. See “— Liquidity and Capital Resources” below for details concerning our outstanding debt and credit facility.

Income Tax Provision

For the years ended December 31, 2009 and 2008, no income tax provision was recorded due to net operating losses for the year and our full valuation allowance recorded against deferred tax assets. For 2009 and 2008, the primary difference between book and taxable income was the treatment of the net sales contract accretion on the below market purchase and sales contracts acquired in the Magnum acquisition, with such amounts being included in the computation of book income but excluded from the computation of taxable income.

Basis of Presentation Related to Periods Prior to the Spin-Off from Peabody

The statements of operations and cash flows for the twelve months ended December 31, 2007, and related discussions below primarily relate to our historical results prior to the spin-off from Peabody. These results may not necessarily reflect what our results of operations and cash flows would have been as a stand-alone company. The consolidated financial statements presented herein for this period includes allocations of Peabody expenses, assets and liabilities through the date of the spin-off, including the following items:

Selling and Administrative Expenses

For the periods prior to spin-off, our historical selling and administrative expenses were based on an allocation of Peabody general corporate expenses to all of its mining operations, both foreign and domestic, based on principal activity, headcount, tons sold or revenues as appropriate. The allocated expenses generally reflect service costs for marketing and sales, general accounting, legal, finance and treasury, public relations, human resources, environmental, engineering and internal audit.

Interest Expense

For the periods prior to the spin-off, our historical interest expense primarily related to fees for letters of credit and surety bonds used to guarantee our reclamation, workers’ compensation, retiree healthcare and lease obligations as well as interest expense related to intercompany notes with Peabody. Our capital structure changed following our spin-off from Peabody, and effective October 31, 2007, we entered into a four-year revolving credit facility. See “— Liquidity and Capital Resources — Credit Facility” below for information about our credit facility. The intercompany notes totaling $62.0 million with Peabody were forgiven at spin-off.

Income Tax Provision

Income taxes are accounted for using a balance sheet approach in accordance with authoritative guidance. We account for deferred income taxes by applying statutory tax rates in effect at the date of the balance sheet to differences between the book and tax basis of assets and liabilities. A valuation allowance is established if it is “more likely than not” that the related tax benefits will not be realized. In determining the appropriate valuation allowance, we consider projected realization of tax benefits based on expected levels of future taxable income, available tax planning strategies and the overall deferred tax position.

Authoritative guidance specifies that the amount of current and deferred tax expense for an income tax return group are to be allocated among the members of that group when those members issue separate financial statements. For purposes of the consolidated financial statements prepared for the twelve months ended December 31, 2007 and for the other periods prior to the spin-off, our income tax expense was recorded as if we filed a consolidated tax return separate from Peabody, notwithstanding that a majority of the operations were historically included in the U.S. consolidated income tax return filed by Peabody. Our valuation allowance for these periods was also determined on the separate tax return basis. Additionally, our tax attributes (i.e., net operating losses and Alternative Minimum Tax credits) for these periods have been determined based on U.S. consolidated tax rules describing the apportionment of these items upon departure (spin-off) from the Peabody consolidated group.

Peabody was managing its tax position for the benefit of its entire portfolio of businesses. Peabody’s tax strategies are not necessarily reflective of the tax strategies that we would have followed or have followed as a stand-alone company, nor were they necessarily strategies that optimized our stand-alone position.

Year ended December 31, 2008 compared to year ended December 31, 2007

Summary

Revenues were $1,654.6 million, an increase of $581.3 million, and Segment Adjusted EBITDA was $186.1 million, an increase of $84.4 million, for the year ended December 31, 2008. Net income attributable to Patriot was $142.7 million in 2008 compared to a net loss attributable to Patriot of $106.9 million in 2007. The increase in revenue, Segment Adjusted EBITDA and net income attributable to Patriot was mainly driven by the newly-acquired Magnum operations including the impact of purchase accounting. The results of operations of Magnum are included in the Appalachia Mining Operations segment from the date of acquisition.

2008 was a volatile year in the coal markets. Coal prices significantly increased during the first half of the year, peaked in July and then declined in the later part of the year in conjunction with the overall economic downturn. Sales for our Appalachia and Illinois Basin segments reflected higher contract and spot prices. Offsetting this increase, several of our mining complexes experienced adverse geologic conditions that impacted production levels as well as higher costs related to labor, fuel, and materials and supplies.

Segment Results of Operations

	Year Ended December 31,		Increase (Decrease)
	2008	2007	Tons/$	%
	(Dollars and tons in thousands, except per ton amounts)

Tons Sold
Appalachia	20,654	14,432	6,222	43.1%
Illinois Basin	7,866	7,711	155	2.0%

Total Tons Sold	28,520	22,143	6,377	28.8%

Average sales price per ton sold
Appalachia	$65.23	$56.62	$8.61	15.2%
Illinois Basin	36.06	32.71	3.35	10.2%
Revenue
Appalachia Mining Operations	$1,347,230	$817,070	$530,160	64.9%
Illinois Basin Mining Operations	283,643	252,246	31,397	12.4%
Appalachia Other	23,749	4,046	19,703	487.0%

Total Revenues	$1,654,622	$1,073,362	$581,260	54.2%

	Year Ended December 31,		Increase (Decrease)
	2008	2007	Tons/$	%
	(Dollars and tons in thousands, except per ton amounts)

Segment Operating Costs and Expenses(1)
Appalachia Mining Operations and Other	$1,197,985	$731,266	$466,719	63.8%
Illinois Basin Mining Operations	270,488	240,384	30,104	12.5%

Total Segment Operating Costs and Expenses	$1,468,473	$971,650	$496,823	51.1%

Segment Adjusted EBIDA
Appalachia Mining Operations and Other	$172,994	$89,850	$83,144	92.5%
Illinois Basin Mining Operations	13,155	11,862	1,293	10.9%

Total Segment Adjusted EBITDA	$186,149	$101,712	$84,437	83.0%

(1)	Segment Operating Costs and Expenses represent consolidated operating costs and expenses of $1,608.7 million and $1,109.3 million less past mining obligation expense of $110.3 million and $137.6 million for the years ended December 31, 2008 and 2007, respectively, as described below, and less back-to-back contract accretion of $29.9 million for the year ended December 31, 2008.

Tons Sold and Revenues

The increase in Appalachia revenue for the year ended December 31, 2008 compared to 2007 primarily related to $413.0 million of sales associated with the newly-acquired Magnum operations. Excluding the impact of Magnum, revenues were also affected by higher average sales prices, partially offset by lower sales volumes at the Federal and Rocklick mining complexes.

Average sales prices increased at our mining complexes, reflecting higher sales contract pricing, including the repricing of a major coal supply agreement with Peabody as part of the spin-off, and cost recovery under certain contracts for increased regulatory costs.

Sales volumes in the Appalachia segment increased in 2008, primarily due to 7.2 million tons sold from the newly-acquired Magnum operations. Excluding Magnum, sales volume decreased primarily due to production shortfalls at our Federal complex, the completion of the final longwall panel at the Harris mine during the second quarter, labor shortages for much of the year and reduced productivity at several mines.

Illinois Basin revenue increased in 2008 primarily related to higher average sales prices. Compared to the prior year, sales volumes increased slightly.

Other Appalachia revenues increased in 2008. In addition to increased royalty income, other revenues included a structured settlement on a property transaction, a settlement for past due coal royalties, which had previously been fully reserved due to the uncertainty of collection, and gains on the sale of purchased coal in the first quarter.

Segment Operating Costs and Expenses

Segment operating costs and expenses represent consolidated operating costs and expenses less past mining obligations.

Operating costs and expenses for Appalachia increased in 2008 as compared to the prior year primarily due to $382.4 million of costs associated with the newly-acquired Magnum operations. Excluding the impact of Magnum, operating costs were higher in 2008 due to start-up costs as we ramped up production at our Big Mountain ($22.4 million) and Kanawha Eagle ($16.2 million) mining complexes, as well as higher contract mining costs ($16.3 million) primarily related to higher material and supply and labor costs. Material and supply costs were primarily impacted by higher fuel, explosives and steel-related costs. Higher labor costs were reflective of an overall labor shortage in the Appalachia region.

Operating costs and expenses for Illinois Basin increased in 2008 as compared to the prior year primarily due to increased costs for purchased coal ($9.3 million), increased labor costs ($6.1 million) and higher materials and supplies cost due to higher diesel fuel, explosives and steel-related costs ($6.6 million). Purchased coal resulted from diverting tons to higher priced spot sales and fulfilling sales commitments with purchased tons.

Segment Adjusted EBITDA

Segment Adjusted EBITDA for Appalachia increased in 2008 from the prior year primarily due to the contribution from the newly-acquired Magnum operations and, to a lesser extent, higher sales prices, partially offset by lower sales volumes and higher operating costs as described above. Segment Adjusted EBITDA for Appalachia also increased in 2008 due to the previously mentioned gains on the sale of purchased coal in the first quarter and the structured settlements in the second quarter.

Segment Adjusted EBITDA for the Illinois Basin increased in 2008 primarily due to higher average sales prices, offset by increased labor costs and higher diesel fuel, explosives and steel-related costs as described above.

Net Income (Loss)

	Year Ended December 31,		Increase (Decrease) to Income
	2008	2007	$	%
	(Dollars in thousands)

Segment Adjusted EBITDA	$186,149	$101,712	$84,437	83.0%
Corporate and Other:
Past mining obligation expense	(110,308)	(137,602)	27,294	19.8%
Net gain on disposal or exchange of assets	7,004	81,458	(74,454)	(91.4)%
Selling and administrative expenses	(38,607)	(45,137)	6,530	14.5%

Total corporate and Other	(141,911)	(101,281)	(40,630)	(40.1)%
Depreciation, depletion and amortization	(125,356)	(85,640)	(39,716)	(46.4)%
Sales contract accretion, net	249,522	—	249,522	N/A
Reclamation and remediation obligation expense	(19,260)	(20,144)	884	4.4%
Interest expense:
Peabody	—	(4,969)	4,969	N/A
Third-party	(23,648)	(3,368)	(20,280)	(602.1)%
Interest income	17,232	11,543	5,689	49.3%

Net income (loss)	142,728	(102,147)	244,875	239.7%
Net income attributable to noncontrolling interest	—	(4,721)	4,721	N/A

Net income (loss) attributable to Patriot	142,728	(106,868)	249,596	233.6%
Effect of noncontrolling interest purchase arrangement	—	15,667	(15,667)	N/A

Net income (loss) attributable to common stockholders	$142,728	$(122,535)	$265,263	216.5%

Past Mining Obligation Expense

Past mining obligation expenses were lower in 2008 than the prior year primarily due to the retention by Peabody of a portion of the retiree healthcare liability at spin-off and a higher discount rate associated with the 2008 expenses. Past mining obligation expense at the newly-acquired Magnum operations totaled

$19.0 million for the period beginning July 23, 2008, the acquisition date, primarily associated with retiree healthcare liabilities.

Net Gain on Disposal or Exchange of Assets

Net gain on disposal or exchange of assets was $74.5 million lower for 2008 compared to the prior year. The net gain on disposal or exchange of assets for 2008 included a $6.3 million gain on the exchange/sale of certain leasehold mineral interests. The net gain on disposal or exchange of assets for 2007 included coal reserve transactions that resulted in gains of $78.5 million.

Selling and Administrative Expenses

Our historical selling and administrative expenses for the year ended December 31, 2007 were based on an allocation of Peabody general corporate expenses to all of its mining operations, both foreign and domestic. Selling and administrative expenses for the year ended December 31, 2008 represent our actual expenses incurred as a stand-alone company, including expenses from the newly-acquired Magnum operations, which overall were lower than the prior year allocation.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization for 2008 increased compared to the prior year primarily due to the additional sales volume associated with the acquisition of Magnum.

Sales Contract Accretion

Sales contract accretion resulted from the below market coal sale and purchase contracts acquired in the Magnum acquisition and recorded at fair value in purchase accounting. The net liability generated from applying fair value to these contracts is being accreted over the life of the contracts as the coal is shipped.

Reclamation and Remediation Obligation Expense

Reclamation and remediation obligation expense decreased in 2008 compared to the prior year primarily due to accelerated reclamation work at closed mines in the first half of 2007, the acceleration of a mine closure in early 2007, and the extension of the life of our Federal mine in mid-2007 as a result of the acquisition of adjoining coal reserves, largely offset by expenses related to the newly-acquired Magnum operations.

Interest Expense (Income)

Interest expense increased for 2008 compared to 2007 primarily due to amortized debt discount and debt origination fees related to our May 2008 convertible debt issuance, interest and a commitment fee expensed in the second quarter due to the termination of a bridge loan facility related to the Magnum acquisition. Additionally, amortized origination debt fees related to our credit facility put in place at the time of the spin-off also increased interest expense in 2008. These increases were partially offset by lower interest expense related to a demand note with Peabody which was forgiven at the spin-off, resulting in no similar interest expense in 2008. See “— Liquidity and Capital Resources” below for details concerning our outstanding debt and credit facility.

Interest income increased in 2008 compared to the prior year due to interest on a Black Lung excise tax refund. In addition, we recognized a full year of interest income on notes receivable that resulted from the sale of coal reserves in the first half of 2007.

Income Tax Provision

For the years ended December 31, 2008 and 2007, no income tax provision was recorded due to net operating losses for the year and our full valuation allowance recorded against deferred tax assets. For 2008, the primary difference between book and taxable income was the treatment of the net sales contract accretion on the below market purchase and sales contracts acquired in the Magnum acquisition, with such amounts being included in the computation of book income but excluded from the computation of taxable income.

Noncontrolling Interest

We acquired an effective controlling interest in KE Ventures, LLC during the first quarter of 2006, and began consolidating KE Ventures, LLC in our results in 2006. The portion of earnings that represents the interests of the noncontrolling owners was deducted from our net income (loss) to determine net income (loss) attributable to Patriot. The noncontrolling interest recorded in 2007 represented the share of KE Ventures, LLC earnings in which the noncontrolling holders were entitled to participate. In the fourth quarter of 2007, we increased our ownership in KE Ventures, LLC to 100%.

Effect of Noncontrolling Interest Purchase Arrangement

At the spin-off, the noncontrolling interest holders of KE Ventures, LLC held an option that could require Patriot to purchase the remaining 18.5% of KE Ventures, LLC upon a change in control. Upon the spin-off from Peabody, the noncontrolling owners of KE Ventures, LLC exercised this option, and we acquired the remaining noncontrolling interest in KE Ventures, LLC on November 30, 2007 for $33.0 million. Because the option requiring Patriot to purchase KE Ventures, LLC is considered a mandatorily redeemable instrument outside of our control, amounts paid to the noncontrolling interest holders in excess of carrying value of the noncontrolling interest in KE Ventures, LLC, or $15.7 million, was reflected as an increase in net loss attributable to common stockholders in 2007. This obligation was fully redeemed as of December 31, 2007.

Outlook

Market

Market indicators are showing signs of increased strength in the metallurgical and thermal coal markets. Asian economies are recovering rapidly and are importing metallurgical coal at a robust pace. Idled steel mill capacity is being restarted around the globe. European and Brazilian metallurgical markets are poised to expand further, while U.S. steel markets have stabilized. Although U.S. coal producers have not historically shipped large quantities of metallurgical coal to Asia, increased demand in Asian markets could begin to pull more U.S. coal to Asian destinations.

Demand for thermal coal has increased and inventory levels have begun to decline as a result of higher natural gas prices, coupled with the extremely cold temperatures experienced in the U.S. during December 2009 and January 2010. Additionally, colder temperatures have also begun to draw down natural gas inventories. Because of surface mine permitting issues and more extensive safety regulations and inspections, as well as more difficult geology, Central Appalachia may be the first U.S. coal basin to come into balance as thermal coal markets continue to strengthen. Improving domestic and world economies will result in higher industrial production and electricity usage, which should result in higher thermal coal demand and decreased thermal coal inventories both in the U.S. and overseas.

Patriot Operations

As discussed more fully under Risk Factors, our results of operations in the near-term could be negatively impacted by unforeseen adverse geologic conditions or equipment problems at mining locations; customer performance and credit risks; the economic recession; reductions of purchases or deferral of deliveries by major customers; the passage of new or expanded regulations that could limit our ability to mine, increase our mining costs, or limit our customers’ ability to utilize coal as fuel for electricity generation; environmental and coal mining laws and regulations; the availability and costs of credit, surety bonds and letters of credit; the inability of contract miners to fulfill delivery terms of their contracts; delays in obtaining or the inability to obtain required permits for new mining operations; and the unavailability of transportation for coal shipments.

On a long-term basis, our results of operations could also be impacted by our ability to secure or acquire high-quality coal reserves; our ability to attract and retain skilled employees and contract miners; our ability to find replacement buyers for coal under contracts with comparable terms to existing contracts; and rising prices of key supplies, mining equipment and commodities.

Potential legislation, regulation, treaties and accords at the local, state, federal and international level have created uncertainty and could have a significant impact on our customers, demand for coal and our future operational and financial results. For example, increased scrutiny of surface mining permits could cause production delays in the future. The lack of proven technology to meet selenium discharge standards creates uncertainty as to the future costs of water treatment to comply with mining permits. The regulation of carbon dioxide and other greenhouse gases emissions could have an adverse effect on the financial condition of our customers and significantly impact the demand for coal. See Risk Factors for expanded discussion of these factors.

If upward pressure on costs exceeds our ability to realize sales increases, or if we experience unanticipated operating or transportation difficulties, our operating margins would be negatively impacted. Management has continued to focus on controlling costs, optimizing performance and responding quickly to market changes. We are seeing positive results from our ongoing emphasis on cash and cost control, as well as rationalization of higher-cost production.

We performed a comprehensive strategic review of our mining complexes and their relative cost structures in conjunction with the Magnum acquisition. As a result, we idled our Jupiter mining complex effective December 31, 2008 and the Remington complex effective March 31, 2009. Additionally, we implemented a Management Action Plan in early 2009 in response to the weakened coal markets. In January 2009, we announced the idling of our Black Oak mine. On April 2, 2009, we announced additional contract mine suspensions, the deferral of the opening of the Blue Creek complex and the cancellation of certain operating shifts at various mining complexes. In addition, on August 3, 2009, we announced the suspension of our Samples surface mine due to its higher cost structure relative to our other operations.

Both our Federal and Panther longwalls encountered some adverse geologic conditions in 2009, but significantly less than the difficulties encountered in 2008. The improved production in 2009 reflects the benefits of mine plan adjustments made in late 2008 to minimize the impact of difficult geology. In the third quarter of 2009, significant upgrades were made to certain components of the Panther longwall mining equipment. Both of the longwalls were performing well by the end of 2009. In the fourth quarter of 2009, Federal had its best production quarter in 2009 and Panther had its best quarter since the Magnum acquisition.

On February 22, 2010, we announced that active mining operations at our Federal mine in northern West Virginia were temporarily suspended upon discovering potentially adverse atmospheric conditions on February 18, 2010, in an abandoned area of the mine. We are currently conducting additional testing and working with the U.S. Department of Labor, Mine Safety & Health Administration to develop a plan to address this issue so that active mining operations can resume, the timing of which is currently uncertain. The Federal mine complex historically accounts for between 10% and 20% of our Segment Adjusted EBITDA.

We anticipate 2010 sales volume in the range of 33 to 35 million tons. This includes metallurgical coal sales of at least 6.5 million tons. We are targeting higher metallurgical coal volumes in 2010 from existing operations as a result of the strengthening market. As of December 31, 2009 our total unpriced planned production for 2010 was approximately 4 to 6 million tons.

The guidance provided under the caption Outlook should be read in conjunction with the section entitled Cautionary Note Regarding Forward Looking Statements and Risk Factors. Actual events and results may vary significantly from those included in, or contemplated, or implied by the forward-looking statements under Outlook. For additional information regarding the risks and uncertainties that affect our business, see Risk Factors.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition, results of operations, liquidity and capital resources are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Generally accepted accounting principles require that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Employee-Related Liabilities

We have significant long-term liabilities for our employees’ postretirement benefit costs and workers’ compensation obligations. Detailed information related to these liabilities is included in Notes 18 and 20 to our consolidated financial statements. Expense for the year ended December 31, 2009 for these liabilities totaled $123.8 million, while payments were $93.2 million.

Postretirement benefits and certain components of our workers’ compensation obligations are actuarially determined, and we use various actuarial assumptions, including the discount rate and future cost trends, to estimate the costs and obligations for these items. The discount rate is determined by utilizing a hypothetical bond portfolio model which approximates the future cash flows necessary to service our liabilities. We make assumptions related to future trends for medical care costs in the estimates of retiree healthcare and work-related injuries and illness obligations. Our medical trend assumption is developed by annually examining the historical trend of our cost per claim data.

If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could differ materially from our current estimates. Moreover, regulatory changes could increase our obligation to satisfy these or additional obligations. Our most significant employee liability is postretirement healthcare. Assumed discount rates and healthcare cost trend rates have a significant effect on the expense and liability amounts reported for postretirement healthcare plans. Below we have provided two separate sensitivity analyses to demonstrate the significance of these assumptions in relation to reported amounts.

Healthcare cost trend rate:

	+1.0%	-1.0%
	(Dollars in thousands)

Effect on total service and interest cost components	$9,306	$(7,758)
Effect on (gain)/loss amortization component	30,011	(25,951)
Effect on total postretirement benefit obligation	160,756	(138,189)

Discount rate:

	+0.5%	-0.5%
	(Dollars in thousands)

Effect on total service and interest cost components	$898	$(1,193)
Effect on (gain)/loss amortization component	(7,672)	7,829
Effect on total postretirement benefit obligation	(76,052)	81,034

Asset Retirement Obligations

Our asset retirement obligations (also referred to as reclamation) primarily consist of spending estimates for surface land reclamation and support facilities at both underground and surface mines in accordance with federal and state reclamation laws as defined by each mining permit. Asset retirement obligations are determined for each mine using various estimates and assumptions including, among other items, estimates of disturbed acreage as determined from engineering data, estimates of future costs to reclaim the disturbed acreage, the timing of these cash flows, and a credit-adjusted, risk-free rate. As changes in estimates occur (such as mine plan revisions, changes in estimated costs, or changes in timing of the reclamation activities), the obligation and asset are revised to reflect the new estimate after applying the appropriate credit-adjusted, risk-free rate. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could be materially different than currently estimated. Moreover, regulatory changes could increase our obligation to perform reclamation and mine closing activities. Asset retirement obligation expense for the year ended December 31, 2009, was $29.5 million, and payments totaled $13.4 million. See detailed information regarding our asset retirement obligations in Note 17 to our consolidated financial statements. Asset retirement obligations are included in “Reclamation and remediation obligation expense” in our consolidated statements of operations.

Remediation Obligations

Our remediation obligations primarily consist of the estimated liability for water treatment in order to comply with selenium effluent limits included in certain mining permits. This liability reflects the discounted estimated costs of the treatment systems to be installed and maintained with the goal of meeting the requirements of current court orders, consent decrees and mining permits. This estimate was prepared considering the dynamics of current legislation, capabilities of currently available technology and our planned remediation strategy. The exact amount of our assumed liability is uncertain due to the fact there is no proven technology to remediate our existing selenium discharges in excess of allowable limits to meet current permit standards. If technology becomes available that meets permit standards or if the standards change in the future, our actual cash expenditures and costs that we incur could be materially different than currently estimated. Remediation obligation expense for the year ended December 31, 2009 was $5.6 million and payments totaled $5.5 million. See detailed information regarding our remediation obligations in Note 6 to our consolidated financial statements. Remediation obligations are included in “Reclamation and remediation obligation expense” in our consolidated statements of operations.

Income Taxes

Deferred tax assets and liabilities are recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. In addition, deferred tax assets are reduced by a valuation allowance if it is “more likely than not” that some portion or the entire deferred tax asset will not be realized. In our annual evaluation of the need for a valuation allowance, we take into account various factors, including the expected level of future taxable income and available tax planning strategies. If actual results differ from the assumptions made in our annual evaluation of our valuation allowance, we may record a change in valuation allowance through income tax expense in the period this determination is made. As of December 31, 2009 and 2008, we maintained a full valuation allowance against our net deferred tax assets.

Uncertain tax positions taken on previously filed tax returns or expected to be taken on future tax returns are reflected in the measurement of current and deferred taxes. The initial recognition process is a two-step process with a recognition threshold step and a step to measure the benefit. A tax benefit is recognized when it is “more likely than not” of being sustained upon audit based on the merits of the position. The second step is to measure the appropriate amount of the benefit to be recognized based on a best estimate measurement of the maximum amount which is more likely than not to be realized. As of December 31, 2009 and 2008, the unrecognized tax benefits are immaterial, and if recognized would not currently affect our effective tax rate as any recognition would be offset with a valuation allowance. We do not expect any significant increases or decreases to unrecognized tax benefits within twelve months of this reporting date.

Additional detail regarding how we account for income taxes and the effect of income taxes on our consolidated financial statements is available in Note 14.

Revenue Recognition

In general, we recognize revenues when they are realizable and earned. We generated substantially all of our revenues in 2009 from the sale of coal to our customers. Revenues from coal sales are realized and earned when risk of loss passes to the customer. Coal sales are made to our customers under the terms of coal supply agreements, most of which have a term of one year or more. Under the typical terms of these coal supply agreements, risk of loss transfers to the customer at the mine or port, where coal is loaded to the rail, barge, ocean-going vessel, truck or other transportation source that delivers coal to its destination.

With respect to other revenues, other operating income, or gains on asset sales recognized in situations unrelated to the shipment of coal, we carefully review the facts and circumstances of each transaction and apply the relevant accounting literature as appropriate. We do not recognize revenue until the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectability is reasonably assured.

Derivatives

We utilize derivative financial instruments to manage exposure to certain commodity prices. Authoritative guidance requires the recognition of derivative financial instruments at fair value in the consolidated balance sheets. For derivatives that are not designated as hedges, the periodic change in fair value is recorded directly to earnings. For derivative instruments that qualify and are designated by us as cash flow hedges, the periodic change in fair value is recorded to “Accumulated other comprehensive loss” until the contract settles or the relationship ceases to qualify for hedge accounting. In addition, if a portion of the change in fair value for a cash flow hedge is deemed ineffective during a reporting period, the ineffective portion of the change in fair value is recorded directly to earnings. We entered into heating oil swap contracts to manage our exposure to diesel fuel prices. The changes in diesel fuel and heating oil prices are highly correlated, thus allowing the swap contracts to be designated as cash flow hedges.

Share-Based Compensation

We have an equity incentive plan for employees and eligible non-employee directors that allows for the issuance of share-based compensation in the form of restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights, performance awards, restricted stock units and deferred stock units. We utilize the Black-Scholes option pricing model to determine the fair value of stock options and an applicable lattice pricing model to determine the fair value of certain market-based performance awards. Determining the fair value of share-based awards requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility, and a risk-free interest rate. Judgment is also required in estimating the amount of share-based awards expected to be forfeited prior to vesting. If actual forfeitures differ significantly from these estimates, share-based compensation expense could be materially impacted.

Impairment of Long-Lived Assets

Impairment losses on long-lived assets used in operations are recorded when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets under various assumptions are less than the carrying amounts of those assets. Impairment losses are measured by comparing the estimated fair value of the impaired asset to its carrying amount. An impairment charge was recorded at December 31, 2009 related to certain infrastructure and thermal coal reserves near our Rocklick complex that were deemed uneconomical to mine.

Business Combinations

We account for business acquisitions using the purchase method of accounting. Under this method of accounting, the purchase price is allocated to the fair value of the net assets acquired. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and the utilization of independent valuation experts, and often involves the use of significant estimates and assumptions, including, but not limited to, assumptions with respect to future cash flows, discount rates and asset lives.

Liquidity and Capital Resources

Our primary sources of cash include sales of our coal production to customers, sales of non-core assets and financing transactions. Our primary uses of cash include our cash costs of coal production, capital expenditures, interest costs and costs related to past mining obligations as well as acquisitions. Our ability to service our debt (interest and principal) and acquire new productive assets or businesses is dependent upon our ability to continue to generate cash from the primary sources noted above in excess of the primary uses. We expect to fund our capital expenditure requirements with cash generated from operations or borrowed funds as necessary.

Net cash provided by operating activities was $39.6 million for the year ended December 31, 2009, a decrease of $23.8 million compared to the prior year. This decrease in net cash provided by operating activities related to the use of working capital of $105.2 million, offset by improved operating results of $81.4 million.

Net cash used in investing activities was $77.6 million for the year ended December 31, 2009, a decrease of $61.1 million compared to cash used in investing activities of $138.7 million in the prior year. The decrease in cash used reflected lower capital expenditures of $43.1 million, a decrease of cash used for investment in joint ventures of $16.4 million and higher cash proceeds from notes receivable of $11.0 million, partially offset by a decrease in net cash acquired from acquisitions of $11.4 million.

Net cash provided by financing activities was $62.2 million for the year ended December 31, 2009, a decrease of $9.9 million compared to the prior year. The decrease in cash provided by financing activities reflected a $46.0 million change in short-term borrowings on our credit facility and a decrease of $200.0 million in gross proceeds from the convertible note received in 2008. These decreases were partially offset by the $89.1 million in net proceeds from the equity offering in 2009 and the termination of Magnum’s debt facility in 2008 for $136.8 million.

On June 16, 2009, we completed a public offering of 12 million shares of our common stock in a registered public offering under our shelf registration at $7.90 per share. The net proceeds from the sale of shares, after deducting fees and commissions, were $89.1 million. The proceeds were used to repay the outstanding balance on our revolving credit facility, with the remainder used for general corporate purposes.

Credit Facility

Effective October 31, 2007, we entered into a $500 million, four-year revolving credit facility, which includes a $50 million swingline sub-facility and a letter of credit sub-facility, subsequently amended for the Magnum acquisition and the issuance of the convertible notes. In July 2009, we increased our revolving credit facility by $22.5 million, bringing the total credit facility to $522.5 million. This facility is available for our working capital requirements, capital expenditures and other corporate purposes. As of December 31, 2009, the balance of outstanding letters of credit issued against the credit facility totaled $352.1 million. As of December 31, 2008, the balance of outstanding letters of credit issued against the credit facility totaled $350.8 million, and $23.0 million short-term borrowings were outstanding under the sub-facility. The weighted-average effective interest rate of the sub-facility was 3.99% as of December 31, 2008. There were no short-term borrowings outstanding as of December 31, 2009. Availability under the credit facility was $170.4 million and $126.2 million as of December 31, 2009 and 2008, respectively.

The obligations under our credit facility are secured by a first lien on substantially all of our assets, including but not limited to certain of our mines and coal reserves and related fixtures. The credit facility contains certain customary covenants, including financial covenants limiting our total indebtedness (maximum leverage ratio of 2.75) and requiring minimum EBITDA (as defined in the credit facility) coverage of interest expense (minimum interest coverage ratio of 4.0), as well as certain limitations on, among other things, additional debt, liens, investments, acquisitions and capital expenditures, future dividends and asset sales. The credit facility calls for quarterly reporting of compliance with financial covenants. The terms of the credit facility also contain certain customary events of default, which gives the lenders the right to accelerate payments of outstanding debt in certain circumstances. Customary events of default include breach of covenants, failure to maintain required ratios, failure to make principal payments or to make interest or fee payments within a grace period, and default, beyond any applicable grace period, on any of our other indebtedness exceeding a certain amount.

In connection with the merger agreement with Magnum, we entered into an amendment dated as of April 2, 2008 to the credit facility. The amendment among other things, (i) permitted the merger with Magnum and the transactions contemplated by the merger agreement, (ii) increased the rate of interest applicable to loans and letters of credit fees under the credit facility and (iii) modified certain covenants and related definitions to allow for changes in permitted indebtedness, permitted liens, permitted capital expenditures and other changes in respect of Patriot and its subsidiaries in connection with the acquisition. The increase in the interest rate and the covenant modifications were effective with the closing of the acquisition. In connection with our issuance of the convertible notes discussed below, we entered into an amendment to the credit facility dated as of May 19, 2008, allowing the issuance of the convertible notes and modifying certain covenants for the period prior to the closing of the Magnum acquisition. On September 25, 2008, we entered into an amendment to the credit facility allowing, among other things, an increase to the permitted securitization programs without adjusting the capacity of the credit facility. At December 31, 2009 we were in compliance with the covenants of our amended credit facility.

Private Convertible Notes Issuance

On May 28, 2008, we completed a private offering of $200 million in aggregate principal amount of 3.25% Convertible Senior Notes due 2013 (the notes), including $25 million related to the underwriters’ overallotment option. The net proceeds of the offering were $193.5 million after deducting the initial purchasers’ commissions and fees and expenses of the offering. As discussed in Note 3, we adopted authoritative guidance related to accounting for convertible debt effective January 1, 2009, with retrospective application to the issuance date of these convertible notes. We utilized an interest rate of 8.85% to reflect the nonconvertible market rate of our offering upon issuance, which resulted in a $44.7 million discount to the convertible note balance and an increase to “Additional paid-in capital” to reflect the value of the conversion feature. The nonconvertible market interest rate was based on an analysis of similar securities trading in the market at the pricing date of the issuance, taking into account company specific data such as credit spreads and implied volatility. In addition, we allocated the financing costs related to the issuance of the convertible instruments between the debt and equity components. The debt discount is amortized over the contractual life of the convertible notes, resulting in additional interest expense above the contractual coupon amount.

At December 31, 2008, the principal amount of the convertible notes of $200.0 million was adjusted for the debt discount of $40.4 million, resulting in a long-term convertible note balance of $159.6 million. At December 31, 2009, the debt discount was $32.5 million, resulting in a long-term convertible note balance of $167.5 million. For the year ended December 31, 2009, interest expense for the convertible notes was $14.4 million, which included debt discount amortization of $7.8 million. For the year ended December 31, 2008, interest expense for the convertible notes was $8.2 million, which included debt discount amortization of $4.2 million.

Interest on the notes is payable semi-annually in arrears on May 31 and November 30 of each year. The notes mature on May 31, 2013, unless converted, repurchased or redeemed in accordance with their terms prior to such date. The notes are senior unsecured obligations and rank equally with all of our existing and future senior debt and are senior to any subordinated debt. We used the proceeds of the offering to repay Magnum’s existing senior secured indebtedness and acquisition related fees and expenses. All remaining amounts were used for other general corporate purposes.

The notes are convertible into cash and, if applicable, shares of Patriot’s common stock during the period from issuance to February 15, 2013, subject to certain conditions of conversion as described below. The conversion rate for the notes is 14.7778 shares of Patriot’s common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $67.67 per share of common stock. The conversion rate and the conversion price are subject to adjustment for certain dilutive events, such as a future stock split or a distribution of a stock dividend.

The notes require us to settle all conversions by paying cash for the lesser of the principal amount or the conversion value of the notes, and by settling any excess of the conversion value over the principal amount in cash or shares, at our option.

Holders of the notes may convert their notes prior to the close of business on the business day immediately preceding February 15, 2013, only under the following circumstances: (1) during the five trading day period after any ten consecutive trading day period (the measurement period) in which the trading price per note for each trading day of that measurement period was less than 97% of the product of the last reported sale price of Patriot’s common stock and the conversion rate on each such trading day; (2) during any calendar quarter after the calendar quarter ending September 30, 2008, and only during such calendar quarter, if the last reported sale price of Patriot’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on each such trading day; (3) if such holder’s notes have been called for redemption or (4) upon the occurrence of corporate events specified in the indenture. The notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, February 15, 2013 until the close of business on the business day immediately preceding the maturity date.

The number of shares of Patriot’s common stock that we may deliver upon conversion will depend on the price of our common stock during an observation period as described in the indenture. Specifically, the number of shares deliverable upon conversion will increase as the common stock price increases above the conversion price of $67.67 per share during the observation period. The maximum number of shares that we may deliver is 2,955,560. However, if certain fundamental changes occur in Patriot’s business that are deemed “make-whole fundamental changes” in the indenture, the number of shares deliverable on conversion may increase, up to a maximum amount of 4,137,788 shares. These maximum amounts are subject to adjustment for certain dilutive events, such as a stock split or a distribution of a stock dividend.

Holders of the notes may require us to repurchase all or a portion of our notes upon a fundamental change in our business, as defined in the indenture. The holders would receive cash for 100% of the principal amount of the notes, plus any accrued and unpaid interest.

Patriot may redeem (i) some or all of the notes at any time on or after May 31, 2011, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the relevant notice of redemption exceeds 130% of the conversion price in effect on each such trading day, or (ii) all of the notes if at any time less than $20 million in aggregate principal amount of notes remain outstanding. In both cases, notes will be redeemed for cash at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest up to, but excluding, the relevant redemption date.

Under the indenture for the notes, if we fail to timely file any document or report required to be filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (other than reports on Form 8-K), we are required to pay additional interest on the notes of 0.50% of the principal balance of the notes. This additional interest feature is considered an embedded derivative. Management has determined the fair value of this embedded derivative is de minimis as the probability of reports not being filed timely is remote and we have no history of late submissions.

The notes and any shares of common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended (the Securities Act), or any state securities laws. The notes were only offered to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act.

Bridge Loan Facility

In connection with the Magnum acquisition agreement, we obtained a subordinated bridge loan financing commitment, allowing us to draw up to $150 million under the related bridge loan facility at the effective date of the acquisition to repay a portion of the outstanding debt of Magnum. We terminated the financing commitment on May 30, 2008, as a result of the issuance of the convertible notes. We recognized $1.5 million in commitment fees in connection with the financing commitment, which were included in “Interest expense” in the consolidated statements of operations.

Promissory Notes

In conjunction with an exchange transaction involving the acquisition of Illinois Basin coal reserves in 2005, we entered into promissory notes. Annual installments of $1.7 million on the promissory notes for principal and interest were payable beginning in January 2008 and run through January 2017. At December 31, 2009, the balance on the promissory notes was $10.5 million, $1.0 million of which was a current liability.

Other

We do not anticipate that we will pay cash dividends on our common stock in the near term. The declaration and amount of future dividends, if any, will be determined by our Board of Directors and will be dependent upon covenant limitations in our credit facility and other debt agreements, our financial condition and future earnings, our capital, legal and regulatory requirements, and other factors our Board deems relevant.

Contractual Obligations

	Payments Due by Year as of December 31, 2009
	Within 1 Year	2-3 Years	4-5 Years	After 5 Years
	(Dollars in thousands)

Long-term debt obligations (principal and cash interest)	$17,468	$24,159	$213,850	$20,700
Operating lease obligations	40,443	59,218	18,630	419
Coal reserve lease and royalty obligations	28,191	43,612	36,984	145,283
Other long-term liabilities(1)	122,467	294,201	277,839	1,392,335

Total contractual cash obligations	$208,569	$421,190	$547,303	$1,558,737

(1)	Represents long-term liabilities relating to our postretirement benefit plans, work-related injuries and illnesses and mine reclamation and remediation and end-of-mine closure costs.

As of December 31, 2009, we had $24.9 million of purchase obligations for capital expenditures. Total capital expenditures for 2010 are expected to range from $100 million to $125 million.

Off-Balance Sheet Arrangements and Guarantees

In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include guarantees, indemnifications, and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. Liabilities related to these arrangements are not reflected in our consolidated balance sheets, and we do not expect any material adverse effect on our financial condition, results of operations or cash flows to result from these off-balance sheet arrangements.

We have used a combination of surety bonds and letters of credit to secure our financial obligations for reclamation, workers’ compensation, postretirement benefits and lease obligations as follows as of December 31, 2009:

			Workers’
	Reclamation	Lease	Compensation	Retiree Health
	Obligations	Obligations	Obligations	Obligations	Other(1)	Total
	(Dollars in thousands)

Surety bonds	$135,986	$—	$44	$—	$16,786	$152,816
Letters of credit	85,184	10,287	201,034	50,487	5,142	352,134
Third Party guarantees	—	—	—	—	1,819	1,819

	$221,170	$10,287	$201,078	$50,487	$23,747	$506,769

(1)	Includes collateral for surety companies and bank guarantees, road maintenance and performance guarantees.

As of December 31, 2009, Arch held surety bonds of $93.3 million related to properties acquired by Patriot in the Magnum acquisition, of which $91.7 million related to reclamation. As a result of the acquisition, Patriot is required to post letters of credit in Arch’s favor for the amount of the accrued reclamation liabilities no later than February 2011.

Peabody guarantees certain of our workers’ compensation obligations which totaled $152.1 million at December 31, 2009, with the U.S. Department of Labor (DOL). We will be required to either post letters of credit in Peabody’s favor if Peabody continues to guarantee this obligation or post our own surety directly with the DOL by July 2011.

In relation to an exchange transaction involving the acquisition of Illinois Basin coal reserves in 2005, we guaranteed bonding for a partnership in which we formerly held an interest. The aggregate amount that we guaranteed was $2.8 million and the fair value of the guarantee recognized as a liability was $0.3 million as of December 31, 2009. Our obligation under the guarantee extends to September 2015.

In connection with the spin-off, Peabody assumed certain of Patriot’s retiree healthcare liabilities. The present value of these liabilities totaled $665.0 million as of December 31, 2009. These liabilities included certain obligations under the Coal Act for which Peabody and Patriot are jointly and severally liable, obligations under the 2007 NBCWA for which we are secondarily liable, and obligations for certain active, vested employees of Patriot.

Newly Adopted Accounting Pronouncements

FASB Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (FASB) issued The FASB Accounting Standards Codificationtm (Codification) which has become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification is meant to simplify user access to all authoritative accounting guidance by reorganizing U.S. GAAP pronouncements into roughly 90 accounting topics within a consistent structure; its purpose is not to create new accounting and reporting guidance. Consistent with the Codification, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standard Updates. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

Debt

In May 2008, the FASB issued authoritative guidance which changed the accounting for our convertible notes, specifying that issuers of convertible debt instruments that may settle in cash upon conversion must bifurcate the proceeds from the debt issuance between debt and equity components in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The equity component reflects the value of the conversion feature of the notes. We adopted this authoritative guidance effective January 1, 2009, with retrospective application to the issuance date of our convertible notes. See Note 15 for additional disclosures.

Earnings Per Share

In September 2008, the FASB issued authoritative guidance which states that instruments granted in share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities and need to be included in the earnings allocation in computing earnings per share under the “two-class method.” The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. We adopted this authoritative guidance effective January 1, 2009 with all prior period earnings per share data adjusted retrospectively. The calculations of earnings per share amounts presented in this report include all participating securities as required by this authoritative guidance.

Business Combinations

In December 2007, the FASB issued authoritative guidance regarding business combinations. The guidance defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred. The guidance also requires an acquirer in a business combination to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. It also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date to be measured at their acquisition-date fair values. This authoritative guidance is effective for any business combination with an acquisition date on or after January 1, 2009.

Consolidation

In December 2007, the FASB issued authoritative guidance that establishes accounting and reporting standards for noncontrolling interests in partially-owned consolidated subsidiaries and the loss of control of subsidiaries. A noncontrolling interest (previously referred to as minority interest) in a consolidated subsidiary is required to be displayed in the consolidated balance sheet as a separate component of equity, and the amount of net income attributable to the noncontrolling interest is required to be included in consolidated net income on the face of the consolidated statement of operations. In addition, this guidance requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. We adopted the provisions of this guidance effective January 1, 2009, with retrospective application to the periods presented in this report.

Fair Value Measurements and Disclosures

In September 2006, the FASB issued authoritative guidance which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measures. This guidance clarifies that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. This guidance was effective for fiscal years beginning after November 15, 2007. We elected to implement the guidance with the one-year deferral permitted by subsequent guidance. The deferral applied to nonfinancial assets and liabilities measured at fair value in a business combination. As of January 1, 2009, we adopted the fair value guidance, including applying its provisions to nonfinancial assets and liabilities measured at fair value in a business combination. The adoption of this guidance did not change the valuation approach or materially change the purchase accounting for the Magnum acquisition, which was finalized in the second quarter of 2009.

Subsequent Events

In June 2009, the FASB issued authoritative guidance which establishes general standards of accounting for and the disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Entities are required to disclose the date through which subsequent events have been evaluated. We adopted this guidance effective June 30, 2009.

Pending Adoption of Recent Accounting Pronouncements

Transfers of Financial Assets

In June 2009, the FASB issued authoritative guidance regarding the accounting for transfers of financial assets which requires enhanced disclosures about the continuing risk exposure to a transferor because of its continuing involvement with transferred financial assets. This guidance is effective for fiscal years beginning after November 15, 2009. We are currently evaluating the potential impact of this guidance on our operating results, cash flows and financial condition.

Consolidation

In June 2009, the FASB issued authoritative guidance which requires a company to perform a qualitative analysis to determine whether it has a controlling financial interest in a variable interest entity. In addition, a company is required to assess whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. This guidance is effective for fiscal years beginning after November 15, 2009. We are currently evaluating the potential impact of this guidance on our operating results, cash flows and financial condition.

BUSINESS

The following description is taken directly from “Item 1 — Business” of the 10-K and has not been updated for subsequent events. The 10-K is incorporated by reference into this document, and we urge you to read the documents incorporated by reference in their entirety, including the First Quarter 10-Q, because these documents contain important information and disclosures about Patriot. This discussion should be read in conjunction with the audited financial statements of Patriot included herein.

Overview

We are a leading producer of thermal coal in the eastern United States (U.S.), with operations and coal reserves in Appalachia and the Illinois Basin. We are also a leading U.S. producer of metallurgical quality coal. Our principal business is the mining, preparation and sale of thermal coal, also known as steam coal, for sale primarily to electric utilities, and metallurgical coal, for sale to steel mills and independent coke producers.

Our operations consist of fourteen current mining complexes, which include company-operated mines, contractor-operated mines and coal preparation facilities. The Appalachia and Illinois Basin segments consist of our operations in West Virginia and Kentucky, respectively. We control approximately 1.8 billion tons of proven and probable coal reserves. Our proven and probable coal reserves include metallurgical coal and medium and high-Btu thermal coal, with low, medium and high sulfur content.

We ship coal to electric utilities, industrial users, steel mills and independent coke producers. In 2009, we sold 32.8 million tons of coal, of which 83% was sold to domestic electric utilities and industrial customers and 17% was sold to domestic and global steel and coke producers. Coal is shipped via various company-owned and third-party loading facilities, multiple rail and river transportation routes and ocean-going vessels.

Effective October 31, 2007, Patriot was spun off from Peabody Energy Corporation (Peabody) and became a separate, public company traded on the New York Stock Exchange (symbol PCX). This transaction is referred to in this Form 10-K as the “distribution” or the “spinoff.” The spin-off from Peabody was accomplished through a dividend of all outstanding shares of Patriot.

On July 23, 2008, Patriot completed the acquisition of Magnum Coal Company (Magnum). Magnum was one of the largest coal producers in Appalachia, operating eight mining complexes with production from surface and underground mines in Appalachia and controlling more than 600 million tons of proven and probable coal reserves. Magnum results are included as of the date of the acquisition.

Mining Operations

Our mining operations and coal reserves are as follows:

•	Appalachia. In southern West Virginia, we have ten mining complexes located in Boone, Clay, Lincoln, Logan and Kanawha counties, and in northern West Virginia, we have one complex located in Monongalia County. As part of a comprehensive strategic review of operations upon the acquisition of Magnum, we idled operations at our Jupiter mining complex (December 2008) and our Remington mining complex (March 2009). Additionally, in response to the weakened coal markets, we announced the idling of our Black Oak mine (January 2009), the deferral of the opening of our Blue Creek mining complex, and the suspension of our Samples surface mine (August 2009). In Appalachia, we sold 25.8 million tons of coal in the year ended December 31, 2009. As of December 31, 2009, we controlled 1.2 billion tons of proven and probable coal reserves in Appalachia, of which 488 million tons were assigned to current operations.

•	Illinois Basin. In the Illinois Basin, we have three complexes located in Union and Henderson counties in western Kentucky. In the Illinois Basin, we sold 7.0 million tons of coal in the year ended December 31, 2009. As of December 31, 2009, we controlled 646 million tons of proven and probable coal reserves in the Illinois Basin, of which 126 million tons were assigned to current operations.

The following table provides the location and summary information of our operations as of December 31, 2009.

			Mining		2009 Tons
Location	Complex	Mine(s)	Method(1)	Met/Steam	Sold(2)
Appalachia	Big Mountain	Big Mountain No. 16, Contractor	CM	Steam	2,072
	Blue Creek	Blue Creek No. 1, Blue Creek No. 2	CM	Steam	134
	Campbell’s Creek	Campbell’s Creek No. 6, Campbell’s Creek No. 7	CM	Steam	1,051
	Corridor G	Job 21, Hill Fork	TS, DL	Steam	3,565
	Kanawha Eagle	Eagle, Coalburg No. 1, Coalburg No. 2	CM	Met/Steam	1,881
	Logan County	Guyan	TS	Steam	2,500
	Paint Creek	Samples, Winchester	TS, HW, CM	Met/Steam	2,071
	Panther	Panther	LW, CM	Met/Steam	2,023
	Remington(3)	Stockburg No. 2, Deskins, Wildcat	CM, TS, HW	Steam	182
	Rocklick	Harris No. 1, Black Oak, Contractor	TS, CM	Met/Steam	1,658
	Wells	Rivers Edge, Contractor	CM	Met	3,315
	Federal	Federal No. 2	LW, CM	Steam	3,522
	Purchased coal	N/A	N/A	N/A	1,876

				Subtotal	25,850

Illinois Basin	Bluegrass	Patriot, Freedom	TS, CM	Steam	2,433
	Dodge Hill	Dodge Hill No. 1	CM	Steam	888
	Highland	Highland No. 9	CM	Steam	3,665

				Subtotal	6,986

				Total	32,836

(1)	LW = Longwall, CM = Continuous Miner, TS = Truck-and-Shovel, DL = Dragline, HW = Highwall.

(2)	Tons sold, presented in thousands, for each plant were the same as actual annual plant production in 2009, subject to stockpile variations.

(3)	The Remington mining complex was idled in March 2009.

Longwall mining.  Longwall mining is an underground mining method that uses hydraulic shields, varying from five feet to twelve feet in height, to support the roof of the mine while a shearing machine traverses the coal face removing a two to three foot slab of coal with each pass. An armored face conveyer then moves the coal to a standard deep mine conveyer system for delivery to the surface. Longwall mining is highly productive, but it is effective only for large blocks of medium to thick coal seams.

Continuous miner mining.  Continuous miner mining is an underground method in which airways and transportation entries are developed by continuous mining machines, leaving “pillars” to support the roof. Continuous miner mining is also referred to as “room-and-pillar” mining. Pillars may subsequently be extracted to maximize the reserve recovery. This method is often used to mine smaller coal reserves or thin seams.

Truck-and-shovel/loader mining.  Truck-and-shovel/loader mining is a surface mining method that uses large electric- or diesel-powered shovels to remove overburden, which is used to backfill pits after coal removal. Loading equipment is used to load coal into haul trucks for transportation to the preparation plant or transportation loading facility. Productivity depends on equipment, geological composition and the ratio of overburden to coal.

Dragline mining.  Dragline mining is an efficient surface method that uses large capacity draglines to remove overburden to expose the coal seams. In Central Appalachia, the seams to be mined above the dragline are pre-stripped with support equipment in order to create a bench upon which the dragline can operate. The coal is loaded into haul trucks for transportation to a preparation plant or transportation to a loading facility.

Highwall mining.  Highwall mining is a surface mining method generally utilized in conjunction with truck-and-shovel/loader surface mining. As the highwall is exposed by the truck-and-shovel/loader operation, a modified continuous miner with an attached auger conveyor system cuts horizontal passages from the highwall into the coal seam. These passages can penetrate to a depth of up to 1,600 feet.

Appalachian Mining Operations

Our Appalachian Mining Operations include eleven current mining complexes in West Virginia and the Remington complex, which was idled in March 2009.

Appalachia

Big Mountain

The Big Mountain mining complex is sourced by one company-operated underground mine, Big Mountain No. 16, and multiple contractor-operated underground mines located in southern West Virginia. Coal is produced utilizing continuous mining methods. The coal is sold on the thermal market and is transported from the preparation plant to customers via CSX rail or trucked to a river and placed on barges. Coal is produced from the Coalburg seam with average thickness of nine feet and the Dorothy seam with average thickness of six feet. Most of the employees at the company-operated mine are represented by the United Mine Workers of America (UMWA).

Blue Creek

The Blue Creek mining complex is located in southern West Virginia and consists of two company-operated underground mines, Blue Creek No. 1 and Blue Creek No. 2. One of the mines became operational in December 2009 and the other is expected to begin production in the first quarter of 2010. Both mines operate in the Stockton seam, with an average thickness of ten feet. The complex utilizes continuous mining methods and a third-party-owned on-site preparation facility. Coal produced at the Blue Creek complex is sold on the thermal market and is loaded onto trucks for transportation to a barge loading facility on the Kanawha River. The employees at the company-operated mines are not represented by a union.

Campbell’s Creek

The Campbell’s Creek mining complex consists of two underground mines located in southern West Virginia. The company-operated Campbell’s Creek No. 7 mine operates in the Winifrede seam, with an average mining thickness of seven and one half feet. The contractor-operated Campbell’s Creek No. 6 mine operates in the Stockton seam, and has an average mining thickness of seven feet. All mines in the Campbell’s Creek mining complex utilize the continuous mining method. After processing, the coal is transported by truck to the Kanawha River for loading onto barges that deliver the coal to customers. Coal produced at Campbell’s Creek mining complex is sold on the thermal market. The employees at the company-operated mine are not represented by a union.

Corridor G

The Corridor G mining complex consists of two company-operated surface mines, Job 21 and Hill Fork, located in southern West Virginia. Coal is sourced from the Kittanning, Stockton and Coalburg seams, with a

16-to-1 average overburden to coal ratio. Corridor G utilizes truck-and-shovel/loader and dragline mining. Coal produced at this complex is transferred by belt to the on-site preparation plant and loadout facility. After processing, the coal is transported to customers by CSX rail or trucked to a river and placed on barges. Coal produced at the Corridor G mining complex is sold on the thermal market. Most of the employees at the Corridor G mining complex are represented by the UMWA.

Kanawha Eagle

The Kanawha Eagle complex, which is contractor-operated, is located in southern West Virginia and is sourced by the Eagle, Coalburg No. 1 and Coalburg No. 2 underground mines. All three mines utilize continuous mining methods. Processed coal is sold on both metallurgical and thermal markets and is transported via CSX rail directly to the customer or by private line railroad to the Kanawha River and placed on barges. Coal is produced from the Coalburg seam, with average thickness of six feet, and the Eagle seam, with average thickness of four feet.

Logan County

The Logan County mining complex consists of one company-operated surface mine, Guyan, located in southern West Virginia. Coal from this complex is sold on the thermal market. The Guyan mine utilizes the truck-and-shovel/loader mining method. Coal produced at this complex is transferred by truck to its on-site preparation plant and loadout facility. Coal is principally transported from the loadout facility to customers by CSX rail. Coal is sourced from the Freeport, Kittanning, Stockton and Coalburg seams, with a 15-to-1 average overburden to coal ratio. Certain employees at the Logan County complex are represented by the UMWA.

Paint Creek

The Paint Creek mining complex consists of one surface mine and one underground mine located in southern West Virginia. Both mines are company-operated. The surface mine, Samples, utilizes truck-and-shovel/loader and highwall mining methods, while the underground mine, Winchester, utilizes the continuous mining method. The Winchester mine operates in the Hernshaw seam, with an average mining thickness of six feet. Coal from Samples is sourced from the Freeport, Kittanning, Stockton and Coalburg seams, with a 16.5-to-1 average overburden to coal ratio. We announced the idling of our Samples mine in August 2009. After processing, coal is transported from the on-site preparation plant and loadout facility to customers by CSX rail. Coal can also be trucked approximately 14 miles to the Kanawha River and transported by barge. Coal from this complex can be sold on either the metallurgical and thermal markets. The employees at the Paint Creek complex are not represented by a union.

Panther

The Panther mining complex consists of one underground mine, Panther, located in southern West Virginia. Coal is produced utilizing the longwall mining and continuous mining methods. All coal is processed at an on-site preparation plant and then transported via truck to barges on the Kanawha River or via CSX rail. Coal produced at the Panther complex is sold on both thermal and metallurgical markets. Coal is produced from the Eagle seam, with an average mining thickness of seven feet. The employees at the Panther complex are not represented by a union.

Remington

The Remington mining complex is located in southern West Virginia and consists of two underground mines and one surface mine. As part of a comprehensive strategic review of operations upon the acquisition of Magnum, the Remington complex was idled in March 2009.

Rocklick

The Rocklick mining complex is located in southern West Virginia and is sourced by two company-operated underground mines, Harris No. 1 and Black Oak, and contractor-operated underground and surface mines. Coal at the Rocklick mining complex is produced utilizing continuous mining methods at underground mines and the truck-and-shovel/loader mining method at surface mines. All Harris No. 1 and Black Oak coal is sold on the metallurgical market and contractor processed coal is sold on either the thermal or metallurgical markets. Rocklick has the capability to transport coal on both the CSX and the Norfolk Southern railroads. Metallurgical coal at Harris No. 1 is produced from the Eagle seam, with average thickness of four feet, if only the lower split is mined, or seven feet, if both seam splits are mined. Thermal coal is produced from the Kittanning, Stockton, Clarion and Coalburg seams, with an 18-to-1 average overburden to coal ratio. In January 2009, the Black Oak mine was suspended due to lower demand for metallurgical coal. Additionally, the contractor-operated surface mines were idled at the Rocklick complex during 2009. Most of the employees at the company-operated mines are represented by the UMWA.

Wells

The Wells mining complex is located in southern West Virginia and is sourced by one company-operated underground mine, Rivers Edge, and multiple contractor-operated underground mines. Coal is produced utilizing continuous mining methods. The majority of coal currently produced at Wells is sold on the metallurgical market and is transported to customers via CSX rail. Thermal coal can also be processed and sold at this operation. Rivers Edge mine produces coal from the Powellton seam, with average thickness of approximately eight feet. Coal is also produced from the Black Stallion contract mine in the Eagle seam, with average thickness of six feet. Contract mines produce coal from the No. 2 Gas, Winifrede, Powellton and Lower Chilton seams, each with an average thickness of five to eight feet. Most of the employees at the company-operated facilities of the Wells mining complex are represented by the UMWA.

Federal

The Federal mining complex is located in northern West Virginia and is sourced by one company-operated underground mine, Federal No. 2, utilizing longwall and continuous mining methods. All coal produced at Federal is sold on the high-Btu thermal market and is transported to customers via the CSX and Norfolk Southern railroads either directly or via barges on the Ohio River. Coal is produced from the Pittsburgh seam, with average thickness of seven feet. Most of the employees at the Federal mining complex are represented by the UMWA.

Illinois Basin Mining Operations

Our Illinois Basin Mining Operations include three mining complexes in western Kentucky.

Illinois Basin

Bluegrass

The Bluegrass mining complex is located in western Kentucky and is sourced by two company-operated mines, Freedom, an underground mine, and Patriot, a surface mine. Coal at Freedom is produced utilizing continuous mining methods, while coal at Patriot is produced utilizing the truck-and-shovel/loader mining method. All coal is sold on the thermal market and is transported via truck or via barge loaded on the Green River. Coal is produced from the Kentucky No. 9 seam, with average thickness of four feet for the Freedom underground mine, and with a 15-to-1 average overburden to coal ratio for the Patriot surface mine. The employees at the Bluegrass mining complex are not represented by a union.

Dodge Hill

The Dodge Hill mining complex is located in western Kentucky and is sourced by one company-operated underground mine, utilizing continuous mining methods. All coal is sold on the thermal market and transported via barge on the Ohio River. Coal is produced from the Kentucky No. 6 seam, with average thickness of four feet. The employees at the Dodge Hill mining complex are not represented by a union.

Highland

The Highland mining complex is located in western Kentucky and is sourced by one company-operated underground mine, Highland No. 9, utilizing continuous mining methods. All coal is sold on the thermal market and is transported via barges loaded on the Ohio River. Coal is produced from the Kentucky No. 9 seam, with average thickness of five feet. Most of the employees at the Highland complex are represented by the UMWA.

Customers and Backlog

As of December 31, 2009, we had a sales backlog of 72.6 million tons of coal, including backlog subject to price reopener and/or extension provisions. Our coal supply agreements have remaining terms up to 8 years and an average volume-weighted remaining term of approximately 2.5 years.

Commitments as of December 31, 2009
2010	2011	2012	2013 and Later	Total
Tons (in millions)

29.5	19.9	11.3	11.9	72.6

The 2010 commitments represent more than 85% of our currently estimated production for 2010.

In 2009, approximately 83% of our coal sales were under long-term (one year or greater) contracts. Also in 2009, our coal was sold to over 98 electricity generating and industrial plants in 8 countries, including the U.S., which is where we have our primary customer base.

We expect to continue selling a significant portion of our coal under supply agreements with terms of one year or longer. Our approach is to selectively renew, or enter into, new coal supply contracts when we can do so at prices we believe are favorable. We continue to supply coal to Peabody under contracts that existed at the date of spin-off, and certain of these contracts have terms into 2012. As of December 31, 2009, approximately 25% and 19% of our current projected 2010 and 2011 total production, respectively, was committed under pre-existing customer relationships with various Peabody subsidiaries, all of which are thermal coal contracts.

Typically, customers enter into coal supply agreements to secure reliable sources of coal at predictable prices, while we seek stable sources of revenue to support the investments required to open, expand and maintain or improve productivity at the mines needed to supply these contracts. The terms and conditions of coal supply agreements result from competitive bidding and extensive negotiations with customers. Consequently, the terms and conditions of these contracts vary significantly in many respects, including price adjustment features, price reopener terms, coal quality requirements, quantity parameters, permitted sources of supply, treatment of environmental constraints, extension options, force majeure, and termination and assignment provisions.

Each contract sets a base price. Some contracts provide for a predetermined adjustment to base price at times specified in the agreement. Base prices may be adjusted quarterly, annually or at other periodic intervals for changes in production costs and/or changes due to inflation or deflation. Changes in production costs may be measured by defined formulas that may include actual cost experience at the mine as part of the formula. The inflation/deflation adjustments are measured by public indices, the most common of which is the implicit price deflator for the gross domestic product as published by the U.S. Department of Commerce. In most cases, the components of the base price represented by taxes, fees and royalties which are based on a percentage of the selling price are also adjusted for any changes in the base price and passed through to the customer.

Most long-term contracts contain provisions to adjust the base price due to new laws or changes in the language, interpretation or application of existing laws that increase our cost of performance under such contracts. Buyers often negotiate similar clauses covering changes in environmental laws. We often negotiate the right to supply coal that complies with a new environmental requirement to avoid contract termination. Coal supply agreements typically contain termination clauses if either party fails to comply with the terms and conditions of the contract, although most termination provisions provide the opportunity to cure defaults.

Price reopener provisions are present in some of our multi-year coal contracts. These provisions may allow either party to commence a renegotiation of the contract price at various intervals. In most of the agreements with price reopener provisions, if the parties do not agree on a new price, the purchaser or seller has an option to terminate the contract. Under some contracts, we have the right to match lower prices offered to our customers by other suppliers.

Quality and volumes for the coal are stipulated in coal supply agreements, and in some limited instances buyers have the option to vary annual or monthly volumes, if necessary. Variations to the quality of coal may lead to adjustments in the contract price. Most coal supply agreements contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics such as heat content (Btu), sulfur and ash content, grindability and ash fusion temperature. Failure to meet these specifications can result in economic penalties, suspension or cancellation of shipments or termination of the contracts. Coal supply agreements typically stipulate procedures for sampling, analysis and weighing.

In most of our contracts, we have a right of substitution, allowing us to provide coal from different mines, including third-party production, as long as the replacement coal meets the contracted quality specifications and is sold at the same delivered cost.

Contract provisions in most cases set out mechanisms for temporary reductions or delays in coal volumes in the case of a force majeure event, including strikes, adverse mining conditions, labor shortages, permitting or serious transportation problems that affect the seller or unanticipated plant outages that may affect the buyer. Most contracts stipulate that this tonnage can be made up by either mutual agreement or at the option of the nonclaiming party.

Sales and Marketing

We sell coal produced by our operations and third-party producers. We contract with third-party producers to mine our owned or leased coal reserves on a rate per ton or cost plus basis. Our sales and marketing group includes personnel dedicated to performing sales functions, transportation, distribution, market research, contract administration, and credit/risk management activities.

Transportation

Coal consumed domestically is typically sold at the mine and transportation costs are borne by the purchaser. At certain locations, we utilize truck, conveyor belt and rail to transport coal from our mines to docks for transportation to customers via barges. Export coal is usually sold at the loading port, with purchasers paying ocean freight. Producers usually pay shipping costs from the mine to the port, trans-loading fees at the port and any applicable vessel demurrage costs associated with delayed loadings.

Of our 32.8 million tons sold in 2009, we shipped approximately 50% by rail, 41% by barge, 7% by ocean-going vessel and 2% by truck. Our transportation staff manages the loading of coal via these transportation modes.

Suppliers

The main types of goods we purchase are mining equipment and replacement parts, steel-related (including roof control) products, belting products, lubricants, fuel and tires. Although we have many, long, well-established relationships with our key suppliers, we do not believe that we are dependent on any of our individual suppliers other than for purchases of certain underground mining equipment. The supplier base providing mining materials has been relatively consistent in recent years. Purchases of certain underground mining equipment are concentrated with one principal supplier; however, supplier competition continues to develop.

Competition

The U.S. coal industry is highly competitive, both regionally and nationally. Coal production in Appalachia and the Illinois Basin totaled approximately 448 million tons in 2009, with the largest five producers (Alpha Natural Resources, Inc., CONSOL Energy, Inc., Massey Energy Company, Patriot and Peabody) accounting for 41% of production. In addition to competition within the eastern U.S. region, coal is transported into the region from the western U.S. and international producers for purchase by utility customers.

A number of factors beyond our control affect the markets in which we sell our coal. Continued demand for our coal and the prices obtained by us depend primarily on the coal consumption patterns of the electricity and steel industries in the U.S. and elsewhere around the world; the availability, location, cost of transportation and price of competing coal; and other electricity generation and fuel supply sources such as natural gas, oil, nuclear, hydroelectric and renewable energy. Coal consumption patterns are affected primarily by the demand for electricity, environmental and other governmental regulations, and technological developments. The most important factors on which we compete are delivered price (i.e., including transportation costs, which are paid by our customers), coal quality characteristics and reliability of supply.

Employees & Labor Relations

Relations with our employees and, where applicable, organized labor, are important to our success. As of December 31, 2009, we had approximately 3,500 employees. Approximately 52% of our employees at our company operations were represented by an organized labor union and these operations generated approximately 46% of our 2009 sales volume. Union labor is represented by the UMWA under labor agreements which expire December 31, 2011. Our represented employees work at various sites in Appalachia and at the Highland complex in the Illinois Basin.

We operate a training center in Appalachia. Our training center educates our workforce, particularly our most recent hires, in our rigorous safety standards, the latest in mining techniques and equipment, and serves as a center for dissemination of mining best practices across all of our operations. Our training efforts are designed with the intent of attracting new miners, in large part to replace miners expected to retire in the next few years, and to develop and retain a productive and safety-oriented workforce.

Certain Liabilities

We have significant long-term liabilities for reclamation (also called asset retirement obligations) and remediation, work-related injuries and illnesses, and retiree healthcare. In addition, labor contracts with the UMWA and certain arrangements with non-union employees include long-term benefits, notably healthcare coverage for retired employees and future retirees and their dependents.

Asset Retirement Obligations

Asset retirement obligations primarily represent the present value of future anticipated costs to restore surface land to levels equal to or greater than pre-mining conditions, as required by the Surface Mining Control and Reclamation Act (SMCRA). Asset retirement obligation expense (which includes liability accretion and asset amortization) for the years ended December 31, 2009, 2008 and 2007 was $29.5 million,

$19.3 million, and $20.1 million, respectively. As of December 31, 2009, our asset retirement obligations of $244.5 million included $183.1 million related to locations with active mining operations and $61.4 million related to locations that are closed or inactive.

Remediation Obligations

Remediation obligations primarily represent the present value of future anticipated costs for water treatment of selenium discharges in excess of allowable limits, as required by current court orders, consent decrees and mining permits. Our remediation obligation at the Magnum acquisition date was estimated and recorded at June 30, 2009, when the purchase accounting valuation of all assets acquired and liabilities assumed was finalized. Remediation obligation expense for the year ended December 31, 2009 was $5.6 million, representing six months of expense. We expect remediation obligation expense to be approximately $12 million in 2010. Our remediation obligation liability was $88.6 million as of December 31, 2009.

Workers’ Compensation

These liabilities represent the estimates for compensable, work-related injuries (traumatic claims) and occupational disease, principally black lung disease (pneumoconiosis) and are based primarily on actuarial valuations. The Federal Black Lung Benefits Act requires employers to pay black lung awards to former employees who filed successful claims after June 1973. These liabilities were $220.3 million as of December 31, 2009, of which $26.6 million was a current liability. Expense for the years ended December 31, 2009, 2008 and 2007 was $31.3 million, $25.1 million and $28.0 million, respectively.

Retiree Healthcare and Pension

Retiree healthcare obligations primarily represent the estimated cost of providing retiree healthcare benefits to current retirees and active employees who will retire in the future. Provisions for active employees represent the amount recognized to date, based on their service to date. Additional amounts are accrued periodically so that the total estimated liability is accrued when the employee retires.

Our retiree healthcare liabilities were $1.2 billion as of December 31, 2009, of which $67.1 million was a current liability. Expense for the years ended December 31, 2009, 2008 and 2007 was $92.5 million, $66.0 million and $99.9 million, respectively. In 2009, our results included a full year of retiree healthcare expense related to the Magnum operations as compared to only five months in 2008. Our 2008 retiree healthcare expense decreased from 2007 primarily due to the retention by Peabody of a portion of the liability at the spin-off (as discussed below) and a higher discount rate in 2008, partially offset by the inclusion of five months of activity related to the Magnum operations in 2008.

In connection with the spin-off, a subsidiary of Peabody assumed certain of our pre-spin-off obligations associated with the Coal Industry Retiree Health Benefits Act of 1992 (the Coal Act), the 2007 National Bituminous Coal Wage agreement (2007 NBCWA) and certain salaried employee retiree healthcare benefits. At December 31, 2009 the present value of the liability assumed by Peabody at spin-off was $665.0 million. We continue to administer these benefits. Certain Patriot subsidiaries will remain jointly and severally liable for the Coal Act obligations and remain secondarily liable for the 2007 NBCWA obligations and the salaried employee obligations.

The Coal Act provides for the funding of health benefits for certain UMWA retirees. The Coal Act established the United Mine Workers of America Combined Fund (Combined Fund) into which “signatory operators” and “related persons” are obligated to pay annual premiums for beneficiaries. This multi-employer fund provides healthcare benefits to a closed group of our retired former employees who last worked prior to 1976, as well as orphaned beneficiaries of bankrupt companies who were receiving benefits as orphans prior to the 1992 law. No new retirees will be added to this group. The liability is subject to increases or decreases in per capita healthcare costs, offset by the mortality curve in this aging population of beneficiaries. The Coal Act also created a second benefit fund, the 1992 Benefit Plan, for miners who retired between July 21, 1992, and September 30, 1994, and whose former employers are no longer in business. Beneficiaries may continue to be added to this fund as employers default in providing their former employees with retiree medical benefits, but the overall exposure for new beneficiaries into this fund is limited to retirees covered under their employer’s plan who retired prior to October 1, 1994. A third fund, the 1993 Benefit Plan, was established through collective bargaining and provides benefits to qualifying former employees, who retired after September 30, 1994, of certain signatory companies who have gone out of business and have defaulted in providing their former employees with retiree medical benefits. Beneficiaries may continue to be added to this fund as employers go out of business. The collective bargaining agreement with the UMWA, which specifies the payments to be made to the 1993 Benefit Plan, expires on December 31, 2011.

In December 2006, the Surface Mining Control and Reclamation Act Amendments of 2006 (2006 Act) was enacted. Under the 2006 Act, the orphan benefits paid to the Combined Fund and the 1992 Benefit Plan will be the responsibility of the federal government on a phased-in basis. The legislation authorizes $490 million per year in general fund revenues to pay for these and other benefits under the bill. In addition, future interest from the federal Abandoned Mine Land (AML) trust fund and previous unused interest from the AML trust fund will be available to offset orphan retiree healthcare costs. Under current projections for the health funds, these available resources are sufficient to cover all anticipated costs of orphan retirees. These amounts are also in addition to any amounts that may be appropriated by Congress at its discretion. The legislation also revises the AML fees paid by us on coal production, effective in October 2007, with the imposition of such fee currently scheduled to expire in its entirety on September 30, 2021.

The 2006 Act specifically amended the federal laws establishing the Combined Fund, the 1992 Benefit Plan and the 1993 Benefit Plan. The 2006 Act provides new and additional funding to all three programs, subject to the limitations described below. The 2006 Act guarantees full funding of all beneficiaries in the Combined Fund by supplementing the annual transfers of interest earned on the AML trust fund. The 2006 Act further provides funding for the annual orphan health costs under the 1992 Benefit Plan on a phased-in basis: 25%, 50% and 75% in the years 2008, 2009 and 2010, respectively. Thereafter, federal funding will pay for 100% of the orphan health costs. The coal producers that signed the 1988 labor agreement, including some of our subsidiaries, remain responsible for the costs of the 1992 Benefit Plan. The 2006 Act also included the 1993 Benefit Plan as one of the statutory funds and authorizes the trustees of the 1993 Benefit Plan to determine the contribution rates through 2010 for pre-2007 beneficiaries. During calendar years 2008 through 2010, federal funding will pay a portion of the 1993 Benefit Plan’s annual health costs on a phased-in basis: 25%, 50% and 75% in the years 2008, 2009 and 2010, respectively. The 1993 Benefit Plan trustees have set a $1.42 per hour statutory contribution rate for 2010. Under the 2006 Act, these new and additional federal expenditures to the Combined Fund, 1992 Benefit Plan, 1993 Benefit Plan and certain AML payments to the states and Indian tribes are collectively limited by an aggregate annual cap of $490 million as described above. To the extent that (i) the annual funding of the programs exceeds this amount (plus the amount of interest from the AML trust fund paid with respect to the Combined Fund), and (ii) Congress does not allocate additional funds to cover the shortfall, contributing employers and affiliates, including some of our subsidiaries, would be responsible for the additional costs. Those of our subsidiaries that have agreed to the 2007 NBCWA will pay $0.50 per hour worked to the 1993 Benefit Plan to provide benefits for post 2006 beneficiaries. To the extent the $0.50 per hour payment exceeds the amount needed for this purpose, the difference will be credited against the $1.42 per hour statutory payment.

The actuarially-determined liability for these benefit plans was $48.5 million as of December 31, 2009, $6.3 million of which was a current liability. Expenses for the years ended December 31, 2009, 2008 and 2007 were $3.2 million, $2.6 million and $2.9 million, respectively. Cash payments to these funds were $6.3 million, $6.1 million and $5.5 million for 2009, 2008 and 2007, respectively. The benefit plans that qualify as multi-employer plans are expensed as payments are made and no liability was recorded other than amounts due and unpaid. Expense related to these funds was $11.2 million, $11.8 million and $15.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Certain of our subsidiaries participate in two defined benefit multi-employer pension funds that were established as a result of collective bargaining with the UMWA pursuant to the 2007 NBCWA as periodically negotiated. These plans provide pension and disability pension benefits to qualifying represented employees retiring from a participating employer where the employee last worked prior to January 1, 1976, in the case of the UMWA 1950 Pension Plan, or after December 31, 1975, in the case of the UMWA 1974 Pension Plan. In

December 2006, the 2007 NBCWA was signed, which required funding of the 1974 Pension Plan through 2011 under a phased funding schedule. The funding is based on an hourly rate for active UMWA workers. Under the labor contract, the per hour funding rate increased to $4.25 in 2009 and increases each year until reaching $5.50 in 2011. Our subsidiaries with UMWA-represented employees are required to contribute to the 1974 Pension Plan at the new hourly rates. Contributions to these funds could increase as a result of future collective bargaining with the UMWA, a shrinking contribution base as a result of the insolvency of other coal companies who currently contribute to these funds, lower than expected returns on pension fund assets or other funding deficiencies. Expense related to these funds was $18.3 million, $13.5 million and $6.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Regulatory Matters

Federal and state authorities regulate the U.S. coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, the protection of the environment, plants and wildlife, the reclamation and restoration of mining properties after mining has been completed, surface subsidence from underground mining and the effects of mining on groundwater quality and availability. In addition, the industry is affected by significant legislation mandating certain benefits for current and retired coal miners. We have in the past, and will in the future, be required to incur significant costs to comply with these laws and regulations.

Future legislation and regulations are expected to become increasingly restrictive, and there may be more rigorous enforcement of existing and future laws and regulations. Depending on the development of future laws and regulations, we may experience substantial increases in equipment and operating costs and may experience delays, interruptions or termination of operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal fines or penalties, the acceleration of cleanup and site restoration costs, the issuance of injunctions to limit or cease operations and the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations.

Mine Safety and Health

Our goal is to achieve excellent mine safety and health performance. We measure our progress in this area primarily through the use of accident frequency rates. We believe that it is our responsibility to our employees to provide a superior safety and health environment. We seek to implement this goal by: training employees in safe work practices; openly communicating with employees; establishing, following and improving safety standards; involving employees in the establishment of safety standards; and recording, reporting and investigating all accidents, incidents and losses to avoid reoccurrence. We utilize best practices in emergency preparedness, which includes maintaining multiple mine rescue teams. A portion of the annual performance incentive for all Patriot personnel is tied to our safety record.

Our approach to safety has resulted in a steady decline in incidence numbers and their severity rates. We received a number of significant safety awards in 2009, including four Mountaineer Guardian Safety Awards from the West Virginia Coal Association. Our training center educates our employees in safety best practices and reinforces our company-wide belief that productivity and profitability follow when safety is a cornerstone of all of our operations.

Stringent health and safety standards have been in effect since Congress enacted the Coal Mine Health and Safety Act of 1969. The Federal Mine Safety and Health Act of 1977 (the 1977 Act) significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations. In 1978, the Mine Safety and Health Administration (MSHA) was created to carry out the mandates of the 1977 Act.

Congress enacted the Mine Improvement and New Emergency Response Act of 2006 (MINER Act) as a result of an increase in fatal accidents. Among the new requirements, each miner must have at least two, one-hour Self Contained Self Rescue (SCSR) devices for their use in the event of an emergency (each miner had at least one SCSR device prior to the MINER Act) and additional caches of SCSR devices in the escape routes leading to the surface. Our evacuation training programs have been expanded to include more comprehensive training with the SCSR devices and frequent escape drills, as well as mine-wide simulated disaster training. The MINER Act also requires installation of two-way communication systems that allow communication between rescue workers and trapped miners following an accident as mine operators must have the ability to locate each miner’s last known position immediately before and after a disaster occurs. Compliance with this regulation has and will continue to result in additional expense.

The states in which we operate also have programs for mine safety and health regulation and enforcement. As a result of industry-wide fatal accidents in recent years, primarily at underground mines, several states including West Virginia and Kentucky have adopted new safety and training regulations. In addition, MSHA has issued numerous new policies and regulations addressing, but not limited to, the following: emergency notification and response plans, increased fines for violations and additional training and mine rescue coverage requirements. Collectively, federal and state safety and health regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee health and safety affecting any segment of U.S. industry. While these changes have had a significant effect on our operating costs, our U.S. competitors with underground mines are subject to the same degree of regulation.

Black Lung

In the U.S., under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each U.S. coal mine operator must pay federal black lung benefits and medical expenses to claimants who are current and former employees and last worked for the operator after July 1, 1973. Coal mine operators must also make payments to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. Historically, less than 7% of the miners currently seeking federal black lung benefits are awarded these benefits. The trust fund is funded by an excise tax on U.S. production of up to $1.10 per ton for coal from underground mines and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the gross sales price.

Mining Control and Reclamation Regulations

The SMCRA is administered by the Office of Surface Mining Reclamation and Enforcement (OSM) and establishes mining, environmental protection and reclamation standards for all aspects of U.S. surface mining as well as many aspects of underground mining. Mine operators must obtain SMCRA permits and permit renewals for mining operations from the OSM. Where state regulatory agencies have adopted federal mining programs under SMCRA, the state becomes the regulatory authority. States in which we have active mining operations have achieved primary control of enforcement through federal authorization.

SMCRA permit provisions include requirements for coal prospecting; mine plan development; topsoil removal, storage and replacement; selective handling of overburden materials; mine pit backfilling and grading; protection of the hydrologic balance; subsidence control for underground mines; surface drainage control; mine drainage and mine discharge control and treatment; and revegetation.

The U.S. mining permit application process is initiated by collecting baseline data to adequately characterize the pre-mining environmental condition of the permit area. We develop mine and reclamation plans by utilizing this geologic data and incorporating elements of the environmental data. Our mine and reclamation plans incorporate the provisions of SMCRA, the state programs and the complementary environmental programs that impact coal mining. Also included in the permit application are documents defining ownership and agreements pertaining to coal, minerals, oil and gas, water rights, rights of way and surface land, and documents required of the OSM’s Applicant Violator System, including the mining and compliance history of officers, directors and principal stockholders of the applicant.

Once a permit application is prepared and submitted to the regulatory agency, it goes through a completeness and technical review. Public notice of the proposed permit is given for a comment period before a permit can be issued. Some SMCRA mine permit applications take over a year to prepare, depending on the size and complexity of the mine, and often take six months to two years to be issued. Regulatory authorities have considerable discretion in the timing of the permit issuance and the public has the right to comment on and otherwise engage in the permitting process, including public hearings and through intervention in the courts.

SMCRA requires compliance with many other major environmental programs. These programs include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (RCRA), the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and employee right-to-know provisions. Besides OSM, other federal regulatory agencies are involved in monitoring or permitting specific aspects of mining operations. The Environmental Protection Agency (EPA) is the lead agency for states with no authorized programs under the Clean Water Act, RCRA and CERCLA. The U.S. Army Corps of Engineers (ACOE) regulates activities affecting navigable waters and the U.S. Bureau of Alcohol, Tobacco and Firearms regulates the use of explosive blasting.

Mine Closure Costs

Various federal and state laws and regulations, including SMCRA, require us to obtain surety bonds or other forms of financial security to secure payment of certain long-term obligations, including mine closure or reclamation costs, federal and state workers’ compensation costs and other miscellaneous obligations. Many of these bonds are renewable on a yearly basis. Surety bond costs have increased in recent years. As of December 31, 2009, we had outstanding surety bonds and total letters of credit of $506.8 million including: $221.2 million for post-mining reclamation; $201.1 million related to workers’ compensation obligations; $50.5 million for retiree health obligations; $10.3 million for coal lease obligations; and $23.7 million for other obligations (including collateral for surety companies and bank guarantees, road maintenance and performance guarantees). Changes in these laws and regulations could require us to obtain additional surety bonds or other forms of financial assurance.

The AML Fund, which is part of SMCRA, requires a fee on all coal produced in the United States. The proceeds are used to rehabilitate land mined and left unreclaimed prior to August 3, 1977 and to pay healthcare benefit costs of orphan beneficiaries of the Combined Fund. Under current law, from October 1, 2007 through September 30, 2012, the fee is $0.315 per ton for surface-mined coal and $0.135 per ton for underground-mined coal and from October 1, 2012 through September 30, 2021, the fee will be $0.28 per ton for surface-mined coal and $0.12 per ton for underground-mined coal.

Environmental Laws

We are subject to various federal and state environmental laws and regulations that impose significant requirements on our operations. The cost of complying with current and future environmental laws and regulations and our liabilities arising from past or future releases of, or exposure to, hazardous substances, may adversely affect our business, results of operations or financial condition. In addition, environmental laws and regulations, particularly relating to air emissions, can reduce the demand for coal. Significant public opposition has been raised with respect to the proposed construction of certain new coal-fueled electricity generating plants due to the potential air emissions that would result. Such regulation and opposition could reduce the demand for coal.

Numerous federal and state governmental permits and approvals are required for mining operations. When we apply for these permits or approvals, we may be required to prepare and present to federal or state authorities data pertaining to the effect or impact that a proposed exploration for, or production or processing of, coal may have on the environment. Compliance with these requirements can be costly and time-consuming and can delay exploration or production operations. A failure to obtain or comply with permits could result in significant fines and penalties and could adversely affect the issuance of other permits for which we may apply.

Certain key environmental issues, laws and regulations facing us are described further below.

Clean Water Act

The federal Clean Water Act and corresponding state and local laws and regulations affect coal mining operations by restricting the discharge of pollutants, including dredged or fill materials, into waters of the United States. The Clean Water Act provisions and associated state and federal regulations are complex and subject to amendments, legal challenges and changes in implementation. As a result of recent court decisions and regulatory actions, permitting requirements have increased and could continue to increase the cost and time we expend on compliance with water pollution regulations.

These and other regulatory requirements, which have the potential to change due to legal challenges, Congressional actions and other developments, increase the cost of, or could even prohibit, certain current or future mining operations. Our operations may not always be able to remain in full compliance with all Clean Water Act obligations and permit requirements, and as a result we have, at times, been subject to compliance orders and private party litigation seeking fines or penalties or changes to our operations.

Clean Water Act requirements that may affect our operations include the following:

Section 404

Section 404 of the Clean Water Act requires mining companies to obtain ACOE permits to place material in streams for the purpose of creating slurry ponds, water impoundments, refuse areas, valley fills or other mining activities. As is the case with other coal mining companies operating in Appalachia, our construction and mining activities, including our surface mining operations, frequently require Section 404 permits. ACOE issues two types of permits pursuant to Section 404 of the Clean Water Act: nationwide (or “general”) and “individual” permits. Nationwide permits are issued to streamline the permitting process for dredging and filling activities that have minimal adverse environmental impacts. An individual permit typically requires a more comprehensive application process, including public notice and comment, but an individual permit can be issued for ten years (and may be extended thereafter upon application).

The issuance of permits to construct valley fills and refuse impoundments under Section 404 of the Clean Water Act, whether general permits commonly described as the Nationwide Permit 21 (NWP 21), or individual permits, has been the subject of many recent court cases and increased regulatory oversight, the results of which may materially increase our permitting and operating costs, result in permitting delays, suspend current operations or prevent the opening of new mines.

For instance, on June 11, 2009, the White House Council on Environmental Quality announced that the EPA, the Department of the Interior (DOI) and the ACOE had entered into a Memorandum of Understanding and Interagency Action Plan on Appalachian Surface Coal Mining (IAP) which is designed to coordinate actions between the agencies and to increase federal scrutiny and oversight of state permitting, enforcement and other activities affecting Appalachian surface mining, all with the stated goal of reducing the environmental impacts of surface coal mining in West Virginia and other Appalachian states. Among other things, the IAP set forth a proposal to prohibit use of the general NWP 21 for surface coal mining operations and a commitment by the DOI to issue guidance clarifying the rules on the use of valley fills within a set distance of a stream. The IAP also stated that there will be a general review of how surface mining is evaluated, authorized and regulated under the Clean Water Act, which may lead to further changes to relevant laws or enforcement thereof.

On July 15, 2009, the ACOE announced it was soliciting public comments on proposals related to the use of NWP 21 pursuant to the IAP. The proposals modify NWP 21 to prohibit its use in the Appalachian region for surface coal mining operations and suspend the use of NWP 21 in West Virginia and other Appalachian states while the ACOE completes the process of modifying it. In the absence of NWP 21, individual permits are required for surface coal mining projects. We have converted any pending permit applications that were submitted under NWP 21 to individual permit applications and believe a prohibition on NWP 21 permits would have a minimal effect on our future production. However, individual permits take longer and are more costly to obtain.

In July 2009, the EPA requested that the West Virginia Department of Environmental Protection (WVDEP) provide copies of draft National Pollution Discharge Elimination System (NPDES) permits for discharges associated with surface coal mining operations and announced its plans to conduct Permit Quality Reviews of mining permits in West Virginia. In September 2009, the EPA announced that proposed mining related to certain pending permits in Appalachia would require additional review under the Clean Water Act due to the potential water quality impacts. Seventy-nine permit applications were identified for further, detailed reviews, including our Hobet 45 mine permit application and five of our other permit applications. In January 2010, the evaluation process was finalized on our Hobet 45 permit and the permit was issued. It was the first of the seventy-nine permits to be issued. The EPA and the ACOE continue to perform reviews on the remaining permits pursuant to the IAP to ensure compliance with the Clean Water Act. As a result of the EPA’s increased scrutiny, the WVDEP announced in January 2010 that it is suspending review of permit applications for certain surface mining operations until the EPA establishes standards for such operations.

In November 2009, the DOI issued an advance notice of proposed rule making regarding the use of valley fills within a set distance of a stream. The notice set forth a number of potential options DOI is considering in order to meet the goals in the Memorandum of Understanding (MOU). If more restrictive options are ultimately adopted, certain mining activities could become prohibited.

In addition, Region 3 of the EPA, which covers West Virginia, has asked the EPA’s Office of Research & Development (ORD) to provide expert advice on a draft assessment of the ecological impacts associated with surface coal mining involving valley fills. ORD’s assessment will cover loss of headwater streams, downstream water quality, subsequent effects on in-stream biota, cumulative ecological impacts and an evaluation of restoration and recovery methods used by mining companies to address the foregoing.

It is unknown what other future changes will be implemented to the permitting review and issuance process or to other aspects of surface mining operations, but the increased regulatory focus, recent attention in Congress, the announced changes and reviews and any additional future changes could materially and adversely affect all coal mining companies operating in Appalachia, including us. In particular, we could be unable to obtain new permits or maintain existing permits, we could be required to change operations in a manner that could be costly, and we could incur fines, penalties and other costs, any of which could materially adversely affect our business.

National Pollutant Discharge Elimination System

The Clean Water Act requires effluent limitations and treatment standards for wastewater discharge through the NPDES program. NPDES permits govern the discharge of pollutants into water and require regular monitoring and reporting and performance standards. States are empowered to develop and enforce “in stream” water quality standards. These standards are subject to change and must be approved by the EPA. Discharges must either meet state water quality standards or be authorized through available regulatory processes such as alternate standards or variances. “In stream” standards vary from state to state. Additionally, through the Clean Water Act Section 401 certification program, states have approval authority over federal permits or licenses that might result in a discharge to their waters. States consider whether the activity will comply with their water quality standards and other applicable requirements in deciding whether or not to certify the activity.

Total Maximum Daily Load (TMDL) regulations establish a process by which states designate stream segments as impaired (i.e., not meeting present water quality standards). Industrial dischargers, including coal mining operations, may be required to meet new TMDL effluent standards for these stream segments.

States must also conduct an anti-degradation review before approving permits for the discharge of pollutants to waters that have been designated as high quality. A state’s anti-degradation regulations would prohibit the diminution of water quality in these streams. Several environmental groups and individuals recently challenged, in part successfully, West Virginia’s anti-degradation policy. As a result, in general, waters discharged from coal mines to high quality streams in West Virginia will be required to meet or exceed new “high quality” standards. This could cause increases in the costs, time and difficulty associated with obtaining new and complying with existing NPDES permits, and could adversely affect our coal production.

Clean Air Regulations

The Clean Air Act and the corresponding state laws that regulate the emissions of materials into the air affect U.S. coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations may occur through Clean Air Act permitting requirements and/or emission control requirements relating to particulate matter. The Clean Air Act indirectly affects the coal industry by extensively regulating the air emissions of sulfur dioxide, nitrogen oxide, mercury and other compounds emitted by our customers that operate coal-fueled electricity generating plants. Additionally, the EPA has proposed regulating carbon dioxide and other greenhouse gas emissions under the Clean Air Act. In recent years Congress has also considered legislation that would require increased reductions in emissions of carbon dioxide and other greenhouse gases, sulfur dioxide, nitrogen oxide and mercury. Existing and new legislation may lead to some electricity generating customers switching to other sources of fuel which would result in lower levels of regulated emissions.

Clean Air Act requirements that may directly affect our customers include the following:

Sulfur Dioxide and Nitrogen Oxide Emissions

The EPA promulgated the Clean Air Interstate Rule (CAIR) in March 2005. CAIR requires the reduction of sulfur dioxide and nitrogen oxide emissions from electricity generating plants in 28 eastern states and the District of Columbia (D.C.). CAIR has been subject to a complex series of legal challenges since its promulgation which have alleged, among other things, that it failed to meet the requirements of the federal Clean Air Act. However, as of December 2009, based on an order issued by the U.S. Court of Appeals for the D.C. Circuit, CAIR is currently in effect while the EPA develops a new clean air program for power plants that is consistent with the Clean Air Act. It is unknown what additional or different obligations the EPA will place on power plant air emissions as it revisits the obligations of the Clean Air Act. However, the existing CAIR obligations are expected to require many coal-fueled power sources to install additional pollution control equipment, such as wet scrubbers, or to incur costs to purchase the right to emit from other sources who do reduce their emissions, and it is possible that further changes in the rules, including those relating to emissions limitations and the right to purchase and trade allowances, will require coal-fueled power plants to incur even more costs. Congress is also considering additional legislation aimed at reducing sulfur dioxide and nitrogen oxide emissions from power plants. All of the foregoing could cause our customers to change their regional coal sources or reduce their demand for coal.

Mercury Emissions

The EPA promulgated the Clean Air Mercury Rule (CAMR) in March 2005. CAMR permanently caps and reduces nationwide mercury emissions from new and existing coal-fueled power plants. The rule established a market-based cap-and-trade program to reduce nationwide utility emissions of mercury in two distinct phases. CAMR was vacated on February 8, 2008 by the U.S. Court of Appeals for the D.C. Circuit and the EPA decided to develop mercury emissions standards for power plants under the Clean Air Act rather than pursue an appeal of the decision. It is anticipated that any new EPA rule will require power plants to implement maximum achievable control technology (MACT) to reduce their mercury emissions. In January 2009, the EPA issued a memorandum stating that any new electric steam generating units that began construction while CAMR was effective will be subject to a MACT determination on a case-by-case basis. In addition, Congress is also considering legislation mandating mercury emission reductions from coal-fueled power plants. These decisions and future regulations and/or legislation could further limit mercury emissions from power plants, which could adversely affect the demand for coal.

Particulate Matter

The Clean Air Act requires the EPA to set National Ambient Air Quality Standards (NAAQS) for pollutants considered harmful to public health and the environment. States must develop and maintain state implementation plans (SIPs) that explain how they will comply with established NAAQS. These SIPs are subject to public comment and must be approved by the EPA. Areas not in compliance with NAAQS must take steps to reduce emission levels, and as a result states that are affected must update their SIPs accordingly. Our mining operations are subject to NAAQS and the operations of some of our customers are also subject to NAAQS. In addition, the Clean Air Act allows states to assert claims against a source in an “upwind” state if the source, which could include coal-fueled power plants, is emitting pollutants in an amount and manner that the downwind state believes is preventing it from attaining its NAAQS.

In October 2006, the EPA issued a final rule revising and updating NAAQS for various forms of particulate matter (the “PM Standards”). Specifically, the PM Standards were updated for fine and coarse particulate matter. Sources of fine particulate matter include power generation, residential fuel burning, and motor vehicles. Coarse particulate matter can be generated by, among other things, mining operations and construction and demolition activities. Three groups of petitioners filed for review of the PM Standards. On February 24, 2009, the U.S. Court of Appeals for the D.C. Circuit issued its opinion, and while it refused to review the petitioners’ challenges to the coarse PM Standards, it remanded certain aspects of the fine PM Standards for reconsideration by the EPA. As a result, the PM Standards related to fine particulate matter, which may affect many of our power plant customers and are currently in effect, will now be subject to further review by the EPA, and therefore these PM Standards could become more stringent. If that occurs, some states will likely need to change their existing SIPs to impose measures designed to ensure compliance with any new PM Standards.

Existing and possible future restrictions, including any that arise out of the EPA’s reconsideration described above, on the emission of fine or coarse particulate matter could adversely affect our ability to develop new mines, could require us to modify our existing operations and could result in additional and expensive control requirements for coal-fueled power plants, which could adversely affect the demand for coal.

Ozone

Nitrogen oxides, which are a by-product of coal combustion, can lead to the creation of ozone. In March 2008, the EPA issued a rule in which it lowered the eight-hour ozone standard from the current 0.0884 parts per million to 0.075 parts per million. The rule became effective on May 27, 2008. Attainment dates for the new standard ranges between 2013 and 2030, depending on the severity of the non-attainment. In January 2010, the EPA proposed to further lower these standards to a range of 0.06 to 0.07 parts per million. The revised standard may require more stringent emissions controls on sources of nitrogen oxides, including coal-fueled electric generating plants. Demand for coal from our mining operations may be adversely affected when the more stringent standard is implemented.

New Source Review Regulations

A number of pending regulatory changes and court actions will affect the scope of the EPA’s new source review (NSR) program, which under certain circumstances requires existing coal-fueled power plants to install the more stringent air emissions control equipment required of new plants. For example, in April 2007, the U.S. Supreme Court ruled, in Environmental Defense et al. v. Duke Energy Corp. et al., against a generator in an NSR enforcement proceeding, reversing the decision of the appellate court. This decision could potentially expose numerous electricity generators to government or citizen actions based on a failure to obtain NSR permits for changes to emissions sources and could effectively increase the costs to them of continuing to use coal. Our customers are among the electricity generators subject to enforcement actions and, if found not to be in compliance, our customers could be required to install additional control equipment at the affected plants or they could decide to close some or all of those plants. Changes to the NSR program and/or its enforcement may adversely impact demand for coal.

Regional Haze

The EPA published the final regional haze rule on July 1, 1999. This rule established planning and emissions reduction timelines for states to use to improve visibility in national parks throughout the U.S. On June 22, 2001, the EPA signed a proposed rule to guide states in implementing the 1999 rule and in controlling power plant emissions that cause regional haze problems. The proposed rule set guidelines for states in setting Best Alternative Retrofit Technology (BART) at older power plants. On May 5, 2004, the EPA published a proposed rule with new BART provisions and re-proposed the BART guidelines. On June 15, 2005, the EPA finalized amendments to the July 1999 regional haze rule. The EPA directed states to develop plans for meeting its requirements and determined that states which adopt the CAIR cap-and-trade program for sulfur dioxide and nitrogen oxide will be allowed to apply CAIR controls as a substitute for those required by BART.

Acid Rain

Title IV of the Clean Air Act regulates sulfur dioxide emissions by all coal-fueled power plants with generating capacity greater than 25 megawatts. The affected electricity generators have sought to meet these requirements by, among other compliance methods, switching to lower sulfur fuels, installing pollution control devices, reducing electricity generating levels or purchasing sulfur dioxide emission allowances. Title IV also requires that certain categories of electric generating stations install certain types of nitrogen oxide controls. We cannot predict the effect of these provisions of the Clean Air Act on us in future years.

State Laws

Several states have recently proposed or adopted legislation or regulations further limiting emissions of sulfur dioxide, nitrogen oxide, mercury and carbon dioxide. Limitations imposed by states on emissions of any of these substances could cause our customers to switch to other fuels to the extent it becomes economically preferable for them to do so.

Global Climate Change

One by-product of burning coal is carbon dioxide, which has been linked in certain studies as a contributor to climate change. Recently, legislators, including the U.S. Congress, have been considering the passage of significant new laws. The EPA has also proposed using the Clean Air Act to limit carbon dioxide and other greenhouse gas emissions, and other measures are being imposed or offered with the ultimate goal of reducing greenhouse gas emissions.

Additionally, in 2009 the U.S. House of Representatives passed, and the U.S. Senate considered, legislation that would, among other things, impose a nationwide cap on carbon dioxide and other greenhouse gas emissions and require major sources, including coal-fueled power plants, to obtain “emission allowances” to meet that cap. It is possible that federal legislation related to greenhouse gas emissions will also be considered in Congress in 2010.

The U.S. Supreme Court’s April 2007 ruling in Massachusetts v. EPA clarified that the EPA does have the authority to regulate carbon dioxide emissions as a “pollutant” under the Clean Air Act insofar as motor vehicles are concerned. In response to this decision, in December 2009, the EPA released a final finding that emissions of carbon dioxide and other greenhouse gases contribute to air pollution and endanger human health and welfare. This finding will subject certain stationary sources that emit carbon dioxide and other greenhouse gases, including coal-fueled power plants, to existing permitting and other requirements under the Clean Air Act. In October 2009, the EPA published a proposed rule referred to as the Greenhouse Gas Tailoring Rule (GHG Tailoring Rule), which sets forth how the Clean Air Act requirements would be imposed by the EPA on greenhouse gas emissions from stationary sources. The GHG Tailoring Rule, which is expected to be finalized in March 2010, could require the installation of best available control technologies in certain existing facilities and any new facilities that may be considered significant sources of greenhouse gas emissions. These actions by the EPA could be delayed or derailed by a number of factors, including expected legal challenges, lack of funding, and preemption by federal legislation. However, if the EPA’s regulation of greenhouse gases under the Clean Air Act proceeds, it may ultimately affect coal-fueled power plants in particular, and the amount of coal our customers purchase from us could decrease, which could adversely affect our results of operations.

In the absence of federal legislation or regulation, many states, regions and local authorities have adopted greenhouse gas regulations and initiatives. Several northeastern states are part of the Regional Greenhouse Gas

Initiative agreement, or RGGI. The RGGI program calls for signatory states to stabilize carbon dioxide emissions to current levels from 2009 to 2015, followed by a 2.5% reduction each year from 2015 to 2018. Auctions for carbon dioxide allowances under this program began in September 2008 and occur on a quarterly basis.

In November 2007, the governors of Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Ohio, South Dakota and Wisconsin and the Premier of Manitoba signed the Midwestern Greenhouse Gas Reduction Accord to develop and implement steps to reduce greenhouse gas emissions. In addition, more than half of the states in the U.S. have implemented renewable portfolio standards, which mandate that a specified percentage of electricity sales in the state come from renewable energy, and in 2009, Congress also considered legislation with a similar provision.

These and other state and regional climate change rules will likely require additional controls on coal-fueled power plants and industrial boilers and may even cause some users of coal to switch from coal to a lower carbon fuel. In addition, some states, municipalities and individuals have initiated common law nuisance suits against power, coal, and oil and gas companies alleging that their operations are contributing to climate change. At least two U.S. federal appellate courts have permitted these lawsuits to proceed. The plaintiffs are seeking various remedies, including punitive and compensatory damages and injunctive relief. If successful, there could be reductions in or other limitations on the amount of coal our customers could utilize.

The permitting of new coal-fueled power plants has also recently been contested by state regulators and environmental organizations based on concerns relating to greenhouse gas emissions. As a result, certain power generating companies may reconsider short-term or long-term plans to build coal-fueled plants or may elect to build capacity using alternative forms of electrical generation.

Demand for and use of coal also may be limited by any global treaties which place restrictions on carbon dioxide emissions. As part of the United Nations Framework Convention on Climate Change, representatives from 187 nations met in Bali, Indonesia in December 2007 to discuss a program to limit greenhouse gas emissions after 2012. The U.S. participated in the conference. The convention adopted what is called the “Bali Action Plan.” The Bali Action Plan contains no binding commitments, but concludes that “deep cuts in global emissions will be required” and provides a timetable for two years of talks to shape the first formal addendum to the 1992 United Nations Framework Convention on Climate Change treaty since the Kyoto Protocol. In December 2009, an international meeting was held in Copenhagen, Denmark to further progress towards a new treaty or agreement regarding greenhouse gas emissions reductions after 2012. A number of countries, including the U.S., entered into an agreement called the “Copenhagen Accord,” which contains non-binding emissions reductions targets. One of the goals in the Accord is for all developed nations, including the U.S., to provide $100 billion (in the aggregate) annually, beginning in 2020, to developing countries to fund climate change adaptation and mitigation measures. Any treaty or other arrangement ultimately adopted by the U.S. or other countries, may have a material adverse impact on the global supply and demand for coal, which in turn could have an adverse impact on our business.

Hazardous Waste

The RCRA established comprehensive requirements for the treatment, storage and disposal of hazardous wastes. These requirements primarily affect our customers as coal mine wastes, such as overburden and coal cleaning wastes, are not considered hazardous waste materials under RCRA. In 1993 and 2000, the EPA declined to impose hazardous waste regulatory controls under subtitle C of RCRA on the disposal of some coal combustion by-products (CCB), including the practice of using CCB as land fill. The EPA continues to evaluate the possibility of placing additional regulatory requirements on the disposal of such materials.

The EPA published in the Federal Register in August 2007 a Notice of Data Availability (NODA) of analyses of the disposal of CCB that have become available since the EPA’s RCRA regulatory determination in 2000. The NODA is not a proposed rule and does not include a timeframe for issuing a proposed rule. The EPA has also indicated that it is proceeding with the development of regulations governing the management of CCB. Any regulations that increase the costs associated with handling or disposal of CCB could adversely impact our customers’ operating costs and potentially reduce their purchase of coal.

Toxic Release Reporting

Under the EPA’s Toxic Release Inventory process, companies are required to annually report the use, manufacture or processing of listed toxic materials that exceed defined thresholds, including chemicals used in equipment maintenance, reclamation and water treatment.

Federal and State Superfund Statutes

CERCLA and similar state laws impose liability for investigation and clean-up of contaminated properties and for damages to natural resources. Under CERCLA or similar state laws, strict, joint and several liability may be imposed on waste generators, site owners or operators and others regardless of fault. Thus, coal mines or other sites that we currently own or have previously owned or operated and sites to which we have sent waste material may be subject to liability under CERCLA and similar state laws. We have been identified as a potentially responsible party at some sites, but based on current information we do not believe any liability under CERCLA or similar state laws will be material.

MANAGEMENT

The following description is taken directly from “Executive Officers” of the 10-K and has not been updated for subsequent events. The 10-K is incorporated by reference into this document, and we urge you to read the documents incorporated by reference in their entirety, including the First Quarter 10-Q, because these documents contain important information and disclosures about Patriot.

Executive Officers

Set forth below are the names, ages as of February 19, 2010 and current positions of our executive officers. Executive officers are appointed by, and hold office at, the discretion of our Board of Directors.

Name	Age	Positions

Richard M. Whiting	55	Chief Executive Officer & Director
Irl F. Engelhardt	63	Chairman of the Board of Directors, Executive Advisor and Director
Paul H. Vining	55	President & Chief Operating Officer
Mark N. Schroeder	53	Senior Vice President & Chief Financial Officer
Charles A. Ebetino, Jr.	57	Senior Vice President — Corporate Development
Joseph W. Bean	47	Senior Vice President — Law & Administration, General Counsel & Corporate Secretary
Robert W. Bennett	47	Senior Vice President & Chief Marketing Officer

Richard M. Whiting

Chief Executive Officer & Director

Richard M. Whiting, age 55, serves as Chief Executive Officer and as a Director. Mr. Whiting joined Peabody’s predecessor company in 1976 and held a number of operations, sales and engineering positions both at the corporate offices and at field locations. Prior to the spin-off, he was Peabody’s Executive Vice President & Chief Marketing Officer from May 2006 to 2007, with responsibility for all marketing, sales and coal trading operations, as well as Peabody’s joint venture relationships. Mr. Whiting previously served as President & Chief Operating Officer and as a director of Peabody from 1998 to 2002. He also served as Executive Vice President — Sales, Marketing & Trading from 2002 to 2006, and as President of Peabody COALSALES Company from 1992 to 1998.

Mr. Whiting is the former Chairman of National Mining Association’s Safety and Health Committee, the former Chairman of the Bituminous Coal Operators’ Association, and a past board member of the National Coal Council. He is currently a director of the National Mining Association (NMA) and a director of the Society of Mining Engineers Foundation Board of Trustees. Mr. Whiting holds a Bachelor of Science degree in mining engineering from West Virginia University.

Irl F. Engelhardt

Chairman of the Board of Directors, Executive Advisor & Director

Irl F. Engelhardt, age 63, serves as Chairman of the Board of Directors and Executive Advisor. Prior to the spin-off, Mr. Engelhardt served as Chairman and as a director of Peabody from 1998 until October 2007. He also served as Chief Executive Officer of Peabody from 1998 to 2005 and as Chief Executive Officer of a predecessor of Peabody from 1990 to 1998. He also served as Chairman of a predecessor of Peabody from 1993 to 1998 and as President from 1990 to 1995. After joining a predecessor of Peabody in 1979, Mr. Engelhardt held various officer level positions in the executive, sales, business development and administrative areas, including Chairman of Peabody Resources Ltd. (Australia) and Chairman of Citizens Power LLC. He also served as Co-Chief Executive Officer and executive director of The Energy Group from February 1997 to May 1998, Chairman of Cornerstone Construction & Materials, Inc. from September 1994 to May 1995 and Chairman of Suburban Propane Company from May 1995 to February 1996. Mr. Engelhardt served as a director and Group Vice President of Hanson Industries from 1995 to 1996. He also previously served as Chairman of the Federal Reserve Bank of St. Louis, the NMA, the Coal Industry Advisory Board of the International Energy Agency, the Center for Energy and Economic Development and the Coal Utilization Research Council, as well as Co-Chairman of the Coal Based Generation Stakeholders Group. He serves on the Boards of Directors of Valero Energy Corporation and The Williams Companies, Inc.

Paul H. Vining

President & Chief Operating Officer

Paul H. Vining, age 55, serves as President & Chief Operating Officer. Prior to the Magnum acquisition, Mr. Vining served as President and Chief Executive Officer of Magnum since 2006. Prior to joining Magnum, Mr. Vining was Senior Vice President of Marketing and Trading at Arch Coal. Prior to that, from 2003 to 2006, he was President of Ellett Valley CC Inc., a coal trading, marketing and consulting company based in Williamsburg, Virginia. From 1999 to 2002, Mr. Vining was Executive Vice President for Sales and Trading at Peabody. From 1996 to 1999, he was President of Peabody COALTRADE. From 1995 to 1996, Mr. Vining was Senior Vice President of Peabody COALSALES. Earlier in his career, he held leadership positions with Guasare Coal America, AGIP Coal USA, Island Creek Coal and A.T. Massey Energy.

Mr. Vining currently serves as Treasurer and board member of the West Virginia Coal Association. Mr. Vining holds a Bachelor of Science degree in chemistry from the College of William and Mary, and a Bachelor of Science in mineral engineering and a Master of Science degree in extractive metallurgy from Columbia University’s Henry Krumb School of Mines in New York.

Mark N. Schroeder

Senior Vice President & Chief Financial Officer

Mark N. Schroeder, age 53, serves as Senior Vice President & Chief Financial Officer. Prior to the spin-off, Mr. Schroeder held several key management positions in his career at Peabody which began in 2000. These positions included President of Peabody China from 2006 to 2007, Vice President of Materials Management from 2004 to 2006, Vice President of Business Development from 2002 to 2004 and Vice President and Controller from 2000 to 2002. He has more than 30 years of business experience, including as Chief Financial Officer of Franklin Equity Leasing Company from 1998 to 2000, Chief Financial Officer of Behlmann Automotive Group from 1997 to 1998, and financial management positions with McDonnell Douglas Corporation and Ernst & Young, LLP.

Mr. Schroeder is a certified public accountant and holds a Bachelor of Science degree in business administration from Southern Illinois University — Edwardsville.

Charles A. Ebetino, Jr.

Senior Vice President — Corporate Development

Charles A. Ebetino, Jr., age 57, serves as Senior Vice President — Corporate Development. Prior to the spin-off, Mr. Ebetino was Senior Vice President — Business and Resource Development for Peabody since May 2006. Mr. Ebetino also served as Senior Vice President — Market Development for Peabody’s sales and marketing subsidiary from 2003 to 2006 and was directly responsible for COALTRADE, LLC. He joined Peabody in 2003 after more than 25 years with American Electric Power Company, Inc. (AEP) where he served in a number of management roles in the fuel procurement and supply group, including Senior Vice President of Fuel Supply and President & Chief Operating Officer of AEP’s coal mining and coal-related subsidiaries from 1993 until 2002. In 2002, he formed Arlington Consulting Group, Ltd., an energy industry consulting firm.

Mr. Ebetino is a past board member of NMA, former Chairman of the NMA Environmental Committee, a former Chairman and Vice Chairman of the Edison Electric Institute’s Power Generation Subject Area Committee, a former Vice Chairman of the Inland Waterway Users Board, and a past board member and

President of the Western Coal Transportation Association. Mr. Ebetino has a Bachelor of Science degree in civil engineering from Rensselaer Polytechnic Institute. He also attended the New York University School of Business for graduate study in finance.

Joseph W. Bean

Senior Vice President — Law & Administration, General Counsel & Corporate Secretary

Joseph W. Bean, age 47, serves as Senior Vice President — Law & Administration, General Counsel & Corporate Secretary. From the spin-off to February 2009, Mr. Bean served as Senior Vice President, General Counsel & Corporate Secretary for Patriot. Prior to the spin-off, Mr. Bean served as Peabody’s Vice President & Associate General Counsel and Assistant Secretary from 2005 to 2007 and as Senior Counsel from 2001 to 2005. During his tenure at Peabody, he directed the company’s legal and compliance activities related to mergers and acquisitions, corporate governance, corporate finance and securities matters.

Mr. Bean has 23 years of corporate law experience, including 19 years as in-house legal counsel. He was counsel and assistant corporate secretary for The Quaker Oats Company prior to its acquisition by PepsiCo in 2001 and assistant general counsel for Pet Incorporated prior to its 1995 acquisition by Pillsbury. He also served as a corporate law associate with the law firms of Mayer, Brown & Platt in Chicago and Thompson & Mitchell in St. Louis. Mr. Bean holds a Bachelor of Arts degree from the University of Illinois and a Juris Doctorate from Northwestern University School of Law.

Robert W. Bennett

Senior Vice President & Chief Marketing Officer

Robert W. Bennett, age 47, serves as Senior Vice President & Chief Marketing Officer. Mr. Bennett has over 22 years of experience in the coal sales, marketing and trading arena. From the time of the Magnum acquisition through March 2009, Mr. Bennett served as Patriot’s Senior Vice President of Sales and Trading and was responsible for Patriot’s thermal coal sales. Prior to the Magnum acquisition, Mr. Bennett served as Senior Vice President — Sales and Trading of Magnum Coal Company and President of Magnum Coal Sales, LLC, positions he held from 2006 to 2008. During 2005 and 2006, Mr. Bennett served as Vice President — Appalachia Sales for COALSALES, LLC. Mr. Bennett served as Vice President — Brokerage and Agency Sales for COALTRADE, LLC from 1997 to 2005 where he was responsible for all brokerage and agency relationships in the eastern United States. Prior to 1997, Mr. Bennett held various leadership positions with AGIP Coal Sales and Neweagle Corporation. Mr. Bennett holds a Bachelor of Arts in Finance from Marshall University.

* * *

The following description is taken directly from Patriot’s Definitive Proxy Statement and has not been updated for subsequent events. The Definitive Proxy Statement is incorporated by reference into this document, and we urge you to read the documents incorporated by reference in their entirety, including the First Quarter 10-Q, because these documents contain important information and disclosures about Patriot.

Directors

Richard M. Whiting, age 55, has been a Director of the Company since October 2007. Effective October 31, 2007, the Company was spun-off from Peabody Energy Corporation (“Peabody”) and became a separate, publicly-traded company (the “spin-off”). Mr. Whiting assumed the position of President & Chief Executive Officer in October 2007 and upon the consummation of the acquisition of Magnum Coal Company (“Magnum”) by the Company on July 23, 2008 (the “Merger”), assumed the position of Chief Executive Officer.

Mr. Whiting joined Peabody’s predecessor company in 1976 and held a number of operations, sales and engineering positions both at the corporate offices and at field locations. Prior to the spin-off, Mr. Whiting was Peabody’s Executive Vice President & Chief Marketing Officer from May 2006 to October 2007, with responsibility for all marketing, sales and coal trading operations, as well as Peabody’s joint venture relationships. He previously served as President & Chief Operating Officer and as a Director of Peabody from 1998 to 2002. He also served as Executive Vice President — Sales, Marketing & Trading from 2002 to 2006, and as President of Peabody COALSALES Company from 1992 to 1998.

Mr. Whiting is the former Chairman of the National Mining Association’s Safety and Health Committee, the former Chairman of the Bituminous Coal Operators’ Association, and a past board member of the National Coal Council. Mr. Whiting holds a Bachelor of Science degree in Mining Engineering from West Virginia University. He currently serves on the Board of Directors of the National Mining Association and the Society of Mining Engineers Foundation Board of Trustees.

We believe Mr. Whiting’s qualifications to sit on our Board of Directors include his over thirty years of experience in the coal industry, his leadership and knowledge of the Company and its former parent, as well as his extensive management experience.

Irl F. Engelhardt, age 63, has been a Director of the Company since October 2007. Mr Engelhardt has served as Chairman of the Board of Directors and Executive Advisor of the Company since the spin-off. Prior to the spin-off, Mr. Engelhardt served as Chairman and a Director of Peabody from 1993 until October 2007.

Mr. Engelhardt also served as Chief Executive Officer of Peabody, our former parent, from 1990 through December 2005. After joining a predecessor of Peabody in 1979, he held various officer level positions in executive, sales, business development and administrative areas, including Chairman of Peabody Resources Ltd. (Australia) and Chairman of Citizens Power LLC.

He served as Co-Chief Executive Officer and executive director of The Energy Group from 1997 to 1998, Chairman of Suburban Propane Company from 1995 to 1996, Chairman of Cornerstone Construction & Materials from 1994 to 1995 and Director and Group Vice President of Hanson Industries from 1995 to 1996. Mr. Engelhardt previously served as Chairman of the Federal Reserve Bank of St. Louis, Chairman of the National Mining Association, the Coal Industry Advisory Board of the International Energy Agency, the Center for Energy and Economic Development and the Coal Utilization Research Council, as well as Co-Chairman of the Coal Based Generation Stakeholders Group. He serves on the Board of Directors of Valero Energy Corporation and The Williams Companies, Inc.

We believe Mr. Engelhardt’s qualifications to sit on our Board of Directors include his over thirty years of experience in the coal and energy industries, including as the Chief Executive Officer of Peabody.

Michael P. Johnson, age 62, has been a Director of the Company since July 2008. Mr. Johnson is the President & Chief Executive Officer of J&A Group, a small business consulting and investment company, since 2008. He previously served as Senior Vice President and Chief Administrative Officer of The Williams Companies, Inc., a NYSE-listed natural gas producer, processor and transporter. Mr. Johnson was with The Williams Companies, Inc. from 1998 until his retirement in 2008. From 1991 to 1998, Mr. Johnson served in various officer-level positions for Amoco Corporation, including Vice President of Human Resources.

Mr. Johnson serves on the boards of several universities and charitable organizations. Mr. Johnson holds a bachelor’s degree from North Carolina Central University and is a graduate of the Advanced Executive Program from Kellogg School of Business at Northwestern University. Mr. Johnson currently serves on the Board of Directors of QuikTrip Corporation, Buffalo Wild Wings Inc. and CenterPoint Energy, Inc.

We believe Mr. Johnson’s qualifications to sit on our Board of Directors include his management experience in the energy industry and his experience with strategic development and human resources functions.

Robert O. Viets, age 66, has been a Director of the Company since November 2007. Mr. Viets is the former President, Chief Executive Officer and Director of CILCORP, a NYSE-listed holding company which owned a regulated electric and natural gas utility (CILCO) in central Illinois. Mr. Viets served in this capacity from 1988 until 1999, when CILCORP was acquired by AES. He also served as Chief Financial Officer during his 26-year career at CILCORP. Prior to joining CILCORP, Mr. Viets was an auditor with Arthur Andersen &

Co. Following his career at CILCORP, Mr. Viets has provided consulting services to regulated energy and communication businesses.

Mr. Viets has a degree in Economics from Washburn University (Topeka) and a Law degree from Washington University School of Law. He is also a certified public accountant. He has served as a Director of, among other companies, RLI Corp., a specialty property and casualty insurer (1993-present); Consumers Water Company, a Maine-based regulated water utility (1996-1998); and Philadelphia Suburban Corp., now Aqua America, Inc. (1998-2001); including serving as a member of the Audit Committees at RLI Corp. and Philadelphia Suburban Corp.

We believe Mr. Viets’s qualifications to sit on our Board of Directors include his experience with electric and gas utilities, his executive leadership of significant organizations and his financial expertise.

J. Joe Adorjan, age 71, has been a Director of the Company since November 2007. Mr. Adorjan is currently Chairman of Adven Capital, a private equity firm and is a partner of Stonington Partners Inc., a New York based private equity firm. He has served in these positions since February 2001. From 1995 through December 2000, Mr. Adorjan served as Chairman and Chief Executive Officer of Borg-Warner Security Corporation, a provider of security services. Prior to joining Borg-Warner, Mr. Adorjan served in a number of senior executive capacities with Emerson Electric Co. and ESCO Electronics Corporation, an independent NYSE-listed corporation that was formed in 1990 with the spin-off of Emerson’s government and defense business. He was Chairman and Chief Executive Officer of ESCO from 1990 to 1992, when he rejoined Emerson as President. Mr. Adorjan originally joined Emerson in 1968 and served in a number of senior executive capacities, including Executive Vice President of Finance, International, Technology and Corporate Development.

Mr. Adorjan has Bachelors and Masters degrees in Economics from Saint Louis University. Mr. Adorjan currently serves as a Director for Rexel Corporation, a global distributor of electrical and electronics products and services, and is Chairman of Bates Sales Company, a distributor of industrial power transmission equipment and parts. He is also a Director of Thermadyne Holdings Corporation, a marketer of cutting and welding products and accessories, where he serves as lead director and as a member of the audit and compensation committees. He also serves on the board of trustees of Saint Louis University and Ranken Technical College and is Chairman of The Hungarian - Missouri Educational Partnership.

We believe Mr. Adorjan’s qualifications to sit on our Board of Directors include his experience as an executive leader of complex organizations and experience as a director of other companies.

Michael M. Scharf, age 62, has been a Director of the Company since November 2007. Mr. Scharf is Executive Director, Global Financial Services for Bunge Limited. Previously he was Senior Vice President and CFO of Bunge North America and served in that position since joining Bunge in 1990 through 2009. He also served as Bunge’s representative on the board of the company’s biofuels joint ventures. He was previously Senior Vice President and Chief Financial Officer of Peabody Holding Company, Inc. (1978-1990) and Tax Manager at Arthur Andersen & Co. (1969-1978).

Mr. Scharf has a Bachelors degree in Accounting from Wheeling Jesuit University and is a certified public accountant.

We believe Mr. Scharf’s qualifications to sit on our Board of Directors include his management experience with global companies, his financial expertise and his experience in the coal industry.

Robb E. Turner, age 47, is, and has been since 2000, a co-founder of and senior partner of ArcLight Capital Holdings, LLC, a private equity firm specializing in energy investments and has eighteen years of energy finance, corporate finance, and public and private equity investment experience. Prior to forming ArcLight, Mr. Turner founded and built Berenson Minella & Company’s energy advisory practice. From 1990 to 1997, Mr. Turner held senior positions at Smith Barney, Schroders, Wasserstein Perella and Kidder, Peabody & Co., where he was responsible for advising on buyouts, corporate finance structures and mergers and acquisitions. Mr. Turner serves on the Board pursuant to a voting agreement executed at the time of the merger between certain stockholders of Magnum and the Company.

Mr. Turner has a Bachelor of Science in Engineering from the U.S. Military Academy at West Point and a Master of Business Administration from Harvard Business School. Mr. Turner is a director in several privately held companies in which affiliates of ArcLight Capital Holdings, LLC have an interest. Mr. Turner is also on the Board of Directors of Mainline Management LLC, the general partner of Buckeye GP Holdings L.P. and Buckeye GP LLC, the general partner of Buckeye Partners, L.P., a publicly-traded limited partnership that owns and operates independent U.S. refined petroleum products and pipeline systems; and the Friends 4 Michael Foundation.

We believe Mr. Turner’s qualifications to sit on our Board of Directors include his experience with the energy industry, his financial expertise and his experience executing complex transactions.

B. R. Brown, age 77, has been a Director of the Company since October 2007. Mr. Brown is the retired Chairman, President and Chief Executive Officer of CONSOL Energy, Inc., a domestic coal and gas producer and energy services provider. He served as Chairman, President and Chief Executive Officer of CONSOL and predecessor companies from 1978 to 1998. He also served as a Senior Vice President of E.I. du Pont de Nemours & Co., CONSOL’s controlling stockholder, from 1981 to 1991. Before joining CONSOL, Mr. Brown was a Senior Vice President at Conoco. From 1990 to 1995, he also was President and Chief Executive Officer of Remington Arms Company, Inc.

Mr. Brown has a degree in Economics from the University of Arkansas. Mr. Brown has previously served as Director and Chairman of the Bituminous Coal Operators’ Association Negotiating Committee, Chairman of the National Mining Association, and Chairman of the Coal Industry Advisory Board of the International Energy Agency. Mr. Brown was a Director of Peabody Energy Corporation from December 2003 until October 2007, when he resigned to join Patriot’s Board of Directors. He is also a Director of Delta Trust & Bank and Remington Arms Company, Inc. and its parent, Freedom Group, Inc.

We believe Mr. Brown’s qualifications to sit on our Board of Directors include his experience in the coal industry, his executive leadership of complex organizations and his experience as a director of other companies.

John F. Erhard, age 35, is a principal of ArcLight Capital Holdings, LLC, a private equity firm specializing in energy investments, with whom he has held several positions since joining in 2001. Prior to joining ArcLight, he was an Associate at Blue Chip Venture Company, a venture capital firm focused on the information technology sector. Mr. Erhard began his career at Schroders, where he focused on mergers and acquisitions. Mr. Erhard serves on the Board pursuant to a voting agreement executed at the time of the merger between certain stockholders of Magnum and the Company.

Mr. Erhard has a Bachelor of Arts in Economics from Princeton University and a Juris Doctor from Harvard Law School. Mr. Erhard is an officer in several privately held companies in which affiliates of ArcLight Capital Holdings, LLC have an interest. He is a Director of Mainline Management LLC, the general partner of Buckeye GP Holdings L.P. and of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., a publicly-traded limited partnership that owns and operates independent U.S. refined petroleum products and pipeline systems.

We believe Mr. Erhard’s qualifications to sit on our Board of Directors include his experience with the energy industry, his financial expertise and his experience managing complex transactions.

John E. Lushefski, age 54, has been a Director of the Company since October 2007. Mr. Lushefski has been a senior consultant providing strategic, business development and financial advice to public and private companies since July 2005. He has substantial coal industry experience and a global background in treasury, tax, accounting, strategic planning, information technology, human resources, investor relations and business development. From December 2004 until July 2005, Mr. Lushefski was engaged in the development of his current consulting business. From 1996 until December 2004, he served as Chief Financial Officer of Millennium Chemicals Inc., a NYSE-listed international chemicals manufacturer that was spun off from Hanson PLC. He also served as Senior Vice President & Chief Financial Officer of Hanson Industries Inc. from 1995 to 1996, and as Vice President & Chief Financial Officer of Peabody Holding Company, Inc. from

1991 to 1995. Prior to joining Hanson in 1985, he was an Audit Manager with Price Waterhouse LLP, New York.

Mr. Lushefski is a certified public accountant with a B.S. in Business Management/Accounting from Pennsylvania State University. He also has served as a Director of Suburban Propane, LP (1996-1999) and Smith Corona Corporation (1995-1996).

We believe Mr. Lushefski’s qualifications to sit on our Board of Directors include his experience with the coal industry, his financial expertise and management expertise with other public companies.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Revolving Credit Facility

This offering and the amendment and restatement to our revolving credit facility are conditioned upon the closing of each other. The amendment and restatement to our revolving credit facility is also conditioned upon other customary closing conditions, including satisfaction of lender due diligence, no material adverse change of us and our subsidiaries and negotiation and execution of definitive documentation satisfactory to lenders. Upon the closing of this offering, our revolving credit facility will be amended and restated to, among other things, extend the maturity date and adjust borrowing capacity under the revolving credit facility. To date, we have received commitments of at least $350 million in the aggregate from lenders pursuant to individual commitment letters to extend borrowing capacity under the facility as described further below.

The following is a description of the revolving credit facility after the effectiveness of its amendment and restatement. The amendment and restatement permits this offering.

On October 31, 2007, we entered into a $500 million, four-year revolving credit facility, which included a $50 million swingline sub-facility and a letter of credit sub-facility and had a maturity of October 31, 2011. In July 2009, we increased our revolving credit facility by $22.5 million, bringing the total borrowing capacity to $522.5 million. This facility is available for working capital requirements, capital expenditures and other corporate purposes. As of March 31, 2010, the balance of outstanding letters of credit issued against the revolving credit facility totaled $359.5 million. There were no outstanding short-term borrowings on this facility as of March 31, 2010. Availability under the revolving credit facility as of March 31, 2010 was $163.0 million.

Prior to the amendment, the revolving credit facility had a scheduled maturity date of October 31, 2011. After the amendment and restatement, at least $350 million is expected to be available under our revolving credit facility with an extended maturity of December 31, 2013; provided that the revolving credit facility will terminate 90 days prior to the maturity of our convertible notes (or any replacement indebtedness) unless (i) our convertible notes are converted into common equity by January 31, 2013 or (ii) cash is placed into a deposit account in advance of such date in an amount sufficient to pay any amounts outstanding in respect of the convertible notes. We will be able to increase our revolving credit facility by a further $125 million by adding new lenders or having existing lenders agree to increase their individual commitments.

The obligations under our revolving credit facility are secured by a first lien on substantially all of our assets, including but not limited to certain of our mines and coal reserves and related fixtures. The revolving credit facility contains certain customary covenants, including financial covenants limiting our net debt (maximum leverage ratio of 3.00) and requiring minimum EBITDA (as defined in the revolving credit facility) coverage of cash interest expense (minimum interest coverage ratio on a rolling four quarter basis of 3.00 from the closing date of the amendment through the four quarters ended December 31, 2010 and 3.50 from the four quarters ended March 31, 2011 and thereafter), as well as certain limitations on, among other things, additional debt, liens, investments, acquisitions and capital expenditures, future dividends and asset sales. The revolving credit facility calls for quarterly reporting of compliance with financial covenants. The terms of the revolving credit facility also contain certain customary events of default, which give the lenders the right to accelerate payments of outstanding debt in certain circumstances. Customary events of default include breach of covenants, failure to maintain required ratios, failure to make principal payments or to make interest or fee payments within a grace period, and default, beyond any applicable grace period, on any of our other indebtedness exceeding a certain amount. At March 31, 2010, we were in compliance with the covenants of our revolving credit facility.

Asset Securitization

In March 2010, we entered into a $125 million accounts receivable securitization program, which provides for the issuance of letters of credit and direct borrowings. Trade accounts receivable are sold on a revolving basis to a bankruptcy-remote entity (facilitating entity), which then sells an undivided interest in all of the trade receivables to the creditors as collateral for any borrowings. As of the inception of the program and at March 31, 2010, we had commitments for up to $75 million of borrowing capacity. The availability under the program fluctuates with the balance of our trade accounts receivables. In April 2010, the borrowing capacity under the program was expanded by $50 million, bringing our total borrowing capacity to $125 million.

Based on our continuing involvement with the trade accounts receivable balances, including continued risk of loss, the facilitating entity is consolidated into our financial statements. The facilitating entity was established solely to perform its obligations under this program and holds a note receivable from the creditors and a note payable to our subsidiaries for the outstanding trade accounts receivable balance at any given point in time, which is eliminated in consolidation. The outstanding trade accounts receivable balance was $120.7 million as of March 31, 2010. Any direct borrowings will be recorded as secured borrowings. As of March 31, 2010, there were no letters of credit or direct borrowings under this program. The facilitating entity will not be a guarantor of the notes issued pursuant to this offering.

Private Convertible Notes Issuance

On May 28, 2008, Patriot completed a private offering of $200 million in aggregate principal amount of 3.25% Convertible Senior Notes due 2013. We utilized an interest rate of 8.85% to reflect the nonconvertible market rate of our offering upon issuance, which resulted in a $44.7 million discount to the convertible note balance and an increase to “Additional paid-in capital” to reflect the value of the conversion feature. The nonconvertible market interest rate was based on an analysis of similar securities trading in the market at the pricing date of the issuance, taking into account company specific data such as credit spreads and implied volatility. In addition, we allocated the financing costs related to the issuance of the convertible instruments between the debt and equity components. We are amortizing the debt discount over the contractual life of the convertible notes, resulting in additional interest expense above the contractual coupon amount.

At March 31, 2010, the debt discount was $30.4 million, resulting in a long-term convertible note balance of $169.6 million. At December 31, 2009, the debt discount was $32.5 million, resulting in a long-term convertible note balance of $167.5 million. For the three months ended March 31, 2010, interest expense for the convertible notes was $3.7 million, which included debt discount amortization of $2.1 million. For the three months ended March 31, 2009, interest expense for the convertible notes was $3.5 million, which included debt discount amortization of $1.9 million.

DESCRIPTION OF NOTES

The Company will issue the     % Senior Notes due 2018 (the “notes”) under a second supplemental indenture to the indenture (the “Base Indenture”) between the Company and Wilmington Trust Company, as trustee, as supplemented by the first supplemental indenture among the Company, the Guarantors and Wilmington Trust Company. The first and second supplemental indentures, together with the Base Indenture, are referred to herein as the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety because it, and not this description, defines the Company’s obligations and your rights as holders of the notes. Copies of the proposed form of the indenture are available as described under “Incorporation By Reference; Where You Can Find More Information.”

In this Description of Notes, “Company” refers only to Patriot Coal Corporation and any successor obligor, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “— Certain Definitions.” The information set forth below replaces the information set forth in the accompanying prospectus under “Description of Debt Securities” and “Forms of Securities.”

General

The Company will issue notes in an aggregate principal amount of $250,000,000 in this offering. The Company will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on          , 2018.

The notes bear interest commencing the date of issue at the rate shown on the cover of this prospectus supplement, payable semiannually on each           and          , commencing          , 2010, to holders of record on the           or           immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Additional Notes

Subject to the covenants described below, the Company may issue additional notes in an unlimited amount from time to time under the Base Indenture having the same terms in all respects as the notes except that interest will accrue on the additional notes from their date of issuance. Holders of the notes and any additional notes would be treated as a single class for all purposes under the indenture, including with respect to voting, waivers, redemptions and repurchases.

Note Guarantees

On the Issue Date, the obligations of the Company pursuant to the notes and the indenture, will be unconditionally guaranteed, jointly and severally, on an unsecured basis, by each Restricted Subsidiary of the Company that guarantees the Credit Agreement (which will include all the Company’s Domestic Restricted Subsidiaries on the Issue Date, other than EACC Camps, Inc., an immaterial not-for-profit entity). If any Domestic Restricted Subsidiary that is not a Guarantor guarantees any Debt of the Company or another Restricted Subsidiary (including any newly acquired or created Domestic Restricted Subsidiary but excluding any Securitization Subsidiary) after the date of the indenture, the Restricted Subsidiary must provide a guarantee of the notes (each such guarantee, a “Note Guarantee”).

Each Note Guarantee will be limited to the maximum amount that would not render the relevant Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guarantee. See “Risk Factors — Risks Related to the Notes and This Offering — Federal and state fraudulent transfer laws permit a court, under certain circumstances, to void the guarantees, and, if that occurs, you may not receive any payments on the guarantees.”

The Note Guarantee of a Guarantor will terminate upon:

(1) a sale or other disposition of Capital Stock (including by way of consolidation or merger) of such Guarantor following which it is no longer a direct or indirect Subsidiary of the Company or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary);

(2) the designation by the Company of such Guarantor as an Unrestricted Subsidiary,

(3) if the Note Guarantee was required pursuant to the terms of the indenture, the cessation of the circumstances requiring the Note Guarantee,

(4) defeasance or discharge of the notes, as provided in “Defeasance and Discharge,” or

(5) the release, other than the discharge through payment by the Guarantor, of all other Guarantees by such Restricted Subsidiary of Debt of the Company or any other Restricted Subsidiary,

provided that any such event occurs in accordance with all other applicable provisions of the indenture.

Ranking

The notes and guarantees will be general unsecured obligations of the Company and rank senior in right of payment to all existing and future Debt of the Company that is, by its terms, expressly subordinated in right of payment to the notes and rank pari passu in right of payment with all existing and future Debt of the Company that is not so subordinated. The notes and the guarantees will effectively rank junior to all secured debt of the Company and the Guarantors to the extent of the value of the Collateral. In addition, the notes will effectively rank junior to any debt and other liabilities of subsidiaries of the Company that do not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor entities, claims of creditors of these non-guarantor entities will have priority with respect to the assets and earnings of those entities over the claims of creditors of the Company, including holders of the notes. See “Risk Factors — Risks Related to the Notes and This Offering — The notes and the guarantees will not be secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.”

Optional Redemption

Except as set forth in the next three paragraphs, the notes are not redeemable at the option of the Company.

At any time prior to          , 2014, the Company may redeem the notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, by paying a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

At any time and from time to time on or after          , 2014, the Company may redeem the notes, in whole or in part and from time to time, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date:

12-Month Period Commencing in Year	Percentage

2014		%
2015		%
2016 and thereafter	100.000%

At any time and from time to time prior to          , 2013, the Company may redeem the notes with the net cash proceeds received by the Company from one or more Equity Offerings at a redemption price equal to

% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the notes, including additional notes, provided that:

(1) in each case, the redemption takes place not later than 90 days after the closing of the related Equity Offering, and

(2) not less than 65% of the aggregate principal amount of the notes originally issued on the Issue Date remains outstanding immediately thereafter.

If fewer than all of the notes are being redeemed, the trustee will select the notes to be redeemed with respect to the global notes, by lot or by such other method as may be required by The Depository Trust Company (“DTC”) and otherwise, pro rata, or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $2,000 principal amount and multiples of $1,000 above that amount. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest.

Repurchase of Notes upon a Change of Control

Not later than 30 days following a Change of Control, the Company will make an Offer to Purchase (as defined below) for all outstanding notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase; provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the notes pursuant to this section in the event that, prior to the requirement to commence the Offer to Purchase the Company has mailed the notice to exercise its right to redeem all the notes under the terms of “Optional Redemption” and redeemed the notes in accordance with such notice.

An “Offer to Purchase” must be made by written offer, which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer, and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer must include information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer. If the Offer to Purchase is sent prior to the occurrence of the Change of Control, it may be conditioned upon the consummation of the Change of Control.

A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of $1,000 principal amount and in a minimum of $2,000 principal amount. Holders are entitled to withdraw notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on notes purchased will cease to accrue on and after the purchase date.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the notes pursuant to an Offer to Purchase pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions in the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such conflict.

The Credit Agreement also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder.

Future debt of the Company may prohibit the Company from purchasing notes in the event of a Change of Control, provide that a Change of Control is a default or require the Company to repurchase such notes upon a Change of Control. Moreover, the exercise by the noteholders of their right to require the Company to purchase the notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Company.

Finally, the Company’s ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See “Risk Factors — Risks Related to the Notes and This Offering — We may not be able to repurchase the notes upon a change of control.”

The phrase “all or substantially all”, as used with respect to the assets of the Company in the definition of “Change of Control”, is subject to interpretation under applicable state law and there is no precise established definition of the phrase, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Company has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the notes to require that the Company purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The provisions under the indenture relating to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or amended as described in “— Amendments and Waivers.”

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption or sinking fund payments for the notes.

Suspension of Covenants

During any period of time after the Issue Date that (i) the notes are rated Investment Grade by each of the Rating Agencies, and (ii) no Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to the covenants in the indenture specifically listed under the following captions in this “Description of Notes” (the “Suspended Covenants”):

(1) “— Certain Covenants — Limitation on Debt or Preferred Stock”;

(2) “— Certain Covenants — Limitation on Restricted Payments”;

(3) “— Certain Covenants — Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4) “— Certain Covenants — Limitation on Asset Sales”;

(5) “— Certain Covenants — Limitation on Transactions with Affiliates”; and

(6) clause (a)(3) of “Consolidation, Merger or Sale of Assets”.

At such time as the above referenced covenants are suspended (a “Suspension Period”), the Company will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period and such designation shall be deemed to have created a Restricted Payment as set forth above under the heading “— Limitation on Restricted Payments” following the Reversion Date (as defined below).

In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the condition set forth in clause (i) of the first paragraph of this section is no longer satisfied, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

On each Reversion Date, all Debt incurred during the Suspension Period prior to such Reversion Date will be deemed to be Debt incurred pursuant to (b)(8) under the “Limitation on Debt or Preferred Stock” covenant. For purposes of calculating the amount available to be made as Restricted Payments under clause (3) of clause (a) of the “Limitation on Restricted Payments” covenant, calculations under such covenant shall be made as though such covenant had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments made during the Suspension Period not otherwise permitted pursuant under clause (b) of the “Limitation on Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (3) of clause (a) of such covenant. For purposes of the “Limitation on Asset Sales” covenant, on the Reversion Date, the amount of Excess Proceeds will be reset to the amount of Excess Proceeds in effect as of the first day of the Suspension Period ending on such Reversion Date.

There can be no assurance that the notes will ever achieve or maintain a rating of Investment Grade from any Rating Agency.

Certain Covenants

The indenture contains covenants including, among others, the following:

Limitation on Debt or Preferred Stock.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to Incur any Debt, including Acquired Debt, or permit any Restricted Subsidiary to Incur Preferred Stock, except that:

(1) the Company or any Restricted Subsidiary may Incur Debt, including Acquired Debt, and

(2) any Restricted Subsidiary may Incur Preferred Stock,

if, at the time of and immediately after giving effect to the Incurrence thereof and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2.0:1 (the “Fixed Charge Coverage Ratio Test”), provided that Debt or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors may not exceed more than $10.0 million in the aggregate at any time;

(b) Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):

(1) Debt of the Company and the Guarantors pursuant to Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed $575.0 million, less any amount of such Debt permanently repaid as provided under the “Limitation on Asset Sales”;

(2) Debt of the Company pursuant to the notes (other than additional notes) and Debt of any Guarantor pursuant to a Note Guarantee of the notes (including additional notes);

(3) (i) Debt of the Company or any Restricted Subsidiary owed to the Company or any Restricted Subsidiary so long as such Debt continues to be owed to the Company or a Restricted Subsidiary and which, if the obligor is the Company or a Guarantor and if the Debt is owed to a non-Guarantor, is subordinated in right of payment to the notes and (ii) Preferred Stock of a Restricted Subsidiary so long as such Preferred Stock continues to be held by the Company or a Guarantor; provided that, at such time as any such outstanding Debt or Preferred Stock ceases to be owed to or held by, as the case may be, the Company or a Restricted Subsidiary (or Guarantor, in the case of Preferred Stock), such Debt or Preferred Stock will be deemed to be Incurred and not permitted by this clause (3);

(4) Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, replace, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) then outstanding Debt Incurred under clause (a) or clause (b)(2), (b)(4), (b)(8) or (b)(12) of this covenant in an amount not to exceed the principal amount of the Debt so refinanced, plus applicable premiums, fees and expenses incurred in connection with the repayment of such Debt and the Incurrence of the Permitted Refinancing Debt; provided that:

(A) in case the notes are refinanced in part or the Debt to be refinanced is pari passu with the notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is made pari passu with, or subordinated in right of payment to, the remaining notes;

(B) in case the Debt to be refinanced is subordinated in right of payment to the notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes;

(C) the terms relating to maturity and amortization are no less favorable in any material respect to the noteholders than the terms of any agreement or instrument governing the Debt being refinanced;

(D) in no event may Debt of the Company or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor;

(5) Hedging Agreements of the Company or any Restricted Subsidiary entered into in the ordinary course of business and not for speculation;

(6) Debt of the Company or any Restricted Subsidiary in the form of bank guarantees, letters of credit and bankers’ acceptances (except to the extent issued under the Credit Agreement) and bid, performance, reclamation, statutory obligation, surety, appeal and performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit;

(7) Debt arising from agreements of the Company or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

(8) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date, including, without limitation, the Company’s 3.25% convertible senior notes due 2013 (and, for purposes of clause (b)(4) of this covenant not otherwise constituting Permitted Debt, including, without limitation, Debt under the Credit Agreement outstanding on the Issue Date, which is deemed to be incurred under clause (b)(1) of this covenant, and any Receivables Financing outstanding on the Issue Date, which is deemed to be incurred under clause (b)(11) of this covenant);

(9) Debt of the Company or any Guarantor consisting of Guarantees of Debt of the Company or any Guarantor otherwise permitted under this covenant; provided that if the Debt Guaranteed is subordinate to the Notes, then such Guarantee will be subordinate to the notes or the relevant Note Guarantee, as the case may be, to the same extent;

(10) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or Debt in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in connection with deposit accounts, in each case in the ordinary course of business;

(11) any Permitted Receivables Financing in an aggregate principal amount at any time outstanding not to exceed $175.0 million;

(12) Debt of the Company or any Restricted Subsidiary (i) constituting Acquired Debt or (ii) Incurred to finance the acquisition, construction, development or improvement of any assets, including Capital Leases and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof; provided that the aggregate principal amount at any time outstanding of any Debt Incurred under this clause (b)(12), together with any Permitted Refinancing Debt Incurred in respect thereof under clause (b)(4), may not exceed the greater of (x) $140.0 million or (y) 4.0% of Consolidated Tangible Assets;

(13) Debt of the Company or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted hereunder in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $215.0 million and (y) 6.0% of Consolidated Tangible Assets;

(14) Debt of Foreign Restricted Subsidiaries Incurred on or after the Issue Date in an aggregate principal amount not to exceed $10.0 outstanding at any time; and

(15) Debt of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply or other arrangements.

Notwithstanding any other provision of this covenant, for purposes of determining compliance with this covenant, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company or a Restricted Subsidiary may Incur under this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

For purposes of determining compliance with this covenant, in the event that an item of Debt or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above or is entitled to be incurred pursuant to paragraph (a) of this covenant, the Company shall, in its sole discretion, classify such item in any manner that complies with this covenant, and such Debt or Preferred Stock will be treated as having been incurred pursuant to the clauses of Permitted Debt or paragraph (a) hereof, as the case may be, designated by the Company, and from time to time may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in the “Limitation on Debt or Preferred Stock” covenant at any time, including pursuant to clause (a); provided that Debt under the Credit Agreement outstanding on the Issue Date shall be deemed at all times to be incurred under clause (1) of the definition of “Permitted Debt,” and Debt outstanding under the Receivables Financing of Patriot Coal Receivables SPV Ltd. (including its successors) outstanding on the Issue Date will be deemed to be Incurred under clause (11) of the definition of “Permitted Debt.”

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt or Preferred Stock of the same class will not be deemed to be an Incurrence of Debt or Preferred Stock for purposes of this covenant but will be included in subsequent calculations of the amount of outstanding Debt for purposes of Incurring future Debt; provided that such accrual, accretion, amortization or payment is included in the calculation of Fixed Charges.

Neither the Company nor any Guarantor may Incur any Debt that is subordinated in right of payment to other Debt of the Company or the Guarantor unless such Debt is also subordinated in right of payment to the notes or the relevant Note Guarantee on substantially identical terms.

Limitation on Restricted Payments.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

•	declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Equity Interests) held by Persons other than the Company or any of its Restricted Subsidiaries;

•	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company held by Persons other than the Company or any of its Restricted Subsidiaries;

•	repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt (other than a payment of interest or principal at Stated Maturity thereof or the purchase, repurchase or other acquisition of any Subordinated Debt purchased in anticipation of satisfying a scheduled maturity sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

•	make any Investment other than a Permitted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(1) no Default has occurred and is continuing,

(2) the Company could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio Test, and

(3) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of

(A) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the Company’s most recently completed fiscal quarter for which internal financial statements are available, plus

(B) subject to paragraph (c), the aggregate net cash proceeds, including cash proceeds and the Fair Market Value of property other than cash, received by the Company (other than from a Subsidiary) after the Issue Date:

(i) from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Company, or

(ii) as a contribution to its common equity, plus

(C) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(x) the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

(y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a), plus

(D) the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made; plus

(E) any amount which previously qualified as a Restricted Payment made under paragraph (a) on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

The amount of any Restricted Payment, if other than in cash, will be the Fair Market Value of the assets or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be.

(b) The foregoing will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);

(2) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company, to all holders of any class of Equity Interests of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;

(3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company in exchange for, or out of the proceeds of a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of, Qualified Equity Interests of the Company or of a contribution to the common equity of the Company;

(5) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of the Company or any Guarantor in exchange for, or out of the proceeds of, a cash or non-cash contribution to the capital of the Company or a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of, Qualified Equity Interests of the Company;

(6) any Investment acquired as a capital contribution to the Company, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of Qualified Equity Interests of the Company;

(7) amounts paid for the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any of its Restricted Subsidiaries held by current or former officers, directors or employees (or their estates or beneficiaries under their estates or the applicable agreements or employee benefit plans), of the Company or any of its Restricted Subsidiaries pursuant to any agreement or employee benefit plan under which the Equity Interests were issued; provided that the aggregate consideration paid therefor (other than in the form of Equity Interests of the Company) in any twelve-month period after the Issue Date does not exceed an aggregate amount of $5.0 million (with unused amounts in any twelve-month period being permitted to carry over for the two succeeding twelve-month periods, so long as the aggregate consideration paid does not exceed an aggregate amount of $10.0 million in any twelve-month period);

(8) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of any Subordinated Debt or Disqualified Stock at a purchase price not greater than 101% of the principal amount thereof or liquidation preference in the event of (x) a change of control pursuant to a provision no more favorable to the holders thereof than “Repurchase of Notes Upon a Change of Control” or (y) an asset sale pursuant to a provision no more favorable to the holders thereof than “Limitation on Asset Sales”, provided that, in each case, prior to the repurchase the Company has made an Offer to Purchase and repurchased all notes issued under the indenture that were validly tendered for payment in connection with the offer to purchase; and

(9) Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed $20.0 million;

provided that, in the case of clauses (6), (7), (8) and (9), no Default has occurred and is continuing or would occur as a result thereof.

(c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4), (5) or (6) of paragraph (b). Restricted Payments permitted pursuant to clauses (2), (3), (4), (5) and (6) will not be included in making the calculations under clause (3) of paragraph (a).

For purposes of determining compliance with this covenant, in the event that a Restricted Payment permitted pursuant to this covenant or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in clauses (1) through (9) above or one or more clauses of the definition of Permitted Investments, the Company shall be permitted to classify such Restricted Payment or Permitted Investment on the date it is made, or later reclassify all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this covenant, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this covenant or of the definition of Permitted Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

Limitation on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, to secure any Debt other than Permitted Liens, without effectively providing that the notes are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the notes or any Note Guarantee, prior to) the obligations so secured for so long as such obligations are so secured.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Except as provided in paragraph (b), the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Equity Interests to the Company or any Restricted Subsidiary;

(2) pay any Debt owed to the Company or any other Restricted Subsidiary;

(3) make loans or advances to the Company or any other Restricted Subsidiary; or

(4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) The provisions of paragraph (a) do not apply to any encumbrances or restrictions:

(1) existing on the Issue Date in the Credit Agreement, the indenture or any other agreements in effect on the Issue Date, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, in the good faith judgment of the Company, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(2) existing pursuant to the indenture, the notes or the Note Guarantee;

(3) existing under or by reason of applicable law, rule, regulation or order;

(4) existing under any agreements or other instruments of, or with respect to:

(A) any Person, or the property or assets of any Person, at the time the Person is acquired by the Company or any Restricted Subsidiary; or

(B) any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary;

which encumbrances or restrictions referred to in clause (b)(4): (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, in the good faith judgment of the Company, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(5) of the type described in clause (a)(4) arising or agreed to (i) in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract, including with respect to intellectual property, (ii) that restrict in a customary manner, pursuant to provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, the transfer of ownership interests in, or assets of, such partnership, limited liability company, joint venture or similar Person or (iii) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Company or any Restricted Subsidiary permitted under the indenture;

(6) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, the Restricted Subsidiary pending closing of such sale or disposition that is permitted by the indenture;

(7) consisting of customary restrictions pursuant to any Permitted Receivables Financing;

(8) existing pursuant to Permitted Refinancing Debt; provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Debt are, taken as a whole, no less favorable in any material respect to the noteholders than those contained in the agreements governing the Debt being refinanced;

(9) consisting of restrictions on cash or other deposits or net worth imposed by customers, suppliers or required by insurance surety bonding companies, in each case, in the ordinary course of business;

(10) existing pursuant to purchase money obligations for property acquired in the ordinary course of business and Capital Leases or operating leases that impose encumbrances or restrictions discussed in clause (a)(4) above on the property so acquired or covered thereby;

(11) existing pursuant to any Debt Incurred by, or other agreement of, a Foreign Restricted Subsidiary, which restrictions are customary for a financing or agreement of such type, and which are otherwise permitted under clause (14) of the definition of “Permitted Debt”;

(12) existing pursuant to customary provisions in joint venture, operating or similar agreements, asset sale agreements and stock sale agreements required in connection with the entering into of such transaction; or

(13) existing pursuant to any agreement or instrument relating to any Debt permitted to be Incurred subsequent to the Issue Date by “— Limitation on Debt or Preferred Stock” if the encumbrance and restrictions contained in any such agreement or instrument are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances and restrictions contained in the Credit Agreement in effect as of the Issue Date (as determined in good faith by the Company).

Note Guarantees by Restricted Subsidiaries.

If and for so long as any Restricted Subsidiary, directly or indirectly, Guarantees any Debt of the Company or any Guarantor, such Restricted Subsidiary shall provide a Note Guarantee within 30 days, and, if the guaranteed Debt is Subordinated Debt, the Guarantee of such guaranteed Debt must be subordinated in right of payment to the Note Guarantee to at least the extent that the guaranteed Debt is subordinated to the notes.

Limitation on Asset Sales.

The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

(1) The Asset Sale is for at least Fair Market Value.

(2) At least 75% of the consideration received by the Company or its Restricted Subsidiaries consists of cash or Cash Equivalents.

For purposes of this clause (2):

(a) the assumption by the purchaser of Debt or other obligations or liabilities (as shown on the Company’s most recent balance sheet or in the footnotes thereto) (other than Subordinated Debt or other obligations or liabilities subordinated in right of payment to the notes) of the Company or a Restricted Subsidiary pursuant to operation of law or a customary novation agreement,

(b) Additional Assets,

(c) instruments, notes, securities or other obligations received by the Company or such Restricted Subsidiary from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Company or such Restricted Subsidiary to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received, and

(d) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in the Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 2.0% of the Company’s Consolidated Tangible Assets at the time of receipt of such outstanding Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall in each case be considered cash or Cash Equivalents.

(3) Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used

(A) to permanently repay secured Debt of the Company or a Guarantor or any Debt of a Restricted Subsidiary that is not a Guarantor owing to a Person other than the Company or a Restricted Subsidiary or, in the case of the repayment of a revolving credit Debt, to permanently reduce the commitment thereunder by such amount, or

(B) to acquire Additional Assets or to make capital expenditures in a Permitted Business of the Company or one or more Restricted Subsidiaries.

A binding commitment to make an acquisition referred to in clause (B) shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment; provided that (x) such investment is consummated within 180 days of the end of the 360 day period referred to in the first sentence of this clause (3), and (y) if such acquisition is not consummated within the period set forth in subclause (x) or such binding commitment is terminated, the Net Cash Proceeds not so applied will be deemed to be Excess Proceeds (as defined below). For the avoidance of doubt, pending application thereof in accordance with this covenant, the Company or any Restricted Subsidiary may use any Net Cash Proceeds from an Asset Sale for general corporate purposes (including a reduction in borrowings under any revolving credit facility) prior to the end of the 360-day period referred to in the first sentence of this clause (3).

(4) The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within 360 days of the Asset Sale constitute “Excess Proceeds”. Excess Proceeds of less than $25.0 million will be carried forward and accumulated. When the aggregate amount of the accumulated Excess Proceeds equals or exceeds such amount, the Company must, within 30 days, make an Offer to Purchase notes having a principal amount equal to

(A) accumulated Excess Proceeds, multiplied by

(B) a fraction (x) the numerator of which is equal to the outstanding aggregate principal amount of the notes and (y) the denominator of which is equal to the outstanding aggregate principal amount of the notes and all pari passu Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $1,000 principal amount (and in a minimum amount of $2,000) will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the notes pursuant to an Offer to Purchase pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions in the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Limitation on Transactions with Affiliates.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Company or any Restricted Subsidiary (a “Related Party Transaction”) unless the Related Party Transaction is on fair and reasonable terms that are not materially less favorable (as reasonably determined by the Company) to the Company or the relevant Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.

(b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $15.0 million must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $75.0 million, the Company must in addition obtain a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view.

(c) The foregoing paragraphs do not apply to:

(1) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

(2) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;

(3) any Restricted Payments of a type described in one of the first two bullet points in paragraph (a) under “Limitation on Restricted Payments” if permitted by that covenant;

(4) any issuance of Equity Interests (other than Disqualified Equity Interests) of the Company;

(5) loans or advances to officers, directors or employees of the Company in the ordinary course of business of the Company or its Restricted Subsidiaries or guarantees in respect thereof or otherwise made on their behalf (including payment on such guarantees) and only to the extent permitted by applicable law, including the Sarbanes-Oxley Act of 2002;

(6) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries that are Affiliates of the Company and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been entered into in the ordinary course of business;

(7) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate solely because the Company, directly or through a Restricted Subsidiary, owns Equity Interests in such Person or owes Debt to such Person;

(8) transactions arising under any contract, agreement, instrument or arrangement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole at the time such agreements are executed, are not materially less favorable to the Company and its Restricted Subsidiaries than those in effect on the date of the indenture; and

(9) customary transactions entered into as part of a Permitted Receivables Financing.

Designation of Restricted and Unrestricted Subsidiaries.

(a) The Company may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.

(1) Such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary or hold any Debt of, or any Lien on any property of, the Company or any Restricted Subsidiary.

(2) At the time of the designation, the designation would be permitted under the covenant described under “Limitation on Restricted Payments”.

(3) To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted under the covenant described under “Limitation on Debt or Preferred Stock” and “Limitation on Restricted Payments”.

(4) The Subsidiary is not party to any transaction or arrangement with the Company or any Restricted Subsidiary that would not be permitted under “Limitation on Transactions with Affiliates” after giving effect to the exceptions thereto.

(5) Neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by “Limitation on Debt or Preferred Stock” and “Limitation on Restricted Payments”.

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).

(b) (1) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).

(2) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(1) all existing Investments of the Company and the Restricted Subsidiaries therein (valued at the Company’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(2) all existing Capital Stock or Debt of the Company or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Company or a Restricted Subsidiary held by it will be deemed incurred at that time;

(3) all existing transactions between it and the Company or any Restricted Subsidiary will be deemed entered into at that time;

(4) it shall be released at that time from its Note Guarantee, if any; and

(5) it will cease to be subject to the provisions of the indenture as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(1) all of its Debt and Disqualified Stock or Preferred Stock will be deemed Incurred at that time for purposes of “Limitation on Debt or Preferred Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “Limitation on Asset Sales”;

(2) Investments therein previously charged under “Limitation on Restricted Payments” will be credited thereunder;

(3) it may be required to issue a Note Guarantee pursuant to “Note Guarantees by Restricted Subsidiaries”; and

(4) it will thenceforward be subject to the provisions of the indenture as a Restricted Subsidiary.

(e) Any designation by the Company of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.

Commission Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes remain outstanding, the Company will:

(1) if not filed with the Commission, provide the trustee and the holders or post on its website the annual, quarterly and other reports and information as are specified in Sections 13 and 15(d) of the Exchange Act applicable to a U.S. corporation subject to such sections; and

(2) file with the Commission, to the extent permitted, the reports and other information referred to in clause (1),

in each case within the time periods specified for such filings under the Exchange Act.

Reports to Trustee

The Company will deliver to the trustee:

(1) within 120 days after the end of each fiscal year a certificate stating that the Company has fulfilled its obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status; and

(2) within 30 days after the Company becomes aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and (unless such Default has already been cured) the action which the Company proposes to take with respect thereto.

Consolidation, Merger or Sale of Assets

(a) The Company will not

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer, or otherwise dispose of all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), in one transaction or a series of related transactions, whether effected by the Company and/or one or more of its Restricted Subsidiaries, to any Person unless

(1) either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Company under the indenture and the notes;

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing;

(3) immediately after giving effect to the transaction on a pro forma basis, the Company or the resulting surviving or transferee Person (i) could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio Test or (ii) would have a Fixed Charge Coverage Ratio on a pro forma basis that is at least equal to the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(4) the Company delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, that clauses (2) and (3) do not apply (i) to the consolidation, merger, sale, conveyance, transfer or other disposition of the Company with, into or to a Wholly Owned Restricted Subsidiary or the consolidation, merger, sale, conveyance, transfer or other disposition of a Wholly Owned Restricted Subsidiary with, into or to the Company or (ii) if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Company.

(b) The Company will not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(c) Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such successor Person had been named as the Company in the indenture. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all its assets, the Company will be released from its obligations under the indenture and the notes.

(d) No Guarantor may:

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer or dispose of all or substantially all of the Guarantor’s assets, in one transaction or a series of related transactions, to any Person,

unless

(A) the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Guarantor under its Note Guarantee; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the indenture.

Default and Remedies

Events of Default.

An “Event of Default” occurs with respect to the notes if

(1) the Company defaults in the payment of the principal of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(2) the Company defaults in the payment of interest on any note when the same becomes due and payable, and the default continues for a period of 30 days;

(3) the Company fails to make an Offer to Purchase and thereafter accept and pay for notes tendered when and as required pursuant to “Repurchase of Notes Upon a Change of Control” or the Company fails to comply with “Consolidation, Merger or Sale of Assets;”

(4) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the indenture or under the notes (other than a default specified in clauses (1), (2) or (3) above) and the default or breach continues for a period of 60 consecutive days after written notice to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the notes;

(5) there occurs with respect to any Debt of the Company or any of its Significant Restricted Subsidiaries having an outstanding principal amount of $25.0 million or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment on such Debt when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(6) one or more final judgments or orders for the payment of money are rendered against the Company or any of its Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25.0 million (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(7) certain bankruptcy defaults occur with respect to the Company or any Significant Restricted Subsidiary; or

(8) any Note Guarantee ceases to be in full force and effect, other than in accordance the terms of the indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee.

Consequences of an Event of Default.

If an Event of Default, other than a bankruptcy default with respect to the Company, occurs and is continuing under the indenture with respect to the notes, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Company (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal and accrued interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Company, the principal of and accrued interest on the notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding notes by written notice to the Company and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except as otherwise provided in “— Consequences of an Event of Default” or “— Amendments and Waivers — Amendments with Consent of Holders,” the holders of a majority in principal amount of the outstanding notes may, by notice to the trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

In the event of a declaration of acceleration of the notes because an Event of Default described in clause (5) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled, without any action by the trustee or the holders, if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured, or rescinded or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction. In addition, the trustee may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. The trustee shall not be obligated to take any action at the direction of holders unless such holders have offered to the trustee indemnity reasonably satisfactory to the trustee.

A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the notes, unless:

(1) the holder has previously given to the trustee written notice of a continuing Event of Default;

(2) holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the indenture;

(3) holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(4) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

If any Default occurs and is continuing and is known to a Responsible Officer of the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of the trustee in good faith determine that withholding the notice is in the interest of the holders.

No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or such Guarantor under the notes, any Note Guarantee or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Amendments and Waivers

Amendments Without Consent of Holders

The Company and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any noteholder:

(1) to cure any ambiguity, defect, omission or inconsistency in the indenture or the notes;

(2) to comply with “Consolidation, Merger or Sale of Assets;”

(3) to comply with any requirements of the Commission in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of an appointment by a successor trustee;

(5) to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

(6) to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;

(7) to provide for or confirm the issuance of additional notes in accordance with the terms of the indenture;

(8) to make any other change that does not materially and adversely affect the rights of any holder; or

(9) to conform any provision to this “Description of Notes.”

Amendments With Consent of Holders

(a) Except as otherwise provided in “— Default and Remedies — Consequences of an Event of Default” or paragraph (b) below, the Company and the trustee may amend the indenture and the notes with the written consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes and the holders of a majority in aggregate principal amount of the outstanding notes may waive future compliance by the Company with any provision of the indenture or the notes.

(b) Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not:

(1) reduce the principal amount of or change the Stated Maturity of any installment of principal of any note,

(2) reduce the rate of or change the Stated Maturity of any interest payment on any note,

(3) reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed,

(4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

(5) make any note payable in money other than that stated in the note,

(6) impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes or Note Guarantee, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

(7) make any change in the percentage of the principal amount of the notes whose holders must consent to an amendment, supplement or waiver,

(8) modify or change any provision of the indenture affecting the ranking of the notes or any Note Guarantee in a manner materially adverse to the holders of the notes, or

(9) make any change in any Note Guarantee that would adversely affect the noteholders.

It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

Neither the Company nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Defeasance and Discharge

The Company may discharge its obligations under the notes and the indenture by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption within one year, subject to meeting certain other conditions.

The Company may also elect to:

(1) discharge most of its obligations in respect of the notes and the indenture, not including obligations related to the defeasance trust or to the replacement of notes or its obligations to the trustee (“legal defeasance”), or

(2) discharge its obligations under most of the covenants and under clauses (a)(3) and (a)(4) of “Consolidation, Merger or Sale of Assets” with respect to notes (and the events listed in clauses (3), (4), (5), (6) and (8) under “— Default and Remedies — Events of Default” will no longer constitute Events of Default) (“covenant defeasance”)

if the Company deposits in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption and meets certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion could not be given absent a change of law after the date of the indenture. The defeasance would in each case be effective when 123 days have passed since the date of the deposit in trust.

In the case of either discharge or defeasance, the Note Guarantees, if any, will terminate with respect to notes.

Concerning the Trustee and Paying Agent

Wilmington Trust Company is the trustee under the indenture. Except during the continuance of an Event of Default of which a Responsible Officer of the trustee shall have actual knowledge, the trustee need perform or be required to perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default of which a Responsible Officer of the trustee shall have actual knowledge has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign. To the extent permitted under the Trust Indenture Act, the trustee or its Affiliates are each permitted to receive additional compensation that could be deemed to be in the trustee’s or such Affiliates’ economic self-interest for (i) serving as investment adviser, administrator, servicing agent, custodian or subcustodian with respect to certain investments, (ii) using Affiliates to effect transactions in certain investments and (iii) effecting transactions in certain investments.

The paying agent for the notes will be Citibank, N.A. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts. We may also choose to act as our own paying agent, but must maintain a paying agency in the Borough of Manhattan, City of New York. Whenever there are changes in the paying agent for the notes we must notify the trustee. The paying agent will also initially serve as the security registrar, the transfer agent and authentication agent for the notes. The paying agent’s current address is (a) for transfers, exchanges or surrender of the notes, 111 Wall Street, 15th Floor, New York, New York 10005, Attention: 15th Floor Window — Patriot Coal, and (b) for all other purposes, 388 Greenwich St., 14th Floor, New York, New York 10013, Attention: Global Transaction Services — Patriot Coal.

References to the trustee shall, as appropriate, refer also to the paying agent, transfer agent, security registrar and authentication agent, and such other entities shall be entitled to the same rights, protections and indemnities granted to the trustee.

We and our subsidiaries maintain ordinary banking relationships and credit facilities with Citibank, N.A. and its affiliates. We do not currently have other significant financial relationships with Wilmington Trust Company or its affiliates.

Form, Denomination and Registration of Notes

The notes are offered hereby in the aggregate principal amount of $      . The notes will be issued only in book-entry form through the facilities of DTC, and will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Transfers or exchanges of beneficial interests in notes in book-entry form may be effected only through a participating member of DTC, including Clearstream Banking and Euroclear. As described below, under certain circumstances notes may be issued in registered certificated form in exchange for the global securities (the “Global Securities”). In the event that notes are issued in registered certificated form, such notes may be transferred or exchanged at the offices of the transfer agent or the security registrar.

The notes will be issued in whole or in part in the form of one or more Global Securities deposited with, or on behalf of DTC, and registered in the name of a nominee of DTC. Owners of beneficial interests in Global Securities will not be entitled to physical delivery of notes in registered certificated form except if (x) DTC notifies us that it is unwilling or unable to continue as depository for the notes or at any time ceases to be a clearing agency registered as such under the Exchange Act, and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, or (y) there shall have occurred and be continuing an event of default under the indenture with respect to the notes and the trustee has received a request from DTC to issue certificated notes (with a copy of such notice to be sent to the registrar, authentication agent and transfer agent) or (z) we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in definitive form under the indenture (with a copy of such notice to be sent to the registrar, authentication agent and transfer agent). Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us and the underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through Direct Participants. The rules applicable to DTC and its participants are on file with the Commission.

Accountholders in the Clearstream Banking or Euroclear clearance systems may hold beneficial interests in the notes through accounts that each of those systems maintain as participants in DTC.

Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes are registered as the owners of such notes for the purpose of receiving payment of principal and interest on such notes and for all other purposes whatsoever. Therefore, neither we nor the trustee have any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the Global

Securities. DTC has advised us and the trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Direct Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Securities as shown on the records of DTC. Payments by Direct Participants and indirect participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the Direct Participants or indirect participants.

Same-Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made by us in immediately available funds.

The notes will trade in the Same-Day Funds Settlement System maintained by DTC until the applicable maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Because of time-zone differences, credits of notes received in Clearstream Banking or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Banking or Euroclear participants on such business day. Cash received in Clearstream Banking or Euroclear as a result of sales of notes by or through a Clearstream Banking participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Banking or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream Banking and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream Banking and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

Governing Law

The indenture, including any Note Guarantees, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means Debt of a Person existing at the time the Person is acquired by, or merges with or into, the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary.

“Additional Assets” means all or substantially all of the assets of a Permitted Business, or Voting Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Restricted Subsidiary, or other assets (other than cash and Cash Equivalents, securities (including Equity Interests) or assets classified as current assets under GAAP) that are to be used in a Permitted Business of the Company or one or more of its Restricted Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means with respect to any note on any redemption date the greater of (i) 1.0% of the principal amount of such note and (ii) the excess (as determined by the Company) (if any) of (a) the present value at such redemption date of (1) the notes at          , 2014, as set forth under “— Optional Redemption” plus (2) all required interest payments due on such note from the redemption date through          , 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (b) the principal amount of such note.

“Asset Sale” means any sale, lease (other than Capital Leases), transfer or other disposition of any assets by the Company or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary but not of the Company (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1) a disposition to the Company or a Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Company or any Restricted Subsidiary;

(2) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof, and dispositions of Receivables and related assets in connection with a Permitted Receivables Financing;

(3) operating leases (other than Sale and Leaseback Transactions) entered into in the ordinary course of a mining business;

(4) a transaction covered by “Consolidation, Merger or Sale of Assets,” except for a transaction covered by clause (d)(C) thereof;

(5) a Restricted Payment permitted under “Limitation on Restricted Payments” or a Permitted Investment;

(6) any transfer of property or assets that consists of grants by the Company or its Restricted Subsidiaries in the ordinary course of business of licenses or sub-licenses, including with respect to intellectual property rights;

(7) the sale of assets by the Company and its Restricted Subsidiaries consisting of leases and subleases of real property solely to the extent that such real property is not necessary for the normal conduct of operations of the Company and its Restricted Subsidiaries;

(8) the granting of a Lien permitted under the indenture or the foreclosure of assets of the Company or any of its Restricted Subsidiaries to the extent not constituting a Default;

(9) the sale or other disposition of cash or Cash Equivalents;

(10) the unwinding of any Hedging Agreements;

(11) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) the issuance of Disqualified Stock or Preferred Stock of a Restricted Subsidiary pursuant to “Limitation on Debt or Preferred Stock”;

(13) (a) the sale of damaged, obsolete, unusable or worn out equipment or equipment that is no longer needed in the conduct of the business of the Company and its Restricted Subsidiaries, (b) sales of inventory, used or surplus equipment or reserves and dispositions related to the burn-off of mines or (c) the abandonment or allowance to lapse or expire or other disposition of intellectual property by the Company and its Restricted Subsidiaries in the ordinary course of business;

(14) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $5.0 million

(15) the sale of Equity Interests of an Unrestricted Subsidiary; and

(16) dispositions of assets by virtue of an asset exchange or swap with a third party in any transaction (x) with an aggregate fair market value less than or equal to $12.5 million, (y) involving a coal-for-coal swap or (z) consisting of a coal swap involving any Real Property.

“Attributable Indebtedness” means, at any date, in respect of Capital Leases of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP.

“Average Life” means, as of the date of determination with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Board of Directors” means:

(1) with respect to the Company, its board of directors; and

(2) with respect to any other Person, (i) if the Person is a corporation, the board of directors of the corporation, (ii) if the Person is a partnership, the Board of Directors of the general partner of the partnership and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, or money in other currencies;

(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition;

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $500.0 million (or the foreign currency equivalent thereof) whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s;

(4) commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody’s;

(5) readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least Investment Grade by S&P or Moody’s with maturities not exceeding one year from the date of acquisition;

(6) investment funds substantially all of the assets of which consist of investments of the type described in clauses (1) through (5) above; and

(7) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (2) above and entered into with a financial institution satisfying the criteria described in clause (3) above.

“Change of Control” means:

(1) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company on a fully-diluted basis;

(2) during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Company cease to be composed of individuals (i) who were members of the Board of Directors on the first day of such period, (ii) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board of Directors or (iii) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of the Board of Directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors);

(3) the sale, conveyance, transfer or other disposition of all or substantially all of the assets (whether directly or through one or more Restricted Subsidiaries) of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries), except a transaction permitted by the proviso at the end of clause (a) of “Consolidation, Merger or Sale of Assets”; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“common equity”, when used with respect to a contribution of capital to the Company, means a capital contribution to the Company in a manner that does not constitute Disqualified Equity Interests.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income for such Person for such period:

(1) plus, without duplication, the following for such Person and its Subsidiaries (Restricted Subsidiaries, in the case of the Company) for such period to the extent deducted in calculating Consolidated Net Income:

(A) federal state, local and foreign income tax expense for such period,

(B) non-cash compensation expense,

(C) losses on discontinued operations,

(D) Fixed Charges,

(E) depreciation, depletion and amortization of property, plant, equipment and intangibles,

(F) debt extinguishment costs,

(G) other non-cash charges (including, without limitation, FASB ASC 360-10 writedowns, but excluding any non-cash charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period),

(H) the excess, if any, of reclamation and remediation obligation expenses determined in accordance with GAAP over reclamation and remediation obligations cash payments (it being understood that reclamation and remediation obligation expenses may not be added back under any other clause in this definition), and

(I) transaction costs, fees and expenses in connection with any acquisition or issuance of Debt or Equity Interests by the Company or any Restricted Subsidiary;

provided that, with respect to any Subsidiary of such Person (Restricted Subsidiary, in the case of the Company), the foregoing such items will be added only to the extent and in the same proportion that such Subsidiary’s net income was included in calculating Consolidated Net Income.

(2) minus, without duplication, the following for such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period to the extent added in calculating Consolidated Net Income:

(A) federal state, local and foreign income tax benefit for such period,

(B) gains on discontinued operations,

(C) all non-cash items increasing Consolidated Net Income for such Person for such period (including, without limitation, the accretion of sales or purchase contracts),

(D) the excess, if any, of asset retirement obligations cash payments over asset retirement obligations expenses determined in accordance with GAAP (it being understood that asset retirement cash payments need not be added back under any other clause in this definition), and

(E) all cash payments made by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

“Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

“Consolidated Net Income” means, for any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP (after reduction for minority interests in Subsidiaries of such Person), provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1) the net income (or loss) of any Person other than a Subsidiary of such Person (Restricted Subsidiary, in the case of the Company), except to the extent of dividends or other distributions actually paid in cash to the Company or any of its Restricted Subsidiaries by such Person during such period;

(2) the net income (or loss) of any Subsidiary of such Person (Restricted Subsidiary, in the case of the Company) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived;

(3) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales, other dispositions or the extinguishment of debt, in each case other than in the ordinary course of business;

(4) any net after-tax extraordinary gains or losses;

(5) the cumulative effect of a change in accounting principles; and

(6) in calculating Consolidated Net Income for purposes of clause (a)(3) of “Certain Covenants — Limitations on Restricted Payments” only, the net income (or loss) of a successor entity prior to assuming the Company’s obligations under the indenture and the notes pursuant to “Certain Covenants — Consolidation, Merger or Sale of Assets.”

“Consolidated Tangible Assets” means, as of any date of determination, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries minus (c) assets of a Securitization Subsidiary.

“Credit Agreement” means the credit agreement dated as of October 31, 2007 among the Company, Bank of America, N.A., as administrative agent, L/C Issuer and Swing Line Lenders and the other lenders from time to time party thereto, together with any related documents (including any security documents and guarantee agreements), as such agreement has been amended and restated through the Issue Date and as it may be amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or substituted from time to time and whether by the same or any other agent, lender or group of lenders or other party.

“Credit Facilities” means (i) one or more credit facilities (including the Credit Agreement) with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including a Permitted Receivables Financing) or the issuance of letters of credit or bankers’ acceptances or the like, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments), or (iii) instruments or agreements evidencing any other Debt, in each case, with the same or different borrowers or issuers and, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or substituted in whole or in part from time to time and whether by the same or any other agent, lender or group of lenders or other party.

“Debt” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers which are recorded as liabilities under GAAP, excluding (i) trade payables arising in the ordinary course of business and payable in accordance with customary practice, and (ii) accrued expenses, salary and other employee compensation obligations incurred in the ordinary course;

(5) the Attributable Indebtedness of such Person in respect of Capital Leases;

(6) the amount of all Receivables Financings of such Person;

(7) Disqualified Equity Interests of such Person;

(8) all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(9) all Debt (excluding prepaid interest thereon) of other Persons secured by a Lien on any property owned or being purchased by (including indebtedness owing under conditional sales or other title retention agreements) such Person, whether or not such Debt is assumed by such Person or is limited in recourse; and

(10) all obligations of such Person under Hedging Agreements.

The amount of Debt of any Person will be deemed to be:

(A) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

(B) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(C) with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time; and

(D) otherwise, the outstanding principal amount thereof.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the notes for consideration other than Qualified Equity Interests, or

(2) are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt,

in each case prior to the date that is 91 days after the date on which the notes mature; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require the repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes if those provisions:

(A) are no more favorable to the holders of such Equity Interests than “Limitation on Asset Sales” and “Repurchase of Notes Upon a Change of Control”, and

(B) specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company’s repurchase of the notes as required by the indenture.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means an offer and sale of Qualified Stock of the Company after the Issue Date other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise relating to compensation to officers, directors or employees.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $20.0 million, by any officer; or (b) if such property has a Fair Market Value in excess of $20.0 million, by at least a majority of the disinterested members of the Board of Directors and evidenced by a resolution of the Board of Directors delivered to the trustee.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”) for any Person, the ratio of:

(x) the aggregate amount of Consolidated EBITDA for such Person for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to

(y) the aggregate Fixed Charges for such Person during such reference period.

In making the foregoing calculation,

(1) pro forma effect will be given to any Debt or Preferred Stock Incurred during or after the reference period to the extent the Debt is outstanding or is to be Incurred on the transaction date as if the Debt, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;

(2) pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement applicable to the Debt if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

(3) Fixed Charges related to any Debt or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;

(4) pro forma effect will be given to:

(A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(B) the acquisition or disposition of companies, divisions or lines of businesses by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company), including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary of such Person (Restricted Subsidiary, in the case of the Company) after the beginning of the reference period, and

(C) the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) following the transaction date that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Fixed Charges” means, for any Person for any period, the sum of:

(1) Interest Expense for such Person for such period; and

(2) the product of

(x) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock or Preferred Stock of the such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), except for dividends payable in the Company’s Qualified Stock or paid to such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), and

(y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company).

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Debt or other obligation of any other Person (the “primary obligor”), whether directly or indirectly, and including any written obligation of the guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (c) as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means (i) each Restricted Subsidiary of the Company in existence on the Issue Date that Guarantees the Credit Agreement and (ii) each Restricted Subsidiary that executes a supplemental indenture in the form attached to the indenture providing for the guarantee of the payment of the notes, or any successor obligor under its Note Guarantee, in each case unless and until such Guarantor is released from its Note Guarantee pursuant to the indenture.

“Hedging Agreement” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of the indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of “Limitation on Debt or Preferred Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “Limitation on Asset Sales”. Neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Debt (to the extent provided for when the Debt on which such interest is paid was originally issued) shall be considered an Incurrence of Debt.

“Interest Expense” means, for any Person for any period, the consolidated interest expense of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company), plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by such Person or its Subsidiaries (Restricted Subsidiaries in the case of the Company), without duplication: (i) interest expense attributable to Capital Leases, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) any of the above expenses with respect to Debt of another Person Guaranteed by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) or secured by a Lien on the assets of such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company) and (vi) any interest, premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) in connection with a Receivables Financing, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) under any Receivables Financing. Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) with respect to any related interest rate Hedging Agreements.

“Investment” means:

(1) any advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company or its Restricted Subsidiaries), loan or other extension of credit to another Person (but excluding (i) advances to customers, suppliers or the like in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivables, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business, (ii) commission, travel and similar advances to officers and employees made in the ordinary course of business and (iii) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries),

(2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4) any Guarantee of any obligation of another Person.

If the Company or any Restricted Subsidiary (x) issues, sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Company, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of the Company and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Person or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of such acquisition.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means the date on which the notes (other than additional notes) are originally issued under the indenture.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash but only when received), net of:

(1) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers and any relocation expenses incurred as a result thereof;

(2) provisions for income taxes as a result of such Asset Sale taking into account the consolidated results of operations of the Company and its Restricted Subsidiaries reasonably estimated to actually be payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith, provided that if the amount of any estimated taxes hereunder exceeds the amount of taxes actually required to be paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall constitute Net Cash Proceeds;

(3) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

(4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Non-Recourse Debt” means Debt as to which (i) neither the Company nor any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of the Company or any Restricted Subsidiary.

“Note Guarantee” means the guarantee of the notes by a Guarantor pursuant to the indenture.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement, expenses, damages and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Permitted Business” means any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, and any other businesses reasonably related, incidental, complementary or ancillary thereto.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment;

(A) such Person becomes a Restricted Subsidiary of the Company, or

(B) such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) Investments received as non-cash consideration in an asset sale made pursuant to and in compliance with “Limitation on Asset Sales;”

(5) any Investment acquired solely in exchange for Qualified Stock of the Company;

(6) Hedging Agreements otherwise permitted under the indenture;

(7) (i) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(8) payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, current or former officers, managers, directors, consultants and employees, in each case in the ordinary course of business, not in excess of $2.0 million outstanding at any time;

(9) Investments arising as a result of any Permitted Receivables Financing;

(10) Investments in the nature of any Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties with normal practices in the mining industry;

(11) Investments consisting of obligations specified in clause (b)(6) of the definition of “Permitted Debt”;

(12) Investments resulting from pledges and deposits permitted under the definition of “Permitted Liens”;

(13) Investments consisting of purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution of intellectual property;

(14) Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of coal sales contracts (and extensions or renewals thereof on similar terms) or under applicable law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under coal sales contracts (and extensions or renewals thereof on similar terms);

(15) customary Investments in a Securitization Subsidiary that are necessary or desirable to effect any Permitted Receivables Financing;

(16) Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount (without taking into account any changes in value after the making of any such Investment), taken together with all other Investments made in reliance on this clause, not to exceed the greater of (x) $100.0 million and (y) 3.0% of Consolidated Tangible Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause); and

(17) in addition to Investments listed above, Investments in Persons engaged in Permitted Businesses in an aggregate amount (without taking into account any changes in value after the making of any such Investment), taken together with all other Investments made in reliance on this clause, not to exceed the greater of (x) $100.0 million and (y) 3.0% of Consolidated Tangible Assets (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause).

“Permitted Liens” means

(1) Liens existing on the Issue Date;

(2) Liens securing the notes or any Note Guarantees and other Obligations under the indenture and in respect thereof and any obligations owing to the trustee under the indenture;

(3) Liens securing (i) Debt Incurred under clause (b)(1) of the definition of Permitted Debt (and all Obligations incurred, issued or arising under such secured credit facilities that permit borrowings not in excess of the limit set out in such clause (b)(1)) and (ii) Obligations of the Company and its Subsidiaries under Hedging Agreements and other agreements, including in respect of cash management services provided by lenders under the Debt referred to in the preceding clause (i) or their affiliates (so long as such Persons remain lenders (or affiliates thereof) after entry into such agreements or arrangements);

(4) (i) pledges or deposits under worker’s compensation laws, unemployment insurance and other social security laws or regulations or similar legislation, or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety and appeal bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and (ii) Liens securing obligations specified in clause (b)(6) of the definition of “Permitted Debt,” Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money or the obtaining of advances or credit;

(5) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings and in respect of taxes and other governmental assessments and charges or claims which are not yet due or which are being contested in good faith and by appropriate proceedings;

(6) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(7) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(8) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(9) judgment liens so long as no Event of Default then exists as a result thereof;

(10) Liens incurred in the ordinary course of business securing obligations other than Debt for borrowed money and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Company and its Restricted Subsidiaries;

(11) Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred pursuant to clause (b)(12) of the definition of Permitted Debt for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property provided that the Lien does not (x) extend to any additional property or (y) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Debt and other obligations originally so secured;

(12) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Company, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(13) Liens on property at the time the Company or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(14) Liens securing Debt or other obligations of the Company or a Restricted Subsidiary to the Company or a Guarantor;

(15) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Internal Revenue Code;

(16) Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank;

(18) Deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) extensions, renewals or replacements of any Liens referred to in clauses (1), (2), (11), (12) or (13) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt”, the amount secured by such Lien is not increased;

(20) Liens on assets of a Securitization Subsidiary and accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing;

(21) surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Capital Lease Obligations), subleases, rights of use, licenses, special assessments, trackage rights, transmission and transportation lines related to mining leases or mineral right and/or other real property including any re-conveyance obligations to a surface owner following mining, royalty payments, and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface coal deposits and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Restricted Subsidiary;

(22) pledges, deposits or non-exclusive licenses to use intellectual property rights of the Company or its Restricted Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(23) rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by the Company or any of its Restricted Subsidiaries, with respect to tracts of real property where the Company or the applicable Restricted Subsidiary’s ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;

(24) other defects and exceptions to title of real property where such defects or exceptions, in the aggregate, are not substantial in amount and do not materially detract from the value of the affected property;

(25) Liens on shares of Capital Stock of any Unrestricted Subsidiary securing obligations of any Unrestricted Subsidiary;

(26) Liens on assets of Foreign Restricted Subsidiaries securing Debt of such Foreign Restricted Subsidiary incurred under clause (14) of the definition of “Permitted Debt” (or of any Foreign Restricted Subsidiary of such Foreign Restricted Subsidiary);

(27) Production Payments, royalties, dedication of reserves under supply agreements, mining leases, or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry and any precautionary UCC financing statement filings in respect of leases or consignment arrangements (and not any Debt) entered into in the ordinary course of business; and

(28) other Liens securing obligations in an aggregate amount not exceeding the greater of $50.0 million and 1.50% of Consolidated Tangible Assets (it being understood that any decrease in Consolidated Tangible Assets following the date of Incurrence shall not create a Default with respect to such previously incurred Debt or Liens).

“Permitted Receivables Financing” means any Receivables Financing pursuant to which a Securitization Subsidiary purchases or otherwise acquires Receivables of the Company or any Restricted Subsidiary and enters into a third party financing thereof on terms that the Board of Directors of the Company has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries. It is understood and agreed that the Receivables Financing of Patriot Coal Receivables SPV Ltd. (including its successors) outstanding on the Issue Date will be deemed to be a “Permitted Receivables Financing”.

“Person” means an individual, a corporation, a partnership, a limited liability company, joint venture, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Rating Agencies” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) shall cease issuing a rating on the notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical rating agency to substitute for S&P or Moody’s (or both).

“Real Property” shall mean, collectively, all right, title and interest of the Company or any other Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Company or any other Subsidiary, whether by lease, license or other use agreement, including but not limited to, coal leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper).

“Receivables Financing” means any receivable securitization program or arrangement pursuant to which the Company or any of its Restricted Subsidiaries sells Receivables for financing purposes.

“Responsible Officer” means any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any trust officer, any assistant trust officer or any other officer associated with the corporate trust department of the trustee (or any successor group of the trustee) customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall in each case have direct responsibility for the administration of the indenture.

“Restricted Subsidiary” means any Subsidiary of the Company other than any Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Securitization Subsidiary” means (a) Patriot Coal Receivables SPV Ltd. (including its successors) or (b) a Subsidiary of the Company:

(1) that is designated a “Securitization Subsidiary” by the Company,

(2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3) no portion of the Debt or any other obligation, contingent or otherwise, of which

(A) is Guaranteed by the Company or any other Restricted Subsidiary of the Company,

(B) is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way, or

(C) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof

(4) with respect to which neither the Company nor any other Restricted Subsidiary of the Company (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results, and

(5) with respect to which all investments therein by the Company or any Restricted Subsidiary are limited to the Permitted Investments allowed under clause (15) of the definition of “Permitted Investments,”

other than, in respect of clauses (3)(A), (B) and (C) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Significant Restricted Subsidiary” means any Restricted Subsidiary, or group of Restricted Subsidiaries, that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act of 1933, as amended, as such regulation is in effect on the date of the indenture.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of the Company or any Guarantor which is subordinated in right of payment to the notes or the Note Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means with respect to any Person, any corporation, association, limited liability company or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Taxes” means any present or future tax, levy, import, duty, charge, deduction, withholding, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any Governmental Authority or other taxing authority.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to          , 2014; provided, however, that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Unrestricted Subsidiary” means (i) any Securitization Subsidiary, or (ii) any Subsidiary of the Company that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with “Designation of Restricted and Unrestricted Subsidiaries.”

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion only applies to notes that meet all of the following conditions:

•	they are purchased by those initial holders who purchase such notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

It is expected (and this summary assumes) that the notes will not be issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes. If the notes were issued with more than a de minimis amount of original issue discount, a U.S. Holder would be required to include the original issue discount in income for U.S. federal income tax purposes as it accrued before the receipt of cash payments attributable to that income. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of owning the notes if they are issued with more than a de minimis amount of original issue discount.

Payments of Interest

Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year.

Backup Withholding and Information Reporting

Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Subject to the discussion below concerning backup withholding:

•	payments of principal, interest (including original issue discount, if any) and premium on the notes by the Company or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•	the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below; and

•	a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

Certification Requirement

Payments of interest by the Company or any paying agent to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that the beneficial owner provides an Internal Revenue Service Form W-8BEN signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder).

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest (including original issue discount, if any) on the note is effectively connected with the conduct of this trade or business (and, if required by an applicable tax treaty, is also attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form

W-8ECI in order to claim an exemption from the withholding tax discussed in the preceding paragraph. Such Non-U.S. Holders are urged to consult their own tax advisors regarding other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

Information returns will be filed with the Internal Revenue Service in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

Citigroup Global Markets Inc., Banc of America Securities LLC and Barclays Capital Inc. are acting as joint book-running managers of the offering and Citigroup Global Markets Inc. and Banc of America Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal Amount
Underwriter	of Notes

Citigroup Global Markets Inc.	$
Banc of America Securities LLC
Barclays Capital Inc.
Natixis Bleichroeder LLC
Fifth Third Securities, Inc.
SG Americas Securities, LLC
Santander Investment Securities Inc.
PNC Capital Markets LLC

Total	$250,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed          % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed          % of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us. Citigroup Global Markets Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at anytime without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Patriot
Coal

Per note		%

We estimate that our total expenses, other than underwriting discounts and commissions, and including expenses related to the revolving credit facility amendment and restatement, for this offering will be $10.6 million.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of all of the underwriters are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility which is being amended and restated in connection with this offering. See “Description of Material Indebtedness — Revolving Credit Facility.”

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the notes being issued in this offering is being passed upon for us by Davis Polk & Wardwell LLP, New York, New York, counsel to the Company. Certain legal matters in connection with this offering will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements of Patriot Coal Corporation for the year ended December 31, 2009, included in Patriot Coal Corporation’s Current Report on Form 8-K filed with the SEC on April 26, 2010, and the financial statement schedule listed in Item 15(a) and the effectiveness of Patriot Coal Corporation’s internal control over financial reporting as of December 31, 2009 appearing in Patriot Coal Corporation’s Annual Report (Form 10-K), all of which are referred to and made a part of this Prospectus Supplement and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

A portion of the estimates of our proven and probable coal reserves referred to in this prospectus, to the extent described in this prospectus, have been prepared by Marshall Miller & Associates, Inc. and Weir International, Inc.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE
THREE MONTHS ENDED MARCH 31, 2010

PATRIOT COAL CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2010	2009
	(Dollars in thousands, except share and per share data)

Revenues
Sales	$464,208	$522,838
Other revenues	3,049	6,098

Total revenues	467,257	528,936
Costs and expenses
Operating costs and expenses	433,043	495,208
Depreciation, depletion and amortization	49,612	54,979
Reclamation and remediation obligation expense	10,846	6,451
Sales contract accretion	(25,308)	(77,807)
Selling and administrative expenses	12,774	12,886
Net gain on disposal or exchange of assets	(23,796)	(30)

Operating profit	10,086	37,249
Interest expense	9,032	8,593
Interest income	(3,442)	(3,487)

Income before income taxes	4,496	32,143
Income tax provision	235	—

Net income	$4,261	$32,143

Weighted average shares outstanding:
Basic	90,835,561	77,906,152
Effect of dilutive securities	1,331,396	93,095

Diluted	92,166,957	77,999,247

Earnings per share, basic and diluted	$0.05	$0.41

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

PATRIOT COAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2010	2009
	(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	$26,489	$27,098
Accounts receivable and other, net of allowance for doubtful accounts of $141 as of March 31, 2010 and December 31, 2009	157,179	188,897
Inventories	95,518	81,188
Prepaid expenses and other current assets	23,632	14,366

Total current assets	302,818	311,549
Property, plant, equipment and mine development
Land and coal interests	2,902,920	2,864,225
Buildings and improvements	397,168	396,449
Machinery and equipment	652,708	631,615
Less accumulated depreciation, depletion and amortization	(778,670)	(731,035)

Property, plant, equipment and mine development, net	3,174,126	3,161,254
Notes receivable	103,051	109,137
Investments and other assets	35,228	36,223

Total assets	$3,615,223	$3,618,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$7,156	$8,042
Trade accounts payable and accrued expenses	408,169	406,351
Below market sales contracts acquired	136,155	150,441

Total current liabilities	551,480	564,834
Long-term debt, less current maturities	198,415	197,951
Asset retirement obligations	248,692	244,518
Workers’ compensation obligations	207,095	193,719
Accrued postretirement benefit costs	1,173,217	1,169,981
Obligation to industry fund	41,325	42,197
Below market sales contracts acquired, noncurrent	139,157	156,120
Other noncurrent liabilities	112,078	113,349

Total liabilities	2,671,459	2,682,669
Stockholders’ equity
Common stock ($0.01 par value; 100,000,000 shares authorized; 90,863,950 and 90,319,939 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively)	909	903
Preferred stock ($0.01 par value; 10,000,000 shares authorized; no shares outstanding at March 31, 2010 and December 31, 2009)	—	—
Series A Junior Participating preferred stock ($0.01 par value; 1,000,000 shares authorized; no shares issued and outstanding at March 31, 2010 and December 31, 2009)	—	—
Additional paid-in capital	952,690	947,159
Retained earnings	240,869	236,608
Accumulated other comprehensive loss	(250,704)	(249,176)

Total stockholders’ equity	943,764	935,494

Total liabilities and stockholders’ equity	$3,615,223	$3,618,163

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

PATRIOT COAL CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2010	2009
	(Dollars in thousands)

Cash Flows From Operating Activities
Net income	$4,261	$32,143
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	49,612	54,979
Sales contract accretion	(25,308)	(77,807)
Net gain on disposal or exchange of assets	(23,796)	(30)
Stock-based compensation expense	4,455	2,734
Changes in current assets and liabilities:
Accounts receivable	31,718	(17,567)
Inventories	(14,330)	(15,333)
Other current assets	(9,278)	(5,260)
Accounts payable and accrued expenses	(3,977)	(1,336)
Interest on notes receivable	(3,414)	(3,409)
Reclamation and remediation obligations	6,813	2,060
Workers’ compensation obligations	1,632	587
Accrued postretirement benefit costs	12,236	8,435
Obligation to industry fund	(722)	(802)
Other, net	2,208	1,410

Net cash provided by (used in) operating activities	32,110	(19,196)

Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(35,130)	(19,042)
Additions to advance mining royalties	(5,177)	(3,101)
Proceeds from disposal or exchange of assets	400	3,958
Proceeds from notes receivable	9,500	—
Other	—	66

Net cash used in investing activities	(30,407)	(18,119)

Cash Flows From Financing Activities
Long-term debt payments	(2,494)	(2,024)
Deferred financing costs	(900)	—
Proceeds from employee stock purchases	1,082	667
Short-term borrowings	—	42,000

Net cash provided by (used in) financing activities	(2,312)	40,643

Net increase (decrease) in cash and cash equivalents	(609)	3,328
Cash and cash equivalents at beginning of period	27,098	2,872

Cash and cash equivalents at end of period	$26,489	$6,200

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

PATRIOT COAL CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010

(1)	Basis of Presentation

Description of Business

Patriot Coal Corporation (Patriot, we, our or the Company) is engaged in the mining, preparation and sale of thermal coal, also known as steam coal, for sale primarily to electric utilities and metallurgical coal, for sale to steel mills and independent coke producers. Our mining complexes and coal reserves are located in the eastern and midwestern United States (U.S.), primarily in West Virginia and Kentucky.

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of Patriot and its subsidiaries as well as entities in which Patriot directly or indirectly has a controlling financial interest. All significant transactions, profits and balances have been eliminated between Patriot and its subsidiaries. Patriot operates in two domestic coal segments: Appalachia and the Illinois Basin (see Note 12).

The accompanying condensed consolidated financial statements as of March 31, 2010 and for the three months ended March 31, 2010 and 2009, and the notes thereto, are unaudited. However, in the opinion of management, these financial statements reflect all normal, recurring adjustments necessary for a fair presentation of the results for the periods presented. Operating results for the three months ended March 31, 2010 may not necessarily be indicative of the results for the year ending December 31, 2010.

(2)	Newly Adopted Accounting Pronouncements

Transfers of Financial Assets

In June 2009, the Financial Accounting Standards Board (FASB) issued authoritative guidance regarding the accounting for transfers of financial assets, which requires enhanced disclosures about the continuing risk exposure to a transferor resulting from its continuing involvement with transferred financial assets. This guidance is effective for fiscal years beginning after November 15, 2009. See Note 3 for additional disclosures.

Consolidation

In June 2009, the FASB issued authoritative guidance, which requires a company to perform a qualitative analysis to determine whether it has a controlling financial interest in a variable interest entity, including an assessment of the company’s power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. This guidance is effective for fiscal years beginning after November 15, 2009. Upon adoption, we performed a qualitative assessment of our existing interests in joint ventures and determined that the joint ventures were not variable interest entities.

Fair Value Disclosures

In January 2010, the FASB issued authoritative guidance which requires additional disclosures and clarifies certain existing disclosure requirements regarding fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009. We adopted this guidance effective January 1, 2010. However, none of the specific additional disclosures were applicable at this time. See Note 7 for our fair value measurement disclosures.

(3)	Receivables Securitization

In March 2010, we entered into a $125 million accounts receivable securitization program, which provides for the issuance of letters of credit and direct borrowings. Trade accounts receivable are sold, on a

PATRIOT COAL CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 — (Continued)

revolving basis, to a bankruptcy-remote entity (facilitating entity), which then sells an undivided interest in all of the trade receivables to the creditors as collateral for any borrowings. As of the inception of the program and at March 31, 2010, we had commitments for up to $75 million of borrowing capacity. Available liquidity under the program fluctuates with the balance of our trade accounts receivables.

Based on our continuing involvement with the trade accounts receivable balances, including continued risk of loss, the facilitating entity is consolidated into our financial statements. The facilitating entity was established solely to perform its obligations under this program and holds a note receivable from the creditors and a note payable to our subsidiaries for the outstanding trade accounts receivable balance at any given point in time, which is eliminated in consolidation. The outstanding trade accounts receivable balance was $120.7 million as of March 31, 2010. Any direct borrowings will be recorded as secured borrowings. As of March 31, 2010, there were no letters of credit or direct borrowings under this program.

(4)	Net Gain on Disposal or Exchange of Assets and Other Commercial Transactions

In February 2010, we entered into an agreement to purchase certain coal mineral rights from another coal producer. The purchase price of $10 million is included in “Property, plant, equipment and mine development” on the condensed consolidated balance sheet.

In March 2010, we received approximately 13 million tons of coal mineral rights contiguous to our Highland mining complex in the Illinois Basin in exchange for non-strategic Illinois Basin coal reserves. We recognized a gain of $24 million on this transaction. The exchange transaction was recorded at fair value as determined by a third-party valuation specialist. The valuation utilized primarily Level 3 inputs, as defined by authoritative guidance, in a discounted cash flows model including assumptions for future coal sales prices and operating costs. Level 3 inputs were utilized due to the lack of an active, quoted market for coal reserves and due to the inability to use other transaction comparisons because of the unique nature and location of each coal seam.

Other revenues include payments from customer settlements, royalties related to coal lease agreements and farm income. In 2009, we agreed to release certain metallurgical and thermal customers from receipt of committed tons in exchange for a cash settlement.

We have interests in joint ventures that are accounted for under the equity method. The book value of our equity method investments was $20.8 million and $20.9 million as of March 31, 2010 and December 31, 2009, respectively. Our maximum exposure to loss is our book value plus additional future capital contributions, which in total for all of our joint ventures is capped at $9.1 million including additional commitments made during the three months ended March 31, 2010.

(5)	Income Tax Provision

For the three months ended March 31, 2010, we recorded an income tax provision of $0.2 million related to certain state taxes. No federal income tax provision was recorded due to our anticipated tax net operating loss for the year ended December 31, 2010 and the full valuation allowance recorded against deferred tax assets. For the three months ended March 31, 2009, no income tax provision was recorded due to our anticipated tax net operating loss for the year ending December 31, 2009 and the full valuation allowance recorded against deferred tax assets. The primary difference between book and taxable income for 2010 and 2009 is the treatment of the net sales contract accretion on the below market purchase and sales contracts acquired with Magnum in July 2008, with such amounts being included in the computation of book income but excluded from the computation of taxable income.

PATRIOT COAL CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 — (Continued)

(6)	Earnings per Share

Basic earnings per share is computed by dividing net income by the number of weighted average common shares outstanding during the reporting period. Diluted earnings per share is calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period.

For the three months ended March 31, 2010 and 2009, the effect of dilutive securities includes the impact of stock options and restricted stock units. For the three months ended March 31, 2010 and 2009, 1.4 million shares and 3.3 million shares, respectively, related to share-based compensation awards were excluded from the diluted earnings per share calculation because they were anti-dilutive for those periods.

(7)	Fair Value of Financial Instruments

Fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Authoritative guidance establishes a three-level fair value hierarchy for fair value to be measured based on the observability of the inputs utilized in the valuation. The levels are: Level 1 — inputs from quoted prices in an active market, Level 2 — inputs other than a quoted price market that are directly or indirectly observable through market corroborated inputs and Level 3 — inputs that are unobservable and require assumptions about pricing by market participants.

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses have carrying values which approximate fair value due to the short maturity or the financial nature of these instruments. The fair value of notes receivable approximates the carrying value as of March 31, 2010.

The following table summarizes the fair value of our remaining financial instruments.

	March 31,	December 31,
	2010	2009
	(Dollars in thousands)

Assets:
Fuel contracts, cash flow hedges	$2,515	$2,021
Liabilities:
Fuel contracts, cash flow hedges	414	986
$200 million of 3.25% Convertible Senior Notes due 2013	170,735	163,617

All of the instruments above were valued using Level 2 inputs as defined by authoritative guidance. For additional disclosures regarding our fuel contracts see Note 13. The fair value of the Convertible Senior Notes was estimated using the last traded value, as provided by a third party.

(8)	Inventories

Inventories consisted of the following:

	March 31,	December 31,
	2010	2009
	(Dollars in thousands)

Materials and supplies	$40,579	$39,285
Saleable coal	36,156	28,255
Raw coal	18,783	13,648

Total	$95,518	$81,188

Materials, supplies and coal inventory are valued at the lower of average cost or market. Saleable coal represents coal stockpiles that will be sold in current condition. Raw coal represents coal stockpiles that may

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MARCH 31, 2010 — (Continued)

be sold in current condition or may be further processed prior to shipment to a customer. Coal inventory costs include labor, supplies, equipment, operating overhead and other related costs.

(9)	Comprehensive Income

The following table sets forth the after-tax components of comprehensive income for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31,
	2010	2009
	(Dollars in thousands)

Net income	$4,261	$32,143
Accumulated actuarial loss and prior service cost realized in net income	8,906	3,816
Net change in fair value of diesel fuel hedge	1,066	140

Comprehensive income	$14,233	$36,099

(10)	Postretirement Benefit Costs

Net periodic postretirement benefit costs included the following components:

	Three Months Ended March 31,
	2010	2009
	(Dollars in thousands)

Service cost for benefits earned	$1,342	$1,022
Interest cost on accumulated postretirement benefit obligation	18,950	17,630
Amortization of actuarial loss	9,138	4,591
Amortization of prior service cost	(138)	(138)

Net periodic postretirement benefit costs	$29,292	$23,105

(11)	Healthcare Legislation

In March 2010, the Patient Protection and Affordable Care Act (PPACA) was enacted, potentially impacting our costs to provide healthcare benefits to our eligible active and certain retired employees and workers’ compensation benefits related to occupational disease resulting from coal workers’ pneumoconiosis (black lung disease). The PPACA has both short-term and long-term implications on healthcare benefit plan standards. Implementation of this legislation is planned to occur in phases, with plan standard changes taking effect beginning in 2010, but to a greater extent with the 2011 benefit plan year and extending through 2018.

Plan standard changes that could affect us in the short term include raising the maximum age for covered dependents to receive benefits, the elimination of lifetime dollar limits per covered individual and restrictions on annual dollar limits per covered individual, among other standard requirements. Plan standard changes that could affect us in the long term include a tax on “high cost” plans (excise tax) and the elimination of annual dollar limits per covered individual, among other standard requirements.

Approximately 52% of our employees at our company operations were represented by an organized labor union at March 31, 2010. The healthcare benefits that we provide to our represented employees and retirees are stipulated by law and by labor agreements, which expire December 31, 2011. Healthcare benefit changes required by the healthcare legislation will be included in any new labor agreements.

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MARCH 31, 2010 — (Continued)

One provision of the legislation changes the tax treatment for Medicare drug subsidies. We are not impacted by this change, so this provision will have no effect on our results of operations.

We are currently analyzing this legislation to determine the full extent of the impact of the required plan standard changes on our employee healthcare plans and the resulting costs. Beginning in 2018, the PPACA will impose a 40% excise tax on employers to the extent that the value of their healthcare plan coverage exceeds certain dollar thresholds. We anticipate that certain government agencies will provide additional regulations or interpretations concerning the application of this excise tax. Until these regulations or interpretations are published, it is impractical to reasonably estimate the impact of the excise tax on our future healthcare costs or postretirement benefit obligation. Accordingly, as of March 31, 2010, we have not made any changes to our assumptions used to determine our postretirement benefit obligation. With the exception of the excise tax, we do not believe any other plan standard changes will be significant to our future healthcare costs for eligible active employees and our postretirement benefit obligation for certain retired employees. However, we will need to continue to evaluate the impact of the PPACA in future periods as additional information and guidance becomes available.

The PPACA also amended previous legislation related to coal workers’ pneumoconiosis, providing automatic extension of awarded lifetime benefits to surviving spouses and providing changes to the legal criteria used to assess and award claims. We were able to evaluate the impact of these changes to our current population of beneficiaries and claimants, resulting in an estimated $11.5 million increase to our obligation. As of March 31, 2010, we recorded this estimate as an increase to our workers’ compensation liability and a decrease to our actuarial gain included in “Accumulated other comprehensive loss” on our balance sheet and will adjust the amortization of the actuarial gain on a prospective basis beginning in the second quarter of 2010. As of March 31, 2010, we were not able to estimate the impact of this legislation on our obligations related to future claims due to uncertainty around the number of claims that will be filed and how impactful the new award criteria will be to these claim populations.

(12)	Segment Information

We report our operations through two reportable operating segments, Appalachia and Illinois Basin. The Appalachia and Illinois Basin segments primarily consist of our mining operations in West Virginia and Kentucky, respectively. The principal business of the Appalachia segment is the mining, preparation and sale of thermal coal, sold primarily to electric utilities and metallurgical coal, sold to steel and coke producers. The principal business of the Illinois Basin segment is the mining, preparation and sale of thermal coal, sold primarily to electric utilities. For the three months ended March 31, 2010 and 2009, our sales to electricity generators were 78% and 84%, respectively. Our sales to steel and coke producers were 22% and 16% for the three months ended March 31, 2010 and 2009, respectively. For the three months ended March 31, 2010 and 2009, our revenues attributable to foreign countries, based on where the product was shipped, were $116.6 million and $82.9 million, respectively. We utilize underground and surface mining methods and produce coal with high and medium Btu content. Our operations have relatively short shipping distances from the mine to most of our domestic utility customers and certain metallurgical coal customers. “Corporate and Other” includes selling and administrative expenses, net gains on disposal or exchange of assets and costs associated with past mining obligations.

Our chief operating decision makers use Adjusted EBITDA as the primary measure of segment profit and loss. We believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Adjusted EBITDA is defined as net income before deducting interest income and expense; reclamation and remediation obligation expense; depreciation, depletion and amortization; and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts

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MARCH 31, 2010 — (Continued)

reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts. Segment Adjusted EBITDA is calculated the same as Adjusted EBITDA but excludes “Corporate and Other” as defined above. Because Adjusted EBITDA and Segment Adjusted EBITDA are not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

Operating segment results for the three months ended March 31, 2010 and 2009 were as follows:

	Three Months Ended March 31, 2010
			Corporate
	Appalachia	Illinois Basin	and Other	Total
		(Dollars in thousands)

Revenues	$393,429	$73,828	$—	$467,257
Adjusted EBITDA	70,863	6,817	(32,444)	45,236
Additions to property, plant, equipment and mine development	23,642	11,410	78	35,130

	Three Months Ended March 31, 2009
			Corporate
	Appalachia	Illinois Basin	and Other	Total
		(Dollars in thousands)

Revenues	$459,554	$69,382	$—	$528,936
Adjusted EBITDA	69,487	3,041	(50,656)	21,872
Additions to property, plant, equipment and mine development	17,290	1,543	209	19,042

A reconciliation of Adjusted EBITDA to net income follows:

	Three Months Ended March 31,
	2010	2009
	(Dollars in thousands)

Total Adjusted EBITDA	$45,236	$21,872
Depreciation, depletion and amortization	(49,612)	(54,979)
Reclamation and remediation obligation expense	(10,846)	(6,451)
Sales contract accretion, net	25,308	76,807
Interest expense	(9,032)	(8,593)
Interest income	3,442	3,487
Income tax provision	(235)	—

Net income	$4,261	$32,143

(13)	Derivatives

We utilize derivative financial instruments to manage exposure to certain commodity prices. Authoritative guidance requires the recognition of derivative financial instruments at fair value on the condensed consolidated balance sheets. For derivatives that are not designated as hedges, the periodic change in fair value is recorded directly to earnings. For derivative instruments that are eligible and designated as cash flow hedges, the periodic change in fair value is recorded to “Accumulated other comprehensive loss” until the hedged transaction occurs or the relationship ceases to qualify for hedge accounting. In addition, if a portion

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 — (Continued)

of the change in fair value for a cash flow hedge is deemed ineffective during a reporting period, the ineffective portion of the change in fair value is recorded directly to earnings.

We have commodity risk related to our diesel fuel purchases. To manage a portion of this risk, we entered into heating oil swap contracts with financial institutions. The changes in diesel fuel and heating oil prices are highly correlated, thus allowing the swap contracts to be designated as cash flow hedges of anticipated diesel fuel purchases. As of March 31, 2010, the notional amounts outstanding for these swaps included 10.7 million gallons of heating oil expiring throughout 2010 and 2.0 million gallons of heating oil expiring throughout 2011. For the last nine months of 2010, we expect to purchase approximately 17 million gallons of diesel fuel across all operations. For the three months ended March 31, 2010, we recognized a net loss of $0.1 million in earnings on settled contracts. For the three months ended March 31, 2009, we recognized a loss of $2.1 million in earnings on settled contracts. Based on the analysis required by authoritative guidance, a portion of the fair value for the cash flow hedges was deemed ineffective for the three months ended March 31, 2010 and 2009, resulting in less than $0.1 million recorded directly to earnings in each of these periods.

The following table presents the fair values of our derivatives and the amounts of unrealized gains and losses, net of tax, included in “Accumulated other comprehensive loss” related to fuel hedges in the condensed consolidated balance sheets. See Note 9 for the impact of our fuel hedges on comprehensive income.

	March 31,	December 31,
	2010	2009
	(Dollars in thousands)

Fair value of current fuel contracts (Prepaid expenses and other current assets)	$2,225	$2,021
Fair value of noncurrent fuel contracts (Investments and other assets)	290	—
Fair value of current fuel contracts (Trade accounts payable and accrued expenses)	414	986
Net unrealized gains from fuel hedges, net of tax (Accumulated other comprehensive loss)	2,101	1,035

We utilized New York Mercantile Exchange (NYMEX) quoted market prices for the fair value measurement of these contracts, which reflects a Level 2 input.

(14)	Commitments and Contingencies

Commitments

As of March 31, 2010, purchase commitments for capital expenditures were $22.8 million.

Other

On occasion, we become a party to claims, lawsuits, arbitration proceedings and administrative procedures in the ordinary course of business. Management believes that the ultimate resolution of such pending or threatened proceedings is not reasonably likely to have a material effect on our financial position, results of operations or cash flows. Our significant legal proceedings are discussed below.

Clean Water Act Permit Issues

The federal Clean Water Act and corresponding state and local laws and regulations affect coal mining operations by restricting the discharge of pollutants, including dredged or fill materials, into waters of the United States. In particular, the Clean Water Act requires effluent limitations and treatment standards for wastewater discharge through the National Pollution Discharge Elimination System (NPDES) program. NPDES permits, which we must obtain for both active and historical mining operations, govern the discharge of pollutants into water, require regular monitoring and reporting and set forth performance standards. States are

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MARCH 31, 2010 — (Continued)

empowered to develop and enforce “in-stream” water quality standards, which are subject to change and must be approved by the Environmental Protection Agency (EPA). In-stream standards vary from state to state.

Environmental claims and litigation in connection with our various NPDES permits, and related Clean Water Act issues, include the following:

EPA Consent Decree

In February 2009, we entered into a consent decree with the EPA and the West Virginia Department of Environmental Protection (WVDEP) to resolve certain claims under the Clean Water Act and the West Virginia Water Pollution Control Act relating to our NPDES permits at several mining operations in West Virginia. The consent decree was entered by the federal district court on April 30, 2009. The consent decree, among other things, requires us to implement an enhanced company-wide environmental management system, which includes regular compliance audits, electronic tracking and reporting, and annual training for all employees and contractors with environmental responsibilities. We could be subject to stipulated penalties in the future for failure to comply with certain permit requirements as well as certain other terms of the consent decree. Because our operations are complex and periodically experience exceedances of our permit limitations, it is possible that we will have to pay stipulated penalties in the future, but we do not expect the amounts of any such penalties to be material.

WVDEP Action

In 2007, Hobet Mining LLC (Hobet), one of our subsidiaries, was sued for exceedances of effluent limits contained in four of its NPDES permits in state court in Boone County by the WVDEP. We refer to this case as the WVDEP Action. The WVDEP Action was resolved by a settlement and consent order entered in the Boone County circuit court on September 5, 2008. As part of the settlement, we paid approximately $1.5 million in civil penalties, with the final payment made in July 2009. The settlement also required us to complete supplemental environmental projects, to gradually reduce selenium discharges from our Hobet Job 21 surface mine, to achieve full compliance with our NPDES permits by April 2010 and to study potential treatment alternatives for selenium.

On October 8, 2009, a motion to enter a modified settlement and consent order was submitted to the Boone County circuit court. This motion to modify the settlement and consent order was jointly filed by Patriot and the WVDEP. On December 3, 2009, the Boone County circuit court approved and entered a modified settlement and consent order to, among other things, extend coverage of the September 5, 2008 settlement and consent order to two additional permits and extend the date to achieve full compliance with our NPDES permits from April 2010 to July 2012.

Selenium Matters

In 2007, Apogee Coal Company (Apogee), one of our subsidiaries, was sued in the U.S. District Court for the Southern District of West Virginia (U.S. District Court) by the Ohio Valley Environmental Coalition, Inc. (OVEC) and another environmental group (pursuant to the citizen suit provisions of the Clean Water Act). We refer to this lawsuit as the Federal Apogee Case. This lawsuit alleged that Apogee had violated water discharge limits for selenium set forth in one of its NPDES permits. The lawsuit sought fines and penalties as well as injunctions prohibiting Apogee from further violating laws and its permit.

In 2008, OVEC and another environmental group filed a lawsuit against Hobet and WVDEP in the U.S. District Court (pursuant to the citizen suit provisions of the Clean Water Act). We refer to this case as the Federal Hobet Case and it is very similar to the Federal Apogee Case. Additionally, the Federal Hobet Case involved the same four NPDES permits that were the subject of the WVDEP Action in state court.

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MARCH 31, 2010 — (Continued)

However, the Federal Hobet Case focused exclusively on selenium exceedances in permitted water discharges, while the WVDEP Action addressed all effluent limits, including selenium, established by the permits.

On March 19, 2009, the U.S. District Court approved two separate consent decrees, one between Apogee and the plaintiffs and the other between Hobet and the plaintiffs. The consent decrees extended the deadline to comply with water discharge limits for selenium to April 5, 2010 and added interim reporting requirements up to that date. We agreed to undertake pilot projects at Apogee and Hobet involving reverse osmosis technology along with interim reporting obligations and to comply with our NPDES permit’s water discharge limits for selenium by April 5, 2010. We continue to install treatment systems at various permitted outfalls, but we were unable to comply with selenium discharge limits by April 5, 2010 due to the ongoing inability to identify a treatment system that can remove selenium sustainably, consistently and uniformly under all variable conditions experienced at our mining operations. The potential solutions to address selenium discharges that we, and our consultants, have evaluated to date have not proven feasible, particularly at larger scale operations, due to a range of problems concerning technological issues, prohibitive implementation costs and other issues. While we are actively continuing to explore options, there can be no assurance as to when a definitive solution will be identified and implemented. On February 26, 2010 we filed a motion requesting a hearing to discuss the modification of the March 19, 2009 consent decrees to, among other things, extend the compliance deadlines to July 2012 in order to continue our efforts to identify viable treatment alternatives. A hearing date has not been scheduled on this motion.

In March 2010, the U.S. District Court permitted a lawsuit to proceed that was filed in October 2009 by OVEC and other environmental groups against Hobet, which challenged the validity of the inclusion of one of the additional permits within the scope of the WVDEP Action modified settlement and consent order and alleged that Hobet has in the past, and continues to, violate effluent limitations for selenium in an NPDES permit and a Surface Mining Control and Reclamation Act (SMCRA) permit for Surface Mine No. 22 and seeking injunctive relief. The U.S. District Court has yet to issue final rulings in this matter.

In addition, on April 18, 2010, the plaintiffs in the Federal Apogee Case filed a motion asking the court to issue an order to show cause why Apogee should not be found in civil contempt for its failure to comply with the terms and conditions of the March 19, 2009 consent decrees. The remedies sought by the plaintiffs include the imposition of per diem and other fines as well as an obligation to pay plaintiffs’ attorneys fees. A hearing date has not been scheduled on this motion.

Any failure to meet the deadlines set forth in the March 2009 consent decrees or established by the federal government or the State of West Virginia or to otherwise comply with selenium limits in our permits could result in further litigation against us, an inability to obtain new permits or to maintain existing permits, and the imposition of significant and material fines and penalties or other costs and could otherwise materially adversely affect our results of operations, cash flows and financial condition.

We estimated the costs to treat our selenium discharges in excess of allowable limits at a net present value of $98.8 million and $96.0 million at March 31, 2010 and December 31, 2009, respectively. This liability reflects the estimated total costs of the treatment systems we have been installing and maintaining with the goal of meeting the requirements of current court orders, consent decrees and mining permits. This estimate was prepared considering the dynamics of current legislation, capabilities of currently available technology and our planned remediation strategy. Future changes to legislation, findings from current research initiatives and the pace of future technological progress could result in costs that differ from our current estimates, which could have a material adverse affect on our results of operations, cash flows and financial condition. The current portion of the estimated liability is included in “Trade accounts payable and accrued expenses” and the long-term portion is recorded in “Other noncurrent liabilities” on our consolidated balance sheets.

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MARCH 31, 2010 — (Continued)

We and other surface mining companies are currently operating pursuant to other NPDES permits for which selenium limits were scheduled to go into effect on or around April 5, 2010. We have filed administrative appeals and judicial actions which we believe effectively extend those deadlines. Nonetheless, we have received notices of intent to file citizen suits for violations of the Clean Water Act, SMCRA and the relevant permits from a group consisting of the Sierra Club, OVEC and the West Virginia Highlands Conservancy. As a result of the foregoing, we anticipate that we may become a party to additional litigation relating to selenium effluent limits affecting our surface mining operations.

We may incur costs relating to these lawsuits and possible additional fines and penalties relating to selenium matters. As a result of these ongoing litigation matters and federal regulatory initiatives related to water quality standards that affect valley fills, impoundments and other mining practices, including the selenium discharge matters described above, the process of applying for new permits has become more time-consuming and complex, the review and approval process is taking longer, and in certain cases, new permits may not be issued.

Comprehensive Environmental Response, Compensation and Liability Act (CERCLA)

CERCLA and similar state laws create liability for investigation and remediation in response to releases of hazardous substances in the environment and for damages to natural resources. Under CERCLA and many similar state statutes, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault. These regulations could require us to do some or all of the following: (i) remove or mitigate the effects on the environment at various sites from the disposal or release of certain substances; (ii) perform remediation work at such sites; and (iii) pay damages for loss of use and non-use values.

Although waste substances generated by coal mining and processing are generally not regarded as hazardous substances for the purposes of CERCLA and similar legislation, and are generally covered by the SMCRA, some products used by coal companies in operations, such as chemicals, and the disposal of these products are governed by CERCLA. Thus, coal mines currently or previously owned or operated by us, and sites to which we have sent waste materials, may be subject to liability under CERCLA and similar state laws. A predecessor of one of our subsidiaries has been named as a potentially responsible party at a third-party site, but given the large number of entities involved at the site and our anticipated share of expected cleanup costs, we believe that its ultimate liability, if any, will not be material to our financial condition and results of operations.

Flood Litigation

2001 Flood Litigation

One of our subsidiaries, Catenary Coal Company, LLC (Catenary), has been named as a defendant, along with various other property owners, coal companies, timbering companies and oil and natural gas companies, in connection with alleged damages arising from flooding that occurred on July 8, 2001 in various watersheds, primarily located in southern West Virginia (referred to as the 2001 flood litigation). Pursuant to orders from the West Virginia Supreme Court of Appeals, the cases are being handled as mass litigation, and a panel of three judges was appointed (the Mass Litigation Panel) to handle the matters that have been divided between the judges pursuant to the various watersheds. In December 2009, an agreement was reached to settle this litigation. On April 19, 2010, the confidential settlement was finalized and approved by the Mass Litigation Panel and the cases were dismissed.

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MARCH 31, 2010 — (Continued)

2004 Flood Litigation

In 2006, Hobet and Catenary were named as defendants along with various other property owners, coal companies, timbering companies and oil and natural gas companies, arising from flooding that occurred on May 30, 2004 in various watersheds, primarily located in southern West Virginia. This litigation is pending before two different judges in the Circuit Court of Logan County, West Virginia. In the first action, the plaintiffs have asserted that (i) Hobet failed to maintain an approved drainage control system for a pond on land near, on, and/or contiguous to the sites of flooding; and (ii) Hobet participated in the development of plans to grade, blast, and alter the land near, on, and/or contiguous to the sites of the flooding. Hobet has filed a motion to dismiss both claims based upon the assertion that insufficient facts have been stated to support the claims of the plaintiffs.

In the second action, motions to dismiss have been filed, asserting that the allegations asserted by the plaintiffs are conclusory in nature and likely deficient as a matter of law. Most of the other defendants also filed motions to dismiss. Both actions were stayed during the pendency of the appeals to the West Virginia Supreme Court of Appeals in the 2001 flood litigation.

The outcome of the West Virginia flood litigation is subject to numerous uncertainties. Based on our evaluation of the issues and their potential impact, the amount of any future loss cannot be reasonably estimated. However, based on current information, we believe this matter is likely to be resolved without a material adverse effect on our financial condition, results of operations and cash flows.

Other Litigation and Investigations

Apogee has been sued, along with eight other defendants, including Monsanto Company, Pharmacia Corporation and Akzo Nobel Chemicals, Inc., by certain plaintiffs in state court in Putnam County, West Virginia. The lawsuits were filed in October 2007, but not served on Apogee until February 2008, and each of the 77 lawsuits are identical except for the named plaintiff. In December 2009, Apogee was served with 165 additional lawsuits with the same allegations as the original 77 lawsuits. They each allege personal injury occasioned by exposure to dioxin generated by a plant owned and operated by certain of the other defendants during production of a chemical, 2,4,5-T, from 1949-1969. Apogee is alleged to be liable as the successor to the liabilities of a company that owned and/or controlled a dump site known as the Manila Creek landfill, which allegedly received and incinerated dioxin-contaminated waste from the plant. The lawsuits seek compensatory and punitive damages for personal injury. As of March 31, 2010, 44 of the original 77 lawsuits have been dismissed. Under the terms of the governing lease, Monsanto has assumed the defense of these lawsuits and has agreed to indemnify Apogee for any related damages. The failure of Monsanto to satisfy its indemnification obligations under the lease could have a material adverse effect on us.

We are a defendant in litigation involving Peabody Energy Corporation (Peabody), the parent of certain of our subsidiaries prior to our 2007 spin-off, in relation to their negotiation and June 2005 sale of two properties previously owned by two of our subsidiaries. Environmental Liability Transfer, Inc. (ELT) and its subsidiaries commenced litigation against these subsidiaries in the Circuit Court of the City of St. Louis in the State of Missouri alleging, among other claims, fraudulent misrepresentation, fraudulent omission, breach of duty and breach of contract. Pursuant to the terms of the Separation Agreement, Plan of Reorganization and Distribution from the spin-off, Patriot and Peabody are treating the case as a joint action with joint representation and equal sharing of costs. Peabody and Patriot filed counterclaims against the plaintiffs in connection with the sales of both properties. Motions for summary judgment on the complaint and counterclaim have been filed by Peabody and Patriot and are pending. A trial date has been preliminarily set for February 2011. The claim filed is for $40 million in actual damages, in addition to punitive damages. We are unable to predict the likelihood of success of the plaintiffs’ claims, though we intend to vigorously defend ourselves against all claims.

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MARCH 31, 2010 — (Continued)

A predecessor of one of our subsidiaries operated the Eagle No. 2 mine located near Shawneetown, Illinois from 1969 until closure of the mine in July 1993. In March 1999, the State of Illinois brought a proceeding before the Illinois Pollution Control Board against the subsidiary alleging that groundwater contamination due to leaching from a coal waste pile at the mine site violated state standards. The subsidiary has developed a remediation plan with the State of Illinois and is in litigation before the Illinois Pollution Control Board with the Illinois Attorney General’s office with respect to its claim for a civil penalty of $1.3 million.

One of our subsidiaries is a defendant in several related lawsuits filed in the Circuit Court of Boone County, West Virginia. As of March 31, 2010, there were 139 related lawsuits filed by approximately 366 plaintiffs. In addition to our subsidiary, the lawsuits name Peabody and other coal companies with mining operations in Boone County. The plaintiffs in each case allege contamination of their drinking water wells over a period in excess of 30 years from coal mining activities in Boone County, including underground coal slurry injection and coal slurry impoundments. The lawsuits seek property damages, personal injury damages and medical monitoring costs. The Boone County Public Service Commission is in the process of installing public water lines and all plaintiffs should have access to public water by June 2010. Pursuant to the terms of the Separation Agreement, Plan of Reorganization and Distribution from the spin-off, Patriot is indemnifying and defending Peabody in this litigation. In December 2009, we filed a third-party complaint against our current and former insurance carriers seeking coverage for this litigation under the applicable insurance policies. The lawsuits have been settled subject to court approval and are fully reserved.

In late January 2010, the U.S. Attorney’s office and the State of West Virginia began investigations relating to one or more of our employees making inaccurate entries in official mine records at our Federal No. 2 mine. We are investigating this matter internally and we have terminated one employee. The terminated employee subsequently admitted to falsifying inspection records and is cooperating with the U.S. Attorney’s Office. On April 21, 2010 we received a federal subpoena requesting methane detection systems equipment used at our Federal No. 2 mine since July 2008 and the results of tests performed on the equipment since that date.

The outcome of other litigation and the investigations is subject to numerous uncertainties. Based on our evaluation of the issues and their potential impact, the amount of any future loss cannot be reasonably estimated. However, based on current information, we believe these matters are likely to be resolved without a material adverse effect on our financial condition, results of operations and cash flows.

(15)	Guarantees

In the normal course of business, we are party to guarantees and financial instruments with off-balance-sheet risk, such as bank letters of credit, performance or surety bonds and other guarantees and indemnities, which are not reflected in the accompanying condensed consolidated balance sheets. Such financial instruments are valued based on the amount of exposure under the instrument and the likelihood of required performance. We do not expect any material losses to result from these guarantees or off-balance-sheet instruments.

Other Guarantees

We are the lessee or sublessee under numerous equipment and property leases. It is common in such commercial lease transactions for Patriot, as the lessee, to agree to indemnify the lessor for the value of the property or equipment leased, should the property be damaged or lost during the course of our operations. We expect that losses with respect to leased property would be covered by insurance (subject to deductibles). Patriot and certain of our subsidiaries have guaranteed other subsidiaries’ performance under their various lease obligations. Aside from indemnification of the lessor for the value of the property leased, our maximum

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MARCH 31, 2010 — (Continued)

potential obligations under their leases are equal to the respective future minimum lease payments, assuming no amounts could be recovered from third parties.

(16)	Related Party Transactions

ArcLight Energy Partners Fund I L.P. (ArcLight) is a significant stockholder of Patriot due to its former ownership of Magnum. In January 2007, ArcLight purchased from a third party rights to a royalty stream based on coal mined on certain properties and then leased the rights to one of Magnum’s operations. Royalty payments to ArcLight for the three months ended March 31, 2010 and 2009, respectively were approximately $325,000 and $110,000.

(17)	Subsequent Events

In April 2010, the borrowing capacity on our accounts receivable securitization program was expanded by $50 million, bringing our total borrowing capacity to $125 million.

In April 2010, we received commitments to amend and restate our credit facility to, among other things, extend the maturity date and adjust capacity, pending the realization of certain events. The amendment and restatement is subject to certain closing conditions.

(18)	Supplemental Guarantor/Non-Guarantor Financial Information

The following tables present condensed consolidating financial information for: (a) Patriot Coal Corporation (the “Parent”) on a stand-alone basis; (b) the guarantors under our shelf registration statement (“Guarantor Subsidiaries”) on a combined basis and (c) the Non-Guarantor Entity, Patriot Coal Receivables (SPV) Ltd., on a stand-alone basis. Each Guarantor Subsidiary is wholly-owned by Patriot Coal Corporation. Any guarantees will be from each of the Guarantor Subsidiaries and will be full, unconditional, joint and several. Accordingly, separate financial statements of the wholly-owned Guarantor Subsidiaries are not presented because the Guarantor Subsidiaries will be jointly, severally and unconditionally liable under the guarantees, and we believe that separate financial statements and other disclosures regarding the Guarantor Subsidiaries are not material to potential investors.

PATRIOT COAL CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2010
			Non-
	Parent	Guarantor	Guarantor
	Company	Subsidiaries	Entity	Eliminations	Consolidated
	(Dollars in thousands)

Revenues
Sales	$—	$464,208	$—	$—	$464,208
Other revenues	—	3,049	—	—	3,049

Total revenues	—	467,257	—	—	467,257
Costs and expenses
Operating costs and expenses	93	433,398	—	—	433,491
Income from equity affiliates	(25,221)	(448)	—	25,221	(448)
Depreciation, depletion and amortization	544	49,068	—	—	49,612
Reclamation and remediation obligation expense	—	10,846	—	—	10,846
Sales contract accretion	—	(25,308)	—	—	(25,308)
Selling and administrative expenses	12,739	35	—	—	12,774
Net gain on disposal or exchange of assets	—	(23,796)	—	—	(23,796)

Operating profit	11,845	23,462	—	(25,221)	10,086
Interest expense	7,586	1,446	75	(75)	9,032
Interest income	(2)	(3,440)	(75)	75	(3,442)

Income before income taxes	4,261	25,456	—	(25,221)	4,496
Income tax provision	—	235	—	—	235

Net income	$4,261	$25,221	$—	$(25,221)	$4,261

PATRIOT COAL CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2009
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Revenues
Sales	$—	$522,838	$—	$522,838
Other revenues	—	6,098	—	6,098

Total revenues	—	528,936	—	528,936
Costs and expenses
Operating costs and expenses	—	494,977	—	494,977
(Income) loss from equity affiliates	(52,055)	231	52,055	231
Depreciation, depletion and amortization	549	54,430	—	54,979
Reclamation and remediation obligation expense	—	6,451	—	6,451
Sales contract accretion	—	(77,807)	—	(77,807)
Selling and administrative expenses	11,784	1,102	—	12,886
Net gain on disposal or exchange of assets	—	(30)	—	(30)

Operating profit	39,722	49,582	(52,055)	37,249
Interest expense	7,581	1,012	—	8,593
Interest income	(2)	(3,485)	—	(3,487)

Income before income taxes	32,143	52,055	(52,055)	32,143
Income tax provision	—	—	—	—

Net income	$32,143	$52,055	$(52,055)	$32,143

PATRIOT COAL CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

	March 31, 2010
			Non-
	Parent	Guarantor	Guarantor
	Company	Subsidiaries	Entity	Eliminations	Consolidated
	(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	$26,017	$472	$—	$—	$26,489
Accounts receivable and other, net	152	157,027	120,764	(120,764)	157,179
Inventories	—	95,518	—	—	95,518
Prepaid expenses and other current assets	3,300	20,332	—	—	23,632

Total current assets	29,469	273,349	120,764	(120,764)	302,818
Property, plant, equipment and mine development
Land and coal interests	—	2,902,920	—	—	2,902,920
Buildings and improvements	1,737	395,431	—	—	397,168
Machinery and equipment	16,434	636,274	—	—	652,708
Less accumulated depreciation, depletion and amortization	(12,631)	(766,039)	—	—	(778,670)

Property, plant, equipment and mine development, net	5,540	3,168,586	—	—	3,174,126
Notes receivable	—	103,051	—	—	103,051
Investments, intercompany and other assets	1,349,245	(145,394)	—	(1,168,623)	35,228

Total assets	$1,384,254	$3,399,592	$120,764	$(1,289,387)	$3,615,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$—	$7,156	$—	$—	$7,156
Trade accounts payable, accrued expenses and other	15,388	392,781	120,764	(120,764)	408,169
Below market sales contracts acquired	—	136,155	—	—	136,155

Total current liabilities	15,388	536,092	120,764	(120,764)	551,480
Long-term debt, less current maturities	169,573	28,842	—	—	198,415
Asset retirement obligations	—	248,692	—	—	248,692
Workers’ compensation obligations	—	207,095	—	—	207,095
Accrued postretirement benefit costs	678	1,172,539	—	—	1,173,217
Obligation to industry fund	—	41,325	—	—	41,325
Below market sales contracts acquired, noncurrent	—	139,157	—	—	139,157
Other noncurrent liabilities	1,738	110,340	—	—	112,078

Total liabilities	187,377	2,484,082	120,764	(120,764)	2,671,459
Stockholders’ equity	1,196,877	915,510	—	(1,168,623)	943,764

Total liabilities and stockholders’ equity	$1,384,254	$3,399,592	$120,764	$(1,289,387)	$3,615,223

PATRIOT COAL CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2009
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	$26,574	$524	$—	$27,098
Accounts receivable and other, net	—	188,897	—	188,897
Inventories	—	81,188	—	81,188
Prepaid expenses and other current assets	2,696	11,670	—	14,366

Total current assets	29,270	282,279	—	311,549
Property, plant, equipment and mine development
Land and coal interests	—	2,864,225	—	2,864,225
Buildings and improvements	1,737	394,712	—	396,449
Machinery and equipment	16,314	615,301	—	631,615
Less accumulated depreciation,depletion and amortization	(12,045)	(718,990)	—	(731,035)

Property, plant, equipment and mine development, net	6,006	3,155,248	—	3,161,254
Notes receivable	—	109,137	—	109,137
Investments, intercompany and other assets	1,340,392	(160,764)	(1,143,405)	36,223

Total assets	$1,375,668	$3,385,900	$(1,143,405)	$3,618,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$—	$8,042	$—	$8,042
Trade accounts payable and accrued expenses	20,083	386,268	—	406,351
Below market sales contracts acquired	—	150,441	—	150,441

Total current liabilities	20,083	544,751	—	564,834
Long-term debt, less current maturities	167,501	30,450	—	197,951
Asset retirement obligations	—	244,518	—	244,518
Workers’ compensation obligations	—	193,719	—	193,719
Accrued postretirement benefit costs	564	1,169,417	—	1,169,981
Obligation to industry fund	—	42,197	—	42,197
Below market sales contracts acquired, noncurrent	—	156,120	—	156,120
Other noncurrent liabilities	1,536	111,813	—	113,349

Total liabilities	189,684	2,492,985	—	2,682,669
Stockholders’ equity	1,185,984	892,915	(1,143,405)	935,494

Total liabilities and stockholders’ equity	$1,375,668	$3,385,900	$(1,143,405)	$3,618,163

PATRIOT COAL CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, 2010
			Non-
	Parent	Guarantor	Guarantor
	Company	Subsidiaries	Entity	Eliminations	Consolidated
	(Dollars in thousands)

Cash Flows From Operating Activities
Net cash provided by (used in) operating activities	$(18,262)	$50,372	$—	$—	$32,110

Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(78)	(35,052)	—	—	(35,130)
Additions to advance mining royalties	—	(5,177)	—	—	(5,177)
Proceeds from disposal or exchange of assets	—	400	—	—	400
Proceeds from notes receivable	—	9,500	—	—	9,500

Net cash used in investing activities	(78)	(30,329)	—	—	(30,407)

Cash Flows From Financing Activities
Long-term debt payments	—	(2,494)	—	—	(2,494)
Deferred financing costs	(900)	—	—	—	(900)
Proceeds from employee stock purchases	1,082	—	—	—	1,082
Intercompany transactions	17,602	(17,602)	—	—	—

Net cash provided by (used in) financing activities	17,784	(20,096)	—	—	(2,312)

Net decrease in cash and cash equivalents	(556)	(53)	—	—	(609)
Cash and cash equivalents at beginning of period	26,574	524	—	—	27,098

Cash and cash equivalents at end of period	$26,018	$471	$—	$—	$26,489

PATRIOT COAL CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, 2009
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Cash Flows From Operating Activities
Net cash used in operating activities	$(14,288)	$(4,908)	$—	$(19,196)

Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(209)	(18,833)	—	(19,042)
Additions to advance mining royalties	—	(3,101)	—	(3,101)
Proceeds from disposal or exchange of assets	—	3,958	—	3,958
Other	—	66	—	66

Net cash used in investing activities	(209)	(17,910)	—	(18,119)

Cash Flows From Financing Activities
Long-term debt payments	—	(2,024)	—	(2,024)
Proceeds from employee stock purchases	667	—	—	667
Short-term borrowings	42,000	—	—	42,000
Intercompany transactions	(24,603)	24,603	—	—

Net cash provided by financing activities	18,064	22,579	—	40,643

Net increase (decrease) in cash and cash equivalents	3,567	(239)	—	3,328
Cash and cash equivalents at beginning of period	1,957	915	—	2,872

Cash and cash equivalents at end of period	$5,524	$676	$—	$6,200

AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE
YEAR ENDED DECEMBER 31, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Patriot Coal Corporation

We have audited the accompanying consolidated balance sheets of Patriot Coal Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patriot Coal Corporation at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the Company retrospectively applied certain adjustments with the adoption of amended guidance related to convertible debt instruments that may settle in cash upon conversion, noncontrolling interests, and participating securities in the determination of earnings per share.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Patriot Coal Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2010, expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

St. Louis, Missouri
February 24, 2010, except for Note 29 as to which the date is April 26, 2010

PATRIOT COAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands, except share and per share data)

Revenues
Sales	$1,995,667	$1,630,873	$1,069,316
Other revenues	49,616	23,749	4,046

Total revenues	2,045,283	1,654,622	1,073,362
Costs and expenses
Operating costs and expenses	1,893,021	1,608,661	1,109,252
Depreciation, depletion and amortization	205,339	125,356	85,640
Reclamation and remediation obligation expense	35,116	19,260	20,144
Sales contract accretion	(298,572)	(279,402)	—
Restructuring and impairment charge	20,157	—	—
Selling and administrative expenses	48,732	38,607	45,137
Net gain on disposal or exchange of assets	(7,215)	(7,004)	(81,458)

Operating profit (loss)	148,705	149,144	(105,353)
Interest expense	38,108	23,648	8,337
Interest income	(16,646)	(17,232)	(11,543)

Net income (loss)	127,243	142,728	(102,147)
Net income attributable to noncontrolling interest	—	—	4,721

Net income (loss) attributable to Patriot	127,243	142,728	(106,868)
Effect of noncontrolling interest purchase arrangement	—	—	(15,667)

Net income (loss) attributable to common stockholders	$127,243	$142,728	$(122,535)

Weighted average shares outstanding:
Basic	84,660,998	64,080,998	53,511,478
Effect of dilutive securities	763,504	544,913	34,638

Diluted	85,424,502	64,625,911	53,546,116

Basic earnings per share:
Net income (loss) attributable to Patriot	$1.50	$2.23	$(2.00)
Effect of noncontrolling interest purchase arrangement	—	—	(0.29)

Net income (loss) attributable to common stockholders	$1.50	$2.23	$(2.29)

Diluted earnings per share:
Net income (loss) attributable to Patriot	$1.49	$2.21	$(2.00)
Effect of noncontrolling interest purchase arrangement	—	—	(0.29)

Net income (loss) attributable to common stockholders	$1.49	$2.21	$(2.29)

PATRIOT COAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(Dollars in thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$27,098	$2,872
Accounts receivable and other, net of allowance for doubtful accounts of $141 and $540 at December 31, 2009 and 2008, respectively	188,897	163,556
Inventories	81,188	80,953
Below market purchase contracts acquired	694	8,543
Prepaid expenses and other current assets	13,672	12,529

Total current assets	311,549	268,453
Property, plant, equipment and mine development
Land and coal interests	2,864,225	2,652,224
Buildings and improvements	396,449	390,119
Machinery and equipment	631,615	658,699
Less accumulated depreciation, depletion and amortization	(731,035)	(540,366)

Property, plant, equipment and mine development, net	3,161,254	3,160,676
Notes receivable	109,137	131,066
Investments and other assets	36,223	62,125

Total assets	$3,618,163	$3,622,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$8,042	$28,170
Trade accounts payable and accrued expenses	406,351	413,790
Below market sales contracts acquired	150,441	324,407

Total current liabilities	564,834	766,367
Long-term debt, less current maturities	197,951	176,123
Asset retirement obligations	244,518	224,180
Workers’ compensation obligations	193,719	188,180
Accrued postretirement benefit costs	1,169,981	1,003,254
Obligation to industry fund	42,197	42,571
Below market sales contracts acquired, noncurrent	156,120	316,707
Other noncurrent liabilities	113,349	64,757

Total liabilities	2,682,669	2,782,139
Stockholders’ equity
Common stock ($0.01 par value; 100,000,000 shares authorized; 90,319,939 and 77,383,199 shares issued and outstanding at December 31, 2009 and 2008, respectively)	903	774
Preferred stock ($0.01 par value; 10,000,000 shares authorized; no shares outstanding at December 31, 2009 and December 31, 2008)	—	—
Series A Junior Participating Preferred Stock ($0.01 par value; 1,000,000 shares authorized; no shares issued and outstanding at December 31, 2009 and 2008)	—	—
Additional paid-in capital	947,159	842,323
Retained earnings	236,608	109,365
Accumulated other comprehensive loss	(249,176)	(112,281)

Total stockholders’ equity	935,494	840,181

Total liabilities and stockholders’ equity	$3,618,163	$3,622,320

PATRIOT COAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Cash Flows From Operating Activities
Net income (loss)	$127,243	$142,728	$(102,147)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	205,339	125,356	85,640
Sales contract accretion	(298,572)	(279,402)	—
Impairment charge	12,949	—	—
Net gain on disposal or exchange of assets	(7,215)	(7,004)	(81,458)
Stock-based compensation expense	13,852	8,778	1,299
Changes in current assets and liabilities:
Accounts receivable	(3,565)	60,699	(19,058)
Inventories	(6,530)	3,693	3,655
Other current assets	903	(1,498)	790
Accounts payable and accrued expenses	(38,867)	(5,697)	10,828
Interest on notes receivable	(14,030)	(13,113)	(10,013)
Reclamation and remediation obligations	14,988	12,719	4,473
Workers’ compensation obligations	4,470	(5,953)	6,654
Accrued postretirement benefit costs	26,248	15,577	22,264
Obligation to industry fund	(3,019)	(3,412)	7,286
Other, net	5,417	9,955	(9,912)

Net cash provided by (used in) operating activities	39,611	63,426	(79,699)

Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(78,263)	(121,388)	(55,594)
Additions to advance mining royalties	(16,997)	(11,981)	(3,964)
Investment in joint ventures	—	(16,365)	—
Cash acquired in business combination	—	21,015	—
Acquisitions	—	(9,566)	(47,733)
Proceeds from notes receivable	11,000	—	—
Proceeds from disposal or exchange of assets	5,513	2,077	29,426
Net change in receivables from former affiliates	—	—	132,586
Other	1,154	(2,457)	—

Net cash provided by (used in) investing activities	(77,593)	(138,665)	54,721

Cash Flows From Financing Activities
Proceeds from equity offering, net of costs	89,077	—	—
Short-term debt borrowings (payments)	(23,000)	23,000	—
Long-term debt payments	(5,905)	(2,684)	(8,358)
Convertible notes proceeds	—	200,000	—
Termination of Magnum debt facility	—	(136,816)	—
Contribution from former Parent	—	—	43,647
Deferred financing costs	—	(10,906)	(4,726)
Common stock issuance fees	—	(1,468)	—
Proceeds from employee stock purchases	2,036	1,002	—

Net cash provided by financing activities	62,208	72,128	30,563

Net increase (decrease) in cash and cash equivalents	24,226	(3,111)	5,585
Cash and cash equivalents at beginning of period	2,872	5,983	398

Cash and cash equivalents at end of period	$27,098	$2,872	$5,983

PATRIOT COAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Accumulated
		Additional	Retained	Other	Former
	Common	Paid-in	Earnings	Comprehensive	Parent’s	Noncontrolling
	Stock	Capital	(Deficit)	Loss	Equity	Interest	Total
	(Dollars in thousands)

December 31, 2006	$—	$—	$—	$(322,121)	$(367,706)	$16,153	$(673,674)
Net loss	—	—	(33,363)	—	(73,505)	4,721	(102,147)
Increase in investment in KE Ventures, LLC from 74% to 100%	—	—	—	—	—	(19,825)	(19,825)
Dividends paid to noncontrolling interest in KE Ventures, LLC	—	—	—	—	—	(1,049)	(1,049)
Postretirement plans and workers’ compensation obligations (net of taxes of $0):
Changes in accumulated actuarial loss	—	—	—	91,709	—	—	91,709
Changes in prior service cost	—	—	—	(8,962)	—	—	(8,962)

Total comprehensive loss							(40,274)
Contributions from former Parent	—	—	—	—	13,647	—	13,647
Consummation of spin-off transaction on October 31, 2007	532	187,884	—	165,334	427,564	—	781,314
Stock-based compensation	—	1,299	—	—	—	—	1,299
Stock grants to employees	4	—	—	—	—	—	4

December 31, 2007	536	189,183	(33,363)	(74,040)	—	—	82,316
Net income	—	—	142,728	—	—	—	142,728
Postretirement plans and workers’ compensation obligations (net of taxes of $0):
Changes in accumulated actuarial loss	—	—	—	(27,866)	—	—	(27,866)
Changes in prior service cost	—	—	—	(680)	—	—	(680)
Unrealized loss on diesel fuel hedge	—	—	—	(9,695)	—	—	(9,695)

Total comprehensive income							104,487
Retrospective accounting adjustment:
Convertible note discount	—	44,656	—	—	—	—	44,656
Equity issuance costs	—	(1,462)	—	—	—	—	(1,462)
Issuance of 23,803,312 shares of common stock upon acquisition, net of issuance fees	238	600,166	—	—	—	—	600,404
Stock-based compensation	—	8,778	—	—	—	—	8,778
Employee stock purchases	—	1,002	—	—	—	—	1,002

December 31, 2008	774	842,323	109,365	(112,281)	—	—	840,181
Net income	—	—	127,243	—	—	—	127,243
Postretirement plans and workers’ compensation obligations (net of taxes of $0):
Changes in accumulated actuarial loss	—	—	—	(147,074)	—	—	(147,074)
Changes in prior service cost	—	—	—	(551)	—	—	(551)
Changes in diesel fuel hedge	—	—	—	10,730	—	—	10,730

Total comprehensive loss							(9,652)
Issuance of 12,000,000 shares of common stock from equity
offering	120	88,957	—	—	—	—	89,077
Stock-based compensation	—	13,852	—	—	—	—	13,852
Employee stock purchases	3	2,033	—	—	—	—	2,036
Stock grants to employees	6	(6)	—	—	—	—	—

December 31, 2009	$903	$947,159	$236,608	$(249,176)	$—	$—	$935,494

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Basis of Presentation

Description of Business

Effective October 31, 2007, Patriot Coal Corporation (we, our, Patriot or the Company) was spun-off from Peabody Energy Corporation (Peabody) and became a separate, public company traded on the New York Stock Exchange (symbol PCX). The spin-off from Peabody was accomplished through a dividend of all outstanding shares of Patriot.

Patriot is engaged in the mining, preparation and sale of thermal coal, also known as steam coal, for sale primarily to electric utilities and metallurgical coal, for sale to steel mills and independent coke producers. Our mining complexes and coal reserves are located in the eastern and midwestern United States (U.S.), primarily in West Virginia and Kentucky.

We acquired Magnum Coal Company (Magnum) effective July 23, 2008. Magnum was one of the largest coal producers in Appalachia, operating eight mining complexes with production from surface and underground mines and controlling more than 600 million tons of proven and probable coal reserves. See Note 6 for additional information about the acquisition.

Basis of Presentation

The consolidated financial statements include the accounts of Patriot and its majority-owned subsidiaries. All significant transactions, profits and balances have been eliminated between Patriot and its subsidiaries. Patriot operates in two domestic coal segments; Appalachia and the Illinois Basin (see Note 24).

The statements of operations and cash flows and related discussions for the year ended December 31, 2007 relate to our historical results and may not necessarily reflect what our results of operations and cash flows will be in the future or would have been as a stand-alone company. Upon the completion of the spin-off, our capital structure changed significantly. At the spin-off date, we entered into various operational agreements with Peabody, including certain on-going agreements that enhance both the financial position and cash flows of Patriot. Such agreements include the assumption by Peabody of certain retiree healthcare liabilities and the repricing of a major coal supply agreement to be more reflective of the then current market pricing for similar quality coal.

Effective August 11, 2008, Patriot implemented a 2-for-1 stock split effected in the form of a 100% stock dividend. All share and per share amounts in these consolidated financial statements and related notes reflect this stock split, including share information related to the Convertible Senior Notes and the Magnum acquisition.

(2)	Summary of Significant Accounting Policies

Sales

Revenues from coal sales are realized and earned when risk of loss passes to the customer. Coal sales are made to customers under the terms of supply agreements, most of which are long-term (greater than one year). Under the typical terms of these coal supply agreements, title and risk of loss transfer to the customer at the mine, preparation plant or river terminal, where coal is loaded onto the rail, barge, truck or other transportation source that delivers coal to its destination. Shipping and transportation costs are generally borne by the customer. In relation to export sales, we hold inventories at port facilities where title and risk of loss do not transfer until the coal is loaded into an ocean-going vessel. We incur certain “add-on” taxes and fees on coal sales. Coal sales are reported including taxes and fees charged by various federal and state governmental bodies.

Other Revenues

Other revenues include payments from customer settlements, royalties related to coal lease agreements and farm income. During 2009, certain metallurgical and thermal customers requested shipment deferrals on

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

committed tons. In certain situations, we agreed to release the customers from receipt of the tons in exchange for a cash settlement. During 2009, these cash settlements represented a significant portion of other revenue. Royalty income generally results from the lease or sublease of mineral rights to third parties, with payments based upon a percentage of the selling price or an amount per ton of coal produced. Certain agreements require minimum annual lease payments regardless of the extent to which minerals are produced from the leasehold, although revenue is only recognized on these payments as the mineral is mined. The terms of these agreements generally range from specified periods of 5 to 15 years, or can be for an unspecified period until all reserves are depleted.

Cash and Cash Equivalents

Cash and cash equivalents are stated at cost, which approximates fair value. Cash equivalents consist of highly liquid investments with original maturities of three months or less.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Allowance for doubtful accounts was $141,000 and $540,000 at December 31, 2009 and 2008, respectively and reflects specific amounts for which the risk of collection has been identified based on the current economic environment and circumstances of which we are aware. Account balances are written-off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Materials and supplies and coal inventory are valued at the lower of average cost or market. Saleable coal represents coal stockpiles that will be sold in current condition. Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Coal inventory costs include labor, supplies, equipment, operating overhead and other related costs.

Property, Plant, Equipment and Mine Development

Property, plant, equipment and mine development are recorded at cost, or at fair value in the case of acquired businesses. Interest costs applicable to major asset additions are capitalized during the construction period, including $0.6 million, $0.1 million and $0.5 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Expenditures which extend the useful lives of existing plant and equipment assets are capitalized. Maintenance and repairs are charged to operating costs as incurred. Costs incurred to develop coal mines or to expand the capacity of operating mines are capitalized. Costs incurred to maintain current production capacity at a mine and exploration expenditures are charged to operating costs as incurred, including costs related to drilling and study costs incurred to convert or upgrade mineral resources to reserves. Costs to acquire computer hardware and the development and/or purchase of software for internal use are capitalized and depreciated over the estimated useful lives.

Coal reserves are recorded at cost or at fair value in the case of acquired businesses. Coal reserves are included in “Land and coal interests” on the consolidated balance sheets. As of December 31, 2009, the book value of coal reserves totaled $2.6 billion, including $1.3 billion attributable to properties where we were not currently engaged in mining operations or leasing to third parties and, therefore, not currently depleting the related coal reserves. Included in the book value of coal reserves are mineral rights for leased coal interests, including advance royalties. The net book value of these mineral rights was $2.3 billion at December 31, 2009, with the remaining $0.3 billion of net book value related to coal reserves held by fee ownership.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2008, the book value of coal reserves totaled $2.5 billion. At that time we were in the process of determining the fair value of the coal reserves related to the Magnum acquisition, which was preliminarily valued at $1.9 billion at December 31, 2008. For further discussion related to the acquisition see Note 6. Excluding Magnum, these coal reserve amounts included $287.8 million as of December 31, 2008 attributable to properties where we were not currently engaged in mining operations or leasing to third parties, and therefore, the coal reserves were not currently being depleted. As of December 31, 2008, excluding Magnum, the net book value of coal reserves included mineral rights for leased coal interests, including advance royalties, of $373.9 million.

Depletion of coal reserves and amortization of advance royalties are computed using the units-of-production method utilizing only proven and probable reserves (as adjusted for recoverability factors) in the depletion base. Mine development costs are principally amortized ratably over the estimated lives of the mines.

Depreciation of plant and equipment (excluding life of mine assets) is computed ratably over the estimated useful lives as follows:

Years

Buildings and improvements	10 to 20
Machinery and equipment	3 to 30
Leasehold improvements	Shorter of life of asset, mine or lease

In addition, certain plant and equipment assets associated with mining are depreciated ratably over the estimated life of the mine. Remaining lives vary from less than one year up to 28 years. The charge against earnings for depreciation of property, plant, equipment and mine development was $113.4 million, $87.8 million and $60.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Purchased Contract Rights

In connection with the Magnum acquisition, we recorded assets related to certain below market coal purchase contracts. These below market purchase contracts were recorded at their fair value, resulting in a gross asset of $37.8 million, with $36.2 million of accumulated amortization as of December 31, 2009. The purchase contracts are amortized into earnings as the coal is ultimately sold, with the majority amortized within a year subsequent to the acquisition date and included in “Sales contract accretion” in the consolidated statements of operations. We also have gross purchased contract rights associated with the KE Ventures, LLC acquisition of $6.2 million, with a net asset of $0.9 million as of December 31, 2009. The current portion of these acquired contract rights is reported in “Below market purchase contracts acquired” and the long-term portion is recorded in “Investments and other assets” in the consolidated balance sheets.

Joint Ventures

We apply the equity method to investments in joint ventures when we have the ability to exercise significant influence over the operating and financial policies of the joint venture. We review the documents governing each joint venture to assess if we have a controlling financial interest in the joint venture to determine if the equity method is appropriate or if the joint venture should be consolidated. Investments accounted for under the equity method are initially recorded at cost, and any difference between the cost of our investment and the underlying equity in the net assets of the joint venture at the investment date is amortized over the lives of the related assets that gave rise to the difference. Our pro rata share of earnings from joint ventures and basis difference amortization was income of $0.4 million for the year ended December 31, 2009, expense of $0.9 million for the year ended December 31, 2008, and income of $0.1 million for the year ended December 31, 2007, which is reported in “Operating costs and expenses” in the consolidated statements of operations. The book values of our equity method investments as of

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2009, and 2008 were $20.9 million and $21.2 million, respectively, and are reported in “Investments and other assets” in the consolidated balance sheets.

Sales Contract Liability

In connection with the Magnum acquisition, we recorded liabilities related to below market sales contracts. The below market supply contracts were recorded at their fair values when allocating the purchase price, resulting in a liability of $945.7 million, which is being accreted into earnings as the coal is shipped over a weighted average period of approximately three years. The net liability at December 31, 2009 relating to these below market sales contracts was $306.6 million. The current portion of the liability is recorded in “Below market sales contracts acquired” and the long-term portion of the liability is recorded in “Below market sales contracts acquired, noncurrent” in the consolidated balance sheets.

Asset Retirement Obligations

Obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs are accounted for in accordance with authoritative guidance. Our asset retirement obligations (ARO) primarily consist of spending estimates related to reclaiming surface land and support facilities at both surface and underground mines in accordance with federal and state reclamation laws as defined by each mining permit.

ARO liabilities for final reclamation and mine closure are estimated based upon detailed engineering calculations of the amount and timing of the future cash spending for a third-party to perform the required work. Spending estimates are escalated for inflation and then discounted at the credit-adjusted, risk-free interest rate. We record an ARO asset associated with the discounted liability for final reclamation and mine closure. The obligation and corresponding asset are recognized in the period in which the liability is incurred. The ARO asset is amortized on the units-of-production method over its expected life and the ARO liability is accreted to the projected spending date. The asset amortization and liability accretion are included in “Reclamation and remediation obligation expense” in the consolidated statements of operations. As changes in estimates occur (such as mine plan revisions, changes in estimated costs or changes in timing of the performance of reclamation activities), the revisions to the obligation and asset are recognized at the appropriate credit-adjusted, risk-free interest rate. We also recognize obligations for contemporaneous reclamation liabilities incurred as a result of surface mining. Contemporaneous reclamation consists primarily of grading, topsoil replacement and revegetation of backfilled pit areas.

Remediation Obligations

In connection with the Magnum acquisition, we assumed liabilities related to water treatment in order to comply with selenium effluent limits included in certain mining permits. The cost to treat the selenium discharges in excess of allowable limits was recorded at its net present value, which is accreted into earnings to the projected spending date. Accretion of the estimated selenium liability is included in “Reclamation and remediation obligation expense” in the consolidated statements of operations. The net liability at December 31, 2009 related to water treatment was $88.6 million, including accumulated accretion of $5.6 million. This liability reflects the estimated costs of the treatment systems to be installed and maintained with the goal of meeting the requirements of current court orders, consent decrees and mining permits. The current portion of the estimated remediation liability of $13.7 million is included in “Trade accounts payable and accrued expenses” and the long-term portion is recorded in “Other noncurrent liabilities” on our consolidated balance sheets.

Income Taxes

Income taxes are accounted for using a balance sheet approach in accordance with authoritative guidance. Deferred income taxes are accounted for by applying statutory tax rates in effect at the date of the balance sheet to differences between the book and tax basis of assets and liabilities. A valuation allowance is

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

established if it is “more likely than not” that the related tax benefits will not be realized. In determining the appropriate valuation allowance, projected realization of tax benefits is considered based on expected levels of future taxable income, available tax planning strategies and the overall deferred tax position.

Authoritative guidance specifies that the amount of current and deferred tax expense for an income tax return group should be allocated among the members of that group when those members issue separate financial statements. For purposes of the consolidated financial statements prepared for the twelve months ended December 31, 2007, our income tax expense was recorded as if we had filed a consolidated tax return separate from Peabody, notwithstanding that a majority of the operations were historically included in the U.S. consolidated income tax return filed by Peabody. Our valuation allowance for these periods was also determined on the separate tax return basis. Additionally, our tax attributes (i.e., net operating losses (NOL) and alternative minimum tax (AMT) credits) for these periods have been determined based on U.S. consolidated tax rules describing the apportionment of these items upon departure (spin-off) from the Peabody consolidated group.

Peabody was managing its tax position for the benefit of its entire portfolio of businesses. Peabody’s tax strategies were not necessarily reflective of the tax strategies that we would have followed or have followed as a stand-alone company, nor were they necessarily strategies that optimized our stand-alone position.

Postretirement Healthcare Benefits

Postretirement benefits other than pensions represent the accrual of the costs of benefits to be provided over the employees’ period of active service. These costs are determined on an actuarial basis. The consolidated balance sheets as of December 31, 2009 and 2008 fully reflect the funded status of postretirement benefits.

Multi-Employer Benefit Plans

We have an obligation to contribute to two plans established by the Coal Industry Retiree Health Benefits Act of 1992 (the Coal Act) — the Combined Fund and the 1992 Benefit Plan. A third fund, the 1993 Benefit Fund (the 1993 Benefit Plan), was established through collective bargaining, but is now a statutory plan under legislation passed in 2006. A portion of these obligations is determined on an actuarial basis in accordance with authoritative guidance. The remainder of these obligations qualify as multi-employer plans and expense is recognized as contributions are made.

Pension Plans

Prior to the spin-off, we participated in a non-contributory defined benefit pension plan (the Peabody Pension Plan), for which the cost to provide the benefits was required to be accrued over the employees’ period of active service. The Peabody Pension Plan was sponsored by one of Peabody’s subsidiaries and covered certain salaried employees and eligible hourly employees of Peabody. In connection with the spin-off, our employees no longer participate in a defined benefit pension plan, and we did not retain any of the assets or liabilities for the Peabody Pension Plan. Accordingly the assets and liabilities of the Peabody Pension Plan are not allocated to us and are not presented in the accompanying balance sheets. However, annual contributions to the Peabody Pension Plan were made as determined by consulting actuaries based upon the Employee Retirement Income Security Act of 1974 minimum funding standard. We recorded expense of $1.1 million for the year ended December 31, 2007, as a result of our participation in the Peabody Pension Plan, reflecting our proportional share of Peabody’s expense based on the number of plan participants.

We also participate in two multi-employer pension plans, the United Mine Workers of America (UMWA) 1950 Pension Plan (the 1950 Plan) and the UMWA 1974 Pension Plan (the 1974 Plan). These plans qualify as multi-employer plans and expense is recognized as contributions are made. The plan assets of the 1950 Plan and the 1974 Plan are managed by the UMWA. See Note 19 for additional information.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Postemployment Benefits

Postemployment benefits are provided to qualifying employees, former employees and dependents, and we account for these items on the accrual basis in accordance with applicable authoritative guidance. Postemployment benefits include workers’ compensation occupational disease, which is accounted for on the actuarial basis over the employees’ periods of active service; workers’ compensation traumatic injury claims, which are accounted for based on estimated loss rates applied to payroll and claim reserves determined by independent actuaries and claims administrators; disability income benefits, which are accrued when a claim occurs; and continuation of medical benefits, which is recognized when the obligation occurs. Our consolidated balance sheets as of December 31, 2009 and 2008 fully reflect the funded status of postemployment benefits.

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In particular, we have significant long-term liabilities relating to retiree healthcare and work-related injuries and illnesses. Each of these liabilities is actuarially determined and uses various actuarial assumptions, including the discount rate and future cost trends, to estimate the costs and obligations for these items. In addition, we have significant asset retirement obligations that involve estimations of costs to remediate mining land and the timing of cash outlays for such costs. If these assumptions do not materialize as expected, actual cash expenditures and costs incurred could differ materially from current estimates. Moreover, regulatory changes could increase our liability to satisfy these or additional obligations.

Finally, in evaluating the valuation allowance related to deferred tax assets, various factors are taken into account, including the expected level of future taxable income and available tax planning strategies. If actual results differ from the assumptions made in the evaluation of the valuation allowance, a change in valuation allowance may be recorded through income tax expense in the period such determination is made.

Share-Based Compensation

We have an equity incentive plan for employees and eligible non-employee directors that allows for the issuance of share-based compensation in the form of restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights, performance awards, restricted stock units and deferred stock units. We recognize compensation expense for awards with only service conditions that have a graded vesting schedule on a straight line basis over the requisite service period for each separately vesting portion of the award.

Derivatives

We have utilized derivative financial instruments to manage exposure to certain commodity prices. Authoritative guidance requires the recognition of derivative financial instruments at fair value on the consolidated balance sheets. For derivatives that are not designated as hedges, the periodic change in fair value is recorded directly to earnings. For derivative instruments that are eligible and qualify as cash flow hedges, the periodic change in fair value is recorded to “Accumulated other comprehensive loss” until the hedged transaction occurs or the relationship ceases to qualify for hedge accounting. In addition, if a portion of the change in fair value for a cash flow hedge is deemed ineffective during a reporting period, the ineffective portion of the change in fair value is recorded directly to earnings. The activity recorded to earnings is included in “Operating costs and expenses” in the consolidated statements of operations. Beginning in 2008, we entered into heating oil swap contracts to manage our exposure to diesel fuel prices. The changes in diesel fuel and heating oil prices are highly correlated thus allowing the swap contracts to be designated as cash flow hedges.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of Long-Lived Assets

Impairment losses on long-lived assets used in operations are recorded when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets under various assumptions are less than the carrying amounts of those assets. Impairment losses are measured by comparing the estimated fair value of the impaired asset to its carrying amount. A non-cash impairment charge of $12.9 million was recorded at December 31, 2009 related to certain infrastructure and thermal coal reserves near our Rocklick complex that were deemed uneconomical to mine. The Rocklick complex is included in our Appalachia segment.

Business Combinations

We accounted for the Magnum acquisition using the purchase method of accounting as required under previous authoritative guidance since Magnum was acquired prior to January 1, 2009. Under this method of accounting, the purchase price is allocated to the fair value of the net assets acquired. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and the utilization of independent valuation experts, and often involves the use of significant estimates and assumptions, including, but not limited to, assumptions with respect to future cash flows, discount rates and asset lives.

Deferred Financing Costs

We capitalize costs incurred in connection with borrowings or establishment of credit facilities and issuance of debt securities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility using the interest method.

Reclassifications

Certain amounts in prior periods have been reclassified to conform to the 2009 presentation of “Sales contract accretion” as a separate line item in the consolidated statements of operations.

(3)	New Accounting Pronouncements

FASB Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (FASB) issued The FASB Accounting Standards CodificationTM (Codification) which has become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification is meant to simplify user access to all authoritative accounting guidance by reorganizing U.S. GAAP pronouncements into roughly 90 accounting topics within a consistent structure; its purpose is not to create new accounting and reporting guidance. Consistent with the Codification, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standard Updates. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

Debt

In May 2008, the FASB issued authoritative guidance which changed the accounting for our convertible notes, specifying that issuers of convertible debt instruments that may settle in cash upon conversion must bifurcate the proceeds from the debt issuance between debt and equity components in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equity component reflects the value of the conversion feature of the notes. We adopted this authoritative guidance effective January 1, 2009, with retrospective application to the issuance date of our convertible notes. See Note 15 for additional disclosures.

Earnings Per Share

In September 2008, the FASB issued authoritative guidance which states that instruments granted in share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities and need to be included in the earnings allocation in computing earnings per share under the “two-class method.” The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. We adopted this authoritative guidance effective January 1, 2009 with all prior period earnings per share data adjusted retrospectively. The calculations of earnings per share amounts presented in this report include all participating securities as required by this authoritative guidance.

Business Combinations

In December 2007, the FASB issued authoritative guidance regarding business combinations. The guidance defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred. The guidance also requires an acquirer in a business combination to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. It also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date to be measured at their acquisition date fair values. This authoritative guidance is effective for any business combination with an acquisition date on or after January 1, 2009.

Consolidation

In December 2007, the FASB issued authoritative guidance that establishes accounting and reporting standards for noncontrolling interests in partially-owned consolidated subsidiaries and the loss of control of subsidiaries. A noncontrolling interest (previously referred to as minority interest) in a consolidated subsidiary is required to be displayed in the consolidated balance sheet as a separate component of equity, and the amount of net income attributable to the noncontrolling interest is required to be included in consolidated net income on the face of the consolidated statement of operations. In addition, this guidance requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. We adopted the provisions of this guidance effective January 1, 2009, with retrospective application to the periods presented in this report.

Fair Value Measurements and Disclosures

In September 2006, the FASB issued authoritative guidance which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measures. This guidance clarifies that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. This guidance was effective for fiscal years beginning after November 15, 2007. We elected to implement the guidance with the one-year deferral permitted by subsequent guidance. The deferral applied to nonfinancial assets and liabilities measured at fair value in a business combination. As of January 1, 2009, we adopted the fair value guidance, including applying its provisions to nonfinancial assets and liabilities measured at fair value in a business combination. The adoption of this guidance did not change the valuation approach or materially change the purchase accounting for the Magnum acquisition, which was finalized in the second quarter of 2009.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Authoritative guidance establishes a three-level fair value hierarchy for fair value to be measured based on the observability of the inputs utilized in the valuation. The levels are: Level 1 — inputs from quoted prices in an active market, Level 2 — inputs other than a quoted price market that are directly or indirectly observable through market corroborated inputs and Level 3 — inputs that are unobservable and require assumptions about pricing by market participants.

Subsequent Events

In June 2009, the FASB issued authoritative guidance which establishes general standards of accounting for and the disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Entities are required to disclose the date through which subsequent events have been evaluated. We adopted this guidance effective June 30, 2009.

Pending Adoption of Recent Accounting Pronouncements

Transfers of Financial Assets

In June 2009, the FASB issued authoritative guidance regarding the accounting for transfers of financial assets which requires enhanced disclosures about the continuing risk exposure to a transferor because of its continuing involvement with transferred financial assets. This guidance is effective for fiscal years beginning after November 15, 2009. We are currently evaluating the potential impact of this guidance on our operating results, cash flows and financial condition.

Consolidation

In June 2009, the FASB issued authoritative guidance which requires a company to perform a qualitative analysis to determine whether it has a controlling financial interest in a variable interest entity. In addition, a company is required to assess whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. This guidance is effective for fiscal years beginning after November 15, 2009. We are currently evaluating the potential impact of this guidance on our operating results, cash flows and financial condition.

(4)	Common Stock Offering

On June 16, 2009, we completed a public offering of 12 million shares of our common stock in a registered public offering under our shelf registration at $7.90 per share. The net proceeds from the sale of shares, after deducting fees and commissions, were $89.1 million. The proceeds were used to repay the outstanding balance on our revolving credit facility, with the remainder used for general corporate purposes.

(5)	Restructuring and Impairment Charge

In the fourth quarter of 2009, we recorded a $20.2 million restructuring and impairment charge. The charge includes a $12.9 million non-cash impairment charge related to certain infrastructure and thermal coal reserves near our Rocklick complex that were deemed uneconomical to mine. Additionally, $7.3 million related to a restructuring charge for the discontinued use of a beltline into the Rocklick preparation plant. This restructuring charge represents the future lease payments and contract termination costs for the beltline that will be made with no future economic benefit. The future lease payments and contract termination fees are expected to be paid during the first six months of 2010.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	Business Combinations

Magnum Coal Company

On July 23, 2008, Patriot consummated the acquisition of Magnum. Magnum stockholders received 23,803,312 shares of newly-issued Patriot common stock and cash in lieu of fractional shares. The fair value of $25.29 per share of Patriot common stock issued to the Magnum shareholders was based on the average Patriot stock price for the five business days surrounding and including the merger announcement date, April 2, 2008. The total consideration for the acquisition was $739.0 million, including the assumption of $148.6 million of long-term debt, of which $11.8 million related to capital lease obligations. In conjunction with the acquisition, we issued convertible notes in order to repay Magnum’s existing senior secured indebtedness as discussed in Note 15.

The results of operations of Magnum are included in the Appalachia Mining Operations segment from the date of acquisition. This acquisition was accounted for using the purchase method of accounting based on authoritative guidance for business combinations in effect prior to January 1, 2009. Under this method of accounting, the purchase price was allocated to the fair value of the net assets acquired.

The following table summarizes the fair values of the assets acquired and the liabilities assumed at the date of acquisition:

(Dollars in thousands)

Cash	$21,015
Accounts receivable, net	88,471
Inventories	49,294
Other current assets	39,073
Property, plant, equipment and mine development, net	2,360,072
Other noncurrent assets	5,193

Total assets acquired	2,563,118

Trade accounts payable and accrued expenses	235,505
Below market sales contracts acquired, current	497,882
Long-term debt	144,606
Below market sales contracts acquired, noncurrent	447,804
Accrued postretirement benefit costs	430,837
Other noncurrent liabilities	195,051

Total liabilities assumed	1,951,685

Total purchase price	$611,433

As of June 30, 2009, we finalized the valuation of all assets acquired and liabilities assumed. Changes from preliminary purchase accounting to the final opening balance sheet presented above primarily related to the valuation of the selenium liability discussed below and final adjustments to certain assumptions utilized in the valuation of the coal reserves and acquired coal purchase and sales contracts. Based on a purchase price determined at the announcement date of the acquisition, the fair value of the net assets acquired exceeded the purchase price by $360.3 million. This excess value over the purchase price was allocated as a pro-rata reduction to noncurrent assets, which included property, plant, equipment and mine development and other noncurrent assets.

Included in “Property, plant, equipment and mine development, net” is over 600 million tons of coal reserves valued at $2.1 billion. To value these coal reserves, we utilized a discounted cash flow model based

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on assumptions that market participants would use in the pricing of these assets as well as projections of revenues and expenditures that would be incurred to mine or maintain these coal reserves. A sustained or long-term decline in coal prices from those used to estimate the fair value of the acquired assets could result in impairment to the carrying amounts of the coal reserves and related coal mining equipment.

In connection with the valuation of the Magnum acquisition, we recorded liabilities and assets related to below market coal sales and purchase contracts. The below market supply contracts were recorded at their fair value when allocating the purchase price, resulting in a liability of $945.7 million, which is being accreted into earnings as the coal is shipped over a weighted average period of approximately three years. The below market purchase contracts were recorded at their fair value, resulting in an asset of $37.8 million, which is being amortized into earnings as the coal is ultimately sold, with the majority amortized within a year subsequent to the acquisition date. “Sales contract accretion” in the consolidated statements of operations represents the below market supply contract accretion, net of the below market purchase contract amortization.

In connection with the Magnum acquisition, we assumed liabilities related to water treatment. At the acquisition date, Magnum was in the process of testing various water treatment alternatives related to selenium effluent limits in order to comply with certain mining permits. Subsequent to the acquisition of Magnum, we have implemented selenium control plans to adjust our mining processes in a manner intended to prevent future violations of the applicable water quality standard for selenium. Uncertainty existed at the time of the acquisition related to the exact amount of our assumed liability due to the fact there is no proven technology to remediate our existing selenium discharge exceedances to meet current permit standards. The cost to treat the selenium exceedances was estimated at a net present value of $85.2 million at the acquisition date. This liability reflects the estimated costs of the treatment systems to be installed and maintained with the goal of meeting the requirements of current court orders, consent decrees and mining permits. This estimate was prepared considering the dynamics of current legislation, capabilities of currently available technology and our planned remediation strategy. (See Clean Water Act Permit Issues in Note 23 for additional discussion of selenium treatment issues.)

We used a 13% discount rate in determining the net present value of the selenium liability. The estimated aggregate undiscounted liability was $390.7 million at acquisition date. Our estimated future payments for selenium remediation average $12 million each year over the next five years, with the remainder to be paid in the 25 years thereafter. Our estimated selenium liability is included in “Other noncurrent liabilities” and “Trade accounts payable and accrued expenses” on our condensed consolidated balance sheets. Accretion of the estimated selenium liability is included in “Reclamation and remediation obligation expense” in the condensed consolidated statements of operations.

Based on the fair values set forth above as compared to the carryover tax basis in assets and liabilities, $67.0 million of net deferred tax liability would have been recorded on Magnum’s opening balance sheet. As part of the business combination, these deferred tax liabilities have impacted management’s view as to the realization of our deferred tax assets, against which a full valuation allowance had previously been recorded. In such situations, authoritative guidance in effect at the date of the acquisition required that any reduction in our valuation allowance be accounted for as part of the business combination. As such, deferred tax liabilities have been offset against a release of $67.0 million of valuation allowance within purchase accounting.

Upon the acquisition of Magnum, we performed a comprehensive strategic review of all mining complexes and their relative cost structures in order to optimize our performance. As a result of this review, we announced plans to idle operations of both the acquired Jupiter and Remington mining complexes. The Jupiter mining complex ceased operations in December 2008 and the Remington mining complex ceased operations in March 2009. The fair value of the assets and liabilities acquired for these two mining complexes reflects their status as idled in purchase accounting.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following unaudited pro forma financial information presents the combined results of operations of Patriot and Magnum, on a pro forma basis, as though the companies had been combined as of January 1, 2007.

	Year Ended December 31,
	2008	2007

Revenues:
As reported	$1,654,622	$1,073,362
Pro forma	2,207,353	2,194,432
Net income:
As reported	$142,728	$(102,147)
Pro forma	253,626	299,725
Basic earnings per share:
As reported	$2.23	$(2.00)
Pro forma	$3.96	$5.60
Diluted earnings per share:
As reported	$2.21	$(2.00)
Pro forma	$3.92	$5.60

The combined pro forma financial information has been adjusted to exclude non-recurring transaction-related expenses and includes purchase accounting adjustments for fair values impacting coal inventories, sales contract accretion, depletion of coal reserves and depreciation of property, plant and equipment. This unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had Patriot and Magnum constituted a single entity during these periods.

KE Ventures, LLC

At January 1, 2007 we held a 73.9% ownership interest in KE Ventures, LLC. In September 2007, we acquired an additional 7.6% interest in KE Ventures, LLC for $13.6 million, increasing effective ownership to 81.5%. The noncontrolling interest holders of KE Ventures, LLC held an option which could require us to purchase the remaining 18.5% of KE Ventures, LLC upon a change in control. This option became fully exercisable upon the spin-off from Peabody. The noncontrolling owners of KE Ventures, LLC exercised this option in 2007, and we acquired the remaining noncontrolling interest in KE Ventures, LLC on November 30, 2007 for $33.0 million. The additional purchase price of $46.6 million was allocated to the proportional percentage of assets and liabilities acquired in 2007. The purchase price was primarily allocated to coal reserves as it was the most significant asset acquired.

Because the option requiring us to purchase KE Ventures, LLC was considered a mandatorily redeemable instrument outside of our control, amounts paid to the noncontrolling interest holders in excess of carrying value of the noncontrolling interest in KE Ventures, LLC was reflected as an increase in net loss attributable to common stockholders of $15.7 million in 2007. This obligation was fully redeemed as of December 31, 2007.

(7)	Risk Management and Financial Instruments

We are exposed to various types of risk in the normal course of business, including fluctuations in commodity prices and interest rates. These risks are actively monitored to ensure compliance with our risk management policies. We manage our commodity price risk related to the sale of coal through the use of long-term, fixed-price contracts, rather than financial instruments.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Risk

Our concentration of credit risk is substantially with large utility customers and Peabody. In 2009, approximately 22% of our revenues were from a marketing affiliate of Peabody at prices paid by third-party customers (see Note 21 for additional discussion of related party transactions). Allowance for doubtful accounts was $141,000 and $540,000 at December 31, 2009 and 2008, respectively and reflects specific amounts for which risk of collection has been identified based on the current economic environment and circumstances of which we are aware. We also have $142.4 million in notes receivable as of December 31, 2009 outstanding from one counterparty from the sale of coal reserves and surface land in 2007 and 2006. The current portion of these receivables was $33.3 million as of December 31, 2009 and is included in “Accounts receivable and other” on the consolidated balance sheet. Each of these notes contains a cross-collaterization provision secured primarily by the underlying coal reserves and surface land.

Our policy is to independently evaluate each customer’s creditworthiness prior to entering into transactions and to constantly monitor the credit extended. In the event that a transaction occurs with a counterparty that does not meet our credit standards, we may protect our position by requiring the counterparty to provide appropriate credit enhancement. When appropriate, steps have been taken to reduce credit exposure to customers or counterparties whose credit has deteriorated and who may pose a higher risk, as determined by the credit management function, of failure to perform under their contractual obligations. These steps might include obtaining letters of credit or cash collateral, requiring prepayments for shipments or the creation of customer trust accounts held for our benefit to serve as collateral in the event of failure to pay.

Commodity Price Risk

We have commodity risk related to our diesel fuel purchases. To manage this risk, we have entered into heating oil swap contracts with financial institutions. These derivative contracts have been designated as cash flow hedges of anticipated diesel fuel purchases such that the changes in fair value of these derivatives are recorded through other comprehensive income. As of December 31, 2009, the notional amount outstanding for these swap contracts included 12.0 million gallons of heating oil expiring throughout 2010.

Employees

As of December 31, 2009, we had approximately 3,500 employees. Approximately 52% of the employees at our operations were represented by an organized labor union and they generated approximately 46% of the 2009 sales volume. Union labor is represented by the UMWA under labor agreements which expire December 31, 2011.

Fair Value of Financial Instruments

Our heating oil swap contracts discussed previously were the only financial instruments that were measured and recorded at fair value on a recurring basis at December 31, 2009 and 2008. The heating oil contracts had a net unrealized gain of $1.0 million as of December 31, 2009, and a net unrealized loss of $9.7 million as of December 31, 2008. We utilized New York Mercantile Exchange (NYMEX) quoted market prices for the fair value measurement of these contracts, which reflects a Level 2 input.

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses have carrying values which approximate fair value due to the short maturity or the financial nature of these instruments. The fair value of notes receivable approximates the carrying value as of December 31, 2009 and 2008.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the fair value of our remaining financial instruments at December 31, 2009 and 2008.

	December 31,
	2009	2008
	(Dollars in thousands)

Assets:
Fuel contracts, cash flow hedges	$2,021	$—
Liabilities:
Fuel contracts, cash flow hedges	986	9,695
$200 million of 3.25% Convertible Senior Notes due 2013	163,617	99,863

All of the instruments above were valued using Level 2 inputs. For additional disclosures regarding our fuel contracts, see Note 16. The fair value of the Convertible Senior Notes was estimated using the last traded value, as provided by a third party.

(8)	Net Gain on Disposal or Exchange of Assets and Other Commercial Transactions

In June 2009, we entered into an agreement to swap certain surface land for certain coal mineral rights and cash with another coal producer. We recognized a gain totaling $4.2 million on this transaction. In December 2009, we entered into another agreement to swap certain coal mineral rights with another coal producer. We recognized a gain totaling $2.4 million on this transaction. Both of these swap transactions were recorded at fair value. We utilized Level 3 inputs as defined by authoritative guidance in a discounted cash flows model to calculate the fair value of the coal reserve swaps due to the lack of an active, quoted market for coal reserves and due to the inability to use other transaction comparisons because of the unique nature of the assets relinquished and the coal mineral rights received.

Other revenues include payments from customer settlements, royalties related to coal lease agreements and farm income. During 2009, certain metallurgical and thermal customers requested shipment deferrals on committed tons. In certain situations, we agreed to release the customers from receipt of the tons in exchange for a cash settlement. For the year ended December 31, 2009, these cash settlements represented a significant portion of other revenue.

In June 2008, we entered into an agreement to swap certain leasehold coal mineral rights with another coal producer. Additionally, we sold approximately 2.7 million tons of adjacent leasehold coal mineral rights for $1.0 million. We recognized gains totaling $6.3 million on these transactions. The swap transaction was recorded at fair value. We utilized Level 3 inputs as defined by authoritative guidance in a discounted cash flows model to calculate the fair value of the coal reserve swap due to the lack of an active, quoted market and due to the inability to use other transaction comparisons because of the unique nature of each coal seam.

Also in the second quarter of 2008, we recorded a $4.9 million gain related to a structured settlement on a property transaction and received a $4.5 million settlement for past due coal royalties, which had previously been fully reserved due to the uncertainty of collection. Both transactions were recorded as “Other revenues” in the consolidated statements of operations.

Additionally, in the second quarter of 2008, we entered into two joint ventures for which we contributed cash totaling $16.4 million and committed certain coal reserve rights. We hold a 49% interest in each joint venture and account for the interests under the equity method of accounting. Our maximum exposure to loss is the value contributed plus additional future committed capital contributions, which in total for these joint ventures is capped at $4.1 million. The investments in these joint ventures were recorded in “Investments and other assets” in the consolidated balance sheets.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2007, we sold approximately 88 million tons of non-strategic coal reserves and over 18,000 acres of surface land located in Kentucky for cash of $26.5 million and notes receivable of $69.4 million. We recognized gains totaling $78.5 million on these transactions.

(9)	Earnings per Share

Basic earnings per share is computed by dividing net income (loss) attributable to Patriot by the number of weighted average common shares outstanding during the reporting period. Diluted earnings per share is calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period.

For the years ended December 31, 2009 and 2008, the effect of dilutive securities includes the dilutive impact of stock options and restricted stock units. For the years ended December 31, 2009 and 2008, 1.3 million shares and 0.3 million shares, respectively, related to share-based compensation awards as described in Note 26, and 3.0 million common shares for both years related to the convertible notes described in Note 15, were excluded from the diluted earnings per share calculation because they were anti-dilutive for those periods. For the year ended December 31, 2007, 65,858 shares related to share-based compensation awards were excluded from the diluted earnings per share calculation because they were anti-dilutive for that period due to a net loss attributable to common stockholders.

(10)	Inventories

Inventories consisted of the following:

	December 31,
	2009	2008
	(Dollars in thousands)

Materials and supplies	$39,285	$52,023
Saleable coal	28,255	15,107
Raw coal	13,648	13,823

Total	$81,188	$80,953

Materials, supplies and coal inventory are valued at the lower of average cost or market. Saleable coal represents coal stockpiles that will be sold in current condition. Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Coal inventory costs include labor, supplies, equipment, operating overhead and other related costs. The increase in saleable coal inventory from December 31, 2008 to December 31, 2009 primarily resulted from the timing of customer shipments. The decrease in materials and supplies from December 31, 2008 to December 31, 2009 was primarily the result of effective cost control measures implemented during the year.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11)	Accumulated Other Comprehensive Loss

The following table sets forth the components of comprehensive loss:

	Net
	Actuarial Loss
	Associated with
	Postretirement	Prior Service		Total
	Plans and	Cost Associated		Accumulated
	Workers’	with	Diesel	Other
	Compensation	Postretirement	Fuel	Comprehensive
	Obligations	Plans	Hedge	Loss
	(Dollars in thousands)

December 31, 2006	$(318,614)	$(3,507)	$—	$(322,121)
Unrealized gains (losses)	56,624	(7,656)	—	48,968
Reclassification from other comprehensive income to earnings	35,085	(1,306)	—	33,779
Retention by Peabody of certain liabilities at spin-off	165,334	—	—	165,334

December 31, 2007	(61,571)	(12,469)	—	(74,040)
Unrealized losses	(39,263)	—	(9,695)	(48,958)
Reclassification from other comprehensive income to earnings	11,397	(680)	—	10,717

December 31, 2008	(89,437)	(13,149)	(9,695)	(112,281)
Unrealized gains (losses)	(163,339)	—	5,450	(157,889)
Reclassification from other comprehensive income to earnings	16,265	(551)	5,280	20,994

December 31, 2009	$(236,511)	$(13,700)	$1,035	$(249,176)

Comprehensive loss differs from net income (loss) attributable to common stockholders by the amount of unrealized gain or loss resulting from valuation changes of our diesel fuel hedge and adjustments related to the change in funded status of various benefit plans during the periods.

(12)	Leases

We lease equipment and facilities, directly or through Peabody, under various non-cancelable operating lease agreements. Certain lease agreements require the maintenance of specified ratios and contain restrictive covenants that limit indebtedness, subsidiary dividends, investments, asset sales and other actions. Rental expense under operating leases was $50.3 million, $39.5 million and $30.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

A substantial amount of the coal we mine is produced from mineral reserves leased from third-party land owners. We lease these coal reserves under agreements that require royalties to be paid as the coal is mined. Certain of these lease agreements also require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Total royalty expense was $72.2 million, $71.6 million and $43.2 million for the years ended December 31, 2009, 2008 and 2007, respectively.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum lease and royalty payments as of December 31, 2009, are as follows:

	Capital	Operating	Coal
	Leases	Leases	Reserves
	(Dollars in thousands)

2010	$9,268	$40,443	$28,191
2011	4,159	33,411	22,616
2012	3,600	25,807	20,996
2013	3,600	14,825	19,519
2014	3,600	3,805	17,465
2015 and thereafter	15,600	419	145,283

Total minimum lease and royalty payments	$39,827	$118,710	$254,070

Less interest	(11,788)

Present value of minimum capital lease payments	$28,039

During 2002, Peabody entered into a transaction with Penn Virginia Resource Partners, L.P. (PVR) whereby two Peabody subsidiaries sold 120 million tons of coal reserves in exchange for $72.5 million in cash and 2.76 million units, or 15%, of the PVR master limited partnership. We participated in the transaction, selling approximately 40 million tons of coal reserves with a net book value of $14.3 million in exchange for $40.0 million. We leased back the coal from PVR and pay royalties as the coal is mined. A $25.7 million gain was deferred at the inception of this transaction, and $3.2 million of the gain was recognized in each of the years 2009, 2008 and 2007. The remaining deferred gain of $3.2 million at December 31, 2009 is intended to provide for potential exposure to loss resulting from continuing involvement in the properties and will be amortized to “Operating costs and expenses” in the consolidated statements of operations over the minimum remaining term of the lease, which ends December 31, 2010.

As of December 31, 2009, certain of our lease obligations were secured by $10.2 million outstanding letters of credit under our credit facility.

(13)	Trade Accounts Payable and Accrued Expenses

Trade accounts payable and accrued expenses consisted of the following:

	December 31,
	2009	2008
	(Dollars in thousands)

Trade accounts payable	$147,254	$201,046
Accrued healthcare, including postretirement	70,993	66,509
Accrued taxes other than income	47,540	27,646
Accrued payroll and related benefits	35,923	40,719
Workers’ compensation obligations	26,609	28,225
Environmental obligations	13,730	—
Other accrued benefits	10,901	11,029
Accrued royalties	10,011	9,532
Accrued lease payments	9,910	4,330
Diesel fuel hedge	986	5,915
Other accrued expenses	32,494	18,839

Total trade accounts payable and accrued expenses	$406,351	$413,790

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(14)	Income Taxes

Income (loss) before income taxes and noncontrolling interest was income of $127.2 million and $142.7 million, and loss of $102.1 million, for the years ended December 31, 2009, 2008 and 2007, respectively, and consisted entirely of domestic results.

The income tax rate differed from the U.S. federal statutory rate as follows:

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Federal statutory rate	$44,535	$49,955	$(35,751)
Depletion	(22,588)	(16,597)	(11,281)
State income taxes, net of U.S. federal tax benefit	3,520	5,692	(6,911)
Noncontrolling interest	—	—	(1,652)
Changes in valuation allowance	(27,225)	(42,871)	55,183
Changes in tax reserves	1,307	960	107
Other, net	451	2,861	305

Total	$—	$—	$—

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities consisted of the following:

	December 31,
	2009	2008
	(Dollars in thousands)

Deferred tax assets:
Postretirement benefit obligations	$372,335	$425,087
Tax credits and loss carryforwards	240,471	133,860
Accrued workers’ compensation liabilities	98,051	92,199
Accrued reclamation and mine closing liabilities	89,406	98,084
Obligation to industry fund	16,357	12,672
Sales contract liabilities	124,157	274,704
Other	81,556	43,986

Total gross deferred tax assets	1,022,333	1,080,592

Deferred tax liabilities:
Property, plant, equipment and mine development, leased coal interests and advance royalties, principally due to differences in depreciation, depletion and asset writedowns	878,874	878,144
Long-term debt	12,758	15,824

Total gross deferred tax liabilities	891,632	893,968

Valuation allowance	(130,701)	(186,624)

Net deferred tax liability	$—	$—

Deferred taxes consisted of the following:
Current deferred income taxes	$—	$—
Noncurrent deferred income taxes	—	—

Net deferred tax liability	$—	$—

At December 31, 2009, the unrecognized tax benefits in our consolidated financial statements were immaterial, and if recognized, would not currently affect our effective tax rate as any recognition would be

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

offset by valuation allowance. We do not expect any significant increases or decreases to our unrecognized tax benefits within 12 months of this reporting date.

Due to the immaterial nature of our unrecognized tax benefits and the existence of net operating loss carryforwards, we have not currently accrued interest on any of our unrecognized tax benefits. We have considered the application of penalties on our unrecognized tax benefits and have determined, based on several factors, including the existence of net operating loss carryforwards, that no accrual of penalties related to our unrecognized tax benefits is required. If the accrual of interest or penalties becomes appropriate, we will record an accrual as part of our income tax provision.

Our deferred tax assets include NOL carryforwards and AMT credits of $240.5 million and $133.9 million as of December 31, 2009 and 2008, respectively. The NOL carryforwards and AMT credits include amounts apportioned to us in accordance with the Internal Revenue Code and Treasury Regulations at the time of our spin-off from Peabody on October 31, 2007, Magnum NOL carryforwards from periods prior to the merger on July 23, 2008, and taxable losses from our operations for the last two months of 2007 and for the calendar years ended December 31, 2008 and December 31, 2009. The NOL carryforwards begin to expire in 2019, and the AMT credits have no expiration date.

Overall, our net deferred tax assets are offset by a valuation allowance of $130.7 million and $186.6 million as of December 31, 2009 and 2008, respectively. The valuation allowance decreased by $55.9 million for the year ended December 31, 2009, primarily as a result of net future deductible temporary differences decreasing by $401.3 million (tax effected $162.5 million) during 2009, offset by increases in NOL carryforwards during 2009 of $263.2 million (tax effected $106.6 million). We evaluated and assessed the expected near-term utilization of net operating loss carryforwards, book and taxable income trends, available tax strategies and the overall deferred tax position to determine the valuation allowance required as of December 31, 2009 and 2008.

The federal and state income tax returns for the Magnum companies for the tax years 2006-2008 remain subject to examination by the relevant taxing authorities. Patriot and the remainder of its subsidiaries were included in the consolidated Peabody income tax returns prior to November 1, 2007, with Peabody retaining all liability related to these returns. Therefore, for Patriot and the remainder of its subsidiaries, we only have examination exposure related to the Federal and state income tax returns for the two month tax year ended December 31, 2007 and for the year ended December 31, 2008.

We made no federal income tax payments and made only immaterial state and local income tax payments for the years ended December 31, 2009 and 2008.

(15)	Long-Term Debt

Our total indebtedness consisted of the following:

	December 31,
	2009	2008
	(Dollars in thousands)

3.25% Convertible Senior Notes due 2013	$167,501	$159,637
Capital leases	28,039	10,218
Promissory notes	10,453	11,438
Short-term borrowings	—	23,000

Total	$205,993	$204,293
Less current portion of debt	(8,042)	(28,170)

Long-term debt, less current maturities	$197,951	$176,123

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Facility

Effective October 31, 2007, we entered into a $500 million, four-year revolving credit facility, which includes a $50 million swingline sub-facility and a letter of credit sub-facility, subsequently amended for the Magnum acquisition and the issuance of the convertible notes. In July 2009, we increased our revolving credit facility by $22.5 million, bringing the total credit facility to $522.5 million. This facility is available for our working capital requirements, capital expenditures and other corporate purposes. As of December 31, 2009, the balance of outstanding letters of credit issued against the credit facility totaled $352.1 million. As of December 31, 2008, the balance of outstanding letters of credit issued against the credit facility totaled $350.8 million, and $23.0 million short-term borrowings were outstanding under the sub-facility. The weighted-average effective interest rate of the sub-facility was 3.99% as of December 31, 2008. There were no short-term borrowings outstanding as of December 31, 2009. Availability under the credit facility was $170.4 million and $126.2 million as of December 31, 2009 and 2008, respectively.

The obligations under our credit facility are secured by a first lien on substantially all of our assets, including but not limited to certain of our mines and coal reserves and related fixtures. The credit facility contains certain customary covenants, including financial covenants limiting our total indebtedness (maximum leverage ratio of 2.75) and requiring minimum EBITDA (as defined in the credit facility) coverage of interest expense (minimum interest coverage ratio of 4.0), as well as certain limitations on, among other things, additional debt, liens, investments, acquisitions and capital expenditures, future dividends and asset sales. The credit facility calls for quarterly reporting of compliance with financial covenants. The terms of the credit facility also contain certain customary events of default, which gives the lenders the right to accelerate payments of outstanding debt in certain circumstances. Customary events of default include breach of covenants, failure to maintain required ratios, failure to make principal payments or to make interest or fee payments within a grace period, and default, beyond any applicable grace period, on any of our other indebtedness exceeding a certain amount.

In connection with the merger agreement with Magnum, we entered into an amendment dated as of April 2, 2008 to the credit facility. The amendment among other things, (i) permitted the merger with Magnum and the transactions contemplated by the merger agreement, (ii) increased the rate of interest applicable to loans and letters of credit fees under the credit facility and (iii) modified certain covenants and related definitions to allow for changes in permitted indebtedness, permitted liens, permitted capital expenditures and other changes in respect of Patriot and its subsidiaries in connection with the acquisition. The increase in the interest rate and the covenant modifications were effective with the closing of the acquisition. In connection with our issuance of the convertible notes discussed below, we entered into an amendment to the credit facility dated as of May 19, 2008, allowing the issuance of the convertible notes and modifying certain covenants for the period prior to the closing of the Magnum acquisition. On September 25, 2008, we entered into an amendment to the credit facility allowing, among other things, an increase to the permitted securitization programs without adjusting the capacity of the credit facility. At December 31, 2009 we were in compliance with the covenants of our amended credit facility.

Private Convertible Notes Issuance

On May 28, 2008, we completed a private offering of $200 million in aggregate principal amount of 3.25% Convertible Senior Notes due 2013 (the notes), including $25 million related to the underwriters’ overallotment option. The net proceeds of the offering were $193.5 million after deducting the initial purchasers’ commissions and fees and expenses of the offering. As discussed in Note 3, we adopted authoritative guidance related to accounting for convertible debt effective January 1, 2009, with retrospective application to the issuance date of these convertible notes. We utilized an interest rate of 8.85% to reflect the nonconvertible market rate of our offering upon issuance, which resulted in a $44.7 million discount to the convertible note balance and an increase to “Additional paid-in capital” to reflect the value of the conversion

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

feature. The nonconvertible market interest rate was based on an analysis of similar securities trading in the market at the pricing date of the issuance, taking into account company specific data such as credit spreads and implied volatility. In addition, we allocated the financing costs related to the issuance of the convertible instruments between the debt and equity components. The debt discount is amortized over the contractual life of the convertible notes, resulting in additional interest expense above the contractual coupon amount.

At December 31, 2008, the principal amount of the convertible notes of $200.0 million was adjusted for the debt discount of $40.4 million, resulting in a long-term convertible note balance of $159.6 million. At December 31, 2009, the debt discount was $32.5 million, resulting in a long-term convertible note balance of $167.5 million. For the year ended December 31, 2009, interest expense for the convertible notes was $14.4 million, which included debt discount amortization of $7.8 million. For the year ended December 31, 2008, interest expense for the convertible notes was $8.2 million, which included debt discount amortization of $4.2 million.

Interest on the notes is payable semi-annually in arrears on May 31 and November 30 of each year. The notes mature on May 31, 2013, unless converted, repurchased or redeemed in accordance with their terms prior to such date. The notes are senior unsecured obligations and rank equally with all of our existing and future senior debt and are senior to any subordinated debt. We used the proceeds of the offering to repay Magnum’s existing senior secured indebtedness and acquisition related fees and expenses. All remaining amounts were used for other general corporate purposes.

The notes are convertible into cash and, if applicable, shares of Patriot’s common stock during the period from issuance to February 15, 2013, subject to certain conditions of conversion as described below. The conversion rate for the notes is 14.7778 shares of Patriot’s common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $67.67 per share of common stock. The conversion rate and the conversion price are subject to adjustment for certain dilutive events, such as a future stock split or a distribution of a stock dividend.

The notes require us to settle all conversions by paying cash for the lesser of the principal amount or the conversion value of the notes, and by settling any excess of the conversion value over the principal amount in cash or shares, at our option.

Holders of the notes may convert their notes prior to the close of business on the business day immediately preceding February 15, 2013, only under the following circumstances: (1) during the five trading day period after any ten consecutive trading day period (the measurement period) in which the trading price per note for each trading day of that measurement period was less than 97% of the product of the last reported sale price of Patriot’s common stock and the conversion rate on each such trading day; (2) during any calendar quarter after the calendar quarter ending September 30, 2008, and only during such calendar quarter, if the last reported sale price of Patriot’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on each such trading day; (3) if such holder’s notes have been called for redemption or (4) upon the occurrence of corporate events specified in the indenture. The notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, February 15, 2013 until the close of business on the business day immediately preceding the maturity date.

The number of shares of Patriot’s common stock that we may deliver upon conversion will depend on the price of our common stock during an observation period as described in the indenture. Specifically, the number of shares deliverable upon conversion will increase as the common stock price increases above the conversion price of $67.67 per share during the observation period. The maximum number of shares that we may deliver is 2,955,560. However, if certain fundamental changes occur in Patriot’s business that are deemed “make-whole fundamental changes” in the indenture, the number of shares deliverable on conversion may

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

increase, up to a maximum amount of 4,137,788 shares. These maximum amounts are subject to adjustment for certain dilutive events, such as a stock split or a distribution of a stock dividend.

Holders of the notes may require us to repurchase all or a portion of our notes upon a fundamental change in our business, as defined in the indenture. The holders would receive cash for 100% of the principal amount of the notes, plus any accrued and unpaid interest.

Patriot may redeem (i) some or all of the notes at any time on or after May 31, 2011, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the relevant notice of redemption exceeds 130% of the conversion price in effect on each such trading day, or (ii) all of the notes if at any time less than $20 million in aggregate principal amount of notes remain outstanding. In both cases, notes will be redeemed for cash at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest up to, but excluding, the relevant redemption date.

Under the indenture for the notes, if we fail to timely file any document or report required to be filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (other than reports on Form 8-K), we are required to pay additional interest on the notes of 0.50% of the principal balance of the notes. This additional interest feature is considered an embedded derivative. Management has determined the fair value of this embedded derivative is de minimis as the probability of reports not being filed timely is remote and we have no history of late submissions.

The notes and any shares of common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended (the Securities Act), or any state securities laws. The notes were only offered to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act.

Bridge Loan Facility

In connection with the Magnum acquisition agreement, we obtained a subordinated bridge loan financing commitment, allowing us to draw up to $150 million under the related bridge loan facility at the effective date of the acquisition to repay a portion of the outstanding debt of Magnum. We terminated the financing commitment on May 30, 2008, as a result of the Convertible Senior Notes issuance. For the year ended December 31, 2008, we recognized $1.5 million in commitment fees in connection with the financing commitment, which were included in “Interest expense” in the consolidated statements of operations.

Capital Lease Obligations and Other

Capital lease obligations include a capital lease related to the Blue Creek mining complex preparation plant as well as obligations assumed in the Magnum acquisition, primarily for mining equipment. As of December 31, 2009, “Property, plant, equipment and mine development” on the consolidated balance sheets includes approximately $25.0 million related to assets subject to capital leases, of which $22.0 million is related to the Blue Creek mining complex preparation plant. As of December 31, 2008, “Property, plant, equipment and mine development” on the consolidated balance sheets includes approximately $7.6 million related to assets subject to capital leases and $13.5 million related to a capital lease for the Blue Creek mining complex preparation plant. Amortization of capital leases is included in “Depreciation, depletion and amortization” in the consolidated statements of operations. See Note 12 for additional information on our capital lease obligations.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The aggregate amounts of long-term debt maturities subsequent to December 31, 2009, including capital lease obligations, were as follows:

(Dollars in
Year of Maturity	thousands)

2010	$8,042
2011	3,329
2012	3,033
2013	203,294
2014	3,581
2015 and thereafter	17,213

Total cash payments on debt	238,492
Debt discount on convertible notes	(32,499)

Total long-term debt	$205,993

Cash interest paid on long-term debt was $8.9 and $5.2 million for the years ended December 31, 2009 and 2008, respectively. Prior to the spin-off, all cash payments for interest were made by our former parent, Peabody.

Promissory Notes

In conjunction with an exchange transaction involving the acquisition of Illinois Basin coal reserves in 2005, we entered into promissory notes. The promissory notes and related interest are payable in annual installments of $1.7 million beginning January 2008. The promissory notes mature in January 2017. At December 31, 2009, the short-term portion of the promissory notes was $1.0 million.

(16)	Derivatives

We utilize derivative financial instruments to manage exposure to certain commodity prices. Authoritative guidance requires the recognition of derivative financial instruments at fair value in the consolidated balance sheets. For derivatives that are not designated as hedges, the periodic change in fair value is recorded directly to earnings. For derivative instruments that are eligible and designated as cash flow hedges, the periodic change in fair value is recorded to “Accumulated other comprehensive loss” until the hedged transaction occurs or the relationship ceases to qualify for hedge accounting. In addition, if a portion of the change in fair value for a cash flow hedge is deemed ineffective during a reporting period, the ineffective portion of the change in fair value is recorded directly to earnings.

We have commodity risk related to our diesel fuel purchases. To manage a portion of this risk, we entered into heating oil swap contracts with financial institutions. The changes in diesel fuel and heating oil prices are highly correlated, thus allowing the swap contracts to be designated as cash flow hedges of anticipated diesel fuel purchases. As of December 31, 2009, the notional amounts outstanding for these swaps included 12.0 million gallons of heating oil expiring throughout 2010. In 2010, we expect to purchase approximately 22 million gallons of diesel fuel across all operations. Aside from the hedging activities, a $0.10 per gallon change in the price of diesel fuel would impact our annual operating costs by approximately $2.2 million. For the year ended December 31, 2009, we recognized a loss of $5.3 million in earnings on settled contracts. Based on the analysis required by authoritative guidance, a portion of the fair value for the cash flow hedges was deemed ineffective for the year ended December 31, 2009 and 2008, resulting in less than $0.1 million recorded directly to earnings.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the fair values of our derivatives and the amounts of unrealized gains and losses, net of tax, included in “Accumulated other comprehensive loss” related to fuel hedges in the consolidated balance sheets. See Note 11 for a rollforward of “Accumulated other comprehensive loss” for our fuel hedges.

	December 31,
	2009	2008
	(Dollars in thousands)

Fair value of current fuel contracts (Prepaid expenses and other current assets)	$2,021	$—
Fair value of current fuel contracts (Trade accounts payable and accrued expenses)	986	5,915
Fair value of noncurrent fuel contracts (Other noncurrent liabilities)	—	3,780
Net unrealized gains (losses) from fuel hedges, net of tax (Accumulated other comprehensive loss)	1,035	(9,695)

We utilized NYMEX quoted market prices for the fair value measurement of these contracts, which reflects a Level 2 fair value input.

(17)	Asset Retirement Obligations

Reconciliations of our liability for asset retirement obligations were as follows:

	December 31,
	2009	2008
	(Dollars in thousands)

Balance at beginning of year	$224,180	$134,364
Liabilities incurred	4,113	203
Liabilities settled or disposed	(16,248)	(6,540)
Accretion expense	25,395	19,116
Revisions to estimate	1,780	1,057
Liabilities acquired through acquisition	5,298	75,980

Balance at end of year	$244,518	$224,180

As of December 31, 2009, asset retirement obligations of $244.5 million consisted of $183.1 million related to locations with active mining operations and $61.4 million related to locations that are closed or inactive. As of December 31, 2008, asset retirement obligations of $224.2 million consisted of $171.8 million related to locations with active mining operations and $52.4 million related to locations that are closed or inactive. The credit-adjusted, risk-free interest rates were 9.45% and 9.00% at January 1, 2009 and 2008, respectively.

As of December 31, 2009, we had $221.2 million in surety bonds and letters of credit outstanding to secure our reclamation obligations or activities.

As of December 31, 2009, Arch Coal, Inc. (Arch) held surety bonds of $93.3 million related to properties acquired by Patriot in the Magnum acquisition, of which $91.7 million related to reclamation. As a result of the acquisition, Patriot is required to post letters of credit in Arch’s favor for the amount of the accrued reclamation liabilities no later than February 2011.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(18)	Workers’ Compensation Obligations

Certain of our operations are subject to the Federal Coal Mine Health and Safety Act of 1969, and the related workers’ compensation laws in the states in which we operate. These laws require our operations to pay benefits for occupational disease resulting from coal workers’ pneumoconiosis (occupational disease). Provisions for occupational disease costs are based on determinations by independent actuaries or claims administrators.

We provide income replacement and medical treatment for work related traumatic injury claims as required by applicable state law. Provisions for estimated claims incurred are recorded based on estimated loss rates applied to payroll and claim reserves determined by independent actuaries or claims administrators. Certain of our operations are required to contribute to state workers’ compensation funds for second injury and other costs incurred by the state fund based on a payroll-based assessment by the applicable state. Provisions are recorded based on the payroll-based assessment criteria.

The workers’ compensation provision consists of the following components:

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Service cost	$5,462	$3,382	$2,971
Interest cost	9,042	9,876	9,124
Net amortization of actuarial gains	(4,504)	(4,009)	(1,607)

Total occupational disease	10,000	9,249	10,488
Traumatic injury claims	18,798	13,261	13,160
State assessment taxes	2,503	2,546	4,373

Total provision	$31,301	$25,056	$28,021

The increase in traumatic workers’ compensation costs in 2009 primarily reflects the integration of Magnum operations for the full year versus five months in 2008.

The weighted-average assumptions used to determine the workers’ compensation provision were as follows:

	Year Ended December 31,
	2009	2008	2007

Discount rate:
Occupational disease	6.00%	6.40%	6.00%
Traumatic injury	6.06%	5.80%	6.00%
Inflation rate	3.50%	3.50%	3.50%

Workers’ compensation obligations consist of amounts accrued for loss sensitive insurance premiums, uninsured claims, and related taxes and assessments under black lung and traumatic injury workers’ compensation programs.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The workers’ compensation obligations consisted of the following:

	December 31,
	2009	2008
	(Dollars in thousands)

Occupational disease costs	$152,079	$154,527
Traumatic injury claims	68,249	61,878

Total obligations	220,328	216,405
Less current portion (included in Accrued expenses)	(26,609)	(28,225)

Noncurrent obligations (included in Workers’ compensation obligations)	$193,719	$188,180

The accrued workers’ compensation liability recorded on the consolidated balance sheets at December 31, 2009 and 2008 reflects the accumulated benefit obligation less any portion that is currently funded. The accumulated actuarial gain that has not yet been reflected in net periodic postretirement benefit costs is included in “Accumulated other comprehensive loss.”

As of December 31, 2009, we had $201.1 million in surety bonds and letters of credit outstanding to secure workers’ compensation obligations.

Peabody guarantees certain of our workers’ compensation obligations which totaled $152.1 million at December 31, 2009, with the U.S. Department of Labor (DOL). We will be required to either post letters of credit in Peabody’s favor if Peabody continues to guarantee this obligation or post our own surety directly with the DOL by July 2011.

The reconciliation of changes in the occupational disease liability benefit obligation is as follows:

	December 31,
	2009	2008
	(Dollars in thousands)

Change in benefit obligation:
Beginning of year obligation	$154,527	$155,829
Service cost	5,462	3,382
Interest cost	9,042	9,876
Acquisitions/divestitures	—	3,176
Net change in actuarial gain	(6,508)	(6,876)
Benefit and administrative payments	(10,444)	(10,860)

Net obligation at end of year	152,079	154,527
Change in plan assets:
Fair value of plan assets at beginning of period	—	—
Employer contributions	10,444	10,860
Benefits paid	(10,444)	(10,860)

Fair value of plan assets at end of period	—	—

Obligation at end of period	$152,079	$154,527

The liability for occupational disease claims represents the actuarially-determined present value of known claims and an estimate of future claims that will be awarded to current and former employees. The liability for occupational disease claims was based on a discount rate of 5.9% and 6.0% at December 31, 2009 and 2008, respectively. Traumatic injury workers’ compensation obligations are estimated from both case reserves and

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

actuarial determinations of historical trends, discounted at 4.8% and 6.1% as of December 31, 2009 and 2008, respectively.

Federal Black Lung Excise Tax Refunds

In addition to the obligations discussed above, certain subsidiaries of Patriot are required to pay black lung excise taxes to the Federal Black Lung Trust Fund (the Trust Fund). The Trust Fund pays occupational disease benefits to entitled former miners who worked prior to July 1, 1973. Excise taxes are based on the selling price of coal, up to a maximum of $1.10 per ton for underground mines and $0.55 per ton for surface mines. We had a receivable for excise tax refunds of $5.8 million as of December 31, 2008, related to new legislation that allowed for excise taxes paid in prior years on export coal and related interest to be refunded to us, which was included in “Accounts receivable and other” in the consolidated balance sheet. This amount, as well as an additional $3.9 million, was collected in 2009.

(19)	Pension and Savings Plans

Multi-Employer Pension Plans

Certain subsidiaries participate in multi-employer pension plans (the 1950 Plan and the 1974 Plan), which provide defined benefits to substantially all hourly coal production workers represented by the UMWA. Benefits under the UMWA plans are computed based on service with the subsidiaries or other signatory employers. The 1950 Plan and the 1974 Plan qualify as multi-employer benefit plans, allowing us to recognize expense as contributions are made. The expense related to these funds was $18.3 million, $13.5 million and $6.9 million for the years ended December 31, 2009, 2008, and 2007, respectively. In December 2006, the 2007 National Bituminous Coal Wage Agreement was signed, which required funding of the 1974 Plan through 2011 under a phased funding schedule. The funding is based on an hourly rate for certain UMWA workers. Under the labor contract, the per-hour funding rate increased to $4.25 in 2009 and increases each year thereafter until reaching $5.50 in 2011. We expect to pay approximately $22 million related to these funds in 2010. Contributions to these funds could increase as a result of future collective bargaining with the UMWA, a shrinking contribution base as a result of the insolvency of other coal companies who currently contribute to these funds, lower than expected returns on pension fund assets or other funding deficiencies.

Defined Contribution Plans

Patriot sponsors employee retirement accounts under a 401(k) plan for eligible salaried and non-union hourly employees of the Company (the 401(k) Plan). Generally, Patriot matches voluntary contributions to the 401(k) Plan up to specified levels. The match was temporarily suspended for the second half of 2009. Prior to the spin-off, Peabody also sponsored a similar 401(k) plan in which eligible Patriot employees could participate. A performance contribution feature under both Patriot’s plan and Peabody’s plan allows for additional contributions based upon meeting specified performance targets. We recognized expense for these plans of $4.5 million, $6.1 million and $3.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.

In addition, Magnum had three defined contribution plans prior to the acquisition. The first two were the Magnum Coal Company 401(k) Plan and the Day Mining, LLC Employee Savings Plan. These plans matched voluntary employee contributions up to specified levels, similar to Patriot’s 401(k) Plan. Additionally, certain employees were covered by the Magnum Coal Company Defined Contribution Retirement Plan based on age and compensation. Magnum funded the plan in an amount not less than the minimum statutory funding requirements or more than the maximum amount allowed to be deducted for federal income tax purposes. Expenses incurred under these plans were $2.4 million for the year ended December 31, 2008. These plans were merged into Patriot’s 401(k) Plan effective December 31, 2008.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(20)	Postretirement Healthcare Benefits

We currently provide healthcare and life insurance benefits to qualifying salaried and hourly retirees and their dependents from defined benefit plans established by Peabody and continued by Patriot after the spin-off. Plan coverage for health and life insurance benefits is provided to certain hourly retirees in accordance with the applicable labor agreement.

Net periodic postretirement benefit costs included the following components:

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Service cost for benefits earned	$3,715	$1,731	$981
Interest cost on accumulated postretirement benefit obligation	70,509	51,472	65,964
Amortization of prior service cost	(551)	(680)	(1,306)
Amortization of actuarial losses	18,813	13,516	34,260

Net periodic postretirement benefit costs	$92,486	$66,039	$99,899

The following table sets forth the plan’s combined funded status reconciled with the amounts shown in the consolidated balance sheets:

	December 31,
	2009	2008
	(Dollars in thousands)

Change in benefit obligation:
Accumulated postretirement benefit obligation at beginning of period	$1,064,928	$554,748
Service cost	3,715	1,731
Interest cost	70,509	51,472
Participant contributions	969	412
Plan amendments	(19,391)	—
Acquisitions/divestitures	—	456,396
Benefits paid	(65,203)	(42,491)
Change in actuarial loss	181,523	42,660

Accumulated postretirement benefit obligation at end of period	1,237,050	1,064,928

Change in plan assets:
Fair value of plan assets at beginning of period	—	—
Employer contributions	64,234	42,079
Participant contributions	969	412
Benefits paid and administrative fees (net of Medicare Part D reimbursements)	(65,203)	(42,491)

Fair value of plan assets at end of period	—	—

Accrued postretirement benefit obligation	1,237,050	1,064,928
Less current portion (included in Accrued expenses)	(67,069)	(61,674)

Noncurrent obligation (included in Accrued postretirement benefit costs)	$1,169,981	$1,003,254

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The accrued postretirement benefit liability recorded on the consolidated balance sheets at December 31, 2009 and 2008 reflects the accumulated postretirement benefit obligation less any portion that is currently funded. The accumulated actuarial loss and prior service costs that have not yet been reflected in net periodic postretirement benefit costs are included in “Accumulated other comprehensive loss.”

The change to the actuarial loss reflects changes in actuarial assumptions including, among others, the discount rate, healthcare cost trend rate, grade-down period for the trend rate, ultimate trend rate, retirement and mortality rates. The increase in the actuarial loss in 2009 was mainly impacted by a lower discount rate, negative claims cost experience and an increase in expected beneficiaries due to retirement age, turnover rates and mortality rates.

We amortize actuarial gains and losses using a 0% corridor with an amortization period that covers the average remaining service period of active employees (6.16 years, 6.47 years and 6.47 years utilized for 2009, 2008 and 2007, respectively). For the year ending December 31, 2010, an estimated actuarial loss of $36.5 million and an estimated gain from prior service cost of $0.8 million will be amortized from accumulated comprehensive loss into net periodic postretirement costs.

The weighted-average assumptions used to determine the benefit obligations as of the end of each year were as follows:

	Year Ended December 31,
	2009	2008

Discount rate	6.30%	6.80%
Rate of compensation increase	3.50%	3.50%
Measurement date	December 31, 2009	December 31, 2008

The weighted-average assumptions used to determine net periodic benefit cost were as follows:

	Year Ended December 31,
	2009	2008	2007

Discount rate	6.80%	6.80%	6.00%
Rate of compensation increase	3.50%	3.50%	3.50%
Measurement date	December 31, 2008	December 31, 2007	December 31, 2006

Due to the valuation under purchase accounting, the discount rate used for Magnum operations for the five months of 2008 following acquisition was 7.25%. In 2009, the discount rate of 6.80% was utilized across all operations.

The following presents information about the assumed healthcare cost trend rate:

	Year Ended December 31,
	2009	2008

Healthcare cost trend rate assumed for next year	7.00%	9.25%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	5.00%	4.75%
Year that the rate reaches that ultimate trend rate	2016	2014

Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A one percentage-point change in the assumed healthcare cost trend would have the following effects:

	+1.0%	-1.0%
	(Dollars in thousands)

Effect on total service and interest cost components	$9,306	$(7,758)
Effect on year-end postretirement benefit obligation	160,756	(138,189)

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan Assets

Our postretirement benefit plans are unfunded.

Estimated Future Benefits Payments

The following benefit payments (net of retiree contributions), which reflect expected future service, as appropriate, are expected to be paid by Patriot:

Postretirement
Benefits

2010	$67,069
2011	72,337
2012	76,848
2013	81,532
2014	85,119
Years 2015-2018	457,581

Plan Changes

In 2009, changes were made to certain defined benefit plans for retired and active, salaried individuals resulting in a reduction to projected healthcare costs of $8.5 million that will be amortized over 7.0 years and a reduction to projected healthcare costs of $10.9 million that will be amortized over 12.5 years.

Assumption of Certain Patriot Liabilities

Peabody assumed certain of our retiree healthcare liabilities at the spin-off, which had a present value of $665.0 million as of December 31, 2009 and are not reflected above. These liabilities included certain obligations under the Coal Act for which Peabody and Patriot are jointly and severally liable, obligations under the 2007 National Bituminous Coal Wage Act for which Patriot is secondarily liable, and obligations for certain active, vested employees of Patriot.

Multi-Employer Benefit Plans

Retirees formerly employed by certain subsidiaries and their predecessors receive health benefits provided by the Combined Fund, a fund created by the Coal Act, if they meet the following criteria: they were members of the UMWA; last worked before January 1, 1976; and were receiving health benefits on July 20, 1992. The Coal Act requires former employers (including certain entities of the Company) and their affiliates to contribute to the Combined Fund according to a formula. The Coal Act also established the 1992 Benefit Plan, which provides medical and death benefits to persons who are not eligible for the Combined Fund, who retired prior to October 1, 1994. A prior national labor agreement established the 1993 Benefit Plan to provide health benefits for retired miners not covered by the Coal Act. The 1993 Benefit Plan provides benefits to qualifying retired former employees, who retired after September 30, 1994, of certain signatory companies which have gone out of business and defaulted in providing their former employees with retiree medical benefits. Beneficiaries continue to be added to this fund as employers go out of business. We expect to pay $16.2 million in 2010 related to these funds.

The Surface Mining Control and Reclamation Act of 2006 (the 2006 Act), enacted in December 2006, amended the federal laws establishing the Combined Fund, 1992 Benefit Plan and the 1993 Benefit Plan. Among other things, the 2006 Act guarantees full funding of all beneficiaries in the Combined Fund, provides funds on a phased-in basis for the 1992 Benefit Plan, and authorizes the trustees of the 1993 Benefit Plan to determine the contribution rates through 2010 for pre-2007 beneficiaries. The new and additional federal

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expenditures to the Combined Fund, 1992 Benefit Plan, 1993 Benefit Plan and certain Abandoned Mine Land payments to the states and Indian tribes are collectively limited by an aggregate annual cap of $490 million. To the extent that (i) the annual funding of the programs exceeds this amount (plus the amount of interest from the Abandoned Mine Land trust fund paid with respect to the Combined Fund), and (ii) Congress does not allocate additional funds to cover the shortfall, contributing employers and affiliates, including some of our entities, would be responsible for the additional costs.

We have recorded actuarially determined liabilities representing a portion of the amount anticipated to be due to these funds. The noncurrent portion related to these obligations was $42.2 million and $42.6 million as of December 31, 2009 and 2008, respectively, and is reflected in “Obligation to industry fund” in the consolidated balance sheets. The current portion related to these obligations reflected in “Trade accounts payable and accrued expenses” in the consolidated balance sheets was $6.3 million and $6.6 million as of December 31, 2009 and 2008, respectively. Expense of $3.2 million was recognized related to these obligations for the year ended December 31, 2009, and consisted of interest discount of $3.4 million and amortization of actuarial gain of $0.2 million. Expense of $2.6 million was recognized related to these obligations for the year ended December 31, 2008, and consisted of interest discount of $2.7 million and amortization of actuarial gain of $0.1 million. Expense of $2.9 million was recognized related to these obligations for the year ended December 31, 2007, and consisted of interest discount of $2.3 million and amortization of actuarial loss of $0.6 million. We made payments of $6.3 million, $6.1 million and $5.5 million to these obligations for the years ended December 31, 2009, 2008 and 2007, respectively.

The obligation to industry fund recorded on the consolidated balance sheets at December 31, 2009 and 2008 reflects the obligation less any portion that is currently funded. The accumulated actuarial gain or loss that has not yet been reflected in expense as of December 31, 2009 and 2008 was a loss of $1.8 million and a gain of $0.8 million, respectively, and is included in “Accumulated other comprehensive loss.”

A portion of these funds qualify as multi-employer benefit plans, which allows us to recognize expense as contributions are made. The expense related to these funds was $11.2 million, $11.8 million and $15.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Pursuant to the amended provisions of the 1992 Benefit Plan, we are required to provide security in an amount equal to one times the annual cost of providing healthcare benefits for all individuals receiving benefits from the 1992 Benefit Plan who are attributable to Patriot, plus all individuals receiving benefits from an individual employer plan maintained by Patriot who are entitled to receive such benefits.

(21)	Related Party Transactions

Prior to the spin-off, we routinely entered into transactions with Peabody and its affiliates. The terms of these transactions were outlined in agreements executed by Peabody and its affiliates.

We sold 8.8 million tons of coal resulting in revenues of $456.1 million for the year ended December 31, 2009; 12.1 million tons of coal resulting in revenues of $578.1 million for the year ended December 31, 2008; and 21.6 million tons of coal resulting in revenues of $1.03 billion for the year ended December 31, 2007 to a marketing affiliate of Peabody, which negotiated and maintained coal sales contracts. These revenues were recorded in both the Appalachia and Illinois Basin segments. As of December 31, 2009 and 2008, “Accounts receivable and other” on the consolidated balance sheets included $42.2 million and $34.8 million, respectively, of outstanding trade receivables from Peabody related to coal sales.

Selling and administrative expenses include $37.3 million for the year ended December 31, 2007 for services provided by Peabody and represent an allocation of Peabody general corporate expenses to all of its mining operations, both foreign and domestic, based on principal activity, headcount, tons sold and revenues as applicable to the specific expense being allocated. The allocated expenses generally reflected service costs for: marketing and sales, legal, finance and treasury, public relations, human resources, environmental

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

engineering and internal audit. Different general accounting allocation bases or methods could have been used and could have resulted in significantly different results. The allocation from Peabody was not necessarily indicative of the selling and administrative expenses that would have been incurred if Patriot had been an independent entity.

We recognized interest expense of $4.1 million for the year ended December 31, 2007 related to a $62.0 million intercompany demand note payable to Peabody, which was forgiven at spin-off.

We entered into certain agreements with Peabody to provide transition services following the spin-off, which were completed by September 30, 2008. For the year ended December 31, 2008, transition service expenses were $1.4 million, and are included in “Selling and administrative expenses” in the consolidated statements of operations.

In 2007 we received contributions from Peabody of $43.6 million primarily for the funding of acquisitions prior to the spin-off.

In June 2007, Peabody exchanged numerous oil and gas rights and assets owned throughout its operations, including some owned by Patriot, for coal reserves in West Virginia and Kentucky. Peabody did not allocate gain recognized from this transaction to Patriot but contributed to Patriot approximately 28 million tons of West Virginia coal reserves. These reserves are located in the Pittsburgh coal seam adjacent to Patriot’s Federal No. 2 mining operations and were valued at $45.2 million.

ArcLight Energy Partners Fund I L.P. (ArcLight) is a significant stockholder of Patriot due to its former ownership of Magnum. In January 2007, ArcLight purchased from a third party rights to a royalty stream based on coal mined on certain properties, and then leased the rights to one of Magnum’s operations. Royalty payments to ArcLight for the year ended December 31, 2009 and for the period from July 23, 2008 to December 31, 2008 were approximately $1.0 million and $475,000, respectively.

(22)	Guarantees

In the normal course of business, we are party to guarantees and financial instruments with off-balance-sheet risk, such as bank letters of credit, performance or surety bonds and other guarantees and indemnities, which are not reflected in the accompanying consolidated balance sheets. Such financial instruments are valued based on the amount of exposure under the instrument and the likelihood of required performance. Management does not expect any material losses to result from these guarantees or off-balance-sheet instruments.

Letters of Credit and Bonding

Letters of credit and surety bonds in support of our reclamation, lease, workers’ compensation and other obligations were as follows as of December 31, 2009:

			Workers’	Retiree
	Reclamation	Lease	Compensation	Health
	Obligations	Obligations	Obligations	Obligations	Other(1)	Total
			(Dollars in thousands)

Surety bonds	$135,986	$—	$44	$—	$16,786	$152,816
Letters of credit	85,184	10,287	201,034	50,487	5,142	352,134
Third-party guarantees	—	—	—	—	1,819	1,819

	$221,170	$10,287	$201,078	$50,487	$23,747	$506,769

(1)	Other includes letters of credit and surety bonds related to collateral for surety companies and bank guarantees, road maintenance and performance guarantees.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2009, Arch held surety bonds of $93.3 million related to properties acquired by Patriot in the Magnum acquisition, of which $91.7 million related to reclamation. As a result of the acquisition, Patriot is required to post letters of credit in Arch’s favor for the amount of the accrued reclamation liabilities no later than February 2011.

Peabody guarantees certain of our workers’ compensation obligations which totaled $152.1 million at December 31, 2009, with the U.S. Department of Labor (DOL). We will be required to either post letters of credit in Peabody’s favor if Peabody continues to guarantee this obligation or post our own surety directly with the DOL by July 2011.

In relation to an exchange transaction involving the acquisition of Illinois Basin coal reserves in 2005, we guaranteed bonding for a partnership in which we formerly held an interest. The aggregate amount that we guaranteed was $2.8 million and the fair value of the guarantee recognized as a liability was $0.3 million as of December 31, 2009. Our obligation under the guarantee extends to September 2015.

Other Guarantees

We are the lessee or sublessee under numerous equipment and property leases. It is common in such commercial lease transactions for Patriot, as the lessee, to agree to indemnify the lessor for the value of the property or equipment leased, should the property be damaged or lost during the course of our operations. We expect that losses with respect to leased property would be covered by insurance (subject to deductibles). Patriot and certain of our subsidiaries have guaranteed other subsidiaries’ performance under their various lease obligations. Aside from indemnification of the lessor for the value of the property leased, our maximum potential obligations under their leases are equal to the respective future minimum lease payments, assuming no amounts could be recovered from third parties.

(23)	Commitments and Contingencies

Commitments

As of December 31, 2009, purchase commitments for capital expenditures were $24.9 million.

Other

On occasion, we become a party to claims, lawsuits, arbitration proceedings and administrative procedures in the ordinary course of business. Our significant legal proceedings are discussed below.

Clean Water Act Permit Issues

The federal Clean Water Act and corresponding state and local laws and regulations affect coal mining operations by restricting the discharge of pollutants, including dredged or fill materials, into waters of the United States. In particular, the Clean Water Act requires effluent limitations and treatment standards for wastewater discharge through the National Pollution Discharge Elimination System (NPDES) program. NPDES permits, which we must obtain for both active and historical mining operations, govern the discharge of pollutants into water, require regular monitoring and reporting, and set forth performance standards. States are empowered to develop and enforce “in-stream” water quality standards, which are subject to change and must be approved by the Environmental Protection Agency (EPA). In-stream standards vary from state to state.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Environmental claims and litigation in connection with our various NPDES permits, and related Clean Water Act issues, include the following:

EPA Consent Decree

In February 2009, we entered into a consent decree with the EPA and the West Virginia Department of Environmental Protection (WVDEP) to resolve certain claims under the Clean Water Act and the West Virginia Water Pollution Control Act relating to NPDES permits at several Magnum mining operations in West Virginia that existed prior to our acquisition of these operations. The consent decree was entered by the federal district court on April 30, 2009. Under the terms of the consent decree, we paid a civil penalty of $6.5 million in June 2009. We also could be subject to stipulated penalties in the future for failure to comply with certain permit requirements as well as certain other terms of the consent decree. Because our operations are complex and periodically exceed our permit limitations, it is possible that we will have to pay stipulated penalties in the future, but we do not expect the amounts of any such penalties to be material. The civil penalty of $6.5 million was accrued as part of the Magnum acquisition purchase accounting described in Note 6. The consent decree also requires us to implement an enhanced company-wide environmental management system, which includes regular compliance audits, electronic tracking and reporting, and annual training for all employees and contractors with environmental responsibilities. In addition, we will complete several stream restoration projects in consultation with the EPA and WVDEP. These latter requirements could result in incremental operating costs in addition to the $6.5 million civil penalty. We anticipate the incremental costs will be between $5 million and $10 million.

In a separate administrative proceeding with the WVDEP, we paid a civil penalty of $315,000 in the second quarter of 2009 for past violations of other NPDES permits held by certain subsidiaries.

Apogee Coal Company, LLC (Apogee)

In 2007, Apogee, one of our subsidiaries, was sued in the U.S. District Court for the Southern District of West Virginia (U.S. District Court) by the Ohio Valley Environmental Coalition, Inc. (OVEC) and another environmental group (pursuant to the citizen suit provisions of the Clean Water Act). We refer to this lawsuit as the Federal Apogee Case. This lawsuit alleged that Apogee had violated water discharge limits for selenium set forth in one of its NPDES permits. The lawsuit sought fines and penalties as well as injunctions prohibiting Apogee from further violating laws and its permit.

On March 19, 2009, the U.S. District Court approved a consent decree between Apogee, Hobet and the plaintiffs. The consent decree extended the compliance deadline to April 5, 2010 and added interim reporting requirements up to that date. Under the terms of the March 2009 consent decree, we paid a $50,000 penalty to the U.S. Treasury and $325,000 in attorneys’ fees in the second quarter of 2009. We also agreed to spend approximately $350,000 to implement a pilot project using certain reverse osmosis technology to determine whether the technology can effectively treat selenium discharges from mining outfalls, and to undertake interim reporting obligations. Finally, we agreed to comply with our NPDES permit’s water discharge limits for selenium by April 5, 2010. We have completed the pilot project and submitted our findings for review as required under the consent decree. We continue to install treatment systems at various permitted outfalls, but we will be unable to comply with selenium discharge limits by April 5, 2010 due to the ongoing inability to identify effective technology. We intend to seek a modification of the consent decree, to among other things, extend the compliance deadlines in order to continue our efforts to identify viable treatment alternatives.

Currently, available technology has not been fully tested or proven effective at addressing selenium discharges in excess of allowable limits in mining outfalls similar to ours, and alternative technology is still in the research stage of development. The potential solutions identified to date, including the technology we are currently utilizing, have not been proven to be effective at all scales of operation, and otherwise may not be feasible, particularly at larger scale operations, due to a range of problems concerning technological issues,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prohibitive implementation costs and other issues. While we are actively continuing to explore options, there can be no assurance as to when a definitive solution will be identified and implemented.

Legislative developments in West Virginia have created the potential for industry-wide selenium compliance deadlines to be extended from 2010 to 2012. On May 13, 2009, the Governor of West Virginia signed a bill that authorized the WVDEP to extend selenium compliance deadlines to 2012 and appropriated state funds for selenium research. The bill cites “concerns within West Virginia regarding the applicability of the research underlying the federal selenium criteria to a state such as West Virginia which has high precipitation rates and free-flowing streams and that the alleged environmental impacts that were documented in the applicable federal research have not been observed in West Virginia.” As a result of this bill, the WVDEP is required to perform research that will assist in better defining and developing state laws and regulations addressing selenium discharges.

We estimated the costs to treat our selenium discharges in excess of allowable limits at a net present value of $85.2 million as of the Magnum acquisition date. This liability reflects the estimated costs of the treatment systems necessary to be installed and maintained with the goal of meeting the requirements of current court orders, consent decrees and mining permits. This estimate was prepared considering the dynamics of current legislation, capabilities of currently available technology and our planned remediation strategy. Future changes to legislation, findings from current research initiatives and the pace of future technological progress could result in costs that differ from our current estimates, which could have a material adverse affect on our results of operations, cash flows and financial condition. Additionally, any failure to meet the deadlines set forth in the March 2009 consent decree or established by the federal government or the State of West Virginia or to otherwise comply with selenium limits in our permits could result in further litigation against us, an inability to obtain new permits or to maintain existing permits, and the imposition of significant and material fines and penalties or other costs and could otherwise materially adversely affect our results of operations, cash flows and financial condition.

Hobet Mining, LLC (Hobet)

In 2007, Hobet was sued for exceeding effluent limits contained in its NPDES permits in state court in Boone County by the WVDEP. We refer to this case as the WVDEP Action. In 2008, OVEC and another environmental group filed a lawsuit against Hobet and WVDEP in the U.S. District Court (pursuant to the citizen suit provisions of the Clean Water Act). We refer to this case as the Federal Hobet Case. The Federal Hobet Case involved the same four NPDES permits that were the subject of the WVDEP Action in state court. However, the Federal Hobet Case focused exclusively on selenium exceeding allowable limits in permitted water discharges, while the WVDEP Action addressed all effluent limits, including selenium, established by the permits. The Federal Hobet Case was included in the same March 19, 2009 consent decree that addressed the Federal Apogee Case discussed above, and the terms of that consent decree, including the April 5, 2010 deadline to comply with the selenium effluent limits established by our permits, also apply to Hobet.

The WVDEP Action was resolved by a settlement and consent order entered in the Boone County circuit court on September 5, 2008. As part of the settlement, we paid approximately $1.5 million in civil penalties, with the final payment made in July 2009. The settlement also required us to complete five supplemental environmental projects estimated to cost approximately $2.6 million, many of which focus on identifying methods for treatment of selenium discharges and studying the effects of selenium on aquatic wildlife. Finally, we agreed to make gradual reductions in the selenium discharges from our Hobet Job 21 surface mine, to achieve full compliance with our NPDES permits by April 2010, and to study potential treatments for wastewater runoff.

On October 8, 2009, a motion to enter a modified settlement and consent order was submitted to the Boone County circuit court. This motion to modify the settlement and consent order was jointly filed by Patriot and the WVDEP. The motion includes, among other term modifications, an extension of the date to

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

achieve full compliance with our NPDES permits from April 2010 to July 2012. On December 3, 2009, the Boone County circuit court approved and entered the modified settlement and consent order.

As a result of ongoing litigation and federal regulatory initiatives related to water quality standards that affect valley fills, impoundments and other mining practices, including the selenium discharge matters described above, the process of applying for new permits has become more time-consuming and complex, the review and approval process is taking longer, and in certain cases, new permits may not be issued.

Comprehensive Environmental Response, Compensation and Liability Act (CERCLA)

CERCLA and similar state laws create liability for investigation and remediation in response to releases of hazardous substances in the environment and for damages to natural resources. Under CERCLA and many similar state statutes, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault. These regulations could require us to do some or all of the following: (i) remove or mitigate the effects on the environment at various sites from the disposal or release of certain substances; (ii) perform remediation work at such sites; and (iii) pay damages for loss of use and non-use values.

Although waste substances generated by coal mining and processing are generally not regarded as hazardous substances for the purposes of CERCLA and similar legislation, and are generally covered by the Surface Mining Control and Reclamation Act, some products used by coal companies in operations, such as chemicals, and the disposal of these products are governed by CERCLA. Thus, coal mines currently or previously owned or operated by us, and sites to which we have sent waste materials, may be subject to liability under CERCLA and similar state laws. A predecessor of one of our subsidiaries has been named as a potentially responsible party at a third-party site, but given the large number of entities involved at the site and our anticipated share of expected cleanup costs, we believe that the ultimate liability, if any, will not be material to our financial condition and results of operations.

Flood Litigation

2001 Flood Litigation

One of our subsidiaries, Catenary Coal Company, LLC (Catenary), has been named as a defendant, along with various other property owners, coal companies, timbering companies and oil and natural gas companies, in connection with alleged damages arising from flooding that occurred on July 8, 2001 in various watersheds, primarily located in southern West Virginia (referred to as the 2001 flood litigation). Pursuant to orders from the West Virginia Supreme Court of Appeals, the cases are being handled as mass litigation, and a panel of three judges was appointed to handle the matters that have been divided between the judges pursuant to the various watersheds.

In December 2009, an agreement was reached to settle this litigation. These cases will be dismissed once the settlement is finalized and approved by the West Virginia Supreme Court of Appeals. Pursuant to the purchase and sale agreement related to Magnum, Arch Coal, Inc. (Arch) indemnifies us against claims arising from certain pending litigation proceedings, including the 2001 flood litigation, which will continue indefinitely. The failure of Arch to satisfy its indemnification obligations under the purchase agreement could have a material adverse effect on us.

2004 Flood Litigation

In 2006, Hobet and Catenary, two of our subsidiaries, were named as defendants along with various other property owners, coal companies, timbering companies and oil and natural gas companies, in lawsuits arising from flooding that occurred on May 30, 2004 in various watersheds, primarily located in southern West Virginia. This litigation is pending before two different judges in the Circuit Court of Logan County, West Virginia. In the first action, the plaintiffs have asserted that (i) Hobet failed to maintain an approved drainage

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

control system for a pond on land near, on, and/or contiguous to the sites of flooding; and (ii) Hobet participated in the development of plans to grade, blast, and alter the land near, on, and/or contiguous to the sites of the flooding. Hobet has filed a motion to dismiss both claims based upon the assertion that insufficient facts have been stated to support the claims of the plaintiffs.

In the second action, motions to dismiss have been filed, asserting that the allegations asserted by the plaintiffs are conclusory in nature and likely deficient as a matter of law. Most of the other defendants also filed motions to dismiss. Both actions were stayed during the pendency of the appeals to the West Virginia Supreme Court of Appeals in the 2001 flood litigation.

The outcome of the West Virginia flood litigation is subject to numerous uncertainties. Based on our evaluation of the issues and their potential impact, the amount of any future loss cannot be reasonably estimated. However, based on current information, we believe this matter is likely to be resolved without a material adverse effect on our financial condition, results of operations and cash flows.

Other Litigation and Investigations

Apogee has been sued, along with eight other defendants, including Monsanto Company, Pharmacia Corporation and Akzo Nobel Chemicals, Inc., by certain plaintiffs in state court in Putnam County, West Virginia. The lawsuits were filed in October 2007, but not served on Apogee until February 2008, and each of the 77 lawsuits are identical except for the named plaintiff. They each allege personal injury occasioned by exposure to dioxin generated by a plant owned and operated by certain of the other defendants during production of a chemical, 2,4,5-T, from 1949-1969. Apogee is alleged to be liable as the successor to the liabilities of a company that owned and/or controlled a dump site known as the Manila Creek landfill, which allegedly received and incinerated dioxin-contaminated waste from the plant. The lawsuits seek compensatory and punitive damages for personal injury. As of December 31, 2009, 44 of the original 77 lawsuits have been dismissed. In December 2009, Apogee was served with 165 additional lawsuits with the same allegations as the original 77 lawsuits. Under the terms of the governing lease, Monsanto has assumed the defense of these lawsuits and has agreed to indemnify Apogee for any related damages. The failure of Monsanto to satisfy its indemnification obligations under the lease could have a material adverse effect on us.

We are a defendant in litigation involving Peabody’s negotiation and June 2005 sale of two properties previously owned by two of our subsidiaries. Environmental Liability Transfer, Inc. (ELT) and its subsidiaries commenced litigation against these subsidiaries in the Circuit Court of the City of St. Louis in the State of Missouri alleging, among other claims, fraudulent misrepresentation, fraudulent omission, breach of duty and breach of contract. Pursuant to the terms of the Separation Agreement, Plan of Reorganization and Distribution from the spin-off, Patriot and Peabody are treating the case as a joint action with joint representation and equal sharing of costs. Peabody and Patriot filed counterclaims against the plaintiffs in connection with the sales of both properties. Motions for summary judgment on the complaint and counterclaim have been filed by Peabody and Patriot and are pending. A trial date has been preliminarily set for October 2010. The claim filed is for $40 million in damages. We are unable to predict the likelihood of success of the plaintiffs’ claims, though we intend to vigorously defend ourselves against all claims.

A predecessor of one of our subsidiaries operated the Eagle No. 2 mine located near Shawneetown, Illinois from 1969 until closure of the mine in July of 1993. In 1999, the State of Illinois brought a proceeding before the Illinois Pollution Control Board against the subsidiary alleging that groundwater contamination due to leaching from a coal waste pile at the mine site violated state standards. The subsidiary has developed a remediation plan with the State of Illinois and is in litigation with the Illinois Attorney General’s office with respect to its claim for a civil penalty of $1.3 million.

One of our subsidiaries is a defendant in several related lawsuits filed in the Circuit Court of Boone County, West Virginia. As of December 31, 2009, there were 109 related lawsuits filed by approximately 267

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

plaintiffs. In addition to our subsidiary, the lawsuits name Peabody and other coal companies with mining operations in Boone County. The plaintiffs in each case allege contamination of their drinking water wells over a period in excess of 30 years from coal mining activities in Boone County, including underground coal slurry injection and coal slurry impoundments. The lawsuits seek property damages, personal injury damages and medical monitoring costs. Public water lines are being installed by the Boone County Public Service Commission, and all plaintiffs will have access to public water by April 2010. Pursuant to the terms of the Separation Agreement, Plan of Reorganization and Distribution from the spin-off, Patriot is indemnifying and defending Peabody in this litigation. In December 2009, we filed a third party complaint against our current and former insurance carriers seeking coverage for this litigation under the applicable insurance policies. The court has scheduled an early mediation in this case for the last week in March 2010, directing all plaintiffs, defendants and third party defendants to appear. A trial date has been set for May 2011. We are unable to predict the likelihood of success of the plaintiffs’ claims, though we intend to vigorously defend ourselves against all claims.

In late January 2010, the U.S. Attorney’s office and the State of West Virginia began investigations relating to one or more of our employees making inaccurate entries in official mine records at our Federal No. 2 mine. We have undertaken an internal investigation into the matter and have terminated one employee and placed two other employees on administrative leave. We are cooperating with the relevant governmental authorities.

The outcome of other litigation and the investigations is subject to numerous uncertainties. Based on our evaluation of the issues and their potential impact, the amount of any future loss cannot be reasonably estimated. However, based on current information, we believe these matters are likely to be resolved without a material adverse effect on our financial condition, results of operations and cash flows.

(24)	Segment Information

We report our operations through two reportable operating segments, Appalachia and Illinois Basin. The Appalachia and Illinois Basin segments primarily consist of our mining operations in West Virginia and Kentucky, respectively. The principal business of the Appalachia segment is the mining, preparation and sale of thermal coal, sold primarily to electric utilities and metallurgical coal, sold to steel and coke producers. The principal business of the Illinois Basin segment is the mining, preparation and sale of thermal coal, sold primarily to electric utilities. For the twelve months ended December 31, 2009, 83% of our sales were to electricity generators and 17% to steel and coke producers. For the twelve months ended December 31, 2009 and 2008, our revenues attributable to foreign countries, based on where the product was shipped, were $322.2 million and $241.3 million, respectively. We utilize underground and surface mining methods and produce coal with high and medium Btu content. Our operations have relatively short shipping distances from the mine to most of our domestic utility customers and certain metallurgical coal customers. “Corporate and Other” includes selling and administrative expenses, net gain on disposal or exchange of assets and costs associated with past mining obligations.

Our chief operating decision makers use Adjusted EBITDA as the primary measure of segment profit and loss. Adjusted EBITDA is defined as net income (loss) before deducting interest income and expense; income taxes; reclamation and remediation obligation expense; depreciation, depletion and amortization; restructuring and impairment charge; and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing prior to July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts. Because Segment Adjusted EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating segment results for the year ended December 31, 2009 were as follows:

		Illinois	Corporate
	Appalachia	Basin	and Other(1)	Consolidated
	(Dollars in thousands)

Revenues	$1,776,204	$269,079	$—	$2,045,283
Adjusted EBITDA	294,373	8,550	(192,178)	110,745
Additions to property, plant, equipment and mine development	69,931	7,437	895	78,263
Income from equity affiliates	398	—	—	398

Operating segment results for the year ended December 31, 2008 were as follows:

		Illinois	Corporate
	Appalachia	Basin	and Other(1)	Consolidated
	(Dollars in thousands)

Revenues	$1,370,979	$283,643	$—	$1,654,622
Adjusted EBITDA	172,994	13,155	(141,911)	44,238
Additions to property, plant, equipment and mine development	109,428	8,823	3,137	121,388
Loss from equity affiliates	(915)	—	—	(915)

Operating segment results for the year ended December 31, 2007 were as follows:

		Illinois	Corporate
	Appalachia	Basin	and Other(1)	Consolidated
	(Dollars in thousands)

Revenues	$821,116	$252,246	$—	$1,073,362
Adjusted EBITDA	89,850	11,862	(101,281)	431
Additions to property, plant, equipment and mine development	48,955	6,639	—	55,594
Income from equity affiliates	63	—	—	63

(1) Corporate and Other results include the gains on disposal of assets discussed in Note 8.

A reconciliation of Adjusted EBITDA to net income (loss) follows:

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Consolidated Adjusted EBITDA	$110,745	$44,238	$431
Depreciation, depletion and amortization	(205,339)	(125,356)	(85,640)
Sales contract accretion, net	298,572	249,522	—
Reclamation and remediation obligation expense	(35,116)	(19,260)	(20,144)
Restructuring and impairment	(20,157)	—	—
Interest expense	(38,108)	(23,648)	(8,337)
Interest income	16,646	17,232	11,543

Net income (loss)	$127,243	$142,728	$(102,147)

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(25)	Stockholders’ Equity

Common Stock

On October 31, 2007, the spin-off of Patriot from Peabody was completed and holders of Peabody common stock received a dividend of one share of Patriot common stock for each ten shares of Peabody common stock that they owned. Patriot has 100 million authorized shares of $0.01 par value common stock. Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock, the holders of common stock will possess all voting power. The holders of common stock do not have cumulative voting rights. In general, all matters submitted to a meeting of stockholders, other than as described below, shall be decided by vote of a majority of the shares of Patriot’s common stock. Directors are elected by a plurality of the shares of Patriot’s common stock.

Subject to preferences that may be applicable to any series of preferred stock, the owners of Patriot’s common stock may receive dividends when declared by the Board of Directors. Common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders upon liquidation, dissolution or winding up of the Company, whether voluntarily or not. The common stock will have no preemptive or similar rights.

Effective August 11, 2008, we implemented a 2-for-1 stock split on all shares of our common stock. All share and per share amounts in these consolidated financial statements and related notes reflect the stock split.

On June 16, 2009, we completed a public offering of 12 million shares of our common stock in a registered public offering under our shelf registration at $7.90 per share.

The following table summarizes common share activity from October 31, 2007 to December 31, 2009:

Shares
Outstanding

October 31, 2007	53,141,880
Stock grants to employees	375,656

December 31, 2007	53,517,536
Stock grants to employees	5,697
Employee stock purchases	56,654
Shares issued to Magnum shareholders	23,803,312

December 31, 2008	77,383,199
Stock grants to employees	553,428
Employee stock purchases	370,583
Shares issued in equity offering	12,000,000
Stock options exercised	12,729

December 31, 2009	90,319,939

Preferred Stock

In addition to the common stock, the Board of Directors is authorized to issue up to 10 million shares of $0.01 par value preferred stock. The authorized preferred shares include 1,000,000 shares of Series A Junior Participating Preferred Stock. Our certificate of incorporation authorizes the Board of Directors, without the approval of the stockholders, to fix the designation, powers, preferences and rights of one or more series of preferred stock, which may be greater than those of the common stock. We believe that the ability of the Board to issue one or more series of preferred stock will provide us with flexibility in structuring possible

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

future financings and acquisitions and in meeting other corporate needs that might arise. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. There were no outstanding shares of preferred stock as of December 31, 2009.

Preferred Share Purchase Rights Plan and Series A Junior Participating Preferred Stock

The Board of Directors adopted a stockholders rights plan pursuant to the Rights Agreement with American Stock Transfer & Trust Company (the Rights Agreement). In connection with the Rights Agreement, on October 31, 2007, we filed the Certificate of Designations of Series A Junior Participating Preferred Stock (the Certificate of Designations) with the Secretary of State of the State of Delaware. Pursuant to the Certificate of Designations, we designated 1,000,000 shares of preferred stock as Series A Junior Participating Preferred Stock having the designations, rights, preferences and limitations set forth in the Rights Agreement. Each preferred share purchase right represents the right to purchase one-half of one-hundredth of a share of Series A Junior Participating Preferred Stock.

The rights have certain anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire Patriot on terms not approved by the Board of Directors, except pursuant to any offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Board since the rights may be redeemed by Patriot at a nominal price prior to the time that a person or group has acquired beneficial ownership of 15% or more of common stock. Thus, the rights are intended to encourage persons who may seek to acquire control of Patriot to initiate such an acquisition through negotiations with the Board. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in our equity securities or seeking to obtain control of Patriot. To the extent any potential acquirers are deterred by the rights, the rights may have the effect of preserving incumbent management in office. There were no outstanding shares of Series A Junior Participating Preferred Stock as of December 31, 2009.

We have not paid cash dividends and do not anticipate that we will pay cash dividends on our common stock in the near term. The declaration and amount of future dividends, if any, will be determined by our Board of Directors and will be dependent upon covenant limitations in our credit facility and other debt agreements, our financial condition and future earnings, our capital, legal and regulatory requirements, and other factors the Board deems relevant.

(26)	Stock-Based Compensation

We have one equity incentive plan for employees and eligible non-employee directors that allows for the issuance of share-based compensation in the form of restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights, performance awards, restricted stock units and deferred stock units. Members of our Board of Directors are eligible for deferred stock unit grants at the date of their election and annually. This plan has 5.2 million shares of our common stock available for grant, with 0.8 million shares remaining available for grant as of December 31, 2009. Additionally, we have established an employee stock purchase plan that provides for the purchase of up to 1.0 million shares of our common stock, with 0.6 million shares available for grant as of December 31, 2009.

Share-based compensation expense of $11.4 million and $7.3 million was recorded in “Selling and administrative expenses” in the consolidated statements of operations for the years ended December 31, 2009 and 2008, respectively, and $1.3 million and $0.6 million was recorded in “Operating costs and expenses” for the years ended December 31, 2009 and 2008, respectively. Share-based compensation expense included $0.9 million and $1.4 million related to awards from restricted stock and stock options granted by Peabody to Patriot employees prior to spin-off for the years ended December 31, 2009 and 2008, respectively. As of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2009, the total unrecognized compensation cost related to nonvested awards granted after the spin-off was $25.8 million, net of taxes, which is expected to be recognized over a weighted-average period of 3.3 years. As of December 31, 2009, the total unrecognized compensation cost related to nonvested awards granted by Peabody prior to the spin-off was $0.6 million, net of taxes, which is expected to be recognized through 2011.

Restricted Stock

We have restricted stock agreements in place for grants to employees and service providers of Patriot and our subsidiaries. Generally, these agreements provide that restricted stock issued will fully vest on the third anniversary of the date the restricted stock was granted to the employee or service provider. However, the restricted stock will fully vest sooner if a grantee terminates employment with or stops providing services to Patriot because of death or disability, or if a change in control occurs (as such term is defined in the Equity Plan).

A summary of restricted stock award activity is as follows:

		Weighted
	Year Ended	Average
	December 31,	Grant-Date
	2009	Fair Value

Nonvested at January 1, 2009	381,353	$23.73
Granted	663,740	5.14
Forfeited	(109,889)	12.13
Vested	(1,092)	22.91

Nonvested at December 31, 2009	934,112	11.88

Restricted Stock Units

We have long-term incentive restricted stock unit agreements in place for grants to employees and service providers. These agreements grant restricted stock units that vest over time as well as restricted stock units that vest based upon our financial performance. In general, the restricted stock units that vest over time will be 50% vested on the fifth anniversary of the initial date of grant, 75% vested on the sixth such anniversary and 100% vested on the seventh such anniversary. However, the restricted stock units that vest over time will fully vest sooner if a grantee terminates employment with or stops providing services to Patriot because of death or disability, or if a change in control occurs (as such term is defined in the Equity Plan).

In addition, we have deferred stock unit agreements in place for grants to non-employee directors of Patriot. These agreements provide that the deferred stock units will fully vest on the first anniversary of the date of grant, but only if the non-employee director served as a director for the entire one-year period between the date of grant and the first anniversary of the grant. However, the deferred stock units will fully vest sooner if a non-employee director ceases to be a Patriot director due to death or disability, or if a change in control occurs (as such term is defined in the Equity Plan). Any unvested deferred stock units will be forfeited if a non-employee director terminates service with Patriot for any reason other than death or disability prior to the first anniversary of the grant date. After vesting, the deferred stock units will be settled by issuing shares of Patriot common stock equal to the number of deferred stock units, and the settlement will occur upon the earlier of (i) the non-employee director’s termination of service as a director or (ii) the third anniversary of the grant date or a different date chosen by the non-employee director, provided the date was chosen by the non-employee director prior to January 1 of the year in which the director received the grant.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of restricted stock time-based units and deferred stock units award activity is as follows:

		Weighted
	Year Ended	Average
	December 31,	Grant-Date
	2009	Fair Value

Nonvested at January 1, 2009	506,375	$21.88
Granted	59,568	5.13
Forfeited	(50,756)	23.48
Vested	(1,894)	56.77

Nonvested at December 31, 2009	513,293	19.65

As of December 31, 2009, there were 39,234 deferred stock units vested that had an aggregate intrinsic value of $0.6 million.

Certain performance-based restricted stock units vest according to a formula described in the form of Extended Long-Term Incentive Restricted Stock Units Agreement, which is primarily based on our financial performance as measured by EBITDA, return on equity and leverage ratios. The achievement of the performance-based unit calculations is determined on December 31 following the fifth, sixth and seventh anniversaries of the initial grant date. We estimated the number of performance-based units that are expected to vest and utilized this amount in the calculation of the stock-based compensation expense related to these awards. Any changes to this estimate will impact stock-based compensation expense in the period the estimate is changed.

We have also granted performance-based stock units that vest based on market conditions. The number of shares issued is dependent upon the change in our shareholder value over a three-year vesting period versus the change of various peers for that time period. The fair value of these awards was determined using a Monte Carlo simulation model, allowing us to factor in the probability of various outcomes. The weighted-average fair value of $7.48 was determined using a risk-free rate of 1.31%, an expected option life of 2.9 years, an expected dividend yield of zero, and volatilities that ranged from 67.43% to 122.28%.

A summary of restricted stock performance units award activity is as follows:

		Weighted
	Year Ended	Average
	December 31,	Grant-Date
	2009	Fair Value

Nonvested at January 1, 2009	679,352	$23.47
Granted	378,800	7.48
Forfeited	(111,477)	18.49

Nonvested at December 31, 2009	946,675	18.01

Long-Term Incentive Non-Qualified Stock Option

We have long-term incentive non-qualified stock option agreements in place for grants to employees and service providers of Patriot. Generally, the agreements provide that any option awarded will become exercisable in three installments. Options granted in 2007 and 2008 will be 50% exercisable on the fifth anniversary of the November 2007 grant date, 75% exercisable on the sixth such anniversary and 100% exercisable on the seventh such anniversary. Options granted in 2009 are exercisable on a graded vesting schedule of 33.33% on each anniversary over a three year period. However, the option will become fully exercisable sooner if a grantee terminates employment with or stops providing services to Patriot because of death or disability, or if a change in control occurs (as such term is defined in the Equity Plan). The award

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

will be forfeited if employment terminates for any other reason prior to the time the award becomes vested. No option can be exercised more than ten years after the date of grant, but the ability to exercise the option may terminate sooner upon the occurrence of certain events detailed in the Long-Term Incentive Non-Qualified Stock Option Agreement.

A summary of non-qualified stock option outstanding activity is as follows:

				Weighted
		Weighted	Aggregate	Average
	Year Ended	Average	Intrinsic	Remaining
	December 31,	Grant-Date	Value	Contractual
	2009	Fair Value	(in millions)	Life

Nonvested at January 1, 2009	1,069,730	$23.66
Granted	757,600	5.13
Forfeited	(182,507)	17.24
Exercised	(12,729)	5.13	$0.1

Nonvested at December 31, 2009	1,632,094	15.92	$6.9	7.8

We used the Black-Scholes option pricing model to determine the fair value of stock options. Determining the fair value of share-based awards requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise and the associated volatility. We utilized U.S. Treasury yields as of the grant date for the risk-free interest rate assumption, matching the treasury yield terms to the expected life of the option. We utilized a peer historical “look-back” to develop the expected volatility. Expected option life assumptions were developed by taking the weighted average time to vest plus the weighted average holding period after vesting.

	Year Ended December 31,
	2009	2008	2007

Weighted-average fair value	$2.49	$30.10	$7.67
Risk-free interest rate	1.31%	3.55%	4.22%
Expected option life	2.87 years	6.69 years	6.69 years
Expected volatility	78.41%	47.61%	30.64%
Dividend yield	0%	0%	0%

Employee Stock Purchase Plan

Based on our employee stock purchase plan, eligible full-time and part-time employees are able to contribute up to 15% of their base compensation into this plan, subject to a fair market value limit of $25,000 per person per year as defined by the Internal Revenue Service (IRS). Effective January 1, 2008, employees are able to purchase Patriot common stock at a 15% discount to the lower of the fair market value of our common stock on the initial or final trading dates of each six-month offering period. Offering periods begin on January 1 and July 1 of each year. The fair value of the six-month “look-back” option in our employee stock purchase plan is estimated by adding the fair value of 0.15 of one share of stock to the fair value of 0.85 of an option on one share of stock. We issued 370,583 shares of common stock and recognized $1.1 million expense in “Selling and administrative expenses” and $0.1 million in “Operating costs and expenses” for the year ended December 31, 2009 related to our employee stock purchase plan. We issued 56,654 shares of common stock and recognized $0.7 million expense in “Selling and administrative expenses” and $0.1 million in “Operating costs and expenses” for the year ended December 31, 2008 related to our employee stock purchase plan. We issued no shares of common stock and recognized no expense for the year ended December 31, 2007 related to our employee stock purchase plan.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(27)	Summary Quarterly Financial Information (Unaudited)

A summary of the unaudited quarterly results of operations for the years ended December 31, 2009 and 2008, is presented below. Patriot common stock is listed on the New York Stock Exchange under the symbol PCX.

	Year Ended December 31, 2009
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(Dollars in thousands, except per share and stock price data)

Revenues	$528,936	$506,996	$506,189	$503,162
Operating profit	37,249	34,691	59,775	16,990
Net income	32,143	31,390	52,842	10,868
Basic earnings per share	$0.41	$0.39	$0.59	$0.12
Diluted earnings per share	$0.41	$0.39	$0.58	$0.12
Weighted average shares used in calculating basic earnings per share	77,906,152	79,940,308	90,277,301	90,322,074
Stock price — high and low prices	$9.00-$2.76	$10.90-$3.51	$14.12-$4.97	$17.24-$10.21

	Year Ended December 31, 2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(Dollars in thousands, except per share and stock price data)

Revenues	$284,334	$339,680	$489,583	$541,025
Operating profit (loss)	(4,905)	16,917	72,394	64,738
Net income (loss)(1)	(3,066)	11,236	71,199	63,359
Basic earnings per share(1)	$(0.06)	$0.21	$0.99	$0.82
Diluted earnings per share(1)	$(0.06)	$0.21	$0.99	$0.82
Weighted average shares used in calculating basic earnings per share(1)	53,518,744	53,512,286	71,681,084	77,382,195
Stock price — high and low prices	$28.89-$16.14	$82.23-$23.13	$77.74-$24.09	$28.45-$5.24

(1)	Net income, basic earnings per share and diluted earnings per share were adjusted to reflect the retrospective application of authoritative guidance adopted January 1, 2009. Net income and earnings per share were adjusted to reflect additional interest expense above the stated coupon rate of 3.25% on our Convertible Senior Notes issued in May 2008 based on the requirement to bifurcate the conversion feature of the debt. Additionally, restricted stock shares were included in the calculation of basic earnings per share as unvested participating securities in all four quarters.

(28)	Subsequent Events

On February 22, 2010, we announced that active mining operations at our Federal mine in northern West Virginia were temporarily suspended upon discovering potentially adverse atmospheric conditions on February 18, 2010, in an abandoned area of the mine. We are currently conducting additional testing and working with the U.S. Department of Labor, Mine Safety & Health Administration to develop a plan to address this issue so that active mining operations can resume, the timing of which is currently uncertain. The Federal mine complex historically accounts for between 10% and 20% of our Segment Adjusted EBITDA.

We have performed a review of subsequent events through the date the financial statements were filed with the SEC.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(29)	Supplemental Guarantor/Non-Guarantor Financial Information

The following tables present condensed consolidating financial information for: (a) Patriot Coal Corporation (the “Parent”) on a stand-alone basis and (b) the guarantors under our shelf registration statement (“Guarantor Subsidiaries”) on a combined basis. Each Guarantor Subsidiary is wholly-owned by Patriot Coal Corporation. Any guarantees will be from each of the Guarantor Subsidiaries and will be full, unconditional, joint and several. Accordingly, separate financial statements of the wholly-owned Guarantor Subsidiaries are not presented because the Guarantor Subsidiaries will be jointly, severally and unconditionally liable under the guarantees, and we believe that separate financial statements and other disclosures regarding the Guarantor Subsidiaries are not material to potential investors.

The statements of operations and cash flows for the twelve months ended December 31, 2007 primarily relate to our historical results prior to the spin-off from Peabody. Therefore, the Parent Company amounts only reflect activity for the two-month period from the spin-off date of October 31, 2007 to December 31, 2007.

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2009
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Revenues
Sales	$—	$1,995,667	$—	$1,995,667
Other revenues	—	49,616	—	49,616

Total revenues	—	2,045,283	—	2,045,283
Costs and expenses
Operating costs and expenses	254	1,893,165	—	1,893,419
Income from equity affiliates	(206,492)	(398)	206,492	(398)
Depreciation, depletion and amortization	2,316	203,023	—	205,339
Reclamation and remediation obligation expense	—	35,116	—	35,116
Sales contract accretion	—	(298,572)	—	(298,572)
Restructuring and impairment charge	—	20,157	—	20,157
Selling and administrative expenses	47,334	1,398	—	48,732
Net gain on disposal or exchange of assets	—	(7,215)	—	(7,215)

Operating profit	156,588	198,609	(206,492)	148,705
Interest expense	29,415	8,693	—	38,108
Interest income	(70)	(16,576)	—	(16,646)

Net income	$127,243	$206,492	$(206,492)	$127,243

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2008
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Revenues
Sales	$—	$1,630,873	$—	$1,630,873
Other revenues	—	23,749	—	23,749

Total revenues	—	1,654,622	—	1,654,622
Costs and expenses
Operating costs and expenses	310	1,607,436	—	1,607,746
(Income) loss from equity affiliates	(202,668)	915	202,668	915
Depreciation, depletion and amortization	3,267	122,089	—	125,356
Reclamation and remediation obligation expense	—	19,260	—	19,260
Sales contract accretion	—	(279,402)	—	(279,402)
Selling and administrative expenses	35,585	3,022	—	38,607
Net gain on disposal or exchange of assets	—	(7,004)	—	(7,004)

Operating profit	163,506	188,306	(202,668)	149,144
Interest expense	21,349	2,299	—	23,648
Interest income	(571)	(16,661)	—	(17,232)

Net income	$142,728	$202,668	$(202,668)	$142,728

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2007
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Revenues
Sales	$—	$1,069,316	$—	$1,069,316
Other revenues	—	4,046	—	4,046

Total revenues	—	1,073,362	—	1,073,362
Costs and expenses
Operating costs and expenses	—	1,109,315	—	1,109,315
(Income) loss from equity affiliates	24,209	(63)	(24,209)	(63)
Depreciation, depletion and amortization	415	85,225	—	85,640
Reclamation and remediation obligation expense	—	20,144	—	20,144
Selling and administrative expenses	7,820	37,317	—	45,137
Net gain on disposal or exchange of assets	—	(81,458)	—	(81,458)

Operating loss	(32,444)	(97,118)	24,209	(105,353)
Interest expense	1,166	7,302	(131)	8,337
Interest income	(247)	(11,427)	131	(11,543)

Net loss	(33,363)	(92,993)	24,209	(102,147)
Net income attributable to noncontrolling interest	—	4,721	—	4,721

Net loss attributable to Patriot	(33,363)	(97,714)	24,209	(106,868)
Effect of noncontrolling interest purchase arrangement	—	(15,667)	—	(15,667)

Net loss attributable to common stockholders	$(33,363)	$(113,381)	$24,209	$(122,535)

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2009
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	$26,574	$524	$—	$27,098
Accounts receivable and other, net	—	188,897	—	188,897
Inventories	—	81,188	—	81,188
Prepaid expenses and other current assets	2,696	11,670	—	14,366

Total current assets	29,270	282,279	—	311,549
Property, plant, equipment and mine development Land and coal interests	—	2,864,225	—	2,864,225
Buildings and improvements	1,737	394,712	—	396,449
Machinery and equipment	16,314	615,301	—	631,615
Less accumulated depreciation, depletion and amortization	(12,045)	(718,990)	—	(731,035)

Property, plant, equipment and mine development, net	6,006	3,155,248	—	3,161,254
Notes receivable	—	109,137	—	109,137
Investments, intercompany and other assets	1,340,392	(160,764)	(1,143,405)	36,223

Total assets	$1,375,668	$3,385,900	$(1,143,405)	$3,618,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$—	$8,042	$—	$8,042
Trade accounts payable and accrued expenses	20,083	386,268	—	406,351
Below market sales contracts acquired	—	150,441	—	150,441

Total current liabilities	20,083	544,751	—	564,834
Long-term debt, less current maturities	167,501	30,450	—	197,951
Asset retirement obligations	—	244,518	—	244,518
Workers’ compensation obligations	—	193,719	—	193,719
Accrued postretirement benefit costs	564	1,169,417	—	1,169,981
Obligation to industry fund	—	42,197	—	42,197
Below market sales contracts acquired, noncurrent	—	156,120	—	156,120
Other noncurrent liabilities	1,536	111,813	—	113,349

Total liabilities	189,684	2,492,985	—	2,682,669
Stockholders’ equity	1,185,984	892,915	(1,143,405)	935,494

Total liabilities and stockholders’ equity	$1,375,668	$3,385,900	$(1,143,405)	$3,618,163

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2008
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	$1,957	$915	$—	$2,872
Accounts receivable and other, net	728	162,828	—	163,556
Inventories	—	80,953	—	80,953
Prepaid expenses and other current assets	865	20,207	—	21,072

Total current assets	3,550	264,903	—	268,453
Property, plant, equipment and mine development Land and coal interests	—	2,652,224	—	2,652,224
Buildings and improvements	1,737	388,382	—	390,119
Machinery and equipment	15,418	643,281	—	658,699
Less accumulated depreciation, depletion and amortization	(9,729)	(530,637)	—	(540,366)

Property, plant, equipment and mine development, net	7,426	3,153,250	—	3,160,676
Notes receivable	—	131,066	—	131,066
Investments, intercompany and other assets	1,139,382	(140,345)	(936,912)	62,125

Total assets	$1,150,358	$3,408,874	$(936,912)	$3,622,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$23,000	$5,170	$—	$28,170
Trade accounts payable and accrued expenses	19,429	394,361	—	413,790
Below market sales contracts acquired	—	324,407	—	324,407

Total current liabilities	42,429	723,938	—	766,367
Long-term debt, less current maturities	159,637	16,486	—	176,123
Asset retirement obligations	—	224,180	—	224,180
Workers’ compensation obligations	—	188,180	—	188,180
Accrued postretirement benefit costs	74	1,003,180	—	1,003,254
Obligation to industry fund	—	42,571	—	42,571
Below market sales contracts acquired, noncurrent	—	316,707	—	316,707
Other noncurrent liabilities	5,236	59,521	—	64,757

Total liabilities	207,376	2,574,763	—	2,782,139
Stockholders’ equity	942,982	834,111	(936,912)	840,181

Total liabilities and stockholders’ equity	$1,150,358	$3,408,874	$(936,912)	$3,622,320

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2009
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Cash Flows From Operating Activities
Net cash provided by (used in) operating activities	$(45,370)	$84,981	$—	$39,611

Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(896)	(77,367)	—	(78,263)
Additions to advance mining royalties	—	(16,997)	—	(16,997)
Proceeds from disposal or exchange of assets	—	5,513	—	5,513
Proceeds from notes receivable	—	11,000	—	11,000
Other	—	1,154	—	1,154

Net cash used in investing activities	(896)	(76,697)	—	(77,593)

Cash Flows From Financing Activities
Proceeds from equity offering, net of costs	89,077	—	—	89,077
Long-term debt payments	—	(5,905)	—	(5,905)
Proceeds from employee stock purchases	2,036	—	—	2,036
Short-term debt payments	(23,000)	—	—	(23,000)
Intercompany transactions	2,770	(2,770)	—	—

Net cash provided by (used in) financing activities	70,883	(8,675)	—	62,208

Net increase (decrease) in cash and cash equivalents	24,617	(391)	—	24,226
Cash and cash equivalents at beginning of period	1,957	915	—	2,872

Cash and cash equivalents at end of period	$26,574	$524	$—	$27,098

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2008
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Cash Flows From Operating Activities
Net cash provided by (used in) operating activities	$(37,126)	$100,552	$—	$63,426

Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(3,137)	(118,251)	—	(121,388)
Additions to advance mining royalties	—	(11,981)	—	(11,981)
Investment in joint ventures	—	(16,365)	—	(16,365)
Cash acquired in business combination	—	21,015	—	21,015
Acquisitions	—	(9,566)	—	(9,566)
Proceeds from disposal or exchange of assets	—	2,077	—	2,077
Other	—	(2,457)	—	(2,457)

Net cash used in investing activities	(3,137)	(135,528)	—	(138,665)

Cash Flows From Financing Activities
Long-term debt payments	—	(2,684)	—	(2,684)
Convertible notes proceeds	200,000	—	—	200,000
Termination of Magnum debt facility	—	(136,816)	—	(136,816)
Deferred financing costs	(10,906)	—	—	(10,906)
Common stock issuance fees	(1,468)	—	—	(1,468)
Proceeds from employee stock purchases	1,002	—	—	1,002
Short-term debt borrowings	23,000	—	—	23,000
Intercompany transactions	(174,902)	174,902	—	—

Net cash provided by financing activities	36,726	35,402	—	72,128

Net increase (decrease) in cash and cash equivalents	(3,537)	426	—	(3,111)
Cash and cash equivalents at beginning of period	5,494	489	—	5,983

Cash and cash equivalents at end of period	$1,957	$915	$—	$2,872

PATRIOT COAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2007
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
	(Dollars in thousands)

Cash Flows From Operating Activities
Net cash provided by (used in) operating activities	$1,362	$(81,061)	$—	$(79,699)

Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(5,021)	(50,573)	—	(55,594)
Additions to advance mining royalties	—	(3,964)	—	(3,964)
Acquisitions	—	(47,733)	—	(47,733)
Proceeds from disposal or exchange of assets	—	29,426	—	29,426
Net change in receivables from former affiliates	—	132,586	—	132,586

Net cash provided by (used in) investing activities	(5,021)	59,742	—	54,721

Cash Flows From Financing Activities
Long-term debt payments	—	(8,358)	—	(8,358)
Contribution from former parent	30,000	13,647	—	43,647
Deferred financing costs	(4,726)	—	—	(4,726)
Intercompany transactions	(16,121)	16,121	—	—

Net cash provided by financing activities	9,153	21,410	—	30,563

Net increase in cash and cash equivalents	5,494	91	—	5,585
Cash and cash equivalents at beginning of period	—	398	—	398

Cash and cash equivalents at end of period	$5,494	$489	$—	$5,983

PROSPECTUS

PATRIOT COAL CORPORATION

COMMON STOCK •  PREFERRED STOCK •  DEBT SECURITIES •  WARRANTS •  PURCHASE CONTRACTS •  UNITS

We, or a selling security holder, may offer from time to time, in one or more series, any one or any combination of the following:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants;

•	purchase contracts; and

•	units.

The debt securities may be guaranteed by our subsidiaries identified in this prospectus.

The common stock of Patriot Coal Corporation is traded on the New York Stock Exchange under the symbol “PCX.”

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

You should read this prospectus and the applicable prospectus supplement, as well as the risks contained, or described in the documents incorporated by reference, in this prospectus and the accompanying prospectus supplement, before you invest.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 26, 2010

We are responsible for the information contained in or incorporated by reference in this prospectus. We, and any selling security holder, have not authorized anyone to provide you with different information and we take no responsibility for other information others may give you. We, and any selling security holder, are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless the context indicates otherwise, all references in this report to Patriot, the Company, us, we, or our include Patriot Coal Corporation and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we, or a selling security holder, may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we, or a selling security holder, may offer. Each time we, or a selling security holder, sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

We are a leading producer of thermal coal in the eastern United States, with operations and coal reserves in Appalachia and the Illinois Basin, our operating segments. We are also a leading United States producer of metallurgical quality coal. Our principal business is the mining, preparation and sale of thermal coal, also known as steam coal, for sale primarily to electric utilities and metallurgical coal, for sale to steel mills and independent coke producers. Our operations consist of fourteen mining complexes, which include company-operated mines, contractor-operated mines and coal preparation facilities. The Appalachia and Illinois Basin segments consist of our operations in West Virginia and Kentucky, respectively. We control approximately 1.8 billion tons of proven and probable coal reserves. Our proven and probable coal reserves include metallurgical coal and medium and high Btu thermal coal, with low, medium and high sulfur content.

We ship coal to electric utilities, industrial users, steel mills and independent coke producers. In the first three months of 2010, we sold 7.6 million tons of coal, of which 78% was sold to domestic electric utilities and industrial customers and 22% was sold to domestic and global steel and coke producers. In 2009, we sold 32.8 million tons of coal, of which 83% was sold to domestic electric utilities and industrial customers and 17% was sold to domestic and global steel and coke producers. Coal is shipped via various company-owned and third-party loading facilities, multiple rail and river transportation routes and ocean-going vessels.

We typically sell coal to utility and steel-making customers under contracts with terms of one year or more. We currently have 32 million tons and 17 million tons of our 2010 and 2011 coal sales, respectively, committed and sold at fixed or escalating prices.

Effective October 31, 2007, Patriot was spun off from Peabody Energy Corporation (Peabody). The spin-off was accomplished through a dividend of all outstanding shares of Patriot, resulting in Patriot becoming a separate, public company traded on the New York Stock Exchange (symbol PCX).

On July 23, 2008, Patriot completed the acquisition of Magnum Coal Company (Magnum). Magnum was one of the largest coal producers in Appalachia, operating eight mining complexes with production from surface and underground mines and controlling more than 600 million tons of proven and probable coal reserves. Magnum’s results are included as of the date of the acquisition.

Our principal executive offices are located at 12312 Olive Boulevard, Suite 400, St. Louis, Missouri, 63141 and our telephone number is (314) 275-3600. We maintain a website at www.patriotcoal.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

THE GUARANTORS

The guarantors of the debt securities may include the following companies, each of which is a direct or indirect wholly-owned subsidiary or limited partnership of Patriot Coal Corporation:

Affinity Mining Company	Kanawha River Ventures II, LLC
Apogee Coal Company, LLC	Kanawha River Ventures III, LLC
Appalachia Mine Services, LLC	KE Ventures, LLC
Beaver Dam Coal Company, LLC	Little Creek LLC
Big Eagle Rail, LLC	Logan Fork Coal Company
Big Eagle LLC	Magnum Coal Company LLC
Black Stallion Coal Company, LLC	Magnum Coal Sales LLC
Black Walnut Coal Company	Martinka Coal Company, LLC
Bluegrass Mine Services, LLC	Midland Trail Energy LLC
Brook Trout Coal, LLC	Midwest Coal Resources II, LLC
Catenary Coal Company, LLC	Mountain View Coal Company, LLC
Central States Coal Reserves of Kentucky, LLC	New Trout Coal Holdings II, LLC
Charles Coal Company, LLC	North Page Coal Corp.
Cleaton Coal Company	Ohio County Coal Company, LLC
Coal Clean LLC	Panther LLC
Coal Properties, LLC	Patriot Coal Company, L.P.
Coal Reserve Holding Limited Liability Company No. 2	Patriot Coal Sales LLC
Colony Bay Coal Company	Patriot Leasing Company LLC
Cook Mountain Coal Company, LLC	Patriot Midwest Holdings, LLC
Coyote Coal Company LLC	Patriot Trading LLC
Dakota LLC	Patriot Ventures LLC
Day LLC	Pine Ridge Coal Company, LLC
Dixon Mining Company, LLC	Pond Creek Land Resources, LLC
Dodge Hill Holding JV, LLC	Pond Fork Processing LLC
Dodge Hill Mining Company, LLC	Remington Holdings LLC
Dodge Hill of Kentucky, LLC	Remington II LLC
Eastern Associated Coal, LLC	Remington LLC
Eastern Coal Company, LLC	Rivers Edge Mining, Inc.
Eastern Royalty, LLC	Robin Land Company, LLC
Grand Eagle Mining, Inc.	Sentry Mining, LLC
HCR Holdings, LLC	Snowberry Land Company
Heritage Coal Company LLC	Speed Mining LLC
Highland Mining Company, LLC	Sterling Smokeless Coal Company, LLC
Highwall Mining LLC	TC Sales Company, LLC
Hillside Mining Company	The Presidents Energy Company LLC
Hobet Mining, LLC	Thunderhill Coal LLC
Indian Hill Company	Trout Coal Holdings, LLC
Infinity Coal Sales, LLC	Union County Coal Co., LLC
Interior Holdings, LLC	Viper LLC
IO Coal LLC	Weatherby Processing LLC
Jarrell’s Branch Coal Company	Wildcat, LLC
Jupiter Holdings LLC	Winchester LLC
Kanawha Eagle Coal, LLC	Winifrede Dock Limited Liability Company
Kanawha River Ventures I, LLC	Yankeetown Dock, LLC

If so provided in a prospectus supplement, each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain limitations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

(a)	Current Reports on Form 8-K filed on January 5, 2010, January 6, 2010, January 7, 2010, February 23, 2010 (two 8-Ks), March 3, 2010, March 4, 2010 (with respect to Item 1.01 only), March 8, 2010 (two 8-Ks), March 9, 2010, March 16, 2010 and April 26, 2010 (two 8-Ks);

(b) Annual Report on Form 10-K for the year ended December 31, 2009;

(c) Definitive Proxy Statement on Schedule 14A filed on April 1, 2010; and

(d) Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

You may also request copies of our filings, free of charge, by telephone at (314) 275-3680 or by mail at: Patriot Coal Corporation, 12312 Olive Boulevard, St. Louis, Missouri 63141, attention: Investor Relations.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our business, including, among other things:

•	price volatility and demand, particularly in higher margin products;

•	geologic, equipment and operational risks associated with mining;

•	changes in general economic conditions, including coal, power and steel market conditions;

•	availability and costs of competing energy resources;

•	regulatory and court decisions including, but not limited to, those impacting permits issued pursuant to the Clean Water Act;

•	environmental laws and regulations and changes in the interpretation or enforcement thereof, including those affecting our operations and those affecting our customers’ coal usage;

•	developments in greenhouse gas emission regulation and treatment, including any development of commercially successful carbon capture and storage techniques or market-based mechanisms, such as a cap-and-trade system, for regulating greenhouse gas emissions;

•	coal mining laws and regulations;

•	labor availability and relations;

•	the outcome of pending or future litigation;

•	changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations;

•	changes to contribution requirements to multi-employer retiree healthcare and pension plans;

•	reductions of purchases or deferral of shipments by major customers;

•	availability and costs of credit, surety bonds and letters of credit;

•	customer performance and credit risks;

•	inflationary trends, including those impacting materials used in our business;

•	worldwide economic and political conditions;

•	downturns in consumer and company spending;

•	supplier and contract miner performance, and the availability and cost of key equipment and commodities;

•	availability and costs of transportation;

•	difficulty in implementing our business strategy;

•	our ability to replace proven and probable coal reserves;

•	the outcome of commercial negotiations involving sales contracts or other transactions;

•	our ability to respond to changing customer preferences;

•	our dependence on Peabody Energy for a significant portion of our revenues;

•	failure to comply with debt covenants;

•	the effects of mergers, acquisitions and divestitures, including our ability to successfully integrate mergers and acquisitions;

•	weather patterns affecting energy demand;

•	competition in our industry;

•	interest rate fluctuation;

•	wars and acts of terrorism or sabotage;

•	impact of pandemic illness; and

•	other factors, including those discussed in Legal Proceedings, set forth in Part I, Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2009 and in Part II, Item 1 of our Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the documents incorporated by reference. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in, or contemplated or implied by our forward-looking statements. We do not undertake any obligation (and expressly disclaim any such obligation) to update or revise the forward-looking statements, except as required by federal securities laws.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks described below. Additional risks, including those that relate to any particular securities we offer, may be included in a prospectus supplement that we authorize from time to time.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of the risks described below. The market or trading price of our securities could decline due to any of the risks described below. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our securities to decline.

Risk Factors Relating to Our Business

A decline in coal prices could reduce our revenues and the value of our coal reserves.

Our results of operations are dependent upon the prices we charge for our coal as well as our ability to maximize productivity and control costs. Declines in the prices we receive for our coal could adversely affect our operating results and our ability to generate the cash flows we require to fund our existing operations and obligations, improve our productivity and reinvest in our business. The prices we receive for coal depend upon numerous factors beyond our control, including coal and power market conditions, weather patterns affecting energy demand, competition in our industry, availability and costs of competing energy resources, worldwide economic and political conditions, economic strength and political stability in the U.S. and countries in which we have customers, the outcome of commercial negotiations involving sales contracts or other transactions, customer performance and credit risk, availability and costs of transportation, our ability to respond to changing customer preferences, reductions of purchases by major customers, and legislative and regulatory developments, including new environmental regulations affecting the use of coal, such as mercury and carbon dioxide-related limitations. Any material decrease in demand would cause coal prices to decline and require us to decrease costs in order to maintain our margins.

Any change in coal consumption patterns, in particular by U.S. electric power generators or global steel producers, could result in a decrease in the use of coal by those consumers, which could result in lower prices for our coal, a reduction in our revenues and an adverse impact on our earnings and the value of our coal reserves.

Thermal coal accounted for approximately 78% of our coal sales volume during the three months ended March 31, 2010 and approximately 83%, 79% and 77% of our coal sales volume during the years ended December 31, 2009, 2008 and 2007, respectively. The majority of our sales of thermal coal were to U.S. electric power generators. The amount of coal consumed for U.S. electric power generation is affected primarily by the overall demand for electricity; the location, availability, quality and price of competing fuels for power such as natural gas, nuclear, fuel oil and alternative energy sources such as wind and hydroelectric power; technological developments; limitations on financings for coal-fueled power plants and governmental regulations, including increasing difficulties in obtaining permits for coal-fueled power plants and more burdensome restrictions in the permits received for such facilities. In addition, the increasingly stringent requirements of the Clean Air Act or other laws and regulations, including tax credits that have been or may be provided for alternative energy sources and renewable energy mandates that have been or may be imposed on utilities, may result in more electric power generators shifting away from coal-fueled generation, the closure of existing coal-fueled plants and the building of more non-coal fueled electrical generating sources in the future. All of the foregoing could reduce demand for our coal, which could reduce our revenues, earnings and the value of our coal reserves.

Weather patterns can greatly affect electricity generation. Extreme temperatures, both hot and cold, cause increased power usage and, therefore, increased generating requirements from all sources. Mild temperatures, on the other hand, result in lower electrical demand. Accordingly, significant changes in weather patterns impact the demand for our coal.

Overall economic activity and the associated demands for power by industrial users can also have significant effects on overall electricity demand. Deterioration in U.S. electric power demand would reduce the demand for our thermal coal and could impact the collectability of our accounts receivable from electric utility customers.

Metallurgical coal accounted for approximately 22% of our coal sales volume during the three months ended March 31, 2010 and approximately 17%, 21% and 23% of our coal sales volume during the years ended December 31, 2009, 2008 and 2007, respectively. A significant portion of our sales of metallurgical coal was to the U.S. steel industry. The majority of our metallurgical coal production is priced annually, and as a result, a decrease in near term metallurgical coal prices could decrease our profitability. The recent global recession resulted in decreased demand worldwide for steel and electricity. Deterioration in global steel production reduced the demand for our metallurgical coal, resulting in customer deferrals and cancellations of deliveries during 2009. In addition, the steel industry relies on electric arc furnaces or pulverized coal processes to make steel. These processes do not use furnace coke, an intermediate product produced from metallurgical coal. Therefore, growth in future steel production may not represent increased demand for metallurgical coal. If the demand or pricing for metallurgical coal decreases in the future, the amount of metallurgical coal we sell and prices that we receive for it could decrease, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves.

Because we sell substantially all of our coal to electric utilities and steel producers, our business and results of operations are closely linked to the global demand for electricity and steel production. Historically, global demand for basic inputs, including for electricity and steel production, has decreased during periods of economic downturn. The recent recession created economic uncertainty, and electric utilities and steel producers responded by decreasing production.

Any downward pressure on coal prices, whether due to increased use of alternative energy sources, changes in weather patterns, decreases in overall demand or otherwise, would reduce our revenues and likely adversely impact our earnings and the value of our coal reserves. Additionally, if the current global recession results in sustained decreases in the global demand for electricity and steel production, our financial condition, results of operations and cash flows could be materially and adversely affected.

Increased competition both within the coal industry, and outside of it, such as competition from alternative fuel providers, may adversely affect our ability to sell coal, and any excess production capacity in the industry could put downward pressure on coal prices.

The coal industry is intensely competitive both within the industry and with respect to other fuel sources. The most important factors with which we compete are price, coal quality and characteristics, transportation costs from the mine to the customer and reliability of supply. Our principal competitors include Alpha Natural Resources, Inc., Arch Coal, Inc., CONSOL Energy, Inc., International Coal Group, Inc., James River Coal Company, Massey Energy Company and Peabody Energy Corporation. We also compete directly with all other Central Appalachian coal producers, as well as producers from other basins including Northern and Southern Appalachia, the western U.S. and the Interior U.S., and foreign countries, including Colombia, Venezuela, Australia and Indonesia.

Depending on the strength of the U.S. dollar relative to currencies of other coal-producing countries, coal from such origins could enjoy cost advantages that we do not have. Several domestic coal-producing regions have lower-cost production than Central Appalachia, including the Powder River Basin in Wyoming. Coal with lower delivered costs shipped east from western coal mines and from offshore sources can result in increased competition for coal sales in regions historically sourced from Appalachian producers.

During the mid-1970s and early 1980s, a growing coal market and increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in production capacity in excess of market demand throughout the industry. We could experience decreased profitability if future coal production is consistently greater than coal demand. Increases in coal prices could encourage the development of expanded coal producing capacity in the U.S. and abroad. Any resulting overcapacity from existing or new competitors could reduce coal prices and, therefore, our revenue and profitability.

We also face competition from renewable energy providers, like biomass, wind and solar, and other alternative fuel sources, like natural gas and nuclear. Should renewable energy sources become more competitively priced, which may be more likely to occur given the federal tax incentives for alternative fuel sources that are already in place and that may be expanded in the future, or sought after as an energy substitute for fossil fuels, the demand for such fuels may adversely impact the demand for coal. Existing fuel sources also compete directly with coal. For example, weak natural gas prices in 2009 caused some utilities to dispatch their natural gas-fueled plants instead of their coal-fueled plants.

Our operations are subject to geologic, equipment and operational risks, including events beyond our control, which could result in higher operating expenses and/or decreased production and sales and adversely affect our operating results.

Our coal mining operations are conducted in underground and surface mines. The level of our production at these mines is subject to operating conditions and events beyond our control that could disrupt operations, affect production and the cost of mining at particular mines for varying lengths of time and have a significant impact on our operating results. Adverse operating conditions and events that coal producers have experienced in the past include changes or variations in geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit; mining and processing equipment failures and unexpected maintenance problems; adverse weather and natural disasters, such as snowstorms, ice storms, heavy rains and flooding; accidental mine water inflows; and unexpected suspension of mining operations to prevent, or due to, a safety accident, including fires and explosions from methane and other sources.

If any of these conditions or events occur in the future at any of our mines or affect deliveries of our coal to customers, they may increase our cost of mining, delay or halt production at particular mines, or negatively impact sales to our customers either permanently or for varying lengths of time, which could adversely affect our results of operations, cash flows and financial condition. We cannot assure you that these risks would be fully covered by our insurance policies.

Both our Federal and Panther longwalls encountered some adverse geologic conditions in 2009, but significantly less than the difficulties encountered in 2008. The improved production in 2009 reflects the benefits of mine plan adjustments made in late 2008 to minimize the impact of difficult geology.

In both March and February 2010, we announced that active mining operations at our Federal mine were temporarily suspended upon discovering potentially adverse atmospheric conditions in the mine. Our Federal mine is currently operational.

In addition, the geological characteristics of underground coal reserves in Appalachia and the Illinois Basin, such as rock intrusions, overmining, undermining and coal seam thickness, make these coal reserves complex and costly to mine. As mines become depleted, replacement reserves may not be mineable at costs comparable to those characteristic of the depleting mines. These factors could materially and adversely affect the mining operations and the cost structures of our mining complexes and customers’ willingness to purchase our coal.

A prolonged shortage of skilled labor and qualified managers in our operating regions could pose a risk to labor productivity and competitive costs and could adversely affect our profitability.

Efficient coal mining using modern techniques and equipment requires skilled laborers with mining experience and proficiency as well as qualified managers and supervisors. In recent years, a shortage of experienced coal miners and managers in Appalachia and the Illinois Basin has at times negatively impacted our production levels and increased our costs. A prolonged shortage of experienced labor could have an adverse impact on our productivity and costs and our ability to expand production in the event there is an increase in the demand for our coal, which could adversely affect our profitability.

We could be negatively affected if we fail to maintain satisfactory labor relations.

As of March 31, 2010, Patriot had approximately 3,700 employees. Approximately 52% of the employees at company operations were represented by an organized labor union and they generated approximately 51% of the sales volume for the three months ended March 31, 2010 and 46% of the sales volume for the year ended December 31, 2009. Relations with our employees and, where applicable organized labor, are important to our success. Union labor is represented by the UMWA under labor agreements which expire December 31, 2011. Our represented workers work at various sites in Appalachia and at the Highland complex in the Illinois Basin.

Due to the increased risk of strikes and other work-related stoppages that may be associated with union operations in the coal industry, our competitors who operate without union labor may have a competitive advantage in areas where they compete with our unionized operations. If some or all of our current non-union operations or those of third party contract miners were to become organized, we could incur an increased risk of work stoppages.

Our ability to operate our company effectively could be impaired if we lose key personnel or fail to attract qualified personnel.

We manage our business with a number of key personnel, the loss of a number of whom could have a material adverse effect on us. In addition, as our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. We cannot be certain that key personnel will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on us.

If our business does not generate sufficient cash for operations, we may not be able to repay borrowings under our revolving credit facility or fund other liquidity needs, and the amount of our indebtedness could affect our ability to grow and compete.

Our ability to pay principal and interest on our debt and to refinance our debt, if necessary, will partially depend upon our operating performance. Our business may not generate sufficient cash flows from operations, and future borrowings may not be available to us under our revolving credit facility or otherwise in an amount sufficient to enable us to repay any borrowings under any of our obligations or to fund our other liquidity needs. We also have significant lease and long-term royalty obligations. Our ability to meet our debt, lease and royalty obligations will depend upon our operating performance, which will be affected by economic conditions and a variety of other business factors, many of which are beyond our control.

The amount of our indebtedness, as well as the recent global recession, could have significant consequences, including, but not limited to: (i) limiting our ability to pay principal on our obligations; (ii) limiting our ability to refinance the revolver under our revolving credit facility, which expires October 2011, or our convertible debt, which matures on May 31, 2013, on commercially reasonable terms, or terms acceptable to us or at all; (iii) limiting our ability to obtain additional financing to fund capital expenditures, future acquisitions, working capital or other general corporate requirements; (iv) placing us at a competitive disadvantage with competitors with lower amounts of debt or more advantageous financing options; and (v) limiting our flexibility in planning for, or reacting to, changes in the coal industry. Any inability by us to obtain financing in the future on favorable terms could have a negative effect on our results of operations, cash flows and financial condition.

In April 2010, we received commitments to amend and restate our revolving credit facility to, among other things, extend the maturity date and adjust capacity, pending the realization of certain events. See our 8-K filed the date hereof.

Our operations may depend on the availability of additional financing and access to funds under our revolving credit facility.

We expect to have sufficient liquidity to support the development of our business. In the future, however, we may require additional financing for liquidity, capital requirements and growth initiatives. We are dependent on our ability to generate cash flows from operations and to borrow funds and issue securities in the capital markets to maintain and expand our business. We may need to incur debt on terms and at interest rates that may not be as favorable as they have been.

Our current revolving credit facility is comprised of a group of lenders, each of which has severally agreed to make loans to us under the facility. Currently each of these lenders has met its individual obligation; however, based on the recent instability related to financial institutions we can make no assurances that all future obligations will be met. A failure by one or more of the participants to meet its obligation in the future could have a materially adverse impact on our liquidity, results of operations and financial condition.

In late 2008 and early 2009, the credit markets experienced extreme volatility and disruption. Any inability by us to obtain financing in the future on favorable terms could have a negative effect on our results of operations, cash flows and financial condition.

In April 2010, we received commitments to amend and restate our revolving credit facility to, among other things, extend the maturity date and adjust capacity, pending the realization of certain events. See our 8-K filed the date hereof.

Failure to obtain or renew surety bonds in a timely manner and on acceptable terms could affect our ability to secure reclamation and employee-related obligations, which could adversely affect our ability to mine coal.

U.S. federal and state laws require us to secure certain of our obligations relating to reclaiming land used for mining, paying federal and state workers’ compensation, and satisfying other miscellaneous obligations. The primary method for us to meet those obligations is to provide a third-party surety bond or letters of credit. As of March 31, 2010, we had outstanding surety bonds and letters of credit aggregating $516.6 million, of which $231.0 million was for post-mining reclamation, $201.1 million related to workers’ compensation obligations, $50.5 million was for retiree health obligations, $10.3 million was for coal lease obligations and $23.7 million was for other obligations (including collateral for surety companies and bank guarantees, road maintenance and performance guarantees). These bonds are typically renewable on an annual basis and the letters of credit are available through our revolving credit facility.

As of December 31, 2009, Arch Coal, Inc. (Arch) held surety bonds of $93.3 million related to properties acquired by Patriot in the Magnum acquisition, of which $91.7 million related to reclamation. As a result of the acquisition, we are required to post letters of credit in Arch’s favor in phases, measured on six-month intervals, ending February 2011 for the amount of our accrued reclamation liabilities related to those certain properties. As of December 31, 2009, our accrued reclamation liabilities related to those certain properties were approximately $33.1 million, for which we currently have approximately $16.5 million of letters of credit posted in Arch’s favor. Peabody guarantees certain of our workers’ compensation obligations which totaled $152.1 million at December 31, 2009, with the U.S. Department of Labor (DOL). We may be required to either post letters of credit in Peabody’s favor for up to $152.1 million if Peabody continues to guarantee this obligation or post our own surety directly with the DOL by July 2011.

The recent economic recession and volatility and disruption in the credit markets could result in surety bond issuers deciding not to continue to renew the bonds or to demand additional collateral upon those renewals. Our failure to maintain, or inability to acquire, surety bonds or to provide a suitable alternative would have a material adverse effect on us. That failure could result from a variety of factors including lack of availability, higher expense or unfavorable market terms of new surety bonds, restrictions on the availability of collateral for current and future third-party surety bond issuers under the terms of our revolving credit facility and the exercise by third-party surety bond issuers of their right to refuse to renew the surety.

We could be adversely affected by a decline in the creditworthiness or financial condition of our customers.

A significant portion of our revenues is generated through sales to a marketing affiliate of Peabody, and we supply coal to Peabody on a contract basis so Peabody can meet its commitments under customer agreements in existence prior to the spin-off sourced from our operations. Our remaining sales are made directly to electric utilities, industrial companies and steelmakers.

Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. Our customer base has changed with deregulation as some utilities have sold their power plants to their non-regulated affiliates or third parties. These new power plant owners or other customers may have credit ratings that are below investment grade. If the creditworthiness of our customers declines significantly and customers fail to stay current on their payments, our business could be adversely affected.

As of March 31, 2010, we had $136.3 million in notes receivable outstanding from a single counterparty, arising out of the sale of coal reserves and surface land. Each of these notes contains a cross-collaterization provision secured primarily by the underlying coal reserves and surface land.

In addition, many companies are struggling to maintain their business given the current economic conditions. If our customers are significantly and negatively impacted by the current economic conditions, or by other business factors, our results of operations and financial condition could be materially adversely affected.

Prolonged global recessionary conditions could adversely affect our financial condition and results of operations.

Because we sell substantially all of our coal to electric utilities and steel producers, our business and results of operations are closely linked to global demand for electricity and steel production. Historically, global demand for basic inputs, including electricity and steel production, has decreased during periods of economic downturn. Prolonged decreases in global demand for electricity and steel production, could adversely affect our financial condition and results of operations.

The recent downturn in the domestic and international financial markets has created economic uncertainty and raised the risk of prolonged global recessionary conditions. During the downturn, as the demand for coal declined, certain of our thermal and metallurgical coal customers delayed shipments or requested deferrals pursuant to existing long-term coal supply agreements. Other customers may, in the future, seek to delay shipments or request deferrals under existing agreements. Customer deferrals, if agreed to, could affect the amount of revenue we recognize in a certain period and could adversely affect our results of operations and liquidity if we do not receive equivalent value from such customers and we are unable to sell committed coal at the contracted prices under our existing coal supply agreements.

Additionally, certain of our contracts establish prices and terms that allow us to expect relatively higher levels of profitability than other contracts, assuming both we and our customer perform under the terms of these agreements. To the extent we or a customer do not fully perform under one of these relatively more profitable contracts, our results of operations and operating profit in the reporting period during which such non performance occurs would be materially and adversely affected.

A decrease in the availability or increase in costs of key supplies, capital equipment or commodities used in our mining operations could decrease our profitability.

Our purchases of some items of underground mining equipment are concentrated with one principal supplier. Further, our coal mining operations use significant amounts of steel, diesel fuel, explosives and tires. Steel is used in roof control for roof bolts that are required for the room-and-pillar method of mining. If the cost of any of these inputs increases significantly, or if a source for such mining equipment or supplies was unavailable to meet our replacement demands, our profitability could be reduced.

Failures of contractor-operated sources to fulfill the delivery terms of their contracts with us could reduce our profitability.

Within our normal mining operations, we utilize third party sources for some coal production, including contract miners, to fulfill deliveries under our coal supply agreements. Approximately 20% of our total sales volume for the three months ended March 31, 2010 and 23% of our total sales volume for the year ended December 31, 2009 was attributable to third-party contractor-operated mines. Certain of their mines have experienced adverse geologic conditions, escalated operating costs and/or financial difficulties that have made their delivery of coal to us at the contracted price difficult or uncertain and, in many instances, these costs have been passed along to us. Our profitability or exposure to loss on transactions or relationships such as these is dependent upon a variety of factors, including the availability and reliability of the third-party supply; the price and financial viability of the third-party supply; our obligation to supply coal to our customers in the event that adverse geologic conditions restrict deliveries from our suppliers; our willingness to reimburse temporary cost increases experienced by third-party coal suppliers; our ability to pass on temporary cost increases to customers; our ability to substitute, when economical, third-party coal sources with internal production or coal purchased in the market; and other factors.

Fluctuations in transportation costs, the availability or reliability of transportation facilities and our dependence on a single rail carrier for transport from certain of our mining complexes could affect the demand for our coal or temporarily impair our ability to supply coal to our customers.

Coal producers depend upon rail, barge, truck, overland conveyor, ocean-going vessels and port facilities to deliver coal to customers. While our coal customers typically arrange and pay for transportation of coal from the mine or port to the point of use, disruption of these transportation services because of weather-related problems, infrastructure damage, strikes, lock-outs, lack of fuel or maintenance items, transportation delays, lack of rail or port capacity or other events could temporarily impair our ability to supply coal to customers and thus could adversely affect our results of operations, cash flows and financial condition.

Transportation costs represent a significant portion of the total cost of coal for our customers, and the cost of transportation is an important factor in a customer’s purchasing decision. Increases in transportation costs, including increases resulting from emission control requirements and fluctuations in the price of diesel fuel and demurrage, could make coal a less competitive source of energy when compared to alternative fuels such as natural gas, or could make Appalachian and/or Illinois Basin coal production less competitive than coal produced in other regions of the U.S. or abroad.

Significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country and from abroad. Coordination of the many eastern loading facilities, the large number of small shipments, terrain and labor issues all combine to make shipments originating in the eastern U.S. inherently more expensive on a per ton-mile basis than shipments originating in the western U.S. Historically, high coal transportation rates from the western coal producing areas into Central Appalachian markets limited the use of western coal in those markets. However, a decrease in rail rates from the western coal producing areas to markets served by eastern U.S. producers could create major competitive challenges for eastern producers. Increased competition due to changing transportation costs could have an adverse effect on our business, financial condition and results of operations.

Coal produced at certain of our mining complexes is transported to our customers by a single rail carrier. If there are significant disruptions in the rail services provided by that carrier or if the rail rates rise significantly, then costs of transportation for our coal could increase substantially. Additionally, if there are disruptions of the transportation services provided by the railroad and we are unable to find alternative transportation providers to ship our coal, our business and profitability could be adversely affected.

Our future success depends upon our ability to develop our existing coal reserves and to acquire additional reserves that are economically recoverable.

Our recoverable reserves decline as we produce coal. We have not yet applied for the permits required or developed the mines necessary to use all of our proven and probable coal reserves that are economically recoverable. Furthermore, we may not be able to mine all of our proven and probable coal reserves as profitably as we do at our current operations. Our future success depends upon our conducting successful exploration and development activities and acquiring properties containing economically recoverable proven and probable coal reserves. Our current strategy includes using our existing properties and increasing our proven and probable coal reserves through acquisitions of leases and producing properties.

Our planned mine development projects and acquisition activities may not result in significant additional proven and probable coal reserves and we may not have continuing success developing additional mines. A substantial portion of our proven and probable coal reserves is not located adjacent to current operations and will require significant capital expenditures to develop. In order to develop our proven and probable coal reserves, we must receive various governmental permits. We make no assurances that we will be able to obtain the governmental permits that we would need to continue developing our proven and probable coal reserves.

Our mining operations are conducted on properties owned or leased by us. We may not be able to negotiate new leases from private parties or obtain mining contracts for properties containing additional proven and probable coal reserves or maintain our leasehold interest in properties on which mining operations are not commenced during the term of the lease.

Inaccuracies in our estimates of economically recoverable coal reserves could result in lower than expected revenues, higher than expected costs or decreased profitability.

We base our proven and probable coal reserve information on engineering, economic and geological data assembled and analyzed by our staff, which includes various engineers and geologists, and outside firms. The reserve estimates as to both quantity and quality are annually updated to reflect production of coal from the reserves and new drilling or other data received. There are numerous uncertainties inherent in estimating quantities and qualities of and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions relating to geological and mining conditions, relevant historical production statistics, the assumed effects of regulation and taxes, future coal prices, operating costs, mining technology improvements, development costs and reclamation costs.

For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of coal reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our proven and probable coal reserves may vary materially from estimates. These estimates, thus, may not accurately reflect our actual coal reserves. Any inaccuracy in our estimates related to our proven and probable coal reserves could result in lower than expected revenues, higher than expected costs or decreased profitability.

As our coal supply agreements expire, our revenues and operating profits could be negatively impacted if we are unable to extend existing agreements or enter new long-term supply agreements due to competition, changing coal purchasing patterns or other variables.

As our coal supply agreements expire, we will compete with other coal suppliers to renew these agreements or to obtain new sales. If we cannot renew these coal supply agreements with our customers or find alternate customers willing to purchase our coal, our revenue and operating profits could suffer. We continue to supply coal to Peabody under contracts that existed at the date of spin-off. Contracts with Peabody to purchase coal sourced from our operations accounted for 19% of our revenues for the three months ended March 31, 2010. Contracts with Peabody to purchase coal sourced from our operations accounted for 22% and 20% of our revenues for the years ended December 31, 2009 and 2008, respectively.

Our customers may decide not to extend existing agreements or enter into new long-term contracts or, in the absence of long-term contracts, may decide to purchase fewer tons of coal than in the past or on different terms, including under different pricing terms. The global recession has resulted in decreased demand worldwide for steel and electricity. This decrease in demand may cause our customers to delay negotiations for new contracts and/or request lower pricing terms. Furthermore, uncertainty caused by laws and regulations affecting electric utilities could deter our customers from entering into long-term coal supply agreements. Some long-term contracts contain provisions for termination due to environmental changes if these changes prohibit utilities from burning the contracted coal. To the degree that we operate outside of long-term contracts, our revenues are subject to pricing in the spot market that can be significantly more volatile than the pricing structure negotiated through a long-term coal supply agreement. This volatility could adversely affect the profitability of our operations if spot market pricing for coal is unfavorable.

In most of the contract price adjustment provisions, failure of the parties to agree on price adjustments may allow either party to terminate the contract. Coal supply agreements typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during the duration of specified events beyond the control of the affected party. Most of our coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as heat value, sulfur content, ash content, chlorine content, hardness and ash fusion temperature in the case of thermal coal. Failure to meet these specifications could result in economic penalties, including price adjustments, purchasing replacement coal in a higher priced open market, the rejection of deliveries or termination of the contracts.

Many agreements also contain provisions that permit the parties to adjust the contract price upward or downward for specific events, including inflation or deflation, and changes in the laws regulating the timing, production, sale or use of coal. Moreover, a limited number of these agreements permit the customer to terminate the contract if transportation costs, which are typically borne by the customer, increase substantially or in the event of changes in regulations affecting the coal industry, that increase the price of coal beyond specified amounts.

Any defects in title of leasehold interests in our properties could limit our ability to mine these properties or could result in significant unanticipated costs.

We conduct a significant part of our mining operations on properties that we lease. These leases were entered into over a period of many years by certain of our predecessors and title to our leased properties and mineral rights may not be thoroughly verified until a permit to mine the property is obtained. Our right to mine some of our proven and probable coal reserves may be materially adversely affected if there were defects in title or boundaries. In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we may in the future have to incur unanticipated costs, which could adversely affect our profitability.

The covenants in our revolving credit facility and other debt indentures impose restrictions that could limit our operational and financial flexibility.

The revolving credit facility contains certain customary covenants, including financial covenants limiting our total indebtedness (maximum leverage ratio of 2.75) and requiring minimum EBITDA (as defined in the revolving credit facility) coverage of interest expense (minimum interest coverage ratio of 4.0), as well as certain limitations on, among other things, additional debt, liens, investments, acquisitions and capital expenditures, future dividends, common stock repurchases and asset sales. Compliance with debt covenants may limit our ability to draw on our revolving credit facility. In addition, the indenture for our convertible notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to our stockholders.

In April 2010, we received commitments to amend and restate our revolving credit facility to, among other things, extend the maturity date and adjust capacity, pending the realization of certain events. See our 8-K filed the date hereof.

The ownership and voting interest of Patriot stockholders could be diluted as a result of the issuance of shares of our common stock to the holders of convertible notes upon conversion.

The issuance of shares of our common stock upon conversion of the convertible notes could dilute the interests of Patriot’s existing stockholders. The convertible notes are convertible at the option of the holders during the period from issuance to February 15, 2013 into a combination of cash and shares of our common stock, unless we elect to deliver cash in lieu of the common stock portion. The number of shares of our common stock that we may deliver upon conversion will depend on the price of our common stock during an observation period as described in the indenture. Specifically, the number of shares deliverable upon conversion will increase as the common stock price increases above the conversion price of $67.67 per share during the observation period. The maximum number of shares that we may deliver is 2,955,560. However, if certain fundamental changes occur in our business that are deemed “make-whole fundamental changes” as defined by the indenture, the number of shares deliverable on conversion may increase, up to a maximum amount of 4,137,788 shares. These maximum amounts, the conversion rate and conversion price are subject to adjustment for certain dilutive events, such as a stock split or a distribution of a stock dividend.

The net share settlement feature of our convertible notes may have adverse consequences on our liquidity.

We will pay an amount in cash equal to the aggregate principal portion of our convertible notes calculated as described under the indenture for the convertible notes. Because we must settle at least a portion of the conversion obligation with regard to the convertible notes in cash, the conversion of our convertible notes may significantly reduce our liquidity.

Peabody and its shareholders who received Patriot shares at the time of the spin-off could be subject to material amounts of taxes if the spin-off is determined to be a taxable transaction.

On September 26, 2007, Peabody received a ruling from the Internal Revenue Service (IRS) to the effect that the spin-off qualified as a tax-free transaction under Section 355 of the Code. The IRS did not rule on whether the spin-off satisfied certain requirements necessary to obtain tax-free treatment under Section 355 of the Code. Therefore, in addition to obtaining the ruling from the IRS, Peabody received a favorable opinion from Ernst & Young LLP as to the satisfaction of these qualifying conditions required for the application of Section 355 to the spin-off. Ernst & Young LLP’s tax opinion is not binding on the IRS or the courts.

The letter ruling and the Ernst & Young LLP opinion relied on certain representations, assumptions and undertakings, including those relating to the past and future conduct of our business, and neither the letter ruling nor the Ernst & Young LLP opinion would be valid if such representations, assumptions and undertakings were incorrect. Moreover, the letter ruling did not address all of the issues that are relevant to determining whether the distribution would qualify for tax-free treatment. Notwithstanding the letter ruling and the Ernst & Young LLP opinion, the IRS could determine that the distribution should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings that were included in the request for the letter ruling are false or have been violated or if it disagrees with the conclusions in the Ernst & Young LLP opinion that are not covered by the letter ruling. If, notwithstanding the letter ruling and opinion, the spin-off is determined to be a taxable transaction, Peabody shareholders who received Patriot shares at the time of the spin-off and Peabody could be subject to material amounts of taxes.

Patriot could be liable to Peabody for adverse tax consequences resulting from certain change in control transactions and therefore could be prevented from engaging in strategic or capital raising transactions.

Peabody could recognize taxable gain if the spin-off is determined to be part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in either Peabody or Patriot. Under the Code, any acquisitions of Peabody or Patriot within the four-year period beginning two years before the date of the spin-off are presumed to be part of such a plan unless they are covered by at least one of several mitigating rules established by IRS regulations. Nonetheless, a merger, recapitalization or acquisition, or issuance or redemption of Patriot common stock after the spin-off could, in some circumstances, be counted toward the 50% change of ownership threshold. The tax separation agreement precludes Patriot from engaging in some of these transactions unless Patriot first obtains a tax opinion acceptable to Peabody or an IRS ruling to the effect that such transactions will not result in additional taxes. The tax separation agreement further requires Patriot to indemnify Peabody for any resulting taxes regardless of whether Patriot first obtains such opinion or ruling. As a result, Patriot may not be able to engage in strategic or capital raising transactions that stockholders might consider favorable, or to structure potential transactions in the manner most favorable to Patriot.

Although not required pursuant to the terms of the tax separation agreement, in connection with the execution of the Magnum merger agreement, Patriot obtained an opinion dated April 2, 2008 from Ernst & Young LLP to the effect that the issuance of the Patriot common stock pursuant to the merger agreement would not result in an acquisition of a 50% or greater interest in Patriot within the meaning of Sections 355(d)(4) and (3)(4)(A) of the Code.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.

Terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the U.S. or its allies, or military or trade disruptions affecting our customers or the economy as a whole may materially adversely affect our operations or those of our customers. As a result, there could be delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. Any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Environmental and Other Regulation

Recent increased focus by regulatory authorities on the effects of surface coal mining on the environment, the disposal of mining spoil material and surface coal mining permitting may materially adversely affect us.

Section 404 of the Clean Water Act requires mining companies to obtain Army Corps of Engineers (ACOE) permits to place material in streams for the purpose of creating slurry ponds, water impoundments, refuse areas, valley fills or other mining activities. As is the case with other coal mining companies operating in Appalachia, our construction and mining activities, including certain of our surface mining operations, frequently require Section 404 permits. ACOE issues two types of permits pursuant to Section 404 of the Clean Water Act: “nationwide” (or general) and “individual” permits. Nationwide permits are issued to streamline the permitting process for dredging and filling activities that have minimal adverse environmental impacts. Regulators are considering prohibiting the use of nationwide permits for surface coal mining in Appalachia. The issuance of permits to construct valley fills and refuse impoundments under Section 404 of the Clean Water Act, has been the subject of many recent court cases and increased regulatory oversight, including the recent issuance of new water quality guidelines, resulting in permitting delays that are expected to cause a delay in or even prevent the opening of new mines. See Item 1. Regulatory Matters of our Annual Report on Form 10-K for the year ended December 31, 2009 for additional description of Section 404 of the Clean Water Act.

It is unknown what future changes will be implemented to the permitting review and issuance process or to other aspects of surface mining operations, but the increased regulatory focus, future laws and judicial decisions and any other future changes could materially and adversely affect all coal mining companies operating in Appalachia, including us. In particular, we will incur additional permitting and operating costs and we could be unable to obtain new permits or maintain existing permits and we could incur fines, penalties and other costs, any of which could materially adversely affect our business. If surface coal mining methods are limited or prohibited, it could significantly increase our operational costs and make it more difficult to economically recover a significant portion of our reserves. In the event that we cannot increase the price we charge for coal to cover the higher production costs without reducing customer demand for our coal, there could be a material adverse effect on our financial condition and results of operations. In addition, increased public focus on the environmental, health and aesthetic impacts of surface coal mining could harm our reputation and reduce demand for coal.

Recent developments related to the regulation of surface coal mining operations could make it more difficult or increase our costs to receive new permits to mine coal in Appalachia.

In March 2010, the U.S. Environmental Protection Agency (EPA) proposed a veto of a federal Clean Water Act permit held by another coal mining company for a surface mine in Appalachia. In explaining its position, the EPA cited significant and irreversible damage to wildlife and fishery resources and severe degradation of water quality caused by mining pollution. If the EPA’s proposed action is finalized, the permit will be invalidated. While our operations are not directly impacted, this could be an indication that other surface mining water permits could be subject to more substantial review in the future.

On April 1, 2010 the EPA issued comprehensive guidance to provide clarification as to the water quality standards that should apply when reviewing Clean Water Act permit applications for Appalachian surface coal mining operations and of the EPA’s roles and expectations, in coordinating with their federal and state partners, to assure more consistent, effective and timely compliance by Appalachian surface coal mining operations with the provisions of the Clean Water Act, National Environmental Policy Act, and the Environmental Justice Executive Order. This guidance establishes threshold conductivity levels to be used as a basis for evaluating compliance with narrative water quality standards. Conductivity is a measure that reflects levels of salt, sulfides and other chemical constituents present in water. In order to obtain federal Clean Water Act permits for surface coal mining in Appalachia, as defined in the guidance, applicants must perform an evaluation to determine if a reasonable potential exists that the proposed mining would cause a violation of water quality standards, including narrative standards. The EPA Administrator has stated that these water quality standards may be difficult for most surface mining operations to meet. Additionally, the guidance contains requirements for avoidance and minimization of environmental impacts, mitigation of mining impacts, consideration of the full range of potential impacts on the environment, human health, and communities, including low-income or minority populations, and provision of meaningful opportunities for public participation in the permit process. In the future, to obtain necessary permits, we and other mining companies will be required to meet these requirements. We have begun to incorporate these new requirements into some of our current permit applications, however there can be no guarantee that we will be able to meet these or any other new standards with respect to our future permit applications.

The U.S. Department of the Interior is also actively considering establishing, in the context of new permit applications under the Surface Mining Control and Reclamation Act (SMCRA), new standards for restoring mountaintops affected by surface mining, removing the rights of states to revise or grant exemptions to federal restoration standards and developing a federal definition of “material damage” to be used in the context of existing watershed area protections. It is also considering requiring surface mining companies to collect more information on the environmental health of watersheds near their operations, to monitor conditions before and after mining, and to change or close operations if unpermitted damage to the watersheds occurs.

We are currently evaluating the impact of these recent developments on our current and future surface mining operations. These developments may make it more difficult or increase our costs to obtain future or maintain existing permits necessary to perform our surface mining operations, which could adversely affect our financial conditions, results of operations and cash flows.

Like many of our competitors, we cannot always completely comply with permit restrictions relating to the discharge of selenium into surface water, which has led to court challenges and related orders and settlements, has required us to pay fines and penalties, and may require us to incur other significant costs and may be difficult to resolve on a timely basis given current technology.

Selenium is a naturally occurring element that is encountered in earthmoving operations. The extent of selenium occurrence varies depending upon site specific geologic conditions. Selenium is encountered globally in coal mining, phosphate mining and agricultural operations. In coal mining applications, selenium can be discharged to surface water when mine tailings are exposed to rain and other natural elements. Selenium effluent limits are included in permits issued to us and other coal mining companies. Some of our permits have currently effective limits on the selenium that can be discharged, and other permits have limits that will be effective in the future.

Despite our extensive efforts, we have been unable to identify a treatment system that can remove selenium sustainably, consistently and uniformly under all variable conditions experienced at our mining operations. Moreover, the potential solutions to address selenium discharges that we, and our consultants, have evaluated to date have not proven to be feasible, particularly at larger scale operations, due to a range of problems concerning technological and other issues. Accordingly, we cannot currently meet the selenium discharge limits applicable to our operations.

A federal court ordered Apogee Coal Company, LLC (Apogee) and Hobet Mining, LLC (Hobet), two of our subsidiaries, to develop and implement treatment plans relating to the outfalls governed by their permits, or to show cause of their inability to do so. In addition, as a result of a lawsuit filed by the West Virginia Department of Environmental Protection (WVDEP) in state court in West Virginia, Hobet has entered into a settlement agreement with the WVDEP that required Hobet to pay fines and penalties with respect to past violations of selenium limitations under four NPDES permits and to study potential treatments to address the selenium discharges.

As a result of the above, we are actively engaged in studying potential solutions to controlling selenium discharges and we have been installing test treatment facilities at various permitted outfalls. Because the levels and frequency of selenium discharges at any given outfall will be different, the solution for each outfall may be very different and a variety of solutions will therefore ultimately be required. The potential solutions identified to date, some of which have been provided to the federal court in West Virginia, have not proven to be effective and otherwise may not be feasible due to a range of problems concerning technological issues, prohibitive implementation costs and other issues. While we are actively continuing to explore options, there can be no assurance as to when a definitive solution will be identified and implemented. While these selenium discharge issues generally relate to historical rather than ongoing mining operations, any failure to meet the deadlines in our consent decrees and court orders or to otherwise comply with selenium limits in our permits could result in further litigation against us, an inability to obtain new permits or to maintain existing permits, the incurrence of significant and material fines and penalties or other costs and could otherwise materially adversely affect our results of operations, cash flows and financial condition.

New developments in the regulation of greenhouse gas emissions and coal ash could materially adversely affect our customers’ demand for coal and our results of operations, cash flows and financial condition.

One by-product of burning coal is carbon dioxide, which has been linked in certain studies as a contributor to climate change. Recently, legislators, including the U.S. Congress, have been considering the passage of significant new laws, such as those that would impose a nationwide cap on carbon dioxide and other greenhouse gas emissions and require major sources, including coal-fueled power plants, to obtain “emission allowances” to meet that cap, and other measures are being imposed or proposed with the ultimate goal of reducing carbon dioxide and other greenhouse gas emissions. In addition, the EPA and other regulators are using existing laws, including the federal Clean Air Act, to impose obligations, including emissions limits on carbon dioxide and other greenhouse gas emissions, on major sources, including coal-fueled power plants. Further, governmental agencies have been providing grants or other financial incentives to entities developing or selling alternative energy sources with lower levels of greenhouse gas emissions, which may lead to more competition from those subsidized entities. See Item 1. Regulatory Matters of our Annual Report on Form 10-K for the year ended December 31, 2009 for additional discussion of greenhouse gas emission regulation.

There have also been several public nuisance lawsuits brought against power, coal, oil and gas companies alleging that their operations are contributing to climate change. At least two U.S. federal appellate courts have permitted these lawsuits to proceed. The plaintiffs are seeking various remedies, including punitive and compensatory damages and injunctive relief. Global treaties are also being considered that place restrictions on carbon dioxide and other greenhouse gas emissions.

A well publicized failure in December 2008 of a coal ash slurry impoundment maintained by the Tennessee Valley Authority has led to new legislative and regulatory proposals that, if enacted, may impose significant obligations on us or our customers. The EPA has indicated that it plans to proceed in developing regulations to address the management of coal ash.

These current, potential and any future international, federal, state, regional or local laws, regulations or court orders addressing greenhouse gas emissions and/ or coal ash will likely require additional controls on coal-fueled power plants and industrial boilers and may cause some users of coal to close existing facilities, reduce construction of new facilities or switch from coal to alternative fuels. These ongoing and future developments may have a material adverse impact on the global supply and demand for coal, and as a result could materially adversely affect our results of operations, cash flows and financial condition. Even in the absence of future developments, increased awareness of, and any adverse publicity regarding, greenhouse gas emissions and coal ash disposal associated with coal and coal-fueled power plants could affect our customers’ reputation and reduce demand for coal.

Our mining operations are extensively regulated, which imposes significant costs on us, and future regulations or violations of regulations could increase those costs or limit our ability to produce coal.

Federal and state authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, the protection of the environment, plants and wildlife, reclamation and restoration of mining properties after mining is completed, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. Federal and state authorities inspect our operations, and given a recent accident at a competitor’s underground mine in Central Appalachia and related announcements by government authorities, we anticipate a significant increase in the frequency and scope of these inspections. Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state and/or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. In addition, significant legislation mandating specified benefits for retired coal miners affects our industry.

In response to the accident mentioned above, federal and West Virginia authorities have announced special inspections of coal mines for, among other safety concerns, the accumulation of coal dust and the proper ventilation of gases such as methane. Certain of these inspections have already occurred. In addition, both the federal government and the state of West Virginia have announced that they are considering changes to mine safety rules and regulations, which could potentially result in or require additional or enhanced safety equipment, more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements.

In late January 2010, the U.S. Attorney’s office and the State of West Virginia began investigations relating to one or more of our employees regarding falsified readings of certain atmospheric conditions at our Federal No. 2 mine. We are investigating this matter internally and we have terminated one employee. The terminated employee subsequently admitted to falsifying inspection records and is cooperating with the U.S. Attorney’s office. On April 21, 2010, we received a federal subpoena requesting methane detection systems equipment used at our Federal No. 2 mine since July 2008 and the results of tests performed on the equipment since that date.

The costs, liabilities and requirements associated with addressing the outcome of inspections and complying with these environmental, health and safety requirements are often significant and time-consuming and may delay commencement or continuation of exploration or production. New or revised legislation or administrative regulations (or new judicial or administrative interpretations or enforcement of existing laws and regulations), including proposals related to the protection of the environment or employee health and safety that would further regulate and tax the coal industry and/or users of coal, may also require us or our customers to change operations significantly or incur increased costs, which may materially adversely affect our mining operations and our cost structure. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use. Additionally, the Mine Safety and Health Administration (MSHA) may order the temporary closure of mines in the event of certain violations of safety rules. Our customers may challenge our issuance of force majeure notices in connection with such closures. If these challenges are successful, we could be obligated to make up lost shipments, to reimburse customers for the additional costs to purchase replacement coal, or, in some cases, to terminate certain sales contracts. These factors could have a material adverse effect on our results of operations, cash flows and financial condition.

Our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could result in material liabilities to us.

Certain of our current and historical coal mining operations have used hazardous materials and, to the extent that such materials are not recycled, they could become hazardous waste. We may be subject to claims under federal and state statutes and/or common law doctrines for toxic torts and other damages, as well as for natural resource damages and for the investigation and remediation of soil, surface water, groundwater, and other media under laws such as CERCLA, commonly known as Superfund. Such claims may arise, for example, out of current or former conditions at sites that we own or operate currently, as well as at sites that we and companies we acquired owned or operated in the past, and at contaminated sites that have always been owned or operated by third parties. Liability may be without regard to fault and may be strict, joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share.

We maintain coal slurry impoundments at a number of our mines. Such impoundments are subject to extensive regulation. Structural failure of an impoundment can result in extensive damage to the environment and natural resources, such as streams or bodies of water and wildlife, as well as related personal injuries and property damages which in turn can give rise to extensive liability. Some of our impoundments overlie areas where some mining has occurred, which can pose a heightened risk of failure and of damages arising out of failure. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for fines and penalties. In addition, the EPA administrator has publicly called for more inspections of coal slurry impoundments.

These and other similar unforeseen impacts that our operations may have on the environment, as well as exposures to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could adversely affect us.

We are involved in legal proceedings that if determined adversely to us, could significantly impact our profitability, financial position or liquidity.

We are involved in various legal proceedings that arise in the ordinary course of business. Some of the lawsuits seek fines or penalties and damages in very large amounts, or seek to restrict our business activities. In particular, we are subject to legal proceedings relating to our receipt of and compliance with permits under the Clean Water Act and SMCRA and to other legal proceedings relating to environmental matters involving current and historical operations and ownership of land. It is currently unknown what the ultimate resolution of these proceedings will be, but the costs of resolving these proceedings could be material, and could result in an obligation to change our operations in a manner that could have an adverse effect on us. See Item 3. Legal Proceedings of our Annual Report on Form 10-K for the year ended December 31, 2009 and Part II,

Item 1. Legal Proceedings of our Quarterly Report on Form 10-Q for the three months ended March 31, 2010 for a full description of our environmental claims and litigation.

Recent healthcare legislation could adversely affect our financial condition and results of operations.

In March 2010, the Patient Protection and Affordable Care Act (PPACA) was enacted, potentially impacting our costs to provide healthcare benefits to our eligible active and certain retired employees and workers’ compensation benefits related to occupational disease resulting from coal workers’ pneumoconiosis (black lung disease). The PPACA has both short-term and long-term implications on benefit plan standards. Implementation of this legislation is planned to occur in phases, with plan standard changes taking effect beginning in 2010, but to a greater extent with the 2011 benefit plan year and extending through 2018.

In the short term, our healthcare costs could increase due to raising the maximum age for covered dependents to receive benefits, changes to benefits for occupational disease related illnesses, the elimination of lifetime dollar limits per covered individual and restrictions of annual dollar limits per covered individual, among other standard requirements. In the long term, our healthcare costs could increase due to a tax on “high cost” plans (excise tax) and the elimination of annual dollar limits per covered individual, among other standard requirements.

Approximately 52% of our employees at our company operations were represented by an organized labor union at March 31, 2010. The healthcare benefits that we provide to our represented employees and retirees are stipulated by law and by labor agreements, which expire December 31, 2011. Healthcare benefit changes required by the healthcare legislation will be included in any new labor agreements.

We are currently analyzing this legislation to determine the full extent of the impact of the required plan standard changes on our employee healthcare plans and the resulting costs. Beginning in 2018, the PPACA will impose a 40% excise tax on employers to the extent that the value of their healthcare plan coverage exceeds certain dollar thresholds. We anticipate that certain government agencies will provide additional regulations or interpretations concerning the application of this excise tax. Until these regulations or interpretations are published, it is impractical to reasonably estimate the impact of the excise tax on our future healthcare costs or postretirement benefit obligation. Accordingly, as of March 31, 2010, we have not made any changes to our assumptions used to determine our postretirement benefit obligation. With the exception of the excise tax, we do not believe any other plan standard changes will be significant to our future healthcare costs for eligible active employees and our postretirement benefit obligation for certain retired employees. However, we will need to continue to evaluate the impact of the PPACA in future periods as additional information and guidance becomes available.

While we anticipate that costs to provide healthcare to eligible active employees and certain retired employees will increase in future years, it is uncertain at this time how significant the increase will be. It is unknown what future changes will be implemented to the healthcare legislation, but the current legislation and any future laws could materially affect the cost to provide healthcare benefits for all employers, including us.

The PPACA also amended previous legislation related to coal workers’ pneumoconiosis, providing automatic extension of awarded lifetime benefits to surviving spouses and providing changes to the legal criteria used to assess and award claims. We were able to evaluate the impact of these changes to our current population of beneficiaries and claimants, resulting in an estimated $11.5 million increase to our obligation. As of March 31, 2010, we recorded this estimate as an increase to our workers’ compensation liability and a decrease to our actuarial gain included in “Accumulated other comprehensive loss” on our balance sheet and will adjust the amortization of the actuarial gain on a prospective basis beginning in the second quarter of 2010. As of March 31, 2010, we were not able to estimate the impact of this legislation on our obligations related to future claims due to uncertainty around the number of claims that will be filed and how impactful the new award criteria will be to these claim populations.

If our assumptions regarding our likely future expenses related to employee benefit plans are incorrect, then expenditures for these benefits could be materially higher than we have assumed.

We provide post-retirement health and life insurance benefits to eligible union and non-union employees. We calculated the total accumulated postretirement benefit obligation according to the guidance provided by U.S. accounting standards. We estimated the present value of the obligation to be $1.2 billion as of March 31, 2010. We have estimated these unfunded obligations based on actuarial assumptions described in the notes to our consolidated financial statements. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher.

Due to our participation in multi-employer pension plans and statutory retiree healthcare plans, we may have exposure that extends beyond what our obligations would be with respect to our employees.

Certain of our subsidiaries participate in two defined benefit multi-employer pension funds that were established as a result of collective bargaining with the UMWA pursuant to the 2007 NBCWA as periodically negotiated. These plans provide pension and disability pension benefits to qualifying represented employees retiring from a participating employer where the employee last worked prior to January 1, 1976, in the case of the UMWA 1950 Pension Plan, or after December 31, 1975, in the case of the UMWA 1974 Pension Plan. In December 2006, the 2007 NBCWA was signed, which required funding of the 1974 Pension Plan through 2011 under a phased funding schedule. The funding is based on an hourly rate for active UMWA workers. Under the labor contract, the per hour funding rate increased to $5.00 in 2010 and will increase to $5.50 in 2011. Our subsidiaries with UMWA-represented employees are required to contribute to the 1974 Pension Plan at the new hourly rates. Contributions to these funds could increase as a result of future collective bargaining with the UMWA, a shrinking contribution base as a result of the insolvency of other coal companies who currently contribute to these funds, lower than expected returns on pension fund assets or other funding deficiencies.

The 2006 Act authorized $490 million in general fund revenues to pay for certain benefits, including the healthcare costs under the Combined Fund, 1992 Benefit Plan and 1993 Benefit Plan for “orphans” who are retirees and their dependents. Under the 2006 Act, these orphan benefits will be the responsibility of the federal government on a phased-in basis through 2012. If Congress were to amend or repeal the 2006 Act or if the $490 million authorization were insufficient to pay for these healthcare costs, certain of our subsidiaries, along with other contributing employers and their affiliates, would be responsible for the excess costs. Our aggregate cash payments to the Combined Fund, 1992 Benefit Plan and 1993 Benefit Plan were $4.1 million, $17.5 million and $17.9 million during the three months ended March 31, 2010, and for the years ended December 31, 2009 and 2008, respectively.

We could be liable for certain retiree healthcare obligations assumed by Peabody in connection with the spin-off.

In connection with the spin-off, a Peabody subsidiary assumed certain retiree healthcare obligations of Patriot and its subsidiaries having a present value of $665.0 million as of December 31, 2009. These obligations arise under the Coal Act, the 2007 NBCWA and predecessor agreements and a subsidiary’s salaried retiree healthcare plan.

Although the Peabody subsidiary is obligated to pay such obligations, certain Patriot subsidiaries also remain jointly and severally liable for the Coal Act obligations, and secondarily liable for the assumed 2007 NBCWA obligations and retiree healthcare obligations for certain participants under a subsidiary’s retiree healthcare plan. As a consequence, Patriot’s recorded retiree healthcare obligations and related cash costs could increase substantially if the Peabody subsidiary would fail to perform its obligations under the liability assumption agreements. These additional liabilities and costs, if incurred, could have a material adverse effect on our results of operations, cash flows and financial condition.

We have significant reclamation and mine closure obligations. If the assumptions underlying our accruals are inaccurate, we could be required to expend greater amounts than anticipated.

SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining, as well as most aspects of deep mining. We calculated the total estimated reclamation and mine-closing liabilities in accordance with authoritative guidance. Estimates of our total reclamation and mine-closing liabilities are based upon permit requirements and our engineering expertise related to these requirements. As of March 31, 2010, we had accrued reserves of $126.8 million for reclamation liabilities and an additional $121.9 million for mine closure costs, including medical benefits for employees and water treatment due to mine closure. The estimate of ultimate reclamation liability is reviewed annually by our management and engineers. The estimated liability could change significantly if actual costs or timing vary from assumptions, if the underlying facts change or if governmental requirements change significantly.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges presented below should be read together with the financial statements and the notes accompanying them and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2010, incorporated by reference into this prospectus. For purposes of the computation of the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations before adjustment for noncontrolling interests in a consolidated subsidiary and income from equity investees plus fixed charges and distributed income of equity investees. Fixed charges consist of interest expense on all indebtedness plus the interest component of lease rental expense.

	Three Months		Three Months
	Ended		Ended		Year Ended		Year Ended		Year Ended		Year Ended		Year Ended
	March 31,		March 31,		December 31,		December 31,		December 31,		December 31,		December 31,
	2010		2009		2009		2008		2007		2006		2005

Ratio of earnings to fixed charges	1.4	x	3.8	x	3.5	x	5.4	x(1)	N/A	(2)	1.9	x	2.7	x

(1)	The ratio of earnings to fixed charges for the year ended December 31, 2008 has been adjusted to reflect the retrospective application of authoritative guidance.

(2)	Earnings were insufficient to cover fixed charges by $102.5 million for the year ended December 31, 2007.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we will use all or a portion of the net proceeds from the sale of our securities offered by this prospectus and the prospectus supplement for general corporate purposes. General corporate purposes may include repayment of other debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term or revolving debt until they are used for their stated purpose. We will not receive any proceeds from the sale of securities by any selling security holder.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation (“Certificate of Incorporation”), our by-laws (“By-Laws”), the Rights Agreement dated as of October 22, 2007, as amended, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (“Rights Agreement”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and By-Laws below. The summary is not complete. The Certificate of Incorporation and By-Laws are incorporated by reference in the registration statement for these securities that we have filed with the SEC and have been filed as exhibits to our 8-K filed on October 25, 2007. You should read the Certificate of Incorporation and By-Laws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), the Certificate of Incorporation and the By-Laws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares. See also “Anti-Takeover Effects of Provisions of Delaware Law and Patriot’s Charter and By-Laws.”

Patriot’s authorized capital stock consists of 100 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share. The authorized preferred shares include 1 million shares of Series A Junior Participating Preferred Stock. At the close of business on March 31, 2010, approximately 90,863,950 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The number of shares of common stock outstanding includes 1,281,293 restricted shares outstanding under our equity compensation plans, but excludes options, restricted stock units and deferred stock units granted under our equity compensation plans of up to 2,870,735 shares (as of March 31, 2010) with vesting dates prior to May 31, 2013, the maturity date of our convertible notes, which has up to 4,137,788 shares that could be delivered upon conversion of our outstanding private convertible notes. The company also has 376,670 shares reserved for our employee stock purchase plan.

Description of Common Stock

Dividends

Subject to preferences that may be applicable to any series of preferred stock, the owners of Patriot common stock may receive dividends when declared by the Board of Directors out of funds legally available for the payment of dividends. All decisions regarding the declaration and payment of dividends will be evaluated from time to time in light of Patriot’s financial condition, earnings, growth prospects, funding requirements, applicable law and other factors the Patriot Board of Directors deems relevant.

Voting Rights

Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote. Except as otherwise required by law or provided in any resolution adopted by Patriot’s Board of Directors with respect to any series of preferred stock, the holders of Patriot common stock possess all voting power. No cumulative voting rights exist. In general, all matters submitted to a meeting of stockholders, other than as described below, are decided by vote of a majority of the shares of Patriot’s common stock present in person or represented by proxy at the meeting and entitled to vote on the matter. Directors are elected by a plurality of the shares of Patriot’s common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The approval of at least 75% of the shares of Patriot’s outstanding common stock entitled to vote is necessary to approve certain actions, such as amending the provisions of Patriot’s by-laws or certificate of incorporation relating to the plurality voting standard for the election of directors, the number and manner of election and removal of directors, the classified nature of Patriot’s Board of Directors, the manner of filling vacancies thereon or prohibiting action by the stockholders by written consent, or electing a director to fill a vacancy if the stockholders’ power to do so is expressly conferred by applicable Delaware law. Other amendments to Patriot’s by-laws and certificate of incorporation, and certain extraordinary transactions (such as a merger or consolidation involving Patriot or a sale of all or substantially all of the assets of Patriot), must be approved by a majority of Patriot’s outstanding common stock entitled to vote.

Liquidation Rights

If Patriot liquidates, dissolves or winds-up its business, whether voluntarily or not, Patriot’s common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders.

Preemptive Rights

The common stock does not carry preemptive or similar rights.

Listing

Patriot’s common stock is listed on the New York Stock Exchange under the trading symbol “PCX.”

Transfer Agent and Registrar

The transfer agent and registrar for Patriot’s common stock is American Stock Transfer & Trust Company.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable Patriot’s Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Patriot by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Patriot’s management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and Patriot’s Charter and By-Laws

Delaware Law

Patriot is subject to the provisions of Section 203 of the Delaware General Corporation Law, which applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of business combination includes mergers, sales of assets, issuances of voting stock and certain other transactions. An interested stockholder is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless:

•	the Board of Directors approved the business combination before the stockholder became an interested stockholder, or the Board approved the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and other than shares held by certain employee stock plans;

•	or the Board approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

These limitations on business combinations with interested stockholders do not apply to a corporation that does not have a class of stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

The provisions of Section 203 may encourage companies interested in acquiring Patriot to negotiate in advance with Patriot’s Board of Directors because the stockholder approval requirement would be avoided if Patriot’s Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in Patriot’s Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Certificate of Incorporation; By-Laws

Patriot’s certificate of incorporation and by-laws contain provisions that could make more difficult the acquisition of Patriot by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Classes of Preferred Stock.  Under Patriot’s certificate of incorporation, Patriot’s Board of Directors has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the preferred stock, which may be greater than those of Patriot’s common stock. The effects of the issuance of a new series or class of preferred stock might include, among other things, restricting dividends on Patriot’s common stock, diluting the voting power of Patriot’s common stock, impairing the liquidation rights of Patriot’s common stock, or delaying or preventing a change in control of Patriot.

Removal of Directors; Filling Vacancies.  Patriot’s certificate of incorporation and by-laws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Additionally, only Patriot’s Board of Directors will be authorized to fix the number of directors and to fill any vacancies on Patriot’s Board. These provisions could make it more difficult for a potential acquirer to gain control of Patriot’s Board.

Stockholder Action.  Patriot’s certificate of incorporation and by-laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Patriot’s certificate of incorporation and by-laws provide that special meetings of stockholders can be called only by Patriot’s Chief Executive Officer or pursuant to a resolution adopted by Patriot’s Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders.

Advance Notice Procedures.  Patriot’s by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of Patriot’s Board, the chairman of the Board, or by a stockholder who has given timely written notice to the secretary of Patriot prior to the meeting at which directors are to be elected, will be eligible for election as directors. This procedure also requires that, in order to raise matters at an annual or special meeting, those matters be raised before the meeting pursuant to the notice of meeting Patriot delivers or by, or at the direction of, the chairman or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of Patriot of his intention to raise those matters at the annual meeting. If the chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting.

Classified Board of Directors.  Patriot’s certificate of incorporation provides for Patriot’s Board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of Patriot’s Board will be elected each year. Under Section 141 of the Delaware General Corporation Law, directors serving on a classified Board can only be removed for cause. The initial term of Class I directors expired in 2008, the initial term of Class II directors expired in 2009 and the initial term of Class III directors expires in 2010. After the initial term of each class, Patriot’s directors will serve three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Patriot’s Board currently consists of ten directors.

The provision for a classified board could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of Patriot’s Board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer for Patriot’s shares or otherwise attempting to obtain control of Patriot and could increase the likelihood that Patriot’s incumbent directors will retain their positions.

Amendments.  Patriot’s certificate of incorporation provides that the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares entitled to vote, voting together as a single class, is required to amend the provisions of Patriot’s certificate of incorporation relating to the prohibition of stockholder action without a meeting, the number, election and term of Patriot’s directors, the classified board and the removal of directors. Patriot’s certificate of incorporation further provides that Patriot’s by-laws may be amended by Patriot’s Board or by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, voting together as a single class.

Rights Agreement

Patriot’s Board of Directors adopted a Rights Agreement dated as of October 22, 2007, as amended. Under the rights agreement, one preferred share purchase right was issued for each outstanding share of common stock.

Purchase Price

Once the rights become exercisable, each right will entitle the registered holder to purchase from Patriot one-half of one one-hundredths of a share of Patriot’s Series A Junior Participating Preferred Stock, or preferred shares, par value $0.01 per share, at a price of $125 per one-half of one one-hundredths of a preferred share, subject to adjustment.

Flip-In

In the event that any person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of Patriot’s outstanding common stock, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise at a price equal to one-half the exercise price that number of shares of Patriot’s common stock having a market value equal to the full exercise price of the right.

Flip-Over

If Patriot is acquired in a merger or other business combination transaction or 50% or more of Patriot’s combined assets or earning power are sold after a person or group acquires beneficial ownership of 15% or more of Patriot’s outstanding common stock, each holder of a right (other than rights beneficially owned by the acquiring person, which will be void) will thereafter have the right to receive upon exercise at a price equal to one-half the exercise price that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value equal to the full exercise price of the right.

Distribution Date

The distribution date is the earlier of: (1) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of Patriot’s outstanding common stock; or (2) 10 business days (or such later date as may be determined by action of Patriot’s Board of Directors prior to such time as any person or group of affiliated persons acquires beneficial ownership of 15% or more of Patriot’s outstanding common stock) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of Patriot’s outstanding common stock.

Transfer and Detachment

Until the distribution date, the rights will be evidenced by book entry in Patriot’s direct registration system. Until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the common stock, and transfer of those shares will also constitute transfer of the rights.

Exercisability

The rights are not exercisable until the distribution date. The rights will expire at the earliest of (1) October 22, 2017, unless that date is extended, (2) the time at which Patriot redeems the rights, as described below, or (3) the time at which Patriot exchanges the rights, as described below.

Adjustments

The purchase price payable, and the number of preferred shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of stock dividends, stock splits, reclassifications, or certain distributions with respect to preferred shares. The number of outstanding rights and the number of one one-hundredths of a preferred share issuable upon exercise of each right are also subject to adjustment if, prior to the distribution date, there is a stock split of Patriot’s common stock or a stock dividend on Patriot’s common stock payable in common stock or subdivisions, consolidations or combinations of Patriot’s common stock. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price.

Preferred Shares

Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to the greater of (a) a minimum preferential quarterly dividend payment of $1.00 per share and (b) 200 times the aggregate dividend declared per share of common stock, subject to adjustment. In the event of liquidation, the holders of the preferred shares will be entitled to a preferential liquidation payment equal to the greater of (i) $100 per share plus accrued and unpaid dividends and (ii) 200 times the payment made per share of common stock. Each preferred share will have 200 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Patriot’s common stock are exchanged, each preferred share will be entitled to receive 200 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

The value of the one-half of one one-hundredths interest in a preferred share purchasable upon exercise of each right should, because of the nature of the preferred shares’ dividend, liquidation and voting rights, approximate the value of one share of Patriot’s common stock.

Exchange

At any time after any person or group acquires beneficial ownership of 15% or more of Patriot’s outstanding common stock, and prior to the acquisition by such person or group of beneficial ownership of 50% or more of Patriot’s outstanding common stock, Patriot’s Board of Directors may exchange the rights (other than rights owned by the acquiring person, which will have become void), in whole or in part, at an exchange ratio of one share of Patriot’s common stock or, in certain circumstances, a fraction of a preferred share with a market value equal to the market value of a share of common stock.

Redemption

At any time prior to any person or group acquiring beneficial ownership of 15% or more of Patriot’s outstanding common stock, Patriot’s Board of Directors may redeem the rights in whole, but not in part, at a price of $0.0005 per right. The redemption of the rights may be made effective at such time on such basis with such conditions as Patriot’s Board in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Amendments

The terms of the rights may be amended by Patriot’s Board of Directors without the consent of the holders of the rights, including an amendment to lower certain thresholds described above to not less than 10%, except that the Board may not reduce or cancel the redemption price and from and after such time as any person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of Patriot’s outstanding common stock, no such amendment may adversely affect the interests of the holders of the rights.

Rights of Holders

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Patriot’s company, including, without limitation, the right to vote or to receive dividends.

Anti-takeover Effects

The rights have certain anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire Patriot on terms not approved by Patriot’s Board of Directors, except pursuant to any offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by Patriot’s Board since the rights may be redeemed by Patriot at a nominal price prior to the time that a person or group has acquired beneficial ownership of 15% or more of Patriot’s common stock. Thus, the rights are intended to encourage persons who may seek to acquire control of Patriot to initiate such an acquisition through negotiations with Patriot’s Board. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in Patriot’s equity securities or seeking to obtain control of Patriot. To the extent any potential acquirors are deterred by the rights, the rights may have the effect of preserving incumbent management in office.

Voting and Standstill Agreement

Patriot, ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P. (together, “ArcLight Funds”), acting jointly, as stockholder representative (the “Stockholder Representative”), and certain stockholders of Magnum Coal Company (“Stockholders”) entered into a Voting and Standstill Agreement dated as of April 2, 2008 (the “Voting Agreement”).

Stockholder Nominees to the Patriot Board

Pursuant to the Voting Agreement, Patriot’s Board of Directors will appoint two nominees designated by certain former holders of Magnum Coal Company common stock, acting through the Stockholder Representative. If elected, one such nominee will serve as a Class I director and the other nominee will serve as a Class II director on Patriot’s Board of Directors. Any board nominee or replacement selected by the stockholder representative must be reasonably acceptable to the nominating and governance committee of Patriot’s Board of Directors and must, to the reasonable satisfaction of the nominating and governance committee, be an “independent director” under the New York Stock Exchange’s listing standards, disregarding certain disclosed relationships.

At such time as certain former holders of Magnum common stock own less than twenty percent (but at least ten percent) of the Patriot common stock outstanding or the ArcLight Funds own less than ten percent of the Patriot common stock outstanding, the Stockholder Representative will be entitled to one board nominee only. At such time as certain former holders of Magnum common stock own less than ten percent of the Patriot common stock outstanding, the Stockholder Representative will not be entitled to any board nominees. For purposes of the determinations under this paragraph, the number of shares of Patriot common stock “outstanding” will be deemed to be the sum of the number of shares outstanding as of April 2, 2008 plus the number of shares issued in the Magnum acquisition.

Voting Obligations of Stockholders

Pursuant to the Voting Agreement, so long as the Stockholder Representative is entitled to nominate any members to Patriot’s Board of Directors, Stockholders agree to vote all of their shares of Patriot common stock in favor of the entire slate of directors recommended for election by the Patriot Board of Directors to Patriot’s stockholders and certain Stockholders agree to vote all of their shares of Patriot common stock as recommended by Patriot’s Board of Directors in the case of (1) any stockholder proposal submitted for a vote at any meeting of Patriot’s stockholders and (2) any proposal submitted by Patriot for a vote at any meeting of Patriot’s stockholders relating to the appointment of Patriot’s accountants or a Patriot equity compensation plan.

Registration Rights Agreement

Patriot and the ArcLight Funds entered into a registration rights agreement as of July 23, 2008 which provides the ArcLight Funds with customary registration rights with respect to the shares of Patriot common stock issued to the ArcLight Funds in the Magnum merger.

Common Stock Offering

On June 16, 2009, Patriot completed a public offering of 12 million shares of common stock in a registered public offering under a pre-existing shelf registration at $7.90 per share. The net proceeds from the sale of shares, after deducting fees and commissions, were $89.1 million. The proceeds were used to repay the outstanding balance on Patriot’s revolving credit facility, with the remainder used for general corporate purposes.

Private Convertible Notes Issuance

On May 28, 2008, Patriot completed a private offering of $200 million in aggregate principal amount of 3.25% Convertible Senior Notes due 2013 (the convertible notes). Interest on the convertible notes is payable semi-annually in arrears on May 31 and November 30 of each year, beginning November 30, 2008. The convertible notes mature on May 31, 2013, unless converted, repurchased or redeemed in accordance with their terms prior to such date. The convertible notes are senior unsecured obligations and rank equally with all of the Company’s existing and future senior debt and are senior to any subordinated debt. The convertible notes are convertible into cash and, if applicable, shares of Patriot’s common stock during the period from issuance to February 15, 2013, subject to certain conditions of conversion. For a further description of the Private Convertible Notes Issuance, see “Management’s Discussion and Analysis of Financial Condition and

Results of Operations — Liquidity and Capital Resources” in our annual report on Form 10-K for the year ended December 31, 2009.

DESCRIPTION OF PREFERRED STOCK

Patriot’s certificate of incorporation authorizes Patriot’s Board of Directors, without the approval of stockholders, to fix the designation, powers, preferences and rights of one or more series of preferred stock, which may be greater than those of the common stock. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal.

The transfer agent for each series of preferred stock will be described in the prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our equity or debt securities or other rights, including rights to receive payment in cash or our securities (but not securities of third parties) based on the value, rate or price of one or more specified commodities, currencies, our securities (but not securities of third parties), or any combination of the foregoing. Warrants may be issued independently or together with any of our other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us (but not securities of third parties) or any combination thereof;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such of our securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the senior indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such of our securities (but not securities of third parties).

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between Patriot and Wilmington Trust Company, as trustee. The debt securities will constitute senior debt of Patriot. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. If so provided in a prospectus supplement, the debt securities will have the benefit of the guarantees from the guarantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefore, whether by dividends, loans or other payments, other than as expressly provided in the guarantees.

We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The debt securities will be issued in the form of global securities unless the prospectus supplement indicates otherwise. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertability provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any United States federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment interest and the maximum length of this deferral period;

•	whether and the extent that the debt securities shall be guaranteed by the guarantors and the form of any such guarantee;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

Patriot will issue under the indenture debt securities that will constitute part of the senior debt of Patriot. These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of Patriot.

Guarantees

In order to enable us to obtain more favorable interest rates and terms of payment of principal, premium (if any), other amounts (if any) and interest on the debt securities, the debt securities may (if so specified in the prospectus supplement) be guaranteed, jointly and severally by all of the guarantors pursuant to guarantees. Guarantees will not be applicable to or guarantee our obligations with respect to the conversion of the debt securities into shares of our capital stock or other securities. Each guarantee will be an unsecured obligation of each guarantor issuing such guarantee unless otherwise provided in the prospectus supplement. The first supplemental indenture provides that, in the event any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the guarantor under such guarantee will be reduced to the maximum amount (after giving effect to all other contingent and other liabilities of such guarantor) permissible under the applicable fraudulent conveyance or similar law.

Events of Default

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, here are some examples of what we mean:

(1) default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, if any, on the debt securities when due;

(3) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 30 days or more after we receive written notice from the trustee or the trustee receives notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(4) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to Patriot or any material subsidiary has occurred; or

(5) any other Events of Default set forth in the prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (4) with respect to Patriot under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may by written notice, and the trustee at the request of the holders of not less than 25% in principal amount of the outstanding debt securities of such series will, require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (4) with respect to Patriot occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration or any automatic acceleration under clause (4) described above, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 45 days after any Default occurs, give notice of the Default to the holders of the debt securities of that series, unless the Default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect the rights of any holder.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount, or extend the fixed maturity, of the debt securities, or alter or waive the redemption provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities or any guarantee;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking of the debt securities of any series;

•	release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Covenants

Consolidation, Merger or Sale of Assets

We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

•	Patriot shall be the continuing person or, if Patriot is not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•	the surviving entity will expressly assume all of our obligations under the debt securities and the indenture, and will, if required by law to effectuate the assumption, execute a supplemental indenture which will be delivered to the trustee and will be in form and substance reasonably satisfactory to the trustee;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and

•	Patriot or the surviving entity will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

If any consolidation, combination or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of Patriot under the indenture with the same effect as if such successor corporation had been named as Patriot. Except for (1) any lease or (2) any sale, assignment, conveyance, lease, transfer or other disposition to subsidiaries of Patriot, we will be discharged from all obligations and covenants under the indenture and the debt securities upon any consolidation, combination or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture.

Additional covenants will be added in the applicable prospectus supplement.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture (and any guarantor may terminate its obligation under a guarantee), when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•	all the debt securities of any series issued that have not been delivered to the trustee for cancellation will become due and payable within one year (a “Discharge”) and we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium;

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series, including with respect to any guarantee from a guarantor (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture and each guarantor’s obligations under its guarantee will terminate, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our and any guarantor’s obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•	United States Government Obligations; or

•	a combination of money and United States Government Obligations,

in each case sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•	the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Concerning our Relationship with the Trustee

Concerning the trustee and its agents, Citibank, N.A. will initially act as authenticating agent, paying agent, registrar and transfer agent for the debt securities on behalf of the trustee. We and our subsidiaries maintain ordinary banking relationships and revolving credit facilities with Citibank, N.A. and its affiliates. We do not currently have other significant financial relationships with Wilmington Trust Company or its affiliates.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities.  We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, warrants or units represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Patriot, the trustee, the warrant agents, the unit agents or any other agent of Patriot, the trustee, the warrant agents, the unit agents or any agent of an agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities being offered hereby from time to time in the following manner or any manner specified in a prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling security holders may use any one or more of the following methods when selling the securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	directly through one or more purchasers;

•	in market transactions, including, without limitation, over the counter transactions;

•	derivative transactions or transactions involving other similar instruments;

•	a combination of any of these methods of sale; or

•	any other method permitted by applicable law.

The sale price to the public may be:

•	the market price prevailing at the time of sale;

•	a price related to the prevailing market price;

•	at negotiated prices; or

•	a price the selling security holder determines from time to time.

The prospectus supplement with respect to any offering of securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had to us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended (the “Securities Act”) and describe any commissions that we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

The selling security holders may enter into hedging transactions with third parties, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling security holders may also sell the securities short and deliver the securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge the securities to brokers or dealers that in turn may sell such securities under formal purchase contracts. The selling security holders may also distribute the securities to their members, partners or shareholders.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of Patriot Coal Corporation for the year ended December 31, 2009 included in Patriot Coal Corporation’s Current Report on Form 8-K filed with the SEC on April 26, 2010, and the financial statement schedule of Patriot Coal Corporation listed in Item 15(a) and the effectiveness of Patriot Coal Corporation’s internal control over financial reporting as of December 31, 2009 appearing in Patriot Coal Corporation’s Annual Report (Form 10-K), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

A portion of the estimates of our proven and probable coal reserves referred to in this prospectus, to the extent described in this prospectus, have been prepared by Marshall Miller & Associates, Inc. and Weir International, Inc.

$250,000,000

Patriot Coal Corporation

% Senior Notes due 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

                    , 2010

Citi

BofA Merrill Lynch

Barclays Capital
Co-Managers

Natixis Bleichroeder LLC
Fifth Third Securities, Inc.
SOCIETE GENERALE
Santander
PNC Capital Markets LLC